As filed with the Securities and Exchange Commission on March 8, 2010
Registration No. 333-163581

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 5

to

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FINANCIAL ENGINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	6282	94-3250323
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

1804 Embarcadero Road
Palo Alto, California 94303
(650) 565-4900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey N. Maggioncalda
Chief Executive Officer
1804 Embarcadero Road
Palo Alto, California 94303
(650) 565-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jorge del Calvo, Esq. Davina K. Kaile, Esq. Pillsbury Winthrop Shaw Pittman LLP 2475 Hanover Street Palo Alto, CA 94304 (650) 233-4500 (650) 233-4545 facsimile	Douglas D. Smith, Esq. Stewart L. McDowell, Esq. Gibson, Dunn & Crutcher LLP 555 Mission Street, Suite 3000 San Francisco, CA 94105 (415) 393-8200 (415) 986-5309 facsimile

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Aggregate	Registration
Securities to be Registered	Registered(1)	Offering Price(2)	Fee(3)
Common Stock, $0.0001 par value per share	12,190,000	$134,090,000	$8,011

(1)	Includes shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(3)	The Registrant previously paid filing fees of $5,580 in connection with the filing of this Registration Statement on December 9, 2009 and an additional $3,241 in connection with the filing of this Registration Statement on February 22, 2010.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated March 8, 2010.

10,600,000 Shares

Common Stock

This is an initial public offering of shares of common stock of Financial Engines, Inc.

Financial Engines is offering 5,868,100 of the shares to be sold in the offering. The selling stockholders identified in this prospectus are offering an additional 4,731,900 shares. Financial Engines will not receive any of the proceeds from the sale of the shares being sold by the selling stockholders.

Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $9.00 and $11.00. Financial Engines has applied to list the common stock on The Nasdaq Global Market under the symbol “FNGN.”

See “Risk Factors” on page 15 to read about factors you should consider before buying shares of the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds, before expenses, to Financial Engines	$	$
Proceeds, before expenses, to the selling stockholders	$	$

To the extent that the underwriters sell more than 10,600,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,590,000 shares from Financial Engines at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment in New York, New York on          , 2010.

Goldman, Sachs & Co.

UBS Investment Bank

Piper Jaffray	Cowen and Company

Prospectus dated          , 2010

I don’t know where How much to find help. will I need when I retire? I don’t know how much to save. Will I have enough money to retire? We promise to give everyone the personalized, trusted retirement help they deserve. When can I retire and how much can I spend when I do? How should I invest my money? I don’t know where to start.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us. This prospectus is an offer to sell only the shares offered hereby but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including          , 2010 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscriptions.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, governmental publications, reports by market research firms or other independent sources. Some data are also based on our good faith estimates.

FINANCIAL ENGINES®, INVESTOR CENTRAL®, FINANCIAL ENGINES INVESTMENT ADVISOR®, WE MAKE IT PERSONAL®, RETIREMENT HELP FOR LIFE®, the Financial Engines logo and a sun and cloud design mark are all trademarks or service marks owned by Financial Engines, Inc., registered in the United States and other countries. In addition, Financial Engines, Inc. owns the trademarks ADVICESERVER® and FORECASTER®, registered in Japan and FINENG®, registered in Tunisia. The mark ADVICE LIGHT is also a trademark owned by Financial Engines, Inc. All other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information you should consider before investing in our common stock. You should carefully read the entire prospectus, especially the risks set forth under the heading “Risk Factors” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. Our investment advisory and management services are provided through our subsidiary, Financial Engines Advisors L.L.C., a federally registered investment adviser. References in this prospectus to “Financial Engines,” “our company,” “we,” “us” and “our” refer to Financial Engines, Inc. and its consolidated subsidiaries during the periods presented unless the context requires otherwise.

Financial Engines, Inc.

Overview

Our company was founded to address the need for independent investment advice. Traditionally, high quality, customized investment advice had been available only to large institutions and the affluent, and providing such advice to low asset balance investors had been cost-prohibitive. We believe that our advice technology platform allows us to cost-effectively service the needs of individual investors with low asset balances, many of whom are underserved by the financial services industry. We believe shifting retirement industry trends present us with an opportunity to provide independent portfolio management services, investment advice and retirement help to retirement plan participants who previously did not have access to these services.

Our Company

We are a leading provider of independent, technology-enabled portfolio management services, investment advice and retirement help to participants in employer-sponsored defined contribution retirement plans, such as 401(k) plans. We help investors plan for retirement by offering personalized plans for saving and investing, as well as by providing assessments of retirement income needs and readiness, regardless of the investor’s personal wealth or investment account size. We use our proprietary advice technology platform to provide our services to millions of retirement plan participants on a cost-efficient basis.

We target three key constituencies in the retirement plan market: plan participants (employees of companies offering 401(k) plans), plan sponsors (employers offering 401(k) plans to their employees) and plan providers (companies providing administrative services to plan sponsors). We generate revenue primarily from management fees based on the value of the assets we manage for plan participants, which we refer to as Professional Management revenue. We refer to the amount of retirement plan assets that we manage for plan participants as part of our Professional Management service as Assets Under Management, or AUM. We also generate revenue from recurring, subscription-based platform fees for access to either our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or our Online Advice service only, which we refer to collectively as platform revenue. Platform fees are paid by the plan sponsor, plan provider or the retirement plan itself, depending on the plan structure.

We offer three principal services:

•	Professional Management is a discretionary managed account service designed for plan participants who want affordable, personalized and professional portfolio management services, investment advice and retirement help from an independent investment advisor without the conflicts of interest that can arise when an advisor offers proprietary products. In some cases, we provide this service by acting as a subadvisor to a plan provider acting as the investment manager to plan participants.

•	Online Advice is a nondiscretionary Internet-based service that offers personalized advice to plan participants who wish to take a more active role in personally managing their retirement portfolios. In some cases, we provide this service by acting as a subadvisor to a plan provider acting as the investment advisor to plan participants.

•	Retirement Evaluation is a retirement readiness assessment provided to plan participants upon plan rollout and generally annually thereafter. Retirement Evaluations highlight specific risks in a plan participant’s retirement account and assess the likelihood of achieving the plan participant’s retirement income goals. The assessment also provides guidance on how to reduce these highlighted risks.

Our total revenue for 2009 was $85.0 million, compared to $71.3 million for 2008, an increase of 19%. We generated Professional Management revenue of $52.6 million for 2009, an increase of 35% from $39.0 million for 2008. We generated platform revenue of $30.0 million for 2009, an increase of 2% from $29.5 million for 2008. For the year ended December 31, 2009, we had net income of approximately $5.7 million. We have incurred net losses in each year through 2008. As of December 31, 2009, we had an accumulated deficit of approximately $157.4 million.

We target large plan sponsors across a wide range of industries. As of December 31, 2009, we had signed contracts to make our services available through 116 Fortune 500 companies and eight Fortune 20 companies. As of December 31, 2009, we were under contract to provide either our full suite of services or our Online Advice service only, through more than 760 plan sponsors with approximately 7.4 million plan participants, whose retirement savings represented more than $500 billion in assets. Within this group, we provide our full suite of services to 354 plan sponsors representing approximately 3.9 million participants and approximately $269 billion of assets in retirement plans for which we have rolled out our Professional Management service, which we refer to as Assets Under Contract, or AUC. As of December 31, 2009, we had approximately $25.7 billion in AUM, and managed the accounts of approximately 391,000 members who have delegated investment decision-making authority to us. We deliver our services to plan sponsors and plan participants primarily through existing connections with eight retirement plan providers. Based on information from Pensions and Investments, as of March 31, 2009, and from one of the plan providers, we estimate that these eight plan providers collectively service plan sponsors representing more than $1.5 trillion in plan assets, or more than 80% of the assets contained in plans with more than 10,000 participants.

The key steps associated with delivering our Professional Management service are as follows:

•	First, we sign a contract that allows us to provide our Professional Management service to the plan sponsor’s employees;

•	Second, we obtain plan and plan participant data, set up the plan on our systems and make our services available to all eligible plan participants upon completion of plan rollout;

•	Third, we deliver Retirement Evaluations and enrollment materials to plan participants; and

•	Fourth, for plan participants who elect to enroll in our Professional Management service, at which time the participant’s 401(k) assets become AUM, we allocate the plan participant’s 401(k) assets pursuant to the participant’s investment objectives and investment alternatives available.

We launched our Professional Management service in September 2004. From December 31, 2004 to December 31, 2009, we had a compound annual growth rate, or CAGR, of 90% for AUM and 92% for membership.

The following tables illustrate the increase in our AUM and membership, and the corresponding CAGR, from December 31, 2004 to December 31, 2009.

Assets Under Management	Total Members

All data are shown as of December 31 of the applicable year.

Our Market Opportunity

We believe the following key market trends will continue to drive the growth of our business and increase the value of our service offerings:

Shifting Demographics Drive a Growing Need for Retirement Assistance.  The ongoing growth in retirement assets, especially 401(k) assets, is driven in part by individuals seeking to supplement retirement funds they expect to receive from Social Security and corporate defined benefit plans. According to data contained in the Federal Reserve Board’s Survey of Consumer Finances for 2007, households headed by individuals age 45 through 64 represented 45% of all retirement account holders, but accounted for 56% of the assets in retirement accounts. Members of the Baby Boomer generation, which refers to individuals born between 1946 and 1964, will start to reach traditional retirement age in 2011. However, studies suggest that many Baby Boomers are not financially prepared to support themselves in retirement. The Employee Benefits Research Institute, or EBRI, 2009 Retirement Confidence Survey indicates that approximately 36% of workers age 45 through 54, and approximately 30% of workers age 55 or older, report total savings and investments, excluding the value of their primary residence and any defined benefit plans, of less than $10,000. Despite the increased reliance on defined contribution plans, we believe many investors are not equipped to adequately formulate an investment strategy for their retirement assets.

Growing Reliance on Defined Contribution Plans.  As employer-sponsored retirement plans shift from defined benefit plans to defined contribution plans, the responsibility for making retirement investment decisions shifts from professional pension fund managers to individual investors. Cerulli Associates estimates that private defined contribution assets, excluding Individual Retirement Accounts, or IRAs, were approximately $2.6 trillion and constituted more than 20% of total retirement assets in the United States, excluding Social Security, in 2008. According to Cerulli Associates, there were approximately 58 million active 401(k) plan participants as of December 31, 2008.

Changing Legal and Regulatory Framework.  As the burden of retirement investing shifts to the individual, we believe that there is an increasing need for assistance and guidance on how to maximize retirement wealth. However, according to a 2009 survey by Hewitt Associates, the primary reason cited by plan sponsors for not making investment advice available to employees has been the fear of increased fiduciary or legal risk. We believe the Pension Protection Act of 2006 and subsequent Department of Labor regulations can reduce these concerns by further supporting the existing foundation for professional asset management of 401(k) accounts. Adherence to these new guidelines provides specific safeguards to plan sponsors from fiduciary and legal risk.

Automatic 401(k).  As a result of the Pension Protection Act of 2006 and Department of Labor guidelines, plan sponsors are now actively seeking automatic retirement savings solutions for their employees. According to a 2009 401(k) plan survey conducted by Hewitt Associates, the percentage of employers that automatically enroll new participants has increased from 19% in 2005 to 58% in

2009. Similarly, automatic contribution escalation, where employees’ contribution rates are automatically increased over time unless the employee affirmatively elects otherwise, increased from 9% in 2005 to 44% in 2009.

Our Competitive Strengths

We believe that our market-leading position results from the following key competitive strengths:

Independent and Unconflicted Advice.  We believe that many plan participants value an investment advisor that is independent and free from potential conflicts of interests. We also believe that many plan fiduciaries similarly value making independent and unconflicted advice available to their plan participants. We do not receive differential compensation based on the investments we recommend. We offer no proprietary investment products. We are not affiliated with or controlled by any broker-dealer, registered investment company, insurance company or financial services organization. We base our investment advice on quantitative criteria applied through a computerized model that is consistently applied across plan participants, plan sponsors, plan providers and investment choices.

Proprietary Investment Advice Technology.  Our Advice Engines, which consist of our Optimization and Simulation Engines, incorporate portfolio analysis methods commonly used by large institutional investors and pioneered by our co-founder and Nobel Laureate, Professor William F. Sharpe. Our technology-based investment approach incorporates the following:

•	Our Optimization Engine allows us to make personalized investment recommendations, chosen from the investment options available within each plan, with consideration of the plan participant’s individual circumstances including investment horizon, existing investment allocations and characteristics of his or her 401(k) plan, as well as the participant’s other financial assets and risk tolerance. In addition, we provide personalized savings recommendations to help plan participants reach their retirement objectives;

•	Our Simulation Engine allows us to model the risk and return characteristics of more than 30,000 securities, including the funds and employer stocks in the plans to which we provide services, taking into consideration factors such as asset class exposures, expenses, turnover, manager performance, active management risk, stock specific risk and the security’s tax-efficiency;

•	Our Advice Engines’ ability to manage a plan participant’s employer stock holdings is an attractive feature to plan sponsors seeking to reduce the risk of fiduciary liability that can arise when employer stock is included in a 401(k) plan. The advice produced by our Advice Engines also generally reduces plan participants’ undiversified exposure to the equity risk that results from holding an overly-high concentration in employer stock; and

•	Our Advice Engines are able to provide advice that takes into consideration after-tax returns by taking into account the specific tax characteristics of securities and the tax attributes of investor households.

Scalable Technology Platform.  We believe our technology platform allows us to cost-effectively service the needs of large numbers of individual investors with low asset balances while providing sophisticated, personalized investment advice. As of December 31, 2009, approximately 45% of our Professional Management members had less than $20,000 of retirement assets in their accounts.

Significant Invested Capital.  Our services are based on our proprietary technology, which we developed over a number of years, and in which we have invested significant financial and personnel resources. We believe that any potential competitor will face significant challenges in terms of the human capital, time, money and technology required to develop a competitive offering. Furthermore, the technology interfaces that we have established with our retirement plan providers and plan sponsors are complex and would be time-consuming and costly for our plan providers and plan sponsors to replicate.

Established Relationships and Data Connections with Retirement Plan Providers.  We have built data retrieval, transaction processing and fee deduction interfaces with a number of retirement plan providers, including these eight primarily: ACS, Fidelity, Hewitt, ING, JPMorgan, Mercer, T. Rowe Price and Vanguard.

Large, Industry-Leading Retirement Plan Sponsor Clients.  We believe our brand recognition and experience serving large plan sponsors from a wide variety of industries provide us with a competitive advantage and enhance our position as an acknowledged leader in our markets. We believe that many plan sponsors that contemplate switching plan providers consider the availability of our services on alternative plan provider platforms in making their decisions. We believe that this in turn provides incentives to the plan providers to maintain ongoing relationships with Financial Engines.

Our Business Model

Recurring and Resilient Revenue Base.  We believe our business model has structural advantages that allow us to demonstrate resiliency in difficult environments. We currently serve investors with 401(k) accounts that, unlike other non-retirement investment accounts, generally receive consistent automatic contributions from participants and have adverse tax treatment on early withdrawals. We create portfolios with a diversified mix of equity and fixed income exposure designed to reduce volatility. Our contracts with plan sponsors typically have initial terms of three years and evergreen clauses that extend the initial term until terminated by either party after a specified notice period. In a given year, a significant portion of our Professional Management revenue consists of recurring revenue earned from contracts in place prior to the beginning of that year. Revenue from contracts in place as of December 31, 2008 accounted for approximately 99% of our total revenue for the year ended December 31, 2009.

While market declines may impact the value of our AUM, we believe our business model may mitigate the effects of market declines. From December 31, 2007 to December 31, 2008, our AUM declined approximately 4%. This was a challenging time for the equity markets, as shown by a decline in the S&P 500 of approximately 38% over the same period. We believe the effect on our AUM during this period was mitigated as a result of new business, ongoing participant contributions and less volatile investment performance, among other factors.

Attractive Economic Model.  We believe the scalability of our technology platform results in attractive per-member economics. We believe that our investments in technology allow us to manage existing member accounts at significantly lower costs and to add new plan sponsors and plan participants with less than pro rata incremental expenses.

Sole Access and Customer Retention.  Our business model enjoys a number of structural advantages that result in sole access to plan participants and high plan sponsor retention levels. The 354 plan sponsors representing approximately $269 billion in AUC who make available our Professional Management service have each made us the sole provider of these services to their plans. We believe this reflects the desire of plan sponsors to avoid inconsistent methodologies, to simplify choices for plan participants, and to avoid building new data connections with multiple investment advice vendors.

Since the launch of our Professional Management service in September 2004, we have retained over 96% of our plan sponsors each year. We believe this reflects the desire of plan sponsors to maintain continuous and consistent provision of investment advisory services for their employees.

Significant Growth Opportunity Within Our Existing Customer Base.  We believe our business has a significant opportunity for growth from our existing customer base. As of December 31, 2009, we had approximately $25.7 billion in AUM and approximately 391,000 members, while our Professional Management service was available to employees representing a total of approximately $269 billion in AUC and approximately 3.9 million potential members. This implies a participant enrollment rate of approximately 10.0% across all plans where Professional Management is available, including plans where enrollment campaigns are not yet concluded or have not been commenced.

Our Growth Strategy

Increase Penetration Within Our Existing Professional Management Plan Sponsors.  We plan to increase enrollment by both continuing to promote our services to participants in Active Enrollment campaigns and encouraging plan sponsors to initiate Passive Enrollment campaigns. Active Enrollment campaigns require that plan participants proactively sign up for our Professional Management service. Passive Enrollment campaigns automatically enroll some or all of a plan sponsor’s plan participants into our Professional Management service unless the individual participant declines or “opts-out” of the service. Our past experience indicates that in cases where a plan sponsor used Passive Enrollment, the enrollment rate of plan assets was higher and achieved at lower acquisition cost per member than in cases where a plan sponsor used Active Enrollment. We believe Passive Enrollment is attractive to plan sponsors due to the lower fees payable by plan participants who are passively enrolled, the fiduciary protection afforded to plan sponsors by participants having to affirmatively elect not to receive professional advice and the relatively higher number of participants likely to be enrolled and receiving professional management upon rollout. Depending on the proportion of the plan’s participants who are passively enrolled, we eliminate or reduce our platform fees, as well as reducing the fees payable by plan participants.

Enhance and Extend Our Services as Baby Boomers Enter Retirement.  We intend to expand our portfolio management, investment advisory and retirement planning services to help individual investors as they near and enter retirement. We also intend to expand our services to help members of our Professional Management program who roll over their 401(k) into an IRA account available through the plan provider and to help other individual IRA investors manage and draw down income from their IRAs. We also plan to expand our services to more fully serve the defined contribution market. We believe our established investment methodology, technology and relationships with plan providers, plan sponsors and plan participants provide us with the distribution and technological capabilities to help individuals who want ongoing, lifetime payouts from their retirement accounts.

Expand Number of Retirement Plan Sponsors.  We intend to sell our services to other plan sponsors that are not current clients but are serviced by the plan providers with which we have relationships. We may also seek to create data connections with additional plan providers to access defined contribution plans of educational institutions, non-profit organizations and government entities.

Offer Professional Management to “Online Only” Plan Sponsors.  We have an online-services-only relationship with many of our plan sponsor customers. We plan to pursue growth by seeking to convert these plan sponsors to our full Professional Management, Online Advice and Retirement Evaluation suite of services.

Risks Related to Our Business

Investing in our common stock involves substantial risk, including those risks described under the heading “Risk Factors” immediately following this summary. Our ability to execute our strategy is also subject to significant risks. Risks related to our business include, but are not limited to, fluctuations in our revenue and operating results, our reliance on fees earned on the value of assets we manage for a substantial portion of our revenue, the impact of the financial markets on our revenue and earnings, our history of losses and accumulated deficit, unanticipated delays in rollouts of our services, our ability to increase enrollment, our ability to introduce new services and accurately estimate the impact of any future services on our business, our relationships with plan providers and plan sponsors, the fees we can charge for our Professional Management service, our reliance on accurate and timely data from plan providers and plan sponsors, system failures, errors or unsatisfactory performance of our services, our reputation, our ability to protect the confidentiality of plan provider, plan sponsor and plan participant data and other privacy concerns, acquisition activity involving plan providers or plan sponsors, our ability to compete and risks associated with our fiduciary obligations. We also face risks related to complex regulations and changes in laws applicable to our business, including where we act as a subadvisor. Before you invest in our common stock, you should carefully consider all the information in this prospectus including matters set forth under the heading “Risk Factors.”

Corporate Information

We were incorporated in California in May 1996 and were reincorporated in Delaware in February 2010. Our principal executive offices are located at 1804 Embarcadero Road, Palo Alto, California 94303. Our telephone number at that location is (650) 565-4900. Our website address is www.FinancialEngines.com. Information on our website is not part of this prospectus and should not be relied upon in determining whether to make an investment decision.

Conflict of Interest; FINRA Regulations

As a result of their sale of shares in the offering, the certain investment partnership affiliates of Goldman, Sachs & Co. may collectively receive more than 5% of the net proceeds of the offering, not including underwriting compensation. As a result, Goldman, Sachs & Co. may be deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., or “Rule 2720,” as administered by the Financial Industry Regulatory Authority, or “FINRA.” This offering will therefore be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter” as defined in the rule, has participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto. Cowen and Company, LLC is assuming the responsibilities of acting as the “qualified independent underwriter” in this offering. We have agreed to indemnify Cowen and Company, LLC against liabilities incurred in connection with acting as a “qualified independent underwriter” including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Terminology

References in this prospectus to the following terms shall have the meanings set forth below:

AUC:  AUC, or Assets Under Contract, is defined as the amount of assets in retirement plans under contract for our Professional Management services that have been rolled out. Our AUC does not include assets in plans where we have signed contracts but for which we have not yet rolled out our Professional Management service. The value of assets is reported by plan providers as of various points in time and is not always updated or marked to market. Some plan participants may not be eligible for our services due to plan sponsor limitations on employees treated as insiders for purposes of securities laws or other characteristics of the plan participant. Certain securities within a plan participant’s account may be ineligible for management by us, such as employer stock subject to trading restrictions, and we do not manage or charge a fee for that portion of the account. We believe that AUC both is a useful approximation of the additional plan assets available for enrollment efforts that, if successful, result in these assets becoming AUM, and also indicates the benefit of increasing our enrollment rates since this will lead to additional AUM.

AUM:  AUM, or Assets Under Management, is defined as the amount of retirement plan assets that we manage as part of our Professional Management service. Our quarter-end AUM is the value of assets under management as reported by plan providers at or near the end of each quarter.

Enrollment Rate:  When used in reference to participant enrollment rate, enrollment rate is defined as the percentage of plan participants who use our Professional Management service across all plans in which Professional Management is available, including plans in which enrollment campaigns are not concluded or have not yet commenced.

When used in reference to asset enrollment rate, enrollment rate is defined as AUM as a percentage of AUC across all plans in which Professional Management is available, including plans in which enrollment campaigns are not concluded or have not yet commenced.

In addition to measuring enrollment in all plans that have been rolled out, we measure enrollment in plans that have been actively rolled out for at least 14 months and in plans that have been actively rolled out for at least 26 months. We consider a plan to be actively rolled out upon mailing of initial enrollment materials. We measure enrollment in plans that have been rolled out for at least 14 months and at least 26 months because we generally seek to commence annual campaigns 12 months after the start of the prior campaign, and each campaign typically lasts 45-60 days. We may not always maintain this schedule.

Members:  Members are defined as plan participants who are enrolled in our Professional Management service.

401(k) Plans:  401(k) plans collectively refer to defined contribution plans, such as 401(k), 403(b) and 457 plans, in which participants contribute a specified dollar amount into the plan on a regular basis and, upon retirement, can draw from the amount of money resulting from these contributions and the investment return earned on those contributions.

THE OFFERING

Shares of common stock offered by Financial Engines	5,868,100 Shares

Shares of common stock offered by the selling stockholders	4,731,900 Shares

Total shares of common stock offered	10,600,000 Shares

Shares of common stock to be outstanding immediately after this offering	39,505,577 Shares

Option to purchase additional shares offered by Financial Engines	1,590,000 Shares

Use of proceeds	We intend to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. See “Use of Proceeds.”

Dividend Policy	We do not currently intend to declare dividends on shares of our common stock. See “Dividend Policy.”

Risk Factors	You should carefully read the “Risk Factors” section of this prospectus for a discussion of factors that you should consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Global Market symbol	“FNGN”

The number of shares of common stock to be outstanding immediately after this offering is based on 33,088,846 shares outstanding on an as-converted basis as of December 31, 2009, and excludes:

•	11,630,440 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009, at a weighted average exercise price of $6.07 per share;

•	2,000,000 shares of common stock reserved for future issuance under our 2009 Stock Incentive Plan following the date of this offering, as well as shares originally reserved for issuance under our 1998 Stock Plan, but which may become available for awards under our 2009 Stock Incentive Plan as described below; and

•	25,000 shares reserved for future issuance under our Special Executive Restricted Stock Purchase Plan.

The number of shares to be outstanding immediately after this offering will include 456,643 shares of common stock to be issued to holders of Series E preferred stock upon the completion of this offering and 91,988 shares to be issued and sold in this offering upon the exercise of vested stock options.

Unless otherwise stated, all information in this prospectus assumes:

•	the conversion of all of our outstanding shares of preferred stock into an aggregate of 22,441,623 shares of common stock effective upon the completion of this offering, assuming a one-to-one conversion ratio of our outstanding shares of preferred stock into common stock;

•	the filing of our restated certificate of incorporation prior to the completion of this offering; and

•	no exercise of the option to purchase additional shares granted to the underwriters.

As of December 31, 2009, 1,326,788 shares remained available for future issuance under our 1998 Stock Plan. Upon the completion of this offering, no shares of our common stock will remain available for future issuance under our 1998 Stock Plan. Shares originally reserved for issuance under our 1998 Stock Plan, but which are not subject to outstanding options on the effective date of our 2009 Stock Incentive Plan, and shares subject to outstanding options under our 1998 Stock Plan on the effective date of our 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed 2,000,000, will also become available for awards under our 2009 Stock Incentive Plan.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The information set forth below should be read together with “Capitalization,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

The summary consolidated statements of operations data for the years ended December 31, 2007, 2008 and 2009 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results for the entire year.

	Year Ended December 31,
	2007	2008	2009
	(In thousands, except share and per share data)

Statements of Operations Data:
Total revenue	$63,350	$71,271	$84,982
Costs and expenses	64,849	74,310	78,198

Income (loss) from operations	(1,499)	(3,039)	6,784
Interest income (expense) and other, net	(274)	(563)	(261)

Income (loss) before income tax expense	(1,773)	(3,602)	6,523
Income tax expense	31	12	834

Net income (loss)	(1,804)	(3,614)	5,689
Less: Preferred stock dividend	—	2,362	1,082

Net income (loss) attributable to holders of common stock	$(1,804)	$(5,976)	$4,607

Net income (loss) per share attributable to holders of common stock:
Basic	$(0.19)	$(0.61)	$0.46
Diluted	$(0.19)	$(0.61)	$0.13
Shares used to compute net income (loss) per share attributable to holders of common stock:
Basic	9,427	9,767	10,106
Diluted:	9,427	9,767	34,866
Pro forma net income per share (unaudited):
Basic (1)			$0.17
Diluted (1)			$0.16
Shares used to compute pro forma net income per share (unaudited):
Basic (1)			33,005
Diluted (1)			35,401

(1)	See Note 2 to our consolidated financial statements for an explanation of the method used to calculate basic and diluted net income per share and the unaudited pro forma basic and diluted net income per share for the year ended December 31, 2009. All shares to be issued in the offering were excluded from the unaudited pro forma basic and diluted net income per share calculation since the proceeds will be used for general corporate purposes.

	As of December 31, 2009
			Pro Forma
	Actual	Pro Forma	as Adjusted
	(In thousands, unaudited)

Balance Sheet Data:
Cash and cash equivalents (1)	$20,713	$20,713	$73,386
Working capital	16,562	16,562	68,809
Total assets (1)	58,352	58,352	109,446
Bank borrowings	8,055	8,055	8,055
Total liabilities	34,086	34,086	32,933
Total stockholders’ equity (1)	24,266	24,266	76,513

	Year Ended December 31,
	2007	2008	2009
	(In thousands, unaudited)

Non-GAAP Financial Data:
Adjusted EBITDA (2)	$8,333	$8,409	$19,553
Adjusted net income (2)	2,612	3,006	11,592

Notes to Summary Balance Sheet Data and Other Data

(1)	The table above presents a summary of our balance sheet data as of December 31, 2009:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of 22,441,623 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock upon completion of this offering and 456,643 shares of common stock to be issued to holders of Series E preferred stock upon the completion of this offering; and

•	on a pro forma basis to give effect to the issuance of 22,441,623 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock upon completion of this offering and 456,643 shares of common stock to be issued to holders of Series E preferred stock upon the completion of this offering, as adjusted to further reflect the sale by stockholders of 91,988 shares of common stock to be issued upon exercise of vested stock options immediately prior to the completion of this offering with net proceeds to us of $0.3 million and the sale by us of 5,868,100 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, the mid-point of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. This amount will increase cash and cash equivalents, working capital, total assets and total stockholders’ equity by $52.7 million, $52.2 million, $51.1 million and $52.2 million, respectively.

Upon completion of the offering, each share of our preferred stock will convert into one share of our common stock in accordance with the automatic conversion provisions under Section 4 of our charter in effect upon completion of the offering. Specifically, in accordance with Section 4(b) of our charter, a majority of the outstanding shares of our Series A, Series B, Series C and Series D preferred stock, voting together as a class, and of the Series D, Series E and Series F preferred stock, each voting as a separate class, have approved the automatic conversion of each share of preferred stock into common stock on a one-for-one basis. In January 2010, our board of directors and shareholders approved the issuance of an aggregate of 456,643 shares of our common stock to holders of Series E preferred stock immediately following the closing of this offering such that each share of preferred stock, including the Series E preferred stock, would maintain a one-for-one conversion ratio to common stock. Accordingly, the same exchange ratio of 1:1 will be used for all holders of all series of preferred stock and no holders of preferred stock will increase or decrease their proportionate ownership levels relative to other owners as a result of these conversion terms except to the extent that the aggregate ownership level of holders of Series E preferred stock will increase upon the issuance of the 456,643 shares of common stock. The 456,643 shares of our common stock are included in the pro forma as adjusted and pro forma earnings per share calculations in this prospectus. These shares will be accounted for as a dividend to existing holders of Series E preferred stock when issued and will be measured at the then fair-value of the common stock.

A $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per share would increase (decrease), on a pro forma as adjusted basis, each of cash and cash equivalents, total assets and total stockholders’ equity by approximately $5.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	“Adjusted EBITDA” represents net income (loss) before interest (income) expense, net, income tax expense, depreciation, withdrawn offering expense, amortization of internal use software, direct response advertising and deferred sales commissions and stock-based compensation.

“Adjusted Net Income (Loss)” represents net income (loss) before stock-based compensation expense, net of tax, and withdrawn offering expense.

Our management uses adjusted EBITDA and adjusted net income (loss):

•	as measures of operating performance;

•	for planning purposes, including the preparation of annual budgets;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors concerning our financial performance.

Management may also consider adjusted EBITDA and adjusted net income (loss), among other factors, when determining management’s incentive compensation beginning in 2010.

We also present adjusted EBITDA and adjusted net income (loss) as supplemental performance measures because we believe that these measures provide our board of directors, management and investors with additional information to measure our performance. Adjusted EBITDA provides comparisons from period to period by excluding potential differences caused by variations in the age and book depreciation of fixed assets (affecting relative depreciation expense) and amortization of internal use software, direct response advertising and commissions, and changes in interest expense and interest income that are influenced by capital structure decisions and capital market conditions. Management also believes it is useful to exclude stock-based compensation expense from adjusted EBITDA and adjusted net income (loss) because non-cash equity grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time.

We believe adjusted EBITDA and adjusted net income (loss) are useful to investors in evaluating our operating performance because securities analysts use adjusted EBITDA and adjusted net income (loss) as supplemental measures to evaluate the overall performance of companies and we anticipate that our investor and analyst presentations after we are public will include adjusted EBITDA and adjusted net income (loss).

Adjusted EBITDA and adjusted net income (loss) are not measurements of our financial performance under U.S. GAAP and should not be considered as an alternative to net income (loss), operating loss or any other performance measures derived in accordance with U.S. GAAP, or as an alternative to cash flows from operating activities as a measure of our profitability or liquidity.

We understand that, although adjusted EBITDA and adjusted net income (loss) are frequently used by securities analysts, lenders and others in their evaluation of companies, adjusted EBITDA and adjusted net income (loss) have limitations as an analytical tool, and you should not consider them in isolation, or as a substitute for an analysis of our results as reported under U.S. GAAP. In particular you should consider:

•	Adjusted EBITDA and adjusted net income (loss) do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA and adjusted net income (loss) do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted net income (loss) does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA and adjusted net income (loss) do not reflect the non-cash component of employee compensation;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Due to either net losses before income tax expenses or the use of federal and state net operating loss carryforwards in 2007, 2008 and 2009, we had income tax payments of approximately $9,000, $150,000 and $48,000, respectively. Income tax payments will be higher if we generate net income before income tax expenses and our existing net operating loss carryforwards for federal and state income taxes of approximately $134 million and $60 million, respectively, as of December 31, 2009, have been fully utilized or expired; and

•	Other companies in our industry may calculate adjusted EBITDA and adjusted net income (loss) differently than we do, limiting their usefulness as a comparative measure.

Management compensates for the inherent limitations associated with using adjusted EBITDA and adjusted net income (loss) measures through disclosure of such limitations, presentation of our financial statements in accordance with GAAP and reconciliation of adjusted EBITDA and adjusted net income (loss) to the most directly comparable GAAP measure, net income (loss). Further, management also reviews GAAP measures and evaluates individual measures that are not included in adjusted EBITDA, such as our level of capital expenditures, equity issuance and interest expense, among other measures.

The table below sets forth a reconciliation of net income (loss) to adjusted EBITDA based on our historical results:

	Year Ended December 31,
	2007	2008	2009
	(In thousands, unaudited)

Net income (loss)	$(1,804)	$(3,614)	5,689
Interest expense, net	352	563	605
Income tax expense	31	12	834
Depreciation	1,284	1,641	1,729
Withdrawn offering expense (1)	—	3,031	—
Amortization of internal use software (2)	3,020	2,196	2,711
Amortization of direct response advertising	—	—	64
Amortization of deferred sales commissions	1,034	991	1,153
Stock-based compensation expense (3)	4,416	3,589	6,768

Adjusted EBITDA	$8,333	$8,409	$19,553

(1)	As of November 2008, we had incurred approximately $3.0 million of costs directly attributable to a planned initial public offering. These costs were being deferred until the completion of the offering. In the quarter ended December 31, 2008, these costs were charged to expense as a result of our decision in November 2008 to cease efforts to pursue an initial public offering because of the disruption in the equity capital markets and general adverse economic conditions present at that time.

(2)	Amortization of internal use software expense excluding stock-based compensation includes engineering costs associated with developing and enhancing our internal software systems as well as our advisory service platform. Associated direct development costs are capitalized and amortized using the straight-line method over their estimated lives. Costs in this area include compensation and related expenses and fees for external consulting services.

(3)	Stock-based compensation expense is included in:

	Year Ended December 31,
	2007	2008	2009
	(In thousands, unaudited)

Cost of revenue	$648	$817	$1,391
Research and development	1,134	796	1,721
Sales and marketing	1,150	1,112	1,942
General and administrative	1,434	801	1,612
Amortization of internal use software	50	63	102

Total stock-based compensation expense	$4,416	$3,589	$6,768

The table below sets forth a reconciliation of net income (loss) to adjusted net income (loss) on our historical results:

	Year Ended December 31,
	2007	2008	2009
	(In thousands, unaudited)

Net income (loss)	$(1,804)	$(3,614)	$5,689
Stock-based compensation expense, net of tax(1)	4,416	3,589	5,903
Withdrawn offering expense	—	3,031	—

Adjusted net income (loss)	$2,612	$3,006	$11,592

(1)	In 2009, we adjusted stock-based compensation at our effective tax rate of 12.8%. In 2007 and 2008, we did not adjust stock-based compensation as income taxes were minimal for each of these periods.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations or growth prospects could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth in this prospectus, including our consolidated financial statements and the related notes.

Risks Related to Our Business

Our revenue and operating results can fluctuate from period to period, which could cause our share price to fluctuate.

Our revenue and operating results have fluctuated in the past and may fluctuate from period-to-period in the future due to a variety of factors, many of which are beyond our control. Factors relating to our business that may contribute to these fluctuations include the following factors, as well as other factors described elsewhere in this prospectus:

•	a decline or slowdown of the growth in the value of financial market assets, which may reduce the value of assets we have under management and therefore our revenue and cash flows;

•	negative public perception and reputation of the financial services industry;

•	variations in expected enrollment rates for our Professional Management service;

•	unanticipated delays of anticipated rollouts of our services;

•	unanticipated changes to economic terms in contracts with plan providers or plan sponsors, including renegotiations;

•	downward pressure on fees we charge for our portfolio management, investment advisory and retirement planning services;

•	changes in laws or regulatory policy that could impact our ability to offer services to plan providers as a subadvisor;

•	failure to enter into contracts with new plan sponsors;

•	cancellations or non-renewal of existing contracts with plan providers or plan sponsors;

•	fluctuations in quarterly revenue due to changes in fees paid by Professional Management members based on performance incentives in contract terms;

•	changes in fees paid by us to plan providers for whom we are not acting as a subadvisor for data retrieval, transaction processing and fee deduction interfaces based on performance incentives in contract terms;

•	mix in plan sponsors that choose our Active Enrollment or Passive Enrollment options;

•	changes in the number of Professional Management members who withdraw all assets from their 401(k) plan, effectively terminating their relationship with us, or who decide to cancel their Professional Management program participation;

•	elimination or reduction of sponsor matching contributions into members’ 401(k) plans, which could reduce the growth rate of assets under management;

•	unanticipated changes in the timing or cost of our enrollment and member materials or mix of subadvised, advised and Passive Enrollment materials sent to our Professional Management members and postage costs;

•	unanticipated delays in recognizing revenue based on timing of meeting specified milestones under contracts with customization and consulting services; and

•	changes in our pricing policies or the pricing policies of our competitors to which we have to adapt.

As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future revenue or operating performance.

We have an accumulated deficit and have incurred net losses in the past. We may incur net losses in the future.

As of December 31, 2009, we had an accumulated deficit of approximately $157.4 million. We have incurred net losses in each year through 2008. We may continue to incur net losses in the future.

A substantial portion of our revenue is based on fees earned on the value of assets we manage. Our revenue and earnings could suffer if the financial markets experience a downturn or a slowdown in growth that reduces the value, or slows the growth, of our Assets Under Management.

We derive a significant and growing portion of our revenue from asset management fees based on the assets in the retirement accounts we manage, which we refer to as Assets Under Management, or AUM. We allocate these assets among the investments available to each particular plan participant. The investment alternatives for a particular plan are selected by the plan’s fiduciary, not by us, and may include retail mutual funds, institutional funds, exchange-traded funds, fixed-income investments and potentially higher volatility employer stock, if it is an investment alternative in a particular plan. In addition, our business is highly concentrated in the 401(k) plans of plan sponsors in the United States and the United States subsidiaries of international companies. The value of these investments can be affected by the performance of the financial markets globally, currency fluctuations, interest rate fluctuations and other factors. Currently, our fees are generally based on AUM on a day within the last 10 days of a quarter. The exact date is agreed to in advance with the plan provider, but varies by plan provider. As a result, a decline in the financial markets at the end of a quarter could have an adverse effect on our revenue, even if the financial markets had performed well earlier in the quarter. In addition, an economic downturn or slowdown in growth could cause plan participants or their employers to contribute less to their 401(k) plans and cause fewer eligible employees to participate in 401(k) plans, which could adversely affect the amount of AUM. If plan participants are not satisfied with the performance of their retirement portfolios due to a decline in the financial markets or otherwise, our cancellation rates could increase, which in turn would cause our AUM to decline. As of October 1, 2008, our voluntary cancellation rate over the preceding 12 months was 6.7% of our total number of members, and as of April 30, 2009, our voluntary cancellation rate had increased to 8.7% of our total number of members. As of December 31, 2009, our voluntary cancellation rate over the preceding 12 months was 5.2% of our total number of members. A voluntary cancellation occurs when a member proactively terminates their membership in our Professional Management service. This differs from a rollover or involuntary cancellation when a member is no longer eligible for our Professional Management service, either because the member has rolled out of the retirement plan or because the plan sponsor has cancelled the Professional Management service. If any of these factors reduces the value of assets we have under management, the amount of fees we would earn for managing those assets would decline, which in turn would harm our revenue, operating results and financial condition. These percentages may not be indicative of future voluntary cancellation rates, which may increase.

Our revenue could be harmed if we experience unanticipated delays in rollouts of our services.

We generally do not earn platform fees from a plan sponsor until our services are available to plan participants and we do not earn fees for our Professional Management service until we begin to manage a participant’s account. If rollouts are delayed, our receipt of revenue would be delayed. This in turn would affect our operating results for a particular period.

Our revenue could suffer if we experience unanticipated variations in new enrollment campaigns or if we fail to enroll plan participants.

Unanticipated variations in the number, size or timing of new enrollment campaigns as well as ongoing annual campaigns at our existing plan sponsors could also affect our revenue for a particular period.

Our revenue could be harmed if we do not grow enrollment in our Professional Management service.

Our enrollment rate, and therefore our revenue, depend on plan participants signing up for or, in the case of a Passive Enrollment campaign, not declining, the Professional Management service. If we are unable to continue to grow our enrollment, our business may not grow as we anticipate. Increasing plan participant enrollment in our Professional Management service increases the AUM on which we earn fees. We may not be able to generate expected enrollment under a particular contract, which would negatively affect our revenue growth. For example, we have found that if plan sponsors do not use our standard enrollment campaign, enrollment rates tend to be lower. If fewer plan sponsors elect Passive Enrollment for their plan participants, which typically generates higher enrollment rates, our revenue may not grow at anticipated rates. Even when we have rolled out our Professional Management service at a particular plan sponsor, some plan participants may not be eligible for our services due to plan sponsor limitations on employees treated as insiders for purposes of securities laws or other characteristics of the plan participant. Certain securities within a plan participant’s account may be ineligible for management by us, such as employer stock subject to trading restrictions, and we do not manage or charge a fee for that portion of the account. Further, individual plan participants whose accounts we manage may choose at any time to stop having us manage those accounts. If large numbers of plan participants choose to stop using or are not able to continue using our Professional Management service, our revenue, operating results and financial condition would suffer. The voluntary cancellation rate by plan participants whose accounts we manage, measured as a percentage of AUM, was approximately 15% in 2008 and has averaged approximately 1% per month during our history and less than 1% per month during 2009. The overall average voluntary cancellation rate during the first year of membership in our Professional Management service is approximately 7.4% of such members. The overall average voluntary cancellation rate is approximately 6.6% of such members and approximately 3.2% of such members in the second and third year of service, respectively. These percentages may not be indicative of future voluntary cancellation rates, which may increase.

We plan to extend and expand our services and may not accurately estimate the impact of developing and introducing these services on our business.

We plan to extend our services into new areas, including helping investors turn their retirement assets into retirement income. For example, we intend to work within the existing 401(k) plans we service to help our Professional Management members manage their defined contribution assets and maintain their retirement goals while directing payouts from their retirement accounts. We also recently introduced the Financial Engines Retirement Evaluation, a personalized retirement assessment designed to let plan participants know how close they are to reaching their retirement income goals based on their current savings and investments. We intend to invest significant resources to the research, development, sales and marketing of these new services. We have limited experience in these areas, including the determination of income payments from defined contribution accounts. If our assessments or forecasts with respect to the expected duration and sufficiency of assets to support retirement income payments to participants are inaccurate, or if we fail to ensure that payouts are made at the times expected, our business and reputation could suffer. We may not be able to anticipate or manage new risks and obligations or legal, compliance or other requirements that may arise if we offer investment management or retirement income payout services for accounts other than 401(k) accounts. We may not be able to accurately estimate the impact of these future services on our business or how the benefits of these services will be perceived by our clients. In addition, the anticipated benefits of these services on our business may not outweigh the resources and costs associated with their development. If we do not realize the anticipated benefits of these services, our business would suffer.

Our revenue is highly dependent upon a small number of plan providers with which we have relationships, and the renegotiation or termination of our relationship with any of these plan providers could significantly impact our business.

Our relationships and data connections with plan providers allow us to effectively manage plan participant accounts and integrate our services into plan providers’ current service platforms. These relationships also provide us with an advantage in trying to sign potential plan sponsors. If a plan provider were to terminate our contract, reduce its volume of business or substantially renegotiate the terms of its contract with us, our revenue could be reduced.

Of our eight primary retirement plan provider relationships, we refer to three as subadvisory relationships. For the full suite of services offered in these subadvisory relationships, we generally act as subadvisor to the plan provider acting as investment advisor, even though we may contract directly with the plan sponsor to act as investment advisor for online-only service offerings. The fees we earn through these three subadvisory relationships are based on services to more than 640 plan sponsors as of December 31, 2009. However, among the plan sponsors that work with these three providers, in those cases where we act as subadvisor, we do not have a direct relationship with the plan sponsors and therefore may be less able to influence decisions by those plan sponsors to use or continue to use our services, and for online-only sponsors, we may be less able to influence plan sponsor decisions to add our full suite of services. We have historically earned, and expect to continue to earn on a combined basis, a significant portion of our revenue through these three retirement plan providers. The renegotiation or termination of our relationship with any of these plan providers could negatively impact our business. In 2009, 19%, 12% and 10% of our total revenue was attributable to JPMorgan, ING and Vanguard, respectively, the three retirement plan providers with whom we have subadvisory relationships. Revenue attributable to these three plan providers includes subadvisory fees they pay to us directly, as well as revenue from certain plan sponsors that work with these plan providers but pay us directly. JPMorgan, Vanguard and ING directly accounted for approximately 18%, 10% and 8%, respectively, of our total revenue in 2009.

Our contracts with plan providers generally have terms ranging from three to five years, and have successive automatic renewal terms of one year unless terminated in accordance with prior notice requirements. Certain of the plan provider agreements are in or will soon be in renewal periods. For example, our contract with Fidelity will enter a renewal period on April 1, 2010, and our contract with Vanguard will enter a renewal period on December 31, 2010, unless a notice of termination is received by June 30, 2010. A plan provider may also terminate its contract with us at any time for specified breaches. In addition, there are unpredictable factors, other than our performance, that could cause the loss of a plan provider. If we lose one of our plan providers with whom we have a relationship or if one of those plan providers significantly reduces its volume of business with us or renegotiates the economic terms of its contract with us, our revenue, operating results and financial condition could be harmed.

Some plan providers with whom we have relationships also provide or may provide competing services.

Some plan providers with whom we have relationships, such as Fidelity, offer or may offer directly competing investment guidance, advice and portfolio management services to plan participants. We also face indirect competition from products that could potentially substitute for our portfolio management, investment advisory and retirement planning services, most notably target-date retirement funds, which are offered by a number of plan providers with whom we have relationships, including J.P. Morgan, Fidelity and Vanguard.

Our revenue is highly dependent upon the plan sponsors with whom we have relationships, and the renegotiation or termination of our relationship with any of these plan sponsors could significantly impact our business.

A substantial portion of our revenue is generated as a result of contracts with plan sponsors. Under these contracts, we earn annual platform fees that are paid by the plan sponsor, plan provider or the retirement plan itself as well as fees based on AUM that are generally paid by plan participants. Revenue from contracts in place as of December 31, 2008 accounted for approximately 99% of our total revenue for the year ended December 31, 2009. Our contracts with plan sponsors typically have initial terms of three years and evergreen clauses that extend the initial term until terminated by either party after a specified notice period. At any time during the initial term or thereafter, a plan sponsor can cancel a contract for fiduciary reasons or breach of contract. A plan sponsor can generally terminate a contract after the initial term upon 90 days notice. As of December 31, 2009, the cancellation rate for plan sponsors that offered our Professional Management service over the past 12 months was approximately 3% of our plan sponsors. If a plan sponsor cancels or does not renew a contract, we would no longer earn platform fees under that contract. In addition, we would no longer manage any assets in that plan, and consequently would no longer earn fees based on AUM in that plan. If a significant number of plan sponsors were to cancel their contracts with us or fail to renew those contracts, our revenue, operating results and financial condition would be adversely affected.

Our Professional Management service makes up a significant and growing part of our revenue base. Our business could suffer if fees we can charge for these services decline.

We earn fees for our Professional Management service based on the value of assets in the accounts we manage. In 2009, asset management fees from our Professional Management service accounted for approximately 62% of our total revenue. We believe that these services will continue to make up a substantial and growing portion of our revenue for the foreseeable future. There are many investment advisory and management services and other financial products available in the market place, which could result in downward pressure on fees for our Professional Management service. Government regulation, such as legislative constraints on fees, could also limit the fees we can charge for our Professional Management service. Performance incentives in contract terms may reduce the fees we charge for our Professional Management service. If we are forced to lower the fees we charge for our Professional Management service, it could harm our revenue, operating results and financial condition.

Our failure to increase the number of plan sponsors with whom we have relationships could harm our business.

Our future success depends on increasing the number of plan sponsors with whom we have relationships. If the market for our services declines or develops more slowly than we expect, or the number of plan sponsors that choose to provide our services to their plan participants declines or fails to increase as we expect, our revenue, operating results or financial condition could suffer.

We rely on plan providers and plan sponsors to provide us with accurate and timely plan and plan participant data in order for us to provide our portfolio management services, investment advice and retirement help, and we rely on plan providers to execute transactions in the accounts we manage.

Our ability to provide high-quality portfolio management services, investment advice and retirement help depends on plan sponsors and plan providers supplying us with accurate and timely data. Errors or delays in the data we receive from plan providers or plan sponsors, or missing data, could lead us to make advisory or transaction errors that could harm our reputation or lead to financial liability, or may prevent us from providing our services to, or earning revenue from, otherwise eligible plan participants. In addition, when we make changes in an account we manage, we instruct the plan provider to execute the transactions. If a plan provider fails to execute transactions in an accurate and timely manner, it could harm our reputation or lead to financial liability.

We may be liable to our plan sponsors, plan participants or plan providers for damages caused by system failures, errors or unsatisfactory performance of services.

If we fail to prevent, detect or resolve errors in our services, our business and reputation could suffer. Errors in inputs or processing, such as plan set-ups, transaction instructions or plan participant data, could be magnified across many accounts. Concentrated positions held by many plan participants, particularly in employer stock, could result in a large liability if a systematic input or processing error was to cause us to make errors in transactions relating to those positions. We may not be able to identify or resolve these errors in a timely manner. Since inception of the Professional Management service in 2004 through December 31, 2009, we have made payments to plan participants in an aggregate amount of approximately $360,000 due to system errors and other incidents. In addition, failure to perform our services for Professional Management members on a timely basis could result in liability. We may also have liability to the plan provider where we have a subadvisory relationship with the plan provider. After an error is identified, resolving the error and implementing remedial measures would likely divert the attention and resources of our management and key technical personnel from other business concerns. Any errors in the performance of services for a plan sponsor or plan provider, or poor execution of these services, could result in a plan sponsor or plan provider terminating its agreement. Although we attempt to limit our contractual liability for consequential damages in rendering our services, these limitations on liability may be unenforceable in some cases, or may be insufficient to protect us from liability for damages. ERISA and other applicable laws require that we meet a fiduciary obligation to plan participants. We maintain general liability insurance coverage, including coverage for errors or omissions; however, this coverage may not continue to be available on reasonable terms or may be unavailable in sufficient amounts to cover one or more large claims. An insurer might disclaim coverage as to any future claim. A successful assertion of one or more large claims against us that exceeds our available insurance coverage or changes in our insurance policies, including premium increases or the imposition of a large deductible or co-insurance requirement, could harm our operating results and financial condition.

If our reputation is harmed, we could suffer losses in our business and revenue.

Our reputation, which depends on earning and maintaining the trust and confidence of plan providers, plan sponsors and plan participants that are current and potential customers, is critical to our business. Our reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries or investigations, lawsuits initiated by other plan fiduciaries or plan participants, employee misconduct, perceptions of conflicts of interest and rumors, among other developments, could substantially damage our reputation, even if they are baseless or satisfactorily addressed. In addition, any perception that the quality of our investment advice may not be the same or better than that of other providers can also damage our reputation. Any damage to our reputation could harm our ability to attract and retain plan providers, plan sponsor customers and key personnel. This damage could also cause plan participants to stop using or enrolling in our Professional Management service, which would adversely affect the amount of AUM on which we earn fees.

Any failure to ensure and protect the confidentiality of plan provider, plan sponsor or plan participant data could lead to legal liability, adversely affect our reputation and have a material adverse effect on our business, financial condition or results of operations.

Our services involve the exchange of information, including detailed information regarding plan participants provided by plan providers and plan sponsors, through a variety of electronic and non-electronic means. In addition, plan participants routinely input personal investment and financial information, including portfolio holdings and, in some instances, credit card data, into our systems. We rely on a complex network of process and software controls to protect the confidentiality of data provided to us or stored on our systems. If we do not maintain adequate internal controls or fail to implement new or improved controls, this data could be misappropriated or confidentiality could otherwise be breached. We could be subject to liability if we inappropriately disclose any plan participant’s personal information, or if third parties are able to penetrate our network security or otherwise gain access to any plan participant’s name, address, portfolio holdings, credit card number or other personal information. Any such event could subject us to claims for unauthorized credit card purchases, identity theft or other similar fraud claims or claims for other misuses of personal information, such as unauthorized marketing or unauthorized access to personal information.

Many of our agreements with plan sponsors and plan providers do not limit our potential liability for breaches of confidentiality and consequential damages. If any person, including any of our employees, penetrates our network security, misappropriates or mishandles sensitive data, inadvertently or otherwise, we could be subject to significant liability from our plan sponsors and plan providers for breaching contractual confidentiality provisions or privacy laws. In addition, our agreements with plan sponsors and plan providers require us to meet specified minimum system security and privacy standards. Given the growing concern over privacy and identity theft, we have been and expect to continue to be subject to increased scrutiny by both plan providers and plan sponsors, which have increased the frequency and thoroughness of their audits. If we fail to meet these standards, our plan sponsors and plan providers may seek to terminate their agreements with us. Unauthorized disclosure of sensitive or confidential data, whether through breach of our computer systems, systems failure or otherwise, could damage our reputation, expose us to litigation, cause us to lose business, harm our revenue, operating results or financial condition and subject us to regulatory action, which could include sanctions and fines.

Privacy concerns could require us to modify our operations.

As part of our business, we use plan participants’ personal data. For privacy or security reasons, privacy groups, governmental agencies and individuals may seek to restrict or prevent our use of this data. We have incurred, and will continue to incur, expenses to comply with privacy and security standards and protocols imposed by law, regulation, industry standards or contractual obligations. Increased domestic or international regulation of data utilization and distribution practices, including self-regulation, could require us to modify our operations and incur significant additional expense, which could have an adverse effect on our business, financial condition and results of operations.

Acquisition activity involving plan providers or plan sponsors could adversely affect our business.

Acquisitions or similar transactions involving our plan providers or plan sponsors could negatively affect our business in a number of ways. After such a transaction, the plan provider or plan sponsor might terminate, not renew or seek to renegotiate the economic terms of its contract with us. Companies involved in these transactions may experience integration difficulties that could increase the risk of providing us inaccurate or untimely data or delay rollout of our services. Any of our existing plan sponsors may be acquired by an organization or a plan sponsor with no relationship with us, effectively terminating our relationship, or be acquired by a plan sponsor with an online services-only relationship rather than a Professional Management relationship which might cause us to lose business and harm our revenue, operating results or financial condition. Plan providers could be acquired by a company offering competing services to ours, which could increase the risk that they terminate their relationship with us, or be acquired by an organization with no relationship with us which might cause us to lose that plan provider, have to renegotiate the economic terms of their contract with us and harm our revenue, operating results or financial condition. For example, in late 2009, ING Groep N.V. announced a restructuring of its business to reduce debt, including the potential sale of certain divisions. Twelve percent of our total revenue in 2009 was attributable to ING Investment Advisors, L.L.C., an indirect subsidiary of ING Groep N.V. We cannot predict the impact, if any, that these corporate actions may have on our revenue, operating results or financial condition.

Our ability to compete, succeed and generate profits depends, in part, on our ability to obtain accurate and timely data from third-party vendors on commercially reasonable terms.

We currently obtain market and other financial data we use to generate our investment advice from a number of third-party vendors. Termination of one or more of our agreements or exclusion from, or restricted use of a data provider’s information could decrease the information available for us to use and offer our clients and may have a material adverse effect on our business, financial condition or results of operations. For example, we obtain mutual fund data from Lipper, corporate action data from Interactive Data, stock data from MSCI Inc.’s Barra unit and stock price data from FTID. We do not currently have secondary sources or other suppliers for some of these data items. If these data feed agreements were terminated, backup services would take time to set up and our business and results of operations would be harmed. We rely on these data suppliers to provide timely and accurate information and their failure to do so could harm our business.

In addition, some data suppliers may seek to increase licensing fees for providing content to us. If we are unable to renegotiate acceptable licensing arrangements with these data suppliers or find alternative sources of equivalent content, we may experience a reduction in our profit margins or market share.

Our portfolio management and investment advisory operations may subject us to liability for losses that result from a breach of our fiduciary duties.

Our portfolio management and investment advisory operations involve fiduciary obligations that require us to act in the best interests of the plan participants to whom we provide advice or for whom we manage accounts. We may face liabilities for actual or claimed breaches of our fiduciary duties. We may not be able to prevent plan participants, plan sponsors or the plan providers to or through whom we provide investment advisory services from taking legal action against us for an actual or claimed breach of a fiduciary duty. Because we currently provide investment advisory services on substantial assets, we could face substantial liability to plan participants or plan sponsors if we breach our fiduciary duties. In addition, we may face liabilities for actual or claimed deficiencies in the quality or outcome of our investment advisory recommendations, investment management and other services, even in the absence of an actual or claimed breach of fiduciary duty. While we believe that we would have substantial and meritorious defenses against such a claim, we cannot predict the outcome or consequences of any such potential litigation.

Competition could reduce our share of the portfolio management, investment advisory and retirement planning market and hurt our financial performance.

We operate in a highly competitive industry, with many investment advice providers competing for business from individual investors, financial advisors and institutional customers. Direct competitors that offer independent portfolio management and investment advisory services to plan participants in the workplace include Morningstar, Inc., GuidedChoice and ProManage LLC. Plan providers that offer directly competing portfolio management and investment advisory services to investors in the workplace include Fidelity and Merrill Lynch. We currently have a relationship with Fidelity that allows us to provide our services to plan sponsors that elect to hire us, for which Fidelity is the plan provider. We also face indirect competition from products that could potentially substitute for our portfolio management services, investment advice and retirement help, most notably target-date retirement funds. Target-date funds are offered by multiple financial institutions, including BlackRock (formerly Barclays Global Investors), T. Rowe Price, Fidelity and Vanguard. These funds provide generic asset allocation based on the investment horizon of the investor. Target-date funds, managed accounts and balanced funds have been granted Qualified Default Investment Alternative, or QDIA, status by the Department of Labor. Plan providers offer or may choose to offer directly and indirectly competitive products in the future. The plan providers with which we do not have contractually exclusive relationships may enter into similar relationships with our competitors. This in turn may harm our business.

Many of our competitors have larger customer bases and significantly greater resources than we do. This may allow our competitors to respond more quickly to new technologies and changes in demand for services, to devote greater resources developing and promoting their services and to make more attractive offers to potential plan providers, plan sponsors and plan participants. Industry consolidation may also lead to more intense competition. Increased competition could result in price reductions or loss of market share, either of which could hurt our business.

Our future success depends on our ability to recruit and retain qualified employees, including our executive officers.

Our ability to provide portfolio management services, investment advice and retirement help and maintain and develop relationships with plan participants, plan providers and plan sponsors depends largely on our ability to attract, train, motivate and retain highly skilled professionals, particularly professionals with backgrounds in sales, technology and financial and investment services. We believe that success in our business will continue to be based upon the strength of our intellectual capital. For example, due to the complexity of our services and the intellectual capital invested in our investment methodology and technology, the loss of personnel integral to our investment research, product development and engineering efforts would harm our ability to maintain and grow our business. Consequently, we must hire and retain employees with the technical expertise and industry knowledge necessary to continue to develop our services and effectively manage our growing sales and marketing organization to ensure the growth of our operations. We believe there is significant competition for professionals with the skills necessary to perform the services we offer. We experience competition for analysts and other employees from financial institutions and financial services organizations such as hedge funds and investment management companies that generally have greater resources than we do and therefore may be able to offer higher compensation packages. Competition for these employees is intense, and we may not be able to retain our existing employees or be able to recruit and retain other highly qualified personnel in the future. If we cannot hire and retain qualified personnel, our ability to continue to expand our business would be impaired and our revenue could decline.

If our intellectual property and technology are not adequately protected to prevent use or appropriation by our competitors, our business and competitive position would suffer.

Our future success and competitive position depend in part on our ability to protect our proprietary technology and intellectual property. We rely and expect to continue to rely on a combination of trademark, copyright, patent and trade secret protection laws to protect our proprietary technology and intellectual property. We also require our employees, consultants, vendors, plan sponsors and plan providers to enter into confidentiality agreements with us. We have nine issued U.S. patents, three of which have been issued on our user interface, four of which relate to outcomes-based investing, including our financial advisory system, our pricing module and load-aware optimization, and two of which have been issued on advice palatability. We also have seven pending U.S. patent applications. In addition, we have issued patents and pending applications in foreign jurisdictions. One or more of our issued patents or pending patent applications may be deemed to be directed to methods of doing or conducting business, and may therefore be categorized as so-called

“business method” patents. The general validity of software patents and “business method” patents has been challenged in a number of jurisdictions, including the United States. The United States Supreme Court is currently considering a case that may impact the scope of patent eligible subject matter. Our patents may become less valuable if software or business methods are found to be a non-patentable subject matter or if additional requirements are imposed that our patents do not meet.

The steps we have taken may be inadequate to prevent the misappropriation of our proprietary technology. Our patent and trademark applications may not lead to issued patents and registered trademarks. There can be no assurance that others will not develop or patent similar or superior technologies, products or services, or that our patents, trademarks and other intellectual property will not be challenged, invalidated or circumvented by others. The legal standards relating to the validity, enforceability and scope of protection of intellectual property rights are uncertain and still evolving. Unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us for doing so, which could harm our business. Policing unauthorized use of proprietary technology is difficult and expensive and our monitoring and policing activities may not be sufficient to identify any misappropriation and protect our proprietary technology. In addition, third parties may knowingly or unknowingly infringe our patents, trademarks and other intellectual property rights, and litigation may be necessary to protect and enforce our intellectual property rights. If litigation is necessary to protect and enforce our intellectual property rights, any such litigation could be very costly and could divert management attention and resources.

We also expect that the more successful we are, the more likely it becomes that competitors will try to develop products that are similar to ours, which may infringe on our proprietary rights. If we are unable to protect our proprietary rights or if third parties independently develop or gain access to our or similar technologies, our business, revenue, reputation and competitive position could be harmed.

Third parties may assert intellectual property infringement claims against us, or our services may infringe the intellectual property rights of third parties, which may subject us to legal liability and harm our reputation.

Assertion of intellectual property infringement claims against us, plan providers or plan sponsors could result in litigation. We might not prevail in any such litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms, or at all. Even if obtained, we may be unable to protect such licenses from infringement or misuse, or prevent infringement claims against us in connection with our licensing efforts. We expect that the risk of infringement claims against us will increase if more of our competitors are able to obtain patents for software products and business processes, and if we hire employees who possess third party proprietary information. Any such claims, regardless of their merit or ultimate outcome, could result in substantial cost to us, divert management’s attention and our resources away from our operations and otherwise harm our reputation. Our process for controlling employees’ use of third party proprietary information may not be sufficient to prevent assertions of intellectual property infringement claims against us.

Any inability to manage our growth could disrupt our business and harm our operating results.

We expect our growth to place significant demands on our management and other resources. Our success will depend in part upon the ability of our senior management to manage growth effectively. Expansion creates new and increased management and training responsibilities for our employees. In addition, continued growth increases the challenges involved in:

•	recruiting, training and retaining sufficient skilled technical, marketing, sales and management personnel;

•	preserving our culture, values and entrepreneurial environment;

•	successfully expanding the range of services offered to our plan sponsors and plan participants;

•	developing and improving our internal administrative infrastructure, particularly our financial, operational, compliance, recordkeeping, communications and other internal systems; and

•	maintaining high levels of satisfaction with our services among plan sponsors and plan participants.

Our ability to raise capital in the future may be limited, and our failure to raise capital when needed could prevent us from executing our growth strategy.

In the absence of this offering, we believe that our existing cash and cash equivalents will be sufficient to fund our planned capital expenditures and other anticipated cash needs for at least the next 12 months. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or obtain debt financing. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all.

We will be subject to additional regulatory compliance requirements, including section 404 of the Sarbanes-Oxley Act of 2002, as a result of becoming a public company, and our management has limited experience managing a public company.

We have never operated as a public company and will incur significant legal, accounting and other expenses that we did not incur as a private company. The individuals who constitute our management team have limited experience managing a publicly traded company, and limited experience complying with the increasingly complex and changing laws pertaining to public companies. Our management team and other personnel will need to devote a substantial amount of time to new compliance initiatives, and we may not successfully or efficiently manage our transition into a public company. We expect rules and regulations such as the Sarbanes-Oxley Act of 2002 to increase our legal and finance compliance costs and to make some activities more time-consuming and costly. We will need to hire a number of additional employees with public accounting and disclosure experience in order to meet our ongoing obligations as a public company. For example, Section 404 of the Sarbanes-Oxley Act of 2002 requires that our management report on, and our independent auditors to attest to, the effectiveness of our internal control structure and procedures for financial reporting in our annual report on Form 10-K for the fiscal year ending December 31, 2011. Section 404 compliance may divert internal resources and will take a significant amount of time and effort to complete. We may not be able to successfully complete the procedures and certification and attestation requirements of Section 404 by the time we will be required to do so. If we fail to do so, or if in the future our chief executive officer, chief financial officer or independent registered public accounting firm determines that our internal controls over financial reporting are not effective as defined under Section 404, we could be subject to sanctions or investigations by The NASDAQ Stock Market, the Securities and Exchange Commission, or the SEC, or other regulatory authorities. Furthermore, investor perceptions of our company may suffer, and this could cause a decline in the market price of our stock. Irrespective of compliance with Section 404, any failure of our internal controls could have a material adverse effect on our stated results of operations and harm our reputation. If we are unable to implement these changes effectively or efficiently, it could harm our operations, financial reporting or financial results and could result in an adverse opinion on internal controls from our independent auditors.

Our insiders who are significant stockholders may control the election of our board and may have interests that conflict with those of other stockholders.

Our directors and executive officers, together with members of their immediate families, beneficially owned, in the aggregate, approximately 47% of our outstanding capital stock as of

February 1, 2010. As a result, acting together, this group has the ability to exercise significant control over most matters requiring our stockholders’ approval, including the election and removal of directors and significant corporate transactions.

We could face liability for certain information we disclose, including information based on data we obtain from other parties.

We may be subject to claims for securities law violations, negligence, or other claims relating to the information we disclose, such as the mutual fund assessments we call “scorecards.” Individuals who use our services may take legal action against us if they rely on information that contains an error, or a company may claim that we have made a defamatory statement about it or its employees. We could also be subject to claims based upon the content that is accessible from our website through links to other websites. We rely on a variety of outside parties as the original sources for the information we use in our published data. These sources include securities exchanges, fund companies and transfer agents. Accordingly, in addition to possible exposure for publishing incorrect information that results directly from our own errors, we could face liability based on inaccurate data provided to us by others. Defending claims based on the information we publish could be expensive and time-consuming, and could adversely impact our business, operating results and financial condition.

If our operations are interrupted as a result of service downtime or interruptions, our business and reputation could suffer.

The success of our business depends upon our ability to obtain and deliver time-sensitive, up-to-date data and information. Our operations and those of our plan providers and plan sponsors are vulnerable to interruption by technical breakdowns, computer hardware and software malfunctions, software viruses, infrastructure failures, fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars, Internet failures and other events beyond our control. Any disruption in our services or operations could harm our ability to perform our services effectively which in turn could result in a reduction in revenue or a claim for substantial damages against us, regardless of whether we are responsible for that failure. We rely on our computer equipment, database storage facilities and other office equipment, which are located primarily in the seismically active San Francisco Bay Area. We maintain off-site back-up facilities in Phoenix, Arizona for our database and network equipment, but these facilities could be subject to the same interruptions that may affect our headquarters. If we suffer a significant database or network facility outage, our business could experience disruption until we fully implement our back-up systems. We also depend on certain significant vendors for facility storage and related maintenance of our main technology equipment and data at these locations. Any failure by these vendors to perform those services, any temporary or permanent loss of our equipment or systems or any disruptions to basic infrastructure like power and telecommunications could impede our ability to provide services to our plan participants, harm our reputation, cause plan participants to stop using our investment advisory or Professional Management services, reduce our revenue and harm our business. Our agreements with our plan providers or plan sponsors also require us to meet specified minimum system security and privacy standards. If we fail to meet these standards, our plan sponsors and plan providers may seek to terminate their agreements with us. This in turn could damage our reputation and harm our market position and business.

Risks Related to Our Industry

Changes in laws applicable to our portfolio management, investment advisory and retirement planning services may adversely affect our business.

We may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, Department of Labor or other U.S. regulatory authorities or self-regulatory organizations that supervise the financial markets and retirement industry. In addition, we may be adversely affected by changes in the interpretation of existing laws and rules by these governmental authorities and self-regulatory organizations. It is impossible to determine the extent of the impact of any new laws, regulations or initiatives that may be proposed, or whether any of the proposals will become law. It is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting our business. For example, legislation or regulation regarding fees may affect our business. Future legislation or regulation could change or eliminate certain existing restrictions relating to conflicts of interest, which might lower the relative value of our independence. Changes to laws or regulations could increase our potential liability for offering portfolio management services, investment advice and retirement help, affect our ability to offer our Passive Enrollment option or invalidate pre-dispute arbitration clauses in our agreements, leading to increased costs to litigate any claims against us. Changes to laws or regulations could also increase our legal compliance costs, divert internal resources and make some activities more time-consuming and costly. The laws, rules and regulations applicable to our business may change in the future, and we may not be able to comply with any such changes. If we fail to comply with any applicable law, rule or regulation, we could be fined, sanctioned or barred from providing investment advisory services in the future, which could materially harm our business and reputation.

We are subject to complex regulation, and any compliance failures or regulatory action could adversely affect our business.

The financial services industry is subject to extensive regulation at the federal and state levels. It is very difficult to predict the future impact of the legislative and regulatory requirements affecting our business. The securities laws and other laws that govern our activities as a registered investment advisor are complex and subject to rapid change. The activities of our investment advisory and management operations are primarily subject to provisions of the Investment Advisers Act of 1940, referred to as the Investment Advisers Act, and the Employee Retirement Income Security Act of 1974, as amended, referred to as ERISA, as well as certain state laws. We are a fiduciary under ERISA. Our investment advisory services are also subject to state laws including anti-fraud laws and regulations. The Investment Advisers Act addresses, among other things, fiduciary duties, recordkeeping and reporting requirements and disclosure requirements and also includes general anti-fraud prohibitions. If we fail to comply with any applicable law, rule or regulation, we could be fined, sanctioned or barred from providing investment advisory services in the future, which could materially harm our business and reputation. We may also become subject to additional regulatory and compliance requirements as a result of any expansion or enhancement of our existing services or any services we may offer in the future. For example, we may be subject to insurance licensing or other requirements in connection with our retirement planning services, even if our activities are limited to describing regulated products. Compliance with any new regulatory requirements may divert internal resources and take significant time and effort. Any claim of noncompliance, regardless of merit or ultimate outcome, could subject us to investigation by the SEC or other regulatory authorities. This in turn could result in substantial cost to us and divert management’s attention and other resources away from our operations. Furthermore, investor perceptions of us may suffer, and this could cause a decline in the market price of our common stock. Our compliance processes may not be sufficient to prevent assertions that we failed to comply with any applicable law, rule or regulation.

We face additional scrutiny when we act as subadvisor, and any failure to comply with regulations or meet expectations could harm our business.

Some of the plan providers to whom we are subadvisors are broker-dealers registered under the Securities Exchange Act of 1934, referred to as the Exchange Act, and are subject to the rules of the Financial Industry Regulatory Authority, or FINRA. When we act as a subadvisor, we may be subject to the oversight by regulators of another advisor. We may be affected by any regulatory examination of that plan provider.

In addition, our subadvisory arrangements are structured to follow Advisory Opinion 2001-09A, a Department of Labor opinion provided to SunAmerica Retirement Markets. Although an advisory opinion provides guidance about the Department of Labor’s interpretation of ERISA, it is directly applicable only to the entity to whom it is issued. SunAmerica Retirement Markets is an entity unrelated to us or the plan providers to which we act as subadvisor. We could be adversely affected if the Department of Labor increases examination of these subadvisory arrangements or changes the interpretive positions described in the Advisory Opinion. We could be adversely affected if ERISA is amended in a way that overturns or materially changes the Department of Labor’s position in Advisory Opinion 2001-09A, such as the imposition of additional requirements relating to conflicts of interest on the plan providers to which we act as a subadvisor. Future legislation or regulation could impose additional requirements relating to conflicts of interest on some of the plan providers to which we act as a subadvisor. These plan providers may not be able to comply with these requirements, and we may therefore not be able to continue to provide our services on a subadvised basis. In such event, we could incur additional costs to transition our services for affected plan providers and their plan sponsors to another structure. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues, although final versions of these bills have not been adopted and signed into law, and the final scope and wording of the legislation, or the implementing rules and regulations, are not yet known.

If government regulation of the Internet or other areas of our business changes or if consumer attitudes toward use of the Internet change, we may need to change the manner in which we conduct our business or incur greater operating expenses.

The adoption, modification or interpretation of laws or regulations relating to the Internet or other areas of our business could adversely affect the manner in which we conduct our business or the overall popularity or growth in use of the Internet. Such laws and regulations may cover sales and other procedures, tariffs, user privacy, data protection, pricing, content, copyrights, distribution, electronic contracts, consumer protection, broadband residential Internet access and the characteristics and quality of services. It is not clear how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet. If we are required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause us to incur additional expenses, make it more difficult to renew subscriptions automatically, make it more difficult to attract new subscribers or otherwise alter our business model. Any of these outcomes could have a material adverse effect on our business, financial condition or results of operations.

Our business will suffer if we do not keep up with rapid technological change, evolving industry standards or changing requirements of plan sponsors and plan participants.

We expect technological developments to continue at a rapid pace in our industry. Our success will depend, in part, on our ability to:

•	continue to develop our technology expertise;

•	recruit and retain skilled investment and technology professionals;

•	enhance our current services;

•	develop new services that meet changing plan sponsor and plan participant needs;

•	advertise and market our services; and

•	influence and respond to emerging industry standards and other technological changes.

In addition, we must continue to meet changing plan provider and plan sponsor expectations and requirements, including addressing plan complexities and meeting plan provider and plan sponsor demands for specific features and delivery dates. We must accomplish all of these tasks in a timely and cost-effective manner, and our failure to do so could harm our business, including materially reducing our revenue and operating results. Further, a key aspect of our growth strategy is to expand our investment research capabilities and introduce new services. In 2009, our research and development expense represented 18% of our total revenue, as compared to 19% in 2008. We expect that our research and development expense will continue to represent a meaningful percentage of our revenue in the future. A viable market for our new service offerings may not exist or develop, and our offerings may not be well received by potential plan sponsor customers or individual plan participants or investors.

Risks Related to this Offering and our Common Stock

Our share price may be volatile and you may be unable to sell your shares at or above the offering price.

Prior to this offering, there has not been a public market for our common stock. We cannot predict the extent to which a trading market will develop or how liquid that market might become. The initial public offering price for our shares will be determined by negotiations between us and the representative of the underwriters and may not be indicative of prices that will prevail in the trading market. The market price of shares of our common stock could be subject to wide fluctuations in response to many risk factors listed in this section, many of which are beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;

•	changes in the economic performance or market valuations of other companies engaged in providing portfolio management services, investment advice and retirement help;

•	loss of a significant amount of existing business;

•	actual or anticipated changes in our growth rate relative to our competitors;

•	actual or anticipated fluctuations in our competitors’ operating results or changes in their growth rates;

•	issuance of new or updated research or reports by securities analysts;

•	our announcement of actual results for a fiscal period that are higher or lower than projected results or our announcement of revenue or earnings guidance that is higher or lower than expected;

•	regulatory developments in our target markets affecting us, our plan sponsors or our competitors;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	share price and volume fluctuations attributable to inconsistent trading volume levels of our shares;

•	sales or expected sales of additional common stock;

•	terrorist attacks or natural disasters or other such events impacting countries where we or our plan sponsors have operations; and

•	general economic and market conditions.

Furthermore, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may cause the market price of shares of our common stock to decline. If the market price of shares of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our stock adversely, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us downgrade our stock, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have 39,505,577 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933. The remaining 28,905,577 shares of common stock outstanding after this offering will be available for sale as follows:

Number of Shares	Date of Availability for Sale

28,448,934	163 days after the date of this prospectus, subject to extension as described below, due to the release of the lock-up agreements these stockholders have with the underwriters.

456,643	At some point after 163 days after the date of this prospectus, subject to extension as described below, and subject to vesting requirements and the requirements of Rule 144 (subject, in the case of affiliates, to volume limitations) or Rule 701.

Our directors, executive officers and substantially all of our stockholders have agreed, with limited exceptions, that they will not sell any shares of common stock owned by them without the prior written consent of Goldman, Sachs & Co., on behalf of the underwriters, for a period of 163 days from the date of this prospectus; provided, however, that if (1) during the last 17 days of the initial lock-up period, we release earnings results or announce material news or a material event or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 15-day period following the last day of the initial lock-up period, then in each case the lock-up period will be automatically extended until the expiration of the 17-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Goldman, Sachs & Co. waives, in writing, such extension. As a result, the maximum possible lock-up period is 180 days beginning on the date of this prospectus. At any time and without public notice, Goldman, Sachs & Co. may in its sole discretion release some or all of the securities from these lock-up agreements. As resale restrictions end, the market price of our common stock could decline if the holders of those shares sell them or are perceived by the market as intending to sell them. In addition, after this offering, the holders of approximately 23,688,603 shares of common stock, excluding the shares sold in this offering by the selling stockholders, including shares of common stock issuable upon conversion of our preferred stock upon the completion of this offering, will be entitled to rights to cause us to register the sale of those shares under the Securities

Act. All of these shares are subject to the 163-day lock-up, subject to extension as described above. Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration.

We intend to file a registration statement under the Securities Act covering 3,326,788 shares of common stock reserved for issuance under our stock plans. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under this registration statement will be available for sale in the open market unless those shares are subject to vesting restrictions with us or the contractual restrictions described above.

As a new investor, you will experience immediate and substantial dilution.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value. Because our common stock has been sold in the past at prices substantially lower than the initial public offering price that you will pay, you will suffer immediate dilution of $8.39 per share in net tangible book value, based on an assumed initial offering price of $10.00 per share of common stock. The exercise of outstanding options may result in further dilution. In addition, we may raise additional capital through public or private equity or debt offerings, subject to market conditions. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance could result in further dilution to our stockholders.

Management may apply our net proceeds from this offering to uses that do not increase our market value or improve our operating results.

We intend to use our net proceeds from this offering for general corporate purposes, including as yet undetermined amounts related to working capital and capital expenditures. Our management will have considerable discretion in applying our net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether we are using our net proceeds appropriately. Until the net proceeds we receive are used, they may be placed in investments that do not produce income or that lose value. We may use our net proceeds for purposes that do not result in any increase in our results of operations, which could cause the price of our common stock to decline.

Delaware law and our corporate charter and bylaws will contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

Provisions in our certificate of incorporation and bylaws that we intend to adopt before the completion of this offering may have the effect of delaying or preventing a change of control or changes in our management. These provisions include the following:

•	the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

•	the classification of our board of directors so that only a portion of our directors are elected each year, with each director serving a three-year term;

•	the requirement for advance notice for nominations for election to the board of directors or for proposing matters that can be acted upon at a stockholders’ meeting;

•	the ability of the board of directors to alter our bylaws without obtaining stockholder approval;

•	the ability of the board of directors to issue, without stockholder approval, up to 10,000,000 shares of preferred stock with rights set by the board of directors, which rights could be senior to those of common stock;

•	the required approval of holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent; and

•	the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

In addition, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit or restrict large stockholders, in particular, those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our certificate of incorporation and bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in our market price being lower than it would without these provisions.

We do not currently intend to pay dividends on our common stock, and consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid any cash dividends on our common stock and do not currently intend to do so for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth. In addition, the provisions of our term loan prohibit us from paying cash dividends. Therefore, you are not likely to receive any dividends on your common stock for the foreseeable future and the success of an investment in shares of our common stock will depend upon any future appreciation in their value. There is no guarantee that shares of our common stock will appreciate in value or even maintain the price at which our stockholders have purchased their shares.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” In some cases, you can identify forward-looking statements by terms such as “may,” “might,” “will,” “objective,” “intend,” “should,” “could,” “can,” “would,” “expect,” “believe,” “design,” “estimate,” “predict,” “potential,” “plan,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•	anticipated trends and challenges in our business and the markets in which we operate;

•	the capabilities, benefits and effectiveness of our services;

•	our plans for future services and enhancements of existing services;

•	our expectations regarding our expenses and revenue;

•	our anticipated cash needs and our estimates regarding our capital requirements and our needs for additional financing;

•	our anticipated growth strategies;

•	our ability to retain and attract customers;

•	our regulatory environment;

•	our legal proceedings;

•	intellectual property;

•	our expectations regarding competition;

•	use of proceeds; and

•	sources of new revenue.

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.

We discuss many of these risks in this prospectus in greater detail under the heading “Risk Factors.” Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. Unless required by U.S. federal securities laws, we do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the statement is made.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $52.2 million, based on an assumed initial public offering price of $10.00 per share, the mid-point of the range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $5.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The principal purposes for this offering are to increase our working capital, create a public market for our common stock, facilitate our access to the public capital markets and increase our visibility in our markets.

We currently intend to use our proceeds from this offering for general corporate purposes, including working capital and capital expenditures.

As of the date of this prospectus, however, we have not determined all of the anticipated uses for the proceeds of this offering or the amounts that we will actually spend on the uses set forth above. The amount and timing of actual expenditures may vary significantly depending upon a number of factors, including the amount of cash generated from our operations, competitive and technological developments and the rate of growth, if any, of our business. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We expect to retain all of our earnings to finance the expansion and development of our business and we do not currently intend to pay any cash dividends on our capital stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any. Our term loan currently prohibits us from paying dividends. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources.”

CAPITALIZATION

The following table describes our capitalization as of December 31, 2009:

•	on an actual basis;

•	on a pro forma basis to give effect to the issuance of 22,441,623 shares of common stock upon the conversion of all of our outstanding shares of preferred stock, 456,643 shares of common stock to be issued to holders of Series E preferred stock upon the completion of this offering and the filing of our amended and restated certificate of incorporation upon the completion of this offering; and

•	on a pro forma basis to give effect to the issuance of 22,441,623 shares of common stock issuable upon the conversion of all of our outstanding shares of preferred stock upon completion of this offering and 456,643 shares of common stock to be issued to holders of Series E preferred stock upon the completion of this offering, as adjusted to further reflect the sale by stockholders of 91,988 shares of common stock to be issued upon exercise of vested stock options immediately prior to the completion of this offering with net proceeds to us of $0.3 million and the sale by us of 5,868,100 shares of common stock in this offering at an assumed initial public offering price of $10.00 per share, the mid-point of the price range set forth on the cover of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

	As of December 31, 2009
			Pro Forma
	Actual	Pro Forma	As Adjusted
	(In thousands, except share data, unaudited)

Cash and cash equivalents	$20,713	$20,713	$73,386

Bank borrowings	$8,055	$$8,055	$8,055
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value per share; 24,192,000 shares authorized, 22,441,623 shares issued and outstanding, actual; 10,000,000 shares authorized; no shares issued or outstanding, pro forma; no shares issued or outstanding, pro forma as adjusted	2	—	—
Common stock, $0.0001 par value per share; 47,650,000 shares authorized, 10,647,223 shares issued and outstanding, actual; 33,545,489 shares issued and outstanding, pro forma; 500,000,000 shares authorized, 39,505,577 shares issued and outstanding, pro forma as adjusted	1	3	4
Additional paid-in capital	182,018	182,018	234,264
Deferred compensation	(394)	(394)	(394)
Accumulated deficit	(157,361)	(157,361)	(157,361)

Total stockholders’ equity	24,266	24,266	76,513

Total capitalization	$32,321	$32,321	$84,568

The actual, pro forma and pro forma as adjusted information set forth in the table above:

•	excludes 11,630,440 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009, at a weighted average exercise price of $6.07 per share;

•	excludes 2,000,000 shares of common stock reserved for future issuance under our 2009 Stock Incentive Plan following the date of this offering, as well as shares originally reserved for issuance under our 1998 Stock Plan, but which may become available for awards under our 2009 Stock Incentive Plan as described below;

•	excludes 25,000 shares reserved for future issuance under our Special Executive Restricted Stock Plan; and

•	assumes no exercise of the option to purchase additional shares granted to the underwriters.

As of December 31, 2009, 1,326,788 shares remained available for future issuance under our 1998 Stock Plan. Upon the completion of this offering, no shares of our common stock will remain available for future issuance under our 1998 Stock Plan. Shares originally reserved for issuance under our 1998 Stock Plan, but which are not subject to outstanding options on the effective date of our 2009 Stock Incentive Plan, and shares subject to outstanding options under our 1998 Stock Plan on the effective date of our 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed 2,000,000, will also become available for awards under our 2009 Stock Incentive Plan.

If the underwriters exercise their option to purchase additional shares of common stock in full, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, net proceeds to us would increase by approximately $14.8 million.

A $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $5.5 million, or by approximately $7.0 million if the underwriters exercise their option to purchase additional shares of common stock in full, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

Our pro forma net tangible book value as of December 31, 2009 was $11.3 million, or $0.34 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding, assuming the issuance of 22,441,623 shares of common stock upon the conversion of all of our outstanding shares of series A preferred stock, series B preferred stock, series C preferred stock, series D preferred stock, series E preferred stock and series F preferred stock and the issuance of 456,643 shares of common stock to be issued to holders of series E preferred stock upon the completion of this offering. Net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale by stockholders of 91,988 shares of common stock to be issued upon exercise of vested stock options immediately prior to the completion of this offering and the sale of the 5,868,100 shares of common stock by us at an assumed initial public offering price of $10.00 per share, which is the mid-point of the price range set forth on the cover of this prospectus, and the application of our estimated net proceeds from the offering, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of December 31, 2009 would have been $63.5 million, or $1.61 per share of common stock. This represents an immediate increase in net tangible book value of $1.27 per share of common stock to existing common stockholders and an immediate dilution in net tangible book value of $8.39 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$10.00
Pro forma net tangible book value per share before this offering	$0.34
Increase in pro forma net tangible book value per share attributable to new investors	1.27

Pro forma net tangible book value per share after this offering		1.61

Dilution in pro forma net tangible book value per share to new investors		$8.39

A $1.00 increase (decrease) in the assumed initial public offering price of $10.00 per share would increase (decrease) the net proceeds to us from this offering by approximately $5.5 million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes as of December 31, 2009, on the pro forma basis described above, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses.

					Average
	Shares Purchased		Total Consideration		Price
	Number	Percent	Amount	Percent	per Share

Existing stockholders	33,545,489	84.9%	$166,494,474	73.9%	$4.96
New investors (shares sold upon exercise of stock options)	91,988	0.2	273,866	0.1	2.98
New investors (shares sold by us)	5,868,100	14.9	58,681,000	26.0	10.00

Total	39,505,577	100.0%	$225,449,340	100.0%	$5.71

The table above:

•	excludes 11,630,440 shares of common stock issuable upon the exercise of options outstanding as of December 31, 2009, except 91,988 shares to be issued and sold in this offering upon the exercise of vested stock options, at a weighted average exercise price of $6.07 per share;

•	excludes 2,000,000 shares of common stock reserved for future issuance under our 2009 Stock Incentive Plan following the date of this offering, as well as shares originally reserved for issuance under our 1998 Stock Plan, but which may become available for awards under our 2009 Stock Incentive Plan as described below;

•	excludes 25,000 shares reserved for future issuance under our Special Executive Restricted Stock Plan;

•	includes 456,643 shares of common stock to be issued by us upon the completion of this offering;

•	assumes no exercise of the option to purchase additional shares granted to the underwriters; and

•	excludes amounts paid by us in connection with the repurchase, forfeiture or cancellation of shares of our common stock.

To the extent that any outstanding options are exercised, there will be further dilution to new investors.

As of December 31, 2009, 1,326,788 shares remained available for future issuance under our 1998 Stock Plan. Upon the completion of this offering, no shares of our common stock will remain available for future issuance under our 1998 Stock Plan. Shares originally reserved for issuance under our 1998 Stock Plan, but which are not subject to outstanding options on the effective date of our 2009 Stock Incentive Plan, and shares subject to outstanding options under our 1998 Stock Plan on the effective date of our 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed 2,000,000, will also become available for awards under our 2009 Stock Incentive Plan.

Sales by selling stockholders in this offering will reduce the number of shares of common stock held by existing stockholders to 28,905,577 or approximately 73.2% of the total number of shares of common stock outstanding after this offering and will increase the number of shares of common stock held by new investors by 4,731,900 to approximately 26.8% of the total number of shares of common stock outstanding after this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and related notes included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2008 and 2009, and the selected consolidated statements of operations data for each of the years ended December 31, 2007, 2008 and 2009, have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 2005, 2006 and 2007 and the selected consolidated statements of operations data for the years ended December 31, 2005 and 2006 have been derived from our audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands, except per share data)

Statements of Operations Data:
Revenue:
Professional Management	$4,302	$14,597	$28,226	$38,963	$52,579
Platform	26,636	28,950	31,374	29,498	30,048
Other	7,887	4,686	3,750	2,810	2,355

Total revenue	38,825	48,233	63,350	71,271	84,982

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	12,990	15,691	20,602	27,588	29,573
Research and development	11,732	14,233	14,643	13,663	15,618
Sales and marketing	15,728	18,807	19,871	21,157	22,515
General and administrative	5,257	5,557	6,663	6,613	7,679
Withdrawn offering expense	—	—	—	3,031	—
Amortization of internal use software	1,756	2,499	3,070	2,258	2,813

Total costs and expenses	47,463	56,787	64,849	74,310	78,198

Income (loss) from operations	(8,638)	(8,554)	(1,499)	(3,039)	6,784
Interest expense	(8)	(317)	(961)	(799)	(612)
Interest and other income, net	490	896	687	236	351

Income (loss) before income tax expense	(8,156)	(7,975)	(1,773)	(3,602)	6,523
Income tax expense	12	8	31	12	834

Net income (loss)	(8,168)	(7,983)	(1,804)	(3,614)	5,689
Less: Preferred stock dividend	697	930	—	2,362	1,082

Net income (loss) attributable to holders of common stock	$(8,865)	$(8,913)	$(1,804)	$(5,976)	$4,607

Net income (loss) per share attributable to holders of common stock:
Basic	$(1.06)	$(1.00)	$(0.19)	$(0.61)	$0.46
Diluted	$(1.06)	$(1.00)	$(0.19)	$(0.61)	$0.13
Shares used to compute net income (loss) per share attributable to holders of common stock:
Basic	8,340	8,879	9,427	9,767	10,106
Diluted	8,340	8,879	9,427	9,767	34,866
Pro forma net income per share (unaudited):
Basic (1)					$0.17
Diluted (1)					$0.16
Shares used to compute pro forma net income per share (unaudited):
Basic(1)					33,005
Diluted(1)					35,401

Non-GAAP Financial Data:
Adjusted EBITDA(2)	$(3,855)	$(856)	$8,333	$8,409	$19,553
Adjusted net income (loss)(3)	(7,253)	(5,024)	2,612	3,006	11,592

(1)	See Note 2 to our consolidated financial statements for an explanation of the method used to calculate basic and diluted net income per share and the unaudited pro forma basic and diluted net income per share for the year ended December 31, 2009. All shares to be issued in the offering were excluded from the unaudited pro forma basic and diluted net income per share calculation since the proceeds will be used for general corporate purposes.

(2)	The table below sets forth a reconciliation of net income (loss) to adjusted EBITDA based on our historical results:

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands, unaudited)

Net income (loss)	$(8,168)	$(7,983)	$(1,804)	$(3,614)	$5,689
Interest (income) expense, net	(477)	(580)	352	563	605
Income tax expense	12	8	31	12	834
Depreciation	1,219	1,388	1,284	1,641	1,729
Withdrawn offering expense	—	—	—	3,031	—
Amortization of internal use software	1,756	2,488	3,020	2,196	2,711
Amortization of direct response advertising	—	—	—	—	64
Amortization of deferred sales commissions	888	864	1,034	991	1,153
Stock-based compensation expense	915	2,959	4,416	3,589	6,768

Adjusted EBITDA	$(3,855)	$(856)	$8,333	$8,409	$19,553

(3)	The table below sets forth a reconciliation of net income (loss) to adjusted net income (loss) based on our historical results:

	Year Ended December 31,
	2005	2006	2007	2008	2009
	(In thousands, unaudited)

Net income (loss)	$(8,168)	$(7,983)	$(1,804)	$(3,614)	$5,689
Stock-based compensation expense, net of tax (1)	915	2,959	4,416	3,589	5,903
Withdrawn offering expense	—	—	—	3,031	—

Adjusted net income (loss)	$(7,253)	$(5,024)	$2,612	$3,006	$11,592

(1)	In 2009, we adjusted stock-based compensation at our effective tax rate of 12.8%. In 2005, 2006, 2007 and 2008, we did not adjust stock-based compensation as income taxes were minimal for each of these periods.

	As of December 31,
	2005	2006	2007	2008	2009
	(In thousands)

Balance Sheet Data:
Cash and cash equivalents	$11,156	$18,196	$15,015	$14,857	$20,713
Working capital	5,715	13,268	16,390	2,490	16,562
Total assets	28,697	36,755	42,108	42,302	58,352
Bank borrowings and note payable	—	10,000	10,000	13,500	8,055
Total liabilities	16,951	28,988	30,594	31,033	34,086
Total stockholders’ equity	11,746	7,767	11,514	11,269	24,266

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including but not limited to, those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

We are a leading provider of independent, technology-enabled portfolio management, investment advice and retirement help to participants in employer-sponsored defined contribution retirement plans, such as 401(k) plans. We use our proprietary advice technology platform to provide our services to millions of retirement plan participants on a cost-efficient basis. Our business model is based on workplace delivery of our services. We target three key constituencies in the retirement plan market: plan participants, plan sponsors and plan providers.

We deliver our services to plan sponsors and plan participants primarily through existing connections with eight retirement plan providers. We target large plan sponsors across a wide range of industries, and, as of December 31, 2009, had signed contracts to make our services available through 116 Fortune 500 companies and eight Fortune 20 companies. As of December 31, 2009, we were under contract to provide either our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or our Online Advice service only, through more than 760 plan sponsors with approximately 7.4 million plan participants whose retirement savings represented more than $500 billion in assets. Within this group, we provide our full suite of services to 354 plan sponsors representing approximately 3.9 million participants and approximately $269 billion in Assets Under Contract, or AUC. As of December 31, 2009, we had approximately $25.7 billion in Assets Under Management, or AUM, and managed the accounts of approximately 391,000 members who have delegated investment decision-making authority to us.

Financial Engines was co-founded in 1996 by Professor William F. Sharpe, a recipient of the 1990 Nobel Prize in Economic Sciences for his pioneering work on the theory of financial economics, including how prices of financial assets are determined and the link between risk and return, Professor Joseph A. Grundfest, a former SEC commissioner and a professor of law at Stanford Law School, and the late Craig Johnson, then Chairman of the Venture Law Group. The company was founded to address the need for independent investment advice. Traditionally, high quality, personalized investment advice had been available only to large institutions and the affluent. Professor Sharpe’s vision was to leverage technology to make high quality independent advice available to millions regardless of their wealth or investment expertise.

A pioneer in our market, we introduced our Online Advice service in 1998. Following the introduction of Online Advice, we focused on expanding our service offerings to provide investors with advice on multiple tax-deferred accounts and taxable investments. Over the next five years, we made significant investments in technology and usability of our platform that allowed us to expand and enhance our service offerings, including our Retirement Evaluation, a personalized printed retirement assessment. In 2004, we launched our Professional Management service to provide personalized and professional portfolio management to retirement plan participants.

As part of our growth strategy, we plan to:

•	increase penetration within our current plan sponsors that provide our Professional Management service by increasing enrollment in managed accounts and converting plans from Active Enrollment to Passive Enrollment;

•	use our existing technology, expertise and plan provider relationships to enhance and extend our services to include assisting individual investors with IRA accounts and those who are retired and draw income from their investments;

•	expand the number of retirement plan sponsors through our existing relationships with plan providers; and

•	offer our Professional Management service to plan sponsors that currently only provide our Online Advice service.

We benefit from a number of attributes of our business model, such as:

•	Subscription-Based Revenue. The majority of our revenue base in a given year consists of recurring revenue earned from contracts in place prior to the beginning of that year. Revenue from contracts in place as of December 31, 2008 accounted for approximately 99% of our total revenue for the year ended December 31, 2009. Our contracts with plan providers generally have initial terms ranging from three to five years, and have successive automatic renewal terms of one year unless terminated in accordance with prior notice requirements. Some of our plan provider agreements are in, or will soon be in, renewal periods. In addition, our contracts with plan sponsors typically have initial terms of three years and evergreen clauses that extend the initial term until terminated by either party after a specified notice period. At any time during the initial term or thereafter, a plan sponsor can cancel a contract for fiduciary reasons or breach of contract. A plan sponsor can generally terminate a contract after the initial term upon 90 days notice. Since the launch of our Professional Management service in 2004, we have retained over 96% of our plan sponsors each year.

•	Favorable Cost Structure. We provide our services from a proprietary advice technology platform. In addition, once we establish a relationship with a plan provider, our ongoing costs to manage existing member accounts are significantly lower and we are able to add new plan sponsors and plan participants with less than pro rata incremental expenses.

In evaluating our results, we focus on several key operating metrics and financial data including AUC, enrollment rate, AUM, GAAP net income, adjusted EBITDA and adjusted net income. Given our business model, we believe AUC and enrollment rate are indicators of our growth potential.

Revenue

We generate revenue primarily from management fees on AUM as well as from platform fees by providing portfolio management services, investment advice and retirement help to plan participants of employer-sponsored retirement plans.

Professional Management.  We derive Professional Management revenue from management fees paid by plan participants for our Professional Management service. Our Professional Management service is a discretionary investment management service, which includes a Retirement Plan analyzing investments, contribution rate and projected retirement income, and a Retirement Checkup designed to help plan participants to develop a strategy for closing the gap, if any, between the participant’s retirement goal and current retirement income forecast. The services are generally made available to plan participants in a 401(k) plan by written agreements between Financial Engines and the plan provider, plan sponsor and the plan participant.

The arrangement generally provides for management fees based on the value of assets we manage for plan participants, and is generally payable quarterly in arrears. Our Professional Management revenue is generally the product of managed accounts fee rates and the value of AUM at the end of each quarter.

The following section discusses the factors affecting our AUM, and as a consequence, our Professional Management revenue.

Overview

Our AUM increases or decreases based on several factors, including new asset enrollment rates, asset cancellation rates due to members proactively terminating their membership, members rolling their assets out of the retirement plan and sponsors canceling the Professional Management service, as well as other factors, such as employee and employer contributions into their 401(k) accounts and market fluctuations. If any of these factors reduces our AUM, the amount of fees we would earn for managing those assets would decline, which in turn could negatively impact our revenue.

Unlike the clients of many other asset managers, our clients, the plan participants, typically retain the ability to effect certain transactions such as transfers out of their accounts, directly with the plan provider, since our services sit on top of an existing plan provider infrastructure of custodial and record keeping services. We provide our investment advisory and management services based on a summary or “snapshot” of account balances as of a specific moment in time, which we receive from the plan provider. The information we receive from plan providers does not separately identify certain transactions handled by the plan provider, such as the amounts or dates of employer and employee contributions, plan administrative fees other than Professional Management fees, withdrawals, loan withdrawals or repayments, into or from member accounts, or market movement. As a result, we do not have the ability to quantify whether changes in the balance of a particular member’s account are due to any of the foregoing factors or are due to market movement. Accordingly, we cannot quantify the impact of market movement or these other factors on our AUM as a whole.

We are, however, able to estimate the impact on our AUM due to AUM from new members, voluntary cancelled AUM and involuntary cancelled AUM. In addition, while we cannot quantify the impact on our AUM of any other single factor, including market movement, we can qualitatively observe how these factors as a whole may impact our AUM, as discussed below.

AUM from New Members

The enrollment of new members increases our AUM. We receive 401(k) account balances for each member at least weekly, including 401(k) account balances for any new members. Accordingly, we are able to capture the 401(k) account balance within a week of enrollment for any given new member.

Cancellations

Voluntary Cancelled AUM.  Members may cancel at any time without any requirement to provide advance notice. Our quarter-end AUM excludes the assets of any account cancelled by a member prior to the end of the last day of the quarter. We can quantify this amount for any period by retrieving the account value from the last file received during the week prior to cancellation.

Involuntary Cancelled AUM.  Plan sponsors may cancel their contract for the provision of Professional Management services to their plan participants upon specified notice or without notice for fiduciary reasons or breach of contract. If a plan sponsor has provided advance notice of cancellation of the plan sponsor contract, however, the AUM for members of that plan sponsor is included in our AUM until the effective date of cancellation, after which it is no longer part of our AUM. If a member’s account value falls to zero, either upon the effective date of a sponsor cancellation or the member transferring the entire account balance, we treat the account as an involuntary cancellation and quantify the amount for any period by retrieving the account value from the last file received with a positive balance. As of December 31, 2009, the AUM attributable to members in plans for which we had received notice of sponsor cancellation of the Professional Management service was approximately 0.3% of our AUM as of December 31, 2009. As of January 31, 2010, we have received cancellation notices from two plan sponsors covering members representing less than 1.0% of AUM as of December 31, 2009. These cancellations are expected to be effective on or before June 30, 2010.

Market Movement, Contributions and Other Factors

As discussed above, the data files we receive from plan providers do not separately identify certain transactions handled by the plan provider. As a result, we do not have the ability to quantify whether changes in the amount of a particular holding in a member’s account are due to these transactions or are due to market movement. Generally, however, the impact of either rising or declining securities markets on our AUM will largely depend on which asset class or classes are rising or declining, and the relative proportion of that asset class held in aggregate in the portfolios we manage. For example, market gains and losses for fixed income securities and cash have historically been more moderate than market gains and losses for equity securities. Thus, we believe that market gains and losses for equity securities typically have a greater impact on our AUM. As of December 31, 2009, the percentages for the style exposures of the portfolios we managed, in aggregate, were approximately as follows:

Cash	5%
Bonds	25%
Domestic Equity	50%
International Equity	20%
Total	100%

We estimate the aggregate percentage of equity exposures have ranged from a low of approximately 56% to a high of approximately 78% since we began managing assets on a discretionary basis in September 2004. These percentages can be affected by the asset exposures of the overall market portfolio, the demographics of our member population, the number of members who have told us that they want to assume greater or lesser investment risk, and, to a lesser extent given the amount of assets we have under management, the proportion of our members for whom we have completed the transition from their initial portfolio.

Increases in our AUM due to employee contributions will depend on the proportion of members who are actively participating in their 401(k) plan and their respective contribution rates. Increases in our AUM due to employer contributions will depend on whether the plan sponsor offers an employer match, the amount of that match and the proportion of members who are active in their 401(k) plan. In most cases, participant contributions are capped by plan and IRS limits.

Changes in AUM since inception

The following table illustrates the inflows and outflows related to changes in our AUM from period to period:

							2009
In billions, except
Professional Management							January 1 -	October 1 -
revenue data in millions	2004	2005	2006	2007	2008	2009	September 30	December 31
AUM, beginning of period	$—	$1.0	$3.3	$8.0	$16.3	$15.6	$15.6	$23.5
AUM from New Members (1)	1.1	2.5	4.4	8.8	7.7	7.3	5.3	2.0
Voluntary Cancelled AUM (2)	(0.1)	(0.4)	(0.7)	(1.6)	(2.8)	(2.1)	(1.6)	(0.5)
Involuntary Cancelled AUM (3)	—	—	(0.1)	(0.4)	(0.8)	(1.2)	(0.9)	(0.3)
Other (4)	—	0.2	1.1	1.5	(4.8)	6.1	5.1	1.0
AUM, end of period	1.0	3.3	8.0	16.3	15.6	25.7	23.5	25.7
Professional Management Revenue*	0.1	4.3	14.6	28.2	39.0	52.6	34.4	18.2

*	in millions

All data are shown as of December 31 of the applicable year, except where noted.

(1)	The aggregate amount of all assets under management, at the time of enrollment, of new members who enrolled in our Professional Management service within the given period.

(2)	The aggregate amount of assets, at the time of cancellation, for voluntary cancellations occurring when a member terminates their membership in our Professional Management service within the given period.

(3)	The aggregate amount of assets, at the time of cancellation, for involuntary cancellations occurring when the member’s 401(k) plan account balance has been reduced to zero or cancellation of a plan sponsor contract for the Professional Management service has become effective within the given period.

(4)	Other factors affecting assets under management cannot be separately quantified. These factors primarily consist of employer and employee contributions, plan administrative fees and market movement, and also include participant loans and hardship withdrawals.

Since the inception of our Professional Management service in 2004, our year-end AUM has increased in each year other than in 2008. Increases in AUM are primarily due to new members enrolling in the service, and to a lesser extent, employee and employer contributions to the 401(k) plan, and may also reflect rising securities markets. Decreases in AUM are typically due to voluntary and involuntary cancellations, and to a lesser extent, the deduction of plan administrative fees and Professional Management fees and participant loans and hardship withdrawals, and may also reflect declining securities markets.

Historically, member cancellations have had a lesser impact on our AUM relative to the positive impact of AUM from new members, in part due to the low historical rate of sponsor cancellations and that our voluntary cancellation rates tend to decrease after the first year of membership and have averaged approximately 1.0% per month during our history. Our voluntary member cancellation rate, measured as a percentage of AUM, was approximately 0.5% for the month of January 2010, as compared to approximately 1.0% for the month of January 2009. The involuntary member cancellation rate, measured as a percentage of AUM, was approximately 0.9% for the month of January 2010, as compared to approximately 0.8% for the month of January 2009. For the month of January 2010, voluntary cancelled AUM was approximately $127 million and involuntary cancelled AUM was approximately $229 million, as compared to approximately $158 million and approximately $118 million for the month of January 2009. Based solely on our historical cancellation rates, we believe that there may be a correlation between the improved condition of the financial markets and lower member cancellation rates generally; however, member satisfaction and other factors, as discussed above, may impact our cancellation rates.

While we cannot quantify the impact of market movement on our AUM, we believe the decrease in 2008 in the value of assets in member accounts was primarily due to the decline in the equity markets. Based on the magnitude of this decline, we also believe this decrease in value likely constituted a significant portion of the outflows included as “other.” However, outflows could have also included decreases in employer and employee contributions, loans and withdrawals. We cannot quantify the impact of these other factors as the information we receive from the plan providers does not separately identify these transactions.

In 2009, equity markets began to recover. We believe based on the magnitude of this recovery that an increase in the value of assets in member accounts due to the rising equity markets likely constituted the most significant portion of the “other” inflows. However, inflows also included contributions, and offsetting outflows such as loans and hardship withdrawals may have decreased. We believe that aggregate contribution rates in 2009 may reflect relatively lower employer contributions given that some employers suspended or reduced their matching contribution due to adverse economic conditions.

Platform.  We derive our platform revenue from recurring, annual subscription-based platform fees for access to either our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or our Online Advice service only. Platform fees are paid by the plan sponsor, plan provider or the retirement plan itself, depending on the plan structure, and vary depending on the type of service provided. Our Online Advice service is a nondiscretionary Internet-based investment advisory service, which includes features such as recommendations among the investment alternatives available in the employer sponsored retirement plan, a summary of the current value of the plan account, a forecast of how much the plan account investments might be worth at retirement, whether a change is recommended to the contribution rate, risk and diversification and/or unrestricted employer stock holdings and a projection of how much the participant may be able to spend at retirement. Plan participants may use the service as frequently as they choose to monitor progress toward their financial goals, receive forecasts and investment recommendations and access educational content at our website.

Other Revenue.  Other revenue includes reimbursement for marketing and member materials from certain subadvisory relationships, reimbursement for providing personal statements to participants from a limited number of plan sponsors and plan implementation fees. A small portion of other revenue is derived from a defined benefit consulting business.

Costs and Expenses

Employee compensation and related expenses represent our largest expense. We allocate compensation and other related expenses, including stock-based compensation, to our cost of revenue, research and development, sales and marketing, general and administrative as well as amortization of internal use software expense categories. While we expect our headcount to increase over time, we believe that the economies of scale in our business model will allow us to grow our compensation and related expenses at a lower rate than revenue.

Other costs and expenses include the costs of marketing materials and postage, fees paid to plan providers for facilitating the exchange of plan and plan participant data as well as implementing our transaction instructions for member account and amortization and depreciation for hardware and software purchases.

The following summarizes our cost of revenue and certain significant operating expenses:

Cost of Revenue.  Cost of revenue excludes amortization of internal use software and includes expenses from portfolio management, operations, advisor call center operations, technical operations, including information technology, customer support, installation and set-up costs, data connectivity fees and printed materials costs for certain subadvisory relationships for which we are reimbursed. These expenses are shared across the different revenue categories and we are not able to meaningfully allocate such costs between separate categories of revenue. Consequently, all costs and expenses applicable to our revenue are included in the category cost of revenue in our statements of operations. Costs in this area are primarily related to employee compensation and related expenses, payments to third parties and purchased materials. Amortization of internal use software, a portion of which relates to our cost of revenue, is reflected as a separate line item in our statement of operations.

Research and Development.  Research and development expense includes costs associated with defining and specifying new features and ongoing enhancement to our Advice Engines and other aspects of our service offerings, financial research, quality assurance, related administration and other costs that do not qualify for capitalization. Costs in this area are primarily related to employee compensation for our investment research, product development and engineering personnel and related expenses and, to a lesser extent, related external consulting expenses.

Sales and Marketing.  Sales and marketing expense includes costs associated with plan provider and plan sponsor relationship management, marketing our services, plan provider and plan sponsor marketing, direct sales, printing of, and postage for marketing materials for, direct advisory relationships and amortization of direct response advertising. Costs in this area are primarily related to employee compensation for sales and marketing personnel and related expenses, which include commissions, printed materials and general marketing programs.

General and Administrative.  General and administrative expense includes costs for finance, legal, compliance and administration. Costs in this area include employee compensation and related expenses and fees for consulting and professional services. Following this offering, we expect that we will incur additional expenses as a result of becoming a public company for, among other things, SEC reporting and compliance, including compliance with the Sarbanes-Oxley Act of 2002, director fees, insurance, transfer agent fees and other similar expenses. General and administrative expenses are expected to continue to increase due to incremental headcount increases, the general growth of our business and the costs associated with being a public company.

Amortization of Internal Use Software.  Amortization expense includes engineering costs associated with developing and enhancing our: (1) systems developed for our internal use for tracking member data, including AUM, member cancellations and other related member statistics and (2) enhancements to our advisory service platform. Associated direct development costs are capitalized and amortized using the straight-line method over the estimated lives of the underlying technology. Costs in this area include employee compensation and related expenses and fees for external consulting services.

Critical Accounting Policies and Significant Management Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. In many instances, we could have reasonably used different accounting estimates, and in other instances, changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by our management. To the extent that there are material differences between these estimates and actual results, our future financial statement presentation, financial condition, results of operations and cash flows will be affected.

In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application, while in other cases, management’s judgment is required in selecting among available alternative accounting standards that allow different accounting treatment for similar transactions. We believe that there are several accounting policies that are critical to understanding our business and prospects for future performance, as these policies affect the reported amounts of revenue and other significant areas that involve management’s judgment and estimates.

These significant policies are:

•	Revenue recognition;

•	Deferred sales commissions;

•	Direct response advertising;

•	Valuation of long-lived assets;

•	Income taxes; and

•	Stock-based compensation.

These policies and our procedures related to these policies are described in detail below. In addition, please refer to the notes to consolidated financial statements for further discussion of our accounting policies.

Revenue Recognition.  We recognize revenue when all four of the following revenue recognition criteria have been met:

•	persuasive evidence of an arrangement exists;

•	the product has been delivered or the service has been performed;

•	the fee is fixed or determinable; and

•	collectibility is reasonably assured.

Application of the various accounting principles in GAAP related to the measurement and recognition of revenue requires the company to make judgments and estimates. Specifically, arrangements with multiple elements and nonstandard terms and conditions may require significant contract interpretation to determine the appropriate accounting, including whether the deliverables specified in a multiple element arrangement should be treated as separate units of accounting. Other significant judgments include determining whether we are acting as the principal in a transaction and whether separate contracts are considered part of one arrangement.

Revenue recognition is also impacted by our judgment used in determining allowances for uncollectible receivables. We consider various factors, including a review of specific transactions, the credit-worthiness of the customers, historical experience and market and economic conditions when calculating these provisions and allowances. Estimates are evaluated each quarter to assess the adequacy of the amounts recorded.

We generate revenue through three primary sources: Professional Management revenue, platform revenue and other revenue.

We generate Professional Management revenue on the value of assets we manage for plan participants, which fees are generally payable quarterly in arrears. Each plan provider sends us a weekly file with the applicable asset values, on a specific day of the week agreed in advance with the plan provider, but which day varies by plan provider. At quarter-end, we use the most recently received file to derive our fees and recognize revenue. Pursuant to the contracts with our members, we calculate our fees based on the asset amounts in these files as received directly from the plan providers, with no judgment or estimates on our part. None of our fees are paid based on a performance or other incentive arrangement. Our fees are not based on a share of the capital gains or appreciation in a member’s account (except as such appreciation is reflected in aggregate AUM). Our fees are determined by the value of the assets in the member’s account at the specified date. Revenue derived from management fees for our Professional Management service is recognized as the services are performed. In certain instances, fees payable by members are deferred for a specified period, and are waived if the member cancels within the specified period. Effective January 1, 2009, we commenced recognizing revenue during certain of these fee deferral periods based on our estimate of the expected retention and cancellation rates determined by historical experience of similar arrangements. We currently only recognize revenue for fee deferral periods of approximately three months or less and where the member has actively enrolled in our Professional Management service. If we use different assumptions for expected retention and cancellation rates, or if actual retention and cancellation rates differ materially from our estimates, future revenue recognized may differ significantly from what we have recorded in the current period and could materially affect our operating income, net income and earnings (loss) per share. As a result of recognizing revenue during the fee deferral periods, our revenue during the year ended December 31, 2009 was higher by approximately $301,000 compared to the year ended December 31, 2008.

Platform revenue includes annual subscription-based platform fees for access to either our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or our Online Advice service only, and to a lesser extent, setup fees. Platform fees are paid by the plan sponsor, plan provider or the retirement plan itself, depending on the plan structure, and vary depending on the type of service provided. Subscription fees for our Online Advice service are generally paid annually in advance and recognized ratably over the term of the subscription period beginning after the completion of customer setup and data connectivity. Setup fees are recognized ratably over the estimated customer life, which is usually three to five years. Other revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition generated by subscription fees for our Online Advice service and setup fees described above. For these services, we generally invoice our customers in annual or quarterly installments payable in advance. Accordingly, the deferred revenue balance does notrepresent the total contract value of annual or multi-year, noncancelable subscription contracts. Setup fees are recognized ratably over the estimated customer life, which is usually three to five years.

Deferred Sales Commissions.  We defer certain commission payments to our sales force. Deferred sales commissions consist of incremental costs paid to our direct sales force associated with the execution of noncancelable customer contracts. The deferred sales commission amounts are recoverable through future revenue streams under the noncancelable customer contracts. We believe this is the preferable method of accounting as the commission charges are so closely related to the revenue from the noncancelable customer contracts that they should be recorded as an asset and charged to expense over the life of the related noncancelable customer contracts, which is typically three years. Amortization of deferred sales commissions is included in sales and marketing expense in the accompanying consolidated statements of operations.

Direct Response Advertising.  Our advertising costs consist primarily of print materials associated with new customer solicitations. We account for our advertising costs in accordance with Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or Codification or ASC, 340-20, Capitalized Advertising Costs (previously American Institute of Certified Public Accountants Statement of Position (SOP) 93-7, Reporting on Advertising Costs). Advertising costs that do not qualify as direct response advertising are expensed to sales and marketing at the first time the advertisement takes place. Effective July 1, 2009, we commenced capitalization of advertising costs associated with Active Enrollment campaigns on a prospective basis as it was then determined that we had sufficient and verifiable historical patterns over a reasonable period to demonstrate probable future benefits of such campaigns.

ASC 340-20 requires the capitalization of direct response advertising only if the primary purpose of the advertising is to elicit sales to customers who could be shown to have responded specifically to the advertising and the direct-response advertising results in probable future benefits. The capitalized costs are amortized over the period over which the future benefits are expected to be received. Because of how we earn revenue from our Professional Management service, demonstrating that the direct-response advertising related to our direct advisory active choice campaigns results in probable future benefits requires us to make several assumptions about the gross revenues we will earn and costs we will incur as a result of each campaign.

We have developed forecasting methodologies that have a degree of reliability sufficient to reasonably estimate the future gross revenue stream associated with a given campaign. The significant estimates and judgments we use in our forecasting methodologies include average period of probable future benefits, market movement, AUM cancellation rates and net contribution rates. AUM cancellation rate is defined as the rate at which assets will cancel out of Professional Management program due to voluntary member terminations. A voluntary member termination is when a member contacts Financial Engines and terminates their membership in the Professional Management service. Involuntary cancellations (such as employee terminations, layoffs, etc.) are captured in the net contribution rate. Net contribution rate is defined as the net amount assets will increase as a result of new contributions in to the 401(k) plan less the amount assets will decrease as a result of disbursements from the 401(k) plan. We have estimated the average period of probable future benefits to be three years by analyzing our historical member retention rates and have estimated AUM cancellation rates by analyzing our historical AUM cancellation rates. In light of recent stock market volatility, we currently have assumed no market movement and a zero net contribution rate.

At December 31, 2009, $1.4 million of advertising costs associated with Active Enrollment campaigns were reported as assets. Advertising expense was $1.8 million, $2.6 million and $2.2 million for the years ended December 31, 2007, 2008 and 2009, respectively, of which direct advised Active Enrollment campaign expense was $1.6 million, $2.5 million and $2.0 million respectively.

The table below evaluates the sensitivity of two of our most significant estimates, namely average period of probable future benefits and assumed market movement, on the realizability of net capitalized direct response advertising costs as of December 31, 2009. This sensitivity analysis considered all campaigns that were eligible for capitalization under our current assumptions of a three-year average period of probable future benefits and 0% market movement per year. The sensitivity table indicates the additional impairment charges that would have been recorded as of December 31, 2009 if we had assumed different levels of market movement and/or assumed an estimated period of probable benefits other than 3 years.

Additional Expense (Impairments) to be Recognized

	Assumed Market Movement*
	(Per year)
	(40)%	(20)%	(10)%	0%	8%
	(In thousands)

Average Period of Probable Future Benefits
1 year	$411	$356	$324	$291	$261
2 years	242	111	77	45	21
3 years	193	77	37	—	—
4 years	202	77	30	—	—
5 years	241	89	36	—	—

*	Any percentage change to market movement, net contribution rate and AUM cancellation rate would have the same relative impact on the sensitivity analysis as they all directly impact member AUM.

Valuation of Long-Lived Assets.  Long-lived assets, such as property, equipment and capitalized internal use software subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable such as: (a) a significant adverse change in the extent or manner in which it is being used or in its physical condition, (b) a significant adverse change in legal factors or in the business climate that could affect its value, and (c) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with its use.

Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. An asset group is the lowest level at which cash flows can be identified that are largely independent of the cash flows of other asset groups. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Management has determined that the entity level is the lowest level at which cash flows can be identified that are largely independent of the cash flows of other assets and liabilities as our revenue is interdependent on the revenue-producing activities and significant shared operating activities of all long-lived assets. In determining the undiscounted future cash flows expected to be generated at an entity level, we make estimates and judgments about the future cash flows and operating trends such as average member life, market movement, AUM cancellation rates and net contribution rates. We also consider other available information such as our total enterprise value determined for the purpose of estimating the fair value of our common stock, as further discussed below, in assessing the fair value of the entity level asset group.

Management evaluates the remaining useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to long-lived assets during the years ended December 31, 2007, 2008 and 2009.

Income Taxes.  We are subject to income taxes in the U.S. Significant judgments are required in determining the consolidated provision for income taxes.

We use the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to an amount whose realization is more likely than not. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, we recognize tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when, despite the belief that our tax return positions are supportable, we believe that certain positions may not be fully sustained upon review by tax authorities. We believe that our accruals for tax liabilities are adequate for all open audit years based on our assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact income tax expense in the period in which such determination is made.

Management periodically evaluates if it is more likely than not that some or all of the deferred tax assets will be realized. In making such determination, we consider all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial performance. In order to support a conclusion that a valuation allowance is not needed, positive evidence of sufficient quantity and quality (objective compared to subjective) is necessary to overcome negative evidence. During the years ended December 31, 2007, 2008 and 2009, management determined there was significant negative evidence to conclude that it was more likely than not that the net deferred tax assets would not be realized and accordingly established a full valuation allowance. The lack of profitability prior to 2009 is a significant piece of negative evidence and generally precludes management’s estimate of forecasted future taxable income as positive evidence in its assessment. As a result, a valuation allowance is recognized for the net deferred tax assets as of December 31, 2009. In the event we become consistently more profitable in future periods and were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes in the period such determination was made.

As of December 31, 2009, we had net operating loss carryforwards for federal and state income tax purposes of approximately $134 million and $60 million, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire through 2029. The state net operating loss carryforwards expire through 2019.

As of December 31, 2009, approximately $6.3 million of the net operating losses will benefit additional paid in capital when realized. As of December 31, 2009, we also had research credit carryforwards for federal and California income tax purposes of approximately $1.8 million and $853,000, respectively, available to reduce future income taxes. The federal research credit carryforwards expire through 2029. The California research credit carries forward indefinitely.

We are currently under examination by the Internal Revenue Service for our domestic federal income tax returns for the years ended December 31, 2006 and 2007. We anticipate a decrease to our gross unrecognized tax benefits, including those associated with research credits, related to prior returns resulting from such examinations in the range of $0 to $3.8 million.

Stock-Based Compensation.  Stock-based compensation for stock awards is estimated at the grant date based on the award’s fair value as calculated by the Black-Scholes option pricing model and is recognized as expense over the requisite service period. The determination of the fair value of stock-based awards on the date of grant using an option pricing model is affected by our stock price as well as assumptions regarding a number of complex and subjective variables. These variables include our expected stock price and related volatility over the expected term of the awards, actual and projected employee stock option exercise behaviors, risk-free interest rate, estimated forfeitures and expected dividends.

	Year Ended
	December 31,
	2007	2008	2009

Expected life in years	6.08	6.06	6.07
Risk-free interest rate	4.46%	2.58%	2.62%
Volatility	35	52	53
Dividend yield	—	—	—

Effective January 1, 2007, we use the “simplified” method in developing an estimate of expected term of stock options as we expect our employee exercise behavior to change resulting from our announced plans for an initial public offering. We base the risk-free interest rate on zero-coupon yields implied from U.S. Treasury issues with remaining terms similar to the expected term on the options. We estimate expected volatility based on a combination of the historical and implied volatility of comparable companies from a representative peer group based on industry and market capitalization data. We do not anticipate paying any cash dividends in the foreseeable future and therefore use an expected dividend yield of zero in the option pricing model. We are required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. If we use different assumptions for estimating stock-based compensation expense in future periods or if actual forfeitures differ materially from our estimated forfeitures, future stock-based compensation expense may differ significantly from what we have recorded in the current period and could materially affect our operating income, net income (loss) and net income (loss) per share.

Given the absence of an active market for our common stock, our stock price at any given time is determined by our board of directors. Our board of directors considers numerous objective and subjective factors in determining the value of our common stock at each option grant date, including the following factors:

•	prices for our preferred stock that we had sold to outside investors in arms-length transactions, and the rights, preferences and privileges of our preferred stock and our common stock;

•	contemporaneous independent valuations performed at three to four month periodic intervals;

•	secondary sales of shares of our common stock;

•	our actual financial condition and results of operations relative to our operating plan during the relevant period;

•	forecasts of our financial results and overall market conditions;

•	the market value of the stock or other equity interests of similarly situated companies whose value can be readily determined through objective means;

•	hiring of key personnel; and

•	the likelihood of achieving a liquidity event for the shares of common stock underlying the options, such as an initial public offering or sale of the company, given prevailing market conditions at the time of grant.

Our board of directors believe that the judgment required in such efforts necessarily involve an element of subjectivity.

Our contemporaneous valuations were performed in accordance with methods specified by the AICPA Practice Aid on “Valuation of Privately-Held Company Equity Securities Issued as Compensation.” These contemporaneous valuations of our common stock were performed as of December 31, 2006, June 30, 2007, December 31, 2007, March 31, 2008, June 30, 2008, October 31, 2008, January 31, 2009, April 30, 2009, July 31, 2009 and October 31, 2009. Our board of directors considered these valuations in determining the fair market value of our common stock during those periods. The valuations use the income approach method. The income approach involves applying appropriate risk-adjusted discount rates to estimated debt-free cash flows, based on forecasted revenues and costs. The discount rate applied to our cash flows was based on a weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. The projections used in connection with this valuation were based on our expected operating performance over the forecast period. The valuations also considered the public company market multiple method to evaluate the reasonableness of the income approach. The public company market multiple method focuses on comparing our company to similar publicly traded entities. The valuations also considered differences between our preferred and common stock with respect to liquidation preferences, conversion rights, voting rights and other features. We also considered appropriate adjustments to recognize lack of marketability.

For empirical evidence on adjustments for lack of marketability, the contemporaneous evaluations relied upon studies based on restricted stocks of companies whose unrestricted shares are freely traded as a basis, and specifically on studies performed since 1991 and for which detailed data were available. Indications from studies of private transactions prior to initial public offerings were used as reasonableness checks against the concluded indications. The overall study discounts in the restricted stock studies used in the analysis ranged from 21.8% to 33.8%. Average marketability discount indications from restricted stock studies performed prior to 1991 and pre-IPO studies ranged from 20% to 59%.

Based on this analysis, a benchmark company-specific adjustment for lack of marketability was derived. To arrive at the concluded company-specific adjustment from the benchmark company-specific adjustment, additional factors not considered in the benchmark analysis were then analyzed. These factors included financial statement analysis, dividend policy and our history/nature, reputation and experience of our management, amount of control in transferred shares, transfer or sale restrictions, holding period and redemption policy. After analysis of each of these factors, it was concluded that these factors would not materially impact the adjustment except for our history/nature. Our performance is closely tied to the performance of the financial markets. Due to the high volatility in the financial markets and uncertainty of future financial market performances, we are assumed to be of higher risk than the benchmark transactions, thus this factor would increase the adjustment.

The following table summarizes the concluded company-specific adjustments for lack of marketability as of the valuation dates noted:

	Concluded Company-
Valuation Date	Specific Adjustment	Fair Value

As of January 30, 2009	20%	$5.79
As of April 30, 2009	20%	$6.04
As of July 31, 2009	15%	$6.95
As of October 31, 2009	15%	$7.99

No other discounts were applied to arrive at the fair value amount, other than the lack of marketability discount discussed above.

In order to determine the value of our common stock, we utilized the total enterprise value in an option-based framework. Using this method, the common stock value is viewed as a claim on the enterprise’s liquidation or IPO proceeds after debt holders and preferred stockholders have been paid their principal and interest or liquidation preferences. This approach considers that the value associated with the common shares is based on our performance relative to the liquidation preferences of other share classes. There is inherent uncertainty in the estimates used in our valuations. If different discount rates, assumptions or weightings had been used, the valuations would have been different.

Results of Operations

Comparison of the Years Ended December 31, 2008 and 2009

	Year
	Ended		Increase
	December 31		(Decrease)
	2008	2009	Amount	%
	(In thousands)

Revenue:
Professional Management	$38,963	$52,579	$13,616	35%
Platform	29,498	30,048	550	2
Other	2,810	2,355	(455)	(16)

Total revenue	71,271	84,982	13,711	19

Costs and expenses:
Cost of revenue	27,588	29,573	1,985	7
Research and development	13,663	15,618	1,955	14
Sales and marketing	21,157	22,515	1,358	6
General and administrative	6,613	7,679	1,066	16
Withdrawn offering expense	3,031	—	(3,031)	n/a
Amortization of internal use software	2,258	2,813	555	25

Total costs and expenses	74,310	78,198	3,888	5

Income (loss) from operations	(3,039)	6,784	9,823	n/a
Interest expense	(799)	(612)	187	(23)
Interest and other income, net	236	351	115	49

Income (loss) before income tax expense	(3,602)	6,523	10,125	n/a
Income tax expense	12	834	822	n/a

Net income (loss)	$(3,614)	$5,689	$9,303	n/a

Revenue

Total revenue increased 19% from $71.3 million in 2008 to $85.0 million in 2009. The increase was primarily due to growth in Professional Management revenue of $13.6 million. Professional Management revenue and platform revenue comprised 62% and 35%, respectively, of total revenue in 2009.

Professional Management Revenue

Professional Management revenue increased 35% from $39.0 million in 2008 to $52.6 million in 2009. This increase was primarily due to an increase in average AUM from $17.1 billion in 2008 to $21.2 billion in 2009. The increase in AUM was driven primarily by market appreciation, increased enrollment resulting from marketing campaigns and other ongoing member acquisitions.

Platform Revenue

Platform revenue increased 2% from $29.5 million in 2008 to $30.0 million in 2009, due to an increased number of plan participants with respect to whom platform fees are paid, which was primarily due to an increase in the number of plan sponsors who use one or more of our services.

Other Revenue

Other revenue decreased 16% from $2.8 million in 2008 to $2.4 million in 2009. This decrease was primarily due to a reduction in revenue related to the reimbursement of personal evaluation expenses of $0.6 million, partially offset by an increase of $0.2 million in reimbursement for marketing materials from certain subadvisory relationships.

Cost of Revenue

Cost of revenue increased 7% from $27.6 million in 2008 to $29.6 million in 2009. This increase was primarily due to an increase of $2.7 million in the fees paid to plan providers for connectivity to plan and plan participant data and $0.9 million in bonus expense. These increases were partially offset by a decrease of $1.1 million in printing and postage of member materials and personal statements, and recruiting expense of $0.2 million. As a percentage of revenue, cost of revenue decreased from 39% in 2008 to 35% in 2009. The decrease as a percentage of revenue was primarily due to slower increases in payroll and employee-related expenses relative to the increase in revenue during the same period.

Research and Development

Research and development expense increased 14% from $13.7 million in 2008 to $15.6 million in 2009. This increase was primarily due to higher bonus expense of $1.7 million and stock-based compensation of $0.9 million, partially offset by increased capitalization of internal use software of $0.9 million. As a percentage of revenue, research and development expense decreased from 19% in 2008 to 18% in 2009.

Sales and Marketing

Sales and marketing expense increased 6% from $21.2 million in 2008 to $22.5 million in 2009. This increase was primarily due to higher bonus expense of $1.5 million, stock-based compensation of $0.8 million and participant communication expense of $0.8 million. This increase was partially offset by the capitalization of direct response advertising costs of $1.5 million in the second half of 2009 and a decrease of $0.3 million in consulting expense due to a rebranding effort in 2008. As a percentage of revenue, sales and marketing expense decreased from 30% in 2008 to 26% in 2009. The decrease as a percentage of revenue was primarily due to the capitalization of direct response advertising costs in the second half of 2009.

General and Administrative

General and administrative expense increased 16% from $6.6 million in 2008 to $7.7 million in 2009. This increase was primarily due to increased stock-based compensation expense of $0.8 million and bonus expense of $0.6 million, offset by a $0.2 million reduction in recruiting expense. As a percentage of revenue, general and administrative expense remained flat at 9% for 2008 and 2009.

Amortization of Internal Use Software

Amortization expense increased 25% from $2.3 million in the 2008 to $2.8 million in 2009. This increase was primarily due to increased capitalized development costs in late 2008. These costs include engineering costs associated with developing and enhancing our internally developed software.

Interest Expense

Interest expense decreased 23% from $0.8 million in 2008 to $0.6 million in the 2009. This decrease was due to a $10.0 million term loan entered into in April 2009 with an effective interest rate lower than our previously outstanding $10.0 million promissory note.

Interest and Other Income, Net

Interest and other income increased 49% from $0.2 million in the 2008 to $0.4 million in 2009, as a result of other income of $0.2 million associated with the payoff of our previously outstanding $10.0 million note and $0.1 million adjustment to the fair value of a warrant, offset by lower money market rates.

Taxes and Net Loss

Taxes for 2008 were de minimis, as compared to $0.8 million for 2009. The income tax increase for 2009 was primarily a result of increased state taxes due to operating income in 2009 compared to a loss in 2008 and limitations on our use of net operating loss carryforwards in 2008.

Comparison of Years Ended December 31, 2007 and 2008

	Year Ended December 31,		Increase (Decrease)
	2007	2008	Amount	%
		(In thousands)

Revenue:
Professional Management	$28,226	$38,963	$10,737	38%
Platform	31,374	29,498	(1,876)	(6)
Other	3,750	2,810	(940)	(25)

Total revenue	63,350	71,271	7,921	13

Costs and expenses:
Cost of revenue	20,602	27,588	6,986	34
Research and development	14,643	13,663	(980)	(7)
Sales and marketing	19,871	21,157	1,286	6
General and administrative	6,663	6,613	(50)	(1)
Withdrawn offering expense	—	3,031	3,031	n/a
Amortization of internal use software	3,070	2,258	(812)	(26)

Total costs and expenses	64,849	74,310	9,461	15

Loss from operations	(1,499)	(3,039)	(1,540)	103
Interest expense	(961)	(799)	162	(17)
Interest and other income, net	687	236	(451)	(66)

Loss before income tax expense	(1,773)	(3,602)	(1,829)	103
Income tax expense	31	12	(19)	(61)

Net loss	$(1,804)	$(3,614)	$(1,810)	100

Revenue

Total revenue increased 13% from $63.4 million in 2007 to $71.3 million in 2008. The increase was primarily due to growth in Professional Management revenue of $10.7 million. Professional Management revenue and platform revenue comprised 55% and 41%, respectively, of total revenue in 2008.

Professional Management Revenue

Professional Management revenue increased 38% from $28.2 million in 2007 to $39.0 million in 2008. This increase was primarily due to an increase in average AUM from $12.6 billion in 2007 to $17.1 billion in 2008. The increase in AUM was driven primarily by increased enrollment arising from marketing campaigns and other ongoing member acquisitions.

Platform Revenue

Platform revenue decreased 6% from $31.4 million in 2007 to $29.5 million in 2008, due to reduced setup fees of $1.6 million primarily related to a one-time recognition of revenue from certain non-customary multiple element contracts including deliverables requiring the deferral of revenue recognition prior to the completion of final deliverables in 2007. A decreased number of plan participants at plan sponsors who use one or more of our services resulted in an additional $0.4 million reduction in platform revenue.

Other Revenue

Other revenue decreased 25% from $3.8 million in 2007 to $2.8 million in 2008. This decrease was due primarily to our decision to phase out a service directed to brokers and other investment professionals offered in 2007 but not offered in 2008, and which we do not currently expect to offer in subsequent years, as well as a reduction in revenue related to reimbursement of personal evaluation expenses of $0.4 million.

Cost of Revenue

Cost of revenue increased 34% from $20.6 million in 2007 to $27.6 million in 2008. This increase was primarily due to an increase of $3.0 million in fees paid to plan providers to facilitate the exchange of plan and plan participant data as well as implementing our transaction instructions for member accounts, $2.0 million in employee-related expense associated with an increase in the number of service delivery employees, $1.3 million in costs associated with the printing of, and postage for, member materials and $0.7 million in depreciation, maintenance and hosting fees associated with our data centers. As a percentage of revenue, cost of revenue increased from 33% in 2007 to 39% in 2008.

Research and Development

Research and development expense decreased 7% from $14.6 million in 2007 to $13.7 million in 2008. This decrease was primarily due to reduced bonus expense of $1.3 million, partially offset by increased capitalization of internal use software of $0.5 million. As a percentage of revenue, research and development expense decreased from 23% in 2007 to 19% in 2008.

Sales and Marketing

Sales and marketing expense increased 6% from $19.9 million in 2007 to $21.2 million in 2008. This increase was primarily due to additional marketing material expense of $0.9 million, selling and consulting expense of $0.8 million associated with a marketing rebranding effort in 2008 and $0.5 million in salary expense associated with increased headcount. These increases were partially offset by a reduction in bonus expense of $1.3 million. As a percentage of revenue, sales and marketing expense decreased from 31% in 2007 to 30% in 2008.

General and Administrative

General and administrative expense decreased 1% from $6.7 million in 2007 to $6.6 million in 2008. This decrease was primarily due to reduced stock-based compensation of $0.6 million, bonus expense of $0.5 million and bad debt expense of $0.3 million, partially offset by an increase of

$0.4 million in salary expense associated with increased headcount and compensation, as well as increased legal and audit fees of $0.3 and $0.2 million, respectively. As a percentage of revenue, general and administrative expense decreased from 11% in 2007 to 9% in 2008.

Withdrawn Offering Expense

As of November 2008, we had incurred $3.0 million of costs directly attributable to a planned initial public offering. These costs were being deferred until the completion of the offering. In the quarter ended December 31, 2008, these costs were charged to expense as a result of our decision in November 2008 to cease efforts to pursue an initial public offering because of the disruption in the equity capital markets and general adverse economic conditions present at that time.

Amortization of Internal Use Software

Amortization expense decreased 26% from $3.1 million in 2007 to $2.3 million in 2008, primarily due to an increase in the average life of capitalized development costs subject to amortization. The increase in the average life was primarily driven by our newer projects having a longer expected life than our historical projects. These costs include engineering costs associated with developing and enhancing our internally developed software.

Interest Expense

Interest expense decreased from $1.0 million in 2007 to $0.8 million in 2008. This decrease was due to lower interest rates associated with a $10.0 million promissory note secured in September 2006 with a variable interest rate of three-month LIBOR plus 5% per annum and a maturity date of September 29, 2009.

Interest and Other Income, Net

Interest income decreased from $0.7 million in 2007 to $0.2 million in 2008 as a result of generally lower money market rates and cash balances.

Taxes and Net Loss

Taxes remained low as a result of net losses for the year in 2007 and 2008. We were subject to state minimum tax in both years as well as federal alternative minimum tax in 2007.

Comparison of Years Ended December 31, 2006 and 2007

			Increase
	Year Ended December 31,		(Decrease)
	2006	2007	Amount	%
		(In thousands)

Revenue:
Professional Management	$14,597	$28,226	$13,629	93%
Platform	28,950	31,374	2,424	8
Other	4,686	3,750	(936)	(20)

Total revenue	48,233	63,350	15,117	31

Costs and expenses:
Cost of revenue	15,691	20,602	4,911	31
Research and development	14,233	14,643	410	3
Sales and marketing	18,807	19,871	1,064	6
General and administrative	5,557	6,663	1,106	20
Amortization of internal use software	2,499	3,070	571	23

Total costs and expenses	56,787	64,849	8,062	14

Loss from operations	(8,554)	(1,499)	7,055	(82)
Interest expense	(317)	(961)	(644)	203
Interest and other income, net	896	687	(209)	(23)

Loss before income tax expense	(7,975)	(1,773)	6,202	78
Income tax expense	8	31	23	288

Net loss	$(7,983)	$(1,804)	$6,179	77

Revenue

Total revenue increased 31% from $48.2 million in 2006 to $63.4 million in 2007. The increase was primarily due to growth in Professional Management revenue of $13.6 million. Professional Management revenue and platform revenue comprised 45% and 50%, respectively, of total revenue in 2007.

Professional Management Revenue

Professional Management revenue increased 93% from $14.6 million in 2006 to $28.2 million in 2007. This increase was primarily due to an increase in average AUM from $5.7 billion in 2006 to $12.6 billion in 2007. The increase in AUM was driven primarily by increased enrollment arising from marketing campaigns and other ongoing member acquisitions.

Platform Revenue

Platform revenue increased 8% from $29.0 million in 2006 to $31.4 million in 2007, due primarily to an increased number of plan participants at plan sponsors who use one or more of our services.

Other Revenue

Other revenue decreased 20% from $4.7 million in 2006 to $3.8 million in 2007. This decrease was due primarily to our decision to phase out a service offered in 2007, but which we do not currently expect to offer in subsequent years, as well a decrease in consulting fees of $0.3 million, partially offset by an increase in revenue related to reimbursement for marketing and member materials of $1.0 million from certain subadvisory relationships.

Cost of Revenue

Cost of revenue increased 31% from $15.7 million in 2006 to $20.6 million in 2007. This increase was primarily due to an increase of $2.0 million in costs associated with the printing of, and postage for, subadvisory marketing and member materials, $1.5 million in increased payroll-related expense, including $0.3 million in stock-based compensation associated with an increase in the number of service delivery employees and $1.1 million in fees paid to plan providers to facilitate the exchange of plan and plan participant data, as well as implementing our transaction instructions for member accounts. As a percentage of revenue, cost of revenue remained flat at 33% for both 2006 and 2007.

Research and Development

Research and development expense increased 3% from $14.2 million in 2006 to $14.6 million in 2007. This increase was primarily due to increased payroll and employee-related expenses of $1.1 million, including stock-based compensation expense of $0.2 million, offset by increased capitalization of website development costs of $0.8 million. As a percentage of revenue, research and development expense decreased from 30% in 2006 to 23% in 2007.

Sales and Marketing

Sales and marketing expense increased 6% from $18.8 million in 2006 to $19.9 million in 2007. This increase was primarily due to increased payroll and employee-related expense of $0.9 million and increased marketing materials for direct advisory relationships of $0.7 million. As a percentage of revenue, sales and marketing expense decreased from 39% in 2006 to 31% in 2007.

General and Administrative

General and administrative expense increased 20% from $5.6 million in 2006 to $6.7 million in 2007. This increase was primarily due to increased payroll and employee-related expenses of $1.4 million, including stock-based compensation expense of $1.0 million. As a percentage of revenue, general and administrative expense decreased from 12% in 2006 to 11% in 2007.

Amortization of Internal Use Software

Amortization expense increased 23% from $2.5 million in 2006 to $3.1 million in 2007. This increase was primarily due to an increase of capitalized development costs subject to amortization. These costs include engineering costs associated with developing and enhancing our internally developed software.

Interest Expense

Interest expense increased from $0.3 million in 2006 to $1.0 million in 2007. This increase was due to a higher effective interest rate on our $10.0 million promissory note in 2007 as compared to 2006.

Interest and Other Income, Net

Interest income decreased from $0.9 million in 2006 to $0.7 million in 2007 largely as a result of generally lower cash balances and money market rates.

Taxes and Net Loss

Taxes remained low as a result of net losses for the year in 2006 and 2007. We were subject to state minimum tax in both years as well as federal alternative minimum tax in 2007.

Quarterly Results of Operations

The following table sets forth our unaudited quarterly condensed consolidated statements of operations data for each of the eight quarters ended December 31, 2009. The data have been prepared on the same basis as the audited consolidated financial statements and related notes included in this prospectus and you should read the following tables together with such financial statements. The quarterly results of operations include all necessary adjustments, consisting only of normal recurring adjustments that we consider necessary for a fair presentation of this data. Results of interim periods are not necessarily indicative of results for the entire year and are not necessarily indicative of future results.

Our Professional Management revenue generally increased sequentially in each of the quarters presented as a result of AUM growth driven primarily by new rollouts and annual campaigns. Professional Management revenue decreased in the first quarter of 2009 compared to the prior quarter, primarily due to the fee structure with one of our plan providers under which we recognize the difference between earned revenue and minimum contractual revenue in the fourth quarter. Platform revenue has generally increased quarter over quarter as a result of new business, partially offset by the phase-out of services related to investment guidance.

Total costs and expenses have fluctuated both in absolute dollars and percentage of revenue from quarter to quarter due primarily to stock-based compensation, amortization of internal use software, costs related to marketing campaigns and costs associated with headcount across all functions. Cost of revenue generally increased in absolute dollars each quarter presented as a result of higher data connectivity fees and member materials incurred to support the increase in revenue. Cost of revenue decreased in the fourth quarter of 2008 and the first quarter of 2009 due to a decrease in revenue resulting from the decline in equity markets in the fourth quarter of 2008.

	Three Months Ended
Condensed Consolidated	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
Statements of Operations Data:	2008	2008	2008	2008	2009	2009	2009	2009
	(In thousands, except per share data, unaudited)

Revenue:
Professional Management	$8,964	$9,018	$9,913	$11,068	$9,593	$11,137	$13,646	$18,203
Platform	7,351	7,343	7,498	7,306	7,220	7,704	7,602	7,522
Other	519	886	772	633	595	588	762	410

Total revenue	16,834	17,247	18,183	19,007	17,408	19,429	22,010	26,135

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use software)	5,983	7,087	7,441	7,077	6,601	6,910	7,546	8,516
Research and development	3,464	3,529	3,303	3,367	3,688	3,711	3,967	4,252
Sales and marketing	4,370	6,245	5,444	5,098	5,360	6,001	5,328	5,826
General and administrative	1,855	1,530	1,542	1,686	1,842	1,773	1,744	2,320
Withdrawn offering expense	—	—	—	3,031	—	—	—	—
Amortization of internal use software	685	536	459	578	638	673	815	687

Total costs and expenses	16,357	18,927	18,189	20,837	18,129	19,068	19,400	21,601

Income (loss) from operations	477	(1,680)	(6)	(1,830)	(721)	361	2,610	4,534
Interest expense	(213)	(162)	(178)	(246)	(184)	(171)	(159)	(98)
Interest and other income, net	114	73	43	6	27	232	45	47

Income (loss) before income tax expense	378	(1,769)	(141)	(2,070)	(878)	422	2,496	4,483
Income tax expense (benefit)	3	3	3	3	(162)	79	442	475

Net income (loss)	375	(1,772)	(144)	(2,073)	(716)	343	2,054	4,008
Less: Preferred stock dividend	—	—	—	2,362	—	—	—	1,082

Net income (loss) attributable to holders of common stock	$375	$(1,772)	$(144)	$(4,435)	$(716)	$343	$2,054	2,926

Basic net income (loss) per share	$0.04	$(0.18)	$(0.01)	$(0.45)	$(0.07)	$0.03	$0.20	$0.29
Diluted net income (loss) per share	$0.01	$(0.18)	$(0.01)	$(0.45)	$(0.07)	$0.01	$0.06	$0.08

Liquidity and Capital Resources

Sources of Liquidity

Over the next 12 months, and in the longer term, we expect that our cash and liquidity needs will be met by existing resources and cash generated by our ongoing operations. We have a $7.0 million revolving credit facility with an interest rate of prime plus 0.75% that will expire as of April 19, 2010, and that we do not expect to draw upon in the next 12 months. In April 2009, we entered into a three-year, $10.0 million term loan with a maturity date of May 1, 2012. Under the term loan, we can receive prime rate loans or LIBOR rate loans. The interest rate for a prime rate loan is 1.50% above prime rate, with a minimum prime rate of 4.00% per annum, resulting in a minimum interest rate of 5.50% per annum. The interest rate for a LIBOR rate loan is 4.00% above the three-month LIBOR measured on a 360-day basis, with a minimum LIBOR rate of 1.50% per annum, resulting in a minimum interest rate of 5.50% per annum. As of December 31, 2009, the amount outstanding under our term loan was $8.1 million. The interest rate currently applicable to this term loan is equal to 1.50% above prime rate, with a minimum prime rate of 4.00% per annum, resulting in a minimum interest rate of 5.50% per annum. We were in compliance with all debt covenants as of December 31, 2009, and expect to comply with all debt covenants in the future through the maturity date. The term loan will become immediately due and payable in the event of default, if not cured, for non-payment of principal or interest as such amounts become due, misrepresentation, breach of covenants, insolvency proceedings, bankruptcy filing, judgments, cross-defaults, dissolution or liquidation and cessation of the enforceability of any material provision of the term loan. Additional information regarding our term loan can be found under “Description of Certain Indebtedness.”

Since inception, our operations have been financed through cash flows from operations, private sales of our capital stock and our bank borrowings. Through December 31, 2009, we had received net cash proceeds of $166.5 million through equity financings and from the exercise of options to purchase our common stock. At December 31, 2009, we had total cash and cash equivalents of $20.7 million, compared to $14.9 million at December 31, 2008.

Cash Flows

The following table presents information regarding our cash flows, cash and cash equivalents for the years ended December 31, 2007, 2008 and 2009:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Net cash provided by operating activities	$770	$3,188	$17,057
Net cash used in investing activities	(4,986)	(6,548)	(5,849)
Net cash provided by (used in) financing activities	1,035	3,202	(5,352)
Net increase (decrease) in cash and cash equivalents	(3,181)	(158)	5,856
Cash and cash equivalents, end of year	$15,015	$14,857	$20,713

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2009 was $17.1 million compared to net cash provided by operating activities of $3.2 million for the year ended December 31, 2008. Net cash provided by operating activities was a result of a net income of $5.7 million for the year ended December 31, 2009, compared to a $3.6 million net loss for the year ended December 31, 2008, plus adjustments for non-cash expenses. These non-cash adjustments include $6.8 million in amortization of stock-based compensation expense, $2.7 million in amortization of internal use software, $1.7 million of depreciation expense, $1.2 million in amortization of deferred commissions, a $6.8 million increase in accrued compensation primarily due to a higher anticipated bonus accrual for 2009, resulting from improved financial results and a $1.0 million increase in accounts payable and offset by a $5.2 million increase in accounts receivable primarily due to growth in Professional Management fees, a $2.5 million increase in other assets primarily due to capitalization of direct response advertising costs effective July 1, 2009 and an increase in deferred commission capitalization, a $0.3 million increase in prepaid expenses and a $0.5 million decrease in deferred revenue. Net cash provided by operating activities for the year ended December 31, 2008 included approximately $2.9 million of offering costs. The offering costs were expensed during the quarter ended December 31, 2008, as a result of our decision in November 2008 to cease efforts to pursue an initial public offering.

Net cash provided by operating activities in 2008 was $3.2 million compared to net cash provided by operating activities of $0.8 million in 2007. Net cash provided by operating activities was a result of a net loss of $3.6 million in 2008, compared to a net loss of $1.8 million in 2007, plus adjustments for non-cash expenses. These adjustments include $3.6 million for amortization of stock-based compensation expense, a $2.8 million decrease in accounts receivable primarily due to an improvement in days sales outstanding, particularly for subadvised relationships, $2.2 million of amortization of internal use software and $1.6 million of depreciation expense, offset by a $4.5 million decrease in accrued compensation due to payment of 2007 bonuses as well as lower bonus accruals in 2008 primarily resulting from negatively impacted market conditions and a $1.5 million increase in other assets primarily due to an increase in capitalized commissions.

Net cash provided by operating activities in 2007 was $0.8 million compared to net cash used by operating activities of $1.7 million in 2006. The difference in net cash provided by operating activities was a result of a lower net loss of $1.8 million in 2007, compared to a net loss of $8.0 million in 2006, plus adjustments for non-cash expenses. These adjustments include $4.4 million for amortization of stock-based compensation expense, $3.0 million of amortization of internal use software and $1.3 million of depreciation expense, partially offset by an $8.3 million increase in accounts receivable primarily due to significant growth in our Professional Management revenue, which we bill quarterly in arrears, as well as an increase in our days sales outstanding due to increasing revenue generated by plan providers where we act as a subadvisor and a $0.9 million increase in other assets primarily due to an increase in capitalized commissions.

Investing Activities

Net cash used in investing activities was $5.8 million for the year ended December 31, 2009 compared to $6.5 million for the year ended December 31, 2008. For the year ended December 31, 2009, we capitalized $4.7 million of internal use software costs, compared to $4.1 million in the year ended December 31, 2008. For the year ended December 31, 2009, we used $1.2 million for the purchase of property and equipment, compared to $2.5 million for the year ended December 31, 2008.

Net cash used in investing activities was $6.5 million in 2008 compared to $5.0 million used in 2007. In 2008, we capitalized $4.1 million of internal use software costs, compared to $3.6 million in 2007. In 2008, we used $2.5 million for the purchase of property and equipment costs, compared to $1.4 million in 2007.

Net cash used in investing activities was $5.0 million in 2007 compared to $2.3 million used in 2006. In 2007, we capitalized $3.6 million of internal use software costs, compared to $2.8 million in 2006. In 2007, we used $1.4 million for the purchase of property and equipment costs, compared to $1.2 million in 2006.

Financing Activities

Net cash used in financing activities was $5.4 million for the year ended December 31, 2009. Net cash provided by financing activities was $3.2 million and $1.0 million during 2008 and 2007, respectively. In 2009, we repaid the outstanding balance under both our $3.5 million revolving credit facility and our $10.0 million promissory note, and also began paying down the $10.0 million term loan. In 2008, we borrowed $3.5 million against our revolving credit facility. In 2007, we generated net cash proceeds of $0.9 million from the exercise of options to purchase common stock.

Contractual Obligations

The following table describes our contractual obligations as of December 31, 2009:

	Payments Due by Period
		Less than	Years	Years	More than
	Total	1 Year	1-3	4-5	5 Years
			(In thousands)

Long-term debt obligations (1)	$8,055	$3,333	$4,722	$—	$—
Estimated interest payments on debt obligations(2)	561	364	197	—	—
Operating and capital leases (3)	7,661	2,006	3,757	1,745	153

Total	$16,277	$5,703	$8,676	$1,745	$153

(1)	Term loan: $10.0 million term loan executed in April 2009 with a stated interest rate of prime rate plus 1.50% per annum, with a minimum prime rate of 4.00% per annum, resulting in a minimum rate of 5.50% per annum, and a maturity date of May 1, 2012.

(2)	Estimated interest payments assume the minimum rate of 5.5% per annum based on current terms.

(3)	We lease facilities under noncancelable operating leases expiring at various dates through 2015.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13 — Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 addresses how to measure and allocate arrangement consideration to one or more units of accounting within a multiple-deliverable arrangement. ASU 2009-13 modifies the requirements for determining whether a deliverable can be treated as a separate unit of accounting by removing the criteria that objective evidence of fair value exists for the undelivered elements in order to account for those undelivered elements as a single unit of accounting. ASU 2009-13 is effective for the Company prospectively for revenue arrangements entered into or materially modified beginning January 1, 2011. Early adoption is permitted. We are currently evaluating the impact the adoption of ASC 2009-13 will have on our financial condition and results of operations.

Quantitative and Qualitative Disclosure about Market Risk

Market Risk.  Our exposure to market risk is directly related to our role as an investment advisor for the professionally managed accounts for which we provide portfolio management services. 62% of our revenue for the year ended December 31, 2009, was derived from fees based on the market value of AUM. We expect this percentage to increase over time. A decrease in the aggregate value of AUM may cause our revenue and income to decline.

Interest Rate Risk.  Interest payable on the $10.0 million term loan we entered into as of April 2009 is variable. We may borrow up to $10.0 million under our term loan as either a prime rate loan or a LIBOR rate loan. The interest rate with respect to a prime rate loan is equal to 1.50% above prime rate, with a minimum prime rate of 4.00% per annum, resulting in a minimum interest rate of 5.50% per annum. The interest rate with respect to a LIBOR loan is 4.00% above the three-month LIBOR measured on a 360-day basis, with a minimum LIBOR rate of 1.50% per annum, resulting in a minimum interest rate of 5.50% per annum. Interest rate changes will therefore affect the amount of our interest payments, future earnings and cash flows.

BUSINESS

Retirement Industry Overview

The United States retirement savings industry is large and growing. Although Social Security is perhaps the best-known source of retirement assets, there are significant sources of retirement assets beyond Social Security. According to Cerulli Associates 2009 Retirement Markets Update, non-Social Security retirement assets grew from approximately $11.6 trillion in 2003 to approximately $16.5 trillion in 2007 before falling to approximately $13.0 trillion in 2008, representing a compound annual growth rate of 2.4%, and are anticipated to be approximately $20.4 trillion by 2014. Retirement assets fall primarily into two categories: defined benefit plans and defined contribution plans. In defined benefit plans, such as corporate or government pension plans, participants receive specified monetary distributions upon retirement. In most cases, professional asset managers, rather than individual investors, make investment decisions for defined benefit plans. In defined contribution plans, such as 401(k), 403(b) and 457 plans, which we collectively refer to as 401(k) plans, participants contribute a specified dollar amount into the plan on a regular basis by means of payroll deductions and, upon retirement, can draw from the amount of money resulting from these contributions and, in some cases, company matching contributions and the investment return of the contributions and company match. Unlike defined benefit plans, individual investors, rather than professional asset managers, are generally responsible for making investment decisions in defined contribution plans. Individual Retirement Accounts, or IRAs, are personal savings accounts that are typically directed by the individual and are not sponsored by a corporate or governmental employer.

Cerulli Associates estimates that private defined contribution assets, excluding IRAs, were approximately $2.6 trillion and constituted more than 20% of total retirement assets in the United States, excluding Social Security, in 2008, with approximately 58 million active 401(k) plan participants as of December 31, 2008. Cerulli Associates also estimates a compound annual growth rate of 7.1% for 401(k) assets from 2009 to 2014. This compares to an estimated 6.6% compound annual growth rate for total retirement assets over the same time period.

Actual and Estimated Retirement Market Assets by Segment 2003 — 2014E

Source:	Cerulli Associates 2009 Retirement Markets Update. Excludes Social Security.

Retirement Industry Trends

Shifting Demographics Drive a Growing Need for Retirement Assistance.  The ongoing growth in retirement assets, especially 401(k) assets, is driven in part by individuals seeking to supplement retirement funds they expect to receive from Social Security and corporate defined benefit plans. Defined contribution assets, including 401(k) assets, are not evenly distributed by age. According to data contained in the Federal Reserve Board’s Survey of Consumer Finances for 2007, households headed by individuals age 45 through 64 represented 45% of all retirement account holders but account for 56% of the assets in retirement accounts. Members of the Baby Boomer generation, which refers to individuals born between 1946 and 1964, will start to reach traditional retirement age in 2011. However, studies suggest that many Baby Boomers are not financially prepared to support themselves in retirement. The Employee Benefits Research Institute, or EBRI, 2009 Retirement Confidence Survey indicates that approximately 36% of the workers age 45 through 54, and approximately 30% of workers age 55 or older, report total savings and investments, excluding the value of their primary residence and any defined benefit plans, of less than $10,000. A study published in October 2009 by EBRI and the Investment Company Institute estimated that the median 401(k) balance was approximately $12,655 at year-end 2008.

Despite the increased reliance on defined contribution plans, we believe many investors are not equipped to adequately formulate an investment strategy for their retirement assets. As a result, we believe investors face significant risk and potentially inappropriate market exposure and asset allocations. According to research by the Investment Company Institute and EBRI, the average 401(k) account lost 24.3% in value over the course of 2008. As a result, we believe individuals across all age groups need assistance with investing their 401(k) assets and making other adjustments to their retirement plans to help them retire with sufficient income.

Growing Reliance on Defined Contribution Plans.  As employer-sponsored retirement plans continue to shift from defined benefit plans to defined contribution plans, the responsibility for making retirement investment decisions shifts from professional pension fund managers to individual investors. According to Cerulli Associates, the number of corporate defined benefit plans has declined from 56,400 in 1998 to an estimated 48,000 in 2008, with 190 additional defined benefit plans in Fortune 1000 companies being terminated or frozen during 2009. When a defined benefit plan is frozen to all employees or closed to new employees, the benefit level will no longer rise based on future service or salary increases, or new employees do not participate in these plans at all. Of the workers surveyed in EBRI’s 2009 Retirement Confidence Survey, 42% estimate that a major source of their retirement funds will come from employer-sponsored retirement savings plans. The 2009 Retirement Confidence Survey suggests that workers between the ages of 25 and 34 are even less likely than older workers to rely on income from Social Security. As a result, we believe that these workers will need to accumulate greater savings amounts outside of defined benefit plans for retirement.

Changing Legal and Regulatory Framework.  As the burden of retirement investing shifts to the individual, we believe that there is an increasing need for assistance and guidance on how to manage retirement wealth. However, according to a 2009 survey by Hewitt Associates, the primary reason cited by plan sponsors for not making investment advice available to employees has been the fear of increased fiduciary or legal risk. We believe the Pension Protection Act of 2006 and subsequent Department of Labor regulations can reduce these concerns. In addition to providing specific guidelines for plan sponsors to automatically enroll employees into qualified plans and accelerate contributions on an annual basis, the Pension Protection Act of 2006 further supports the existing foundation for professional asset management of 401(k) accounts. Adherence to these guidelines provides specific safeguards to plan sponsors from fiduciary and legal risk. As a result, we anticipate that the Pension Protection Act will continue to accelerate demand for advisory services.

The Pension Protection Act of 2006 also mandated that the Department of Labor define what are known as Qualified Default Investment Alternatives, or QDIAs. QDIAs are default investment options to which a plan sponsor can direct participants’ ongoing contributions when automatically enrolling employees into 401(k) plans. The Department of Labor defines three qualified default investment options as QDIAs: professionally managed accounts, balanced funds and lifecycle funds. A plan sponsor that elects to automatically default plan participant contributions into a QDIA in accordance with the regulation receives a fiduciary safe harbor protecting the plan sponsor from potential liability that arises from adoption of automatic enrollment. We believe that the designation of managed accounts, such as our Professional Management service, as a QDIA will continue to increase demand for managed accounts.

Automatic 401(k).  As a result of the Pension Protection Act of 2006 and Department of Labor guidelines, more plan sponsors are now actively seeking automatic retirement savings solutions for their employees. According to a 2009 401(k) plan survey conducted by Hewitt Associates, the percentage of employers that automatically enroll new participants increased from 19% in 2005 to 58% in 2009. Similarly, automatic contribution escalation, where employees’ contribution rates are automatically increased over time unless the employee affirmatively elects otherwise, increased from 9% in 2005 to 44% in 2009. A 2006 report by the Retirement Security Project estimates that the automatic 401(k) could increase net national saving by about 0.34% of gross domestic product per year, or approximately $44 billion per year. A growing trend within the automatic 401(k) is changing the default investment option to a target-date fund or managed account and re-enrolling existing plan participants into the new default investment option.

Automatic 401(k) Enrollment 1997-2009E

Note: Percentage of employers who automatically enrolled new employees into 401(k) plans.
Source: Hewitt Associates Survey Findings: Trends and Experience in 401(k) Plans 2009.

Greater Use of Managed Accounts Among Near-Retirees.  A 2009 study by EBRI, based on 2007 data, reported that workers under the age of 30, with lower incomes, less time on the job and with few assets are significantly more likely to have assets invested in target-date funds than are older workers. The study found that almost 44% of participants under 30 had assets in a target-date fund, compared with 27% of those 60 or older. Target-date funds and managed accounts can complement each other within 401(k) plans because they can appeal to different participants with different needs. We believe that younger workers are more likely to utilize target-date funds and near-retirees, who generally hold outside assets and are looking for more retirement planning help, are more likely to use managed accounts.

Our Company

We are a leading provider of independent, technology-enabled portfolio management services, investment advice and retirement help to participants in employer-sponsored defined contribution plans, such as 401(k) plans. We help investors plan for retirement by offering personalized plans for saving and investing, as well as by providing assessments of retirement income needs and readiness, regardless of personal wealth or investment account size. We use our proprietary advice technology platform to provide our services to millions of retirement plan participants on a cost-efficient basis. We believe that our services have significantly lowered the cost and increased the accessibility to plan participants of independent, personalized portfolio management services, investment advice and retirement help.

Our business model is based on workplace delivery of our services. We target three key constituencies in the retirement plan market: plan participants (employees of companies offering 401(k) plans), plan sponsors (employers offering 401(k) plans to their employees) and plan providers (companies providing administrative services to plan sponsors). We provide the following benefits for each of these constituencies:

•	For retirement plan participants, we provide personalized, unconflicted advice and management services unique to each individual’s specific investment needs and goals, using the investment options available through their employer-provided plan. We offer three principal services:

•	Professional Management is a discretionary managed account service designed for plan participants who want affordable, personalized and professional portfolio management services, investment advice and retirement help from an independent investment advisor without the conflicts of interest that can arise when an advisor offers proprietary products. Our investment recommendations are limited to the investment alternatives available in a 401(k) plan as determined and approved by a plan fiduciary other than us, although we do take into account other identified holdings of the plan sponsor or the plan participant when offering investment advice. With the exception of employer stock, if any, included as an investment alternative, we do not provide advice on or manage single-company securities. We do not consult with, or make recommendations to, the plan sponsor regarding which investment alternatives to make available in a participant plan. With this service, individuals delegate investment decision-making and trading authority to us, which is referred to as discretionary authority. The Professional Management service is our fastest growing service, with Assets Under Management, or AUM, growing at a compound annual growth rate of approximately 90% since December 31, 2004 to approximately $25.7 billion as of December 31, 2009. Plan sponsors choosing to make our Professional Management service available typically also make available our Online Advice service. In some cases, we provide this service by acting as a subadvisor to a plan provider acting as the investment manager to plan participants.

•	Online Advice is a nondiscretionary Internet-based service designed for plan participants who wish to take a more active role in personally managing their portfolios and offers personalized advice for retirement portfolios. With this service, plan participants may elect to follow the online advice without delegating investment decision-making and trading authority to us, making this a nondiscretionary service. In some cases, we provide this service by acting as a subadvisor to a plan provider acting as the investment advisor to plan participants.

•	Retirement Evaluation is a retirement readiness assessment provided to plan participants upon rollout and generally annually thereafter, together with a Professional Management enrollment form. Retirement Evaluations highlight specific risks in a plan participant’s retirement account and assess the likelihood of achieving the plan participant’s retirement income goals. The assessment also provides guidance on how to reduce these highlighted risks and introduces our services as a means of obtaining help in addressing these issues.

•	For retirement plan sponsors, our services are designed to improve employee satisfaction and reduce fiduciary and business risk by evaluating, disclosing and addressing poor investment and savings decisions by plan participants.

•	For retirement plan providers, our services represent a cost-effective method of providing personalized, independent investment advice that is an attractive and increasingly necessary service for the largest plan sponsors. Providing these services helps plan providers compete more effectively in the large plan market.

We deliver our services to plan sponsors and plan participants primarily through connections to eight retirement plan providers. In addition, we have connectivity with Charles Schwab to support one full suite plan sponsor. We target large plan sponsors across a wide range of industries. As of December 31, 2009, we had signed contracts to make our services available through 116 Fortune 500 companies and eight Fortune 20 companies. As of December 31, 2009, we were under contract to provide either our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or our Online Advice service only, through more than 760 plan sponsors with approximately 7.4 million plan participants whose retirement savings represented more than $500 billion in assets. Within this group, we provide our full suite of services to 354 plan sponsors representing approximately 3.9 million participants and approximately $269 billion in AUC. As of December 31, 2009, we had approximately $25.7 billion in AUM, and managed the accounts of approximately 391,000 members who have delegated investment decision-making authority to us. Our AUC does not include assets in plans where we have signed contracts, but for which we have not yet rolled out our Professional Management service. Assets count for AUM once plan participants actively or passively enroll in Professional Management. The assets underlying our Online Advice only service are not included in AUC. Retirement evaluation services are part of our Professional Management service. We do not derive revenue based on AUC. We believe however that AUC is both a useful indication of the additional plan assets available for enrollment efforts that, if successful, result in these assets becoming AUM, and also indicates the benefit of increasing our enrollment rates since this will lead to additional AUM. As of December 31, 2009, we had 25 plan sponsors, representing approximately 540,000 plan participants, with which we had signed contracts but for which we had not yet rolled out our Professional Management service.

Our business model is characterized by subscription-based, recurring revenue. Our contracts with plan sponsors typically have initial terms of three years and evergreen clauses that extend the initial term until terminated by either party after a specified notice period. Our revenue is derived from both management fees and platform fees. The management fees we earn are based on the value of the assets that we manage for plan participants who have delegated investment decision-making authority to us or to a plan provider for which we act as a subadvisor. None of our fees are paid based on a performance or other incentive arrangement. Our fees are not based on a share of the capital gains or appreciation in a member’s account. Our fees are determined by the value of the assets in the member’s account at the specified date. The platform fees we earn are derived through annual subscriptions paid by the plan sponsor, plan provider or the retirement plan itself, depending on the plan structure, and are based on the number of eligible employees in the plan. We generated Professional Management revenue of $52.6 million for 2009, an increase of 35% from $39.0 million for

2008. We generated platform revenue of $30.0 million for 2009, an increase of 2% from $29.5 million for 2008.

The key steps associated with delivering our Professional Management service are as follows:

•	Contract with Plan Sponsor. First, we sign a contract to provide our Professional Management service to a plan sponsor’s employees.

•	Plan Rollout. Second, we obtain plan and plan participant data, set up the plan on our systems and make services available to plan participants. Upon completion of rollout, our services are available to all eligible participants of that plan. As of December 31, 2009, we had approximately $269 billion in AUC.

•	Encourage Enrollment in Our Professional Management Service. Once the plan has been rolled out, we deliver to plan participants retirement evaluations and enrollment materials, either through the plan provider or directly to plan participants, and with the support of plan sponsors. As of December 31, 2009, our asset enrollment rate for plans actively rolled out at least 14 months was approximately 10.8% and our participant enrollment rate for plans actively rolled out at least 14 months was approximately 11.4%.

•	Manage Assets. Once a plan participant enrolls in our Professional Management service, the retirement assets of that plan participant count toward our AUM. As of December 31, 2009, we had approximately $25.7 billion of AUM. At this point, the plan participant’s 401(k) assets are allocated pursuant to the participant’s investment objectives and investment options available.

We launched our Professional Management service in September 2004. From December 31, 2004 to December 31, 2009, we had a compound annual growth rate, or CAGR, of 90% for AUM and 92% for membership. As of December 31, 2009, we had AUM of approximately $25.7 billion and approximately 391,000 members, compared to AUM of approximately $15.6 billion and approximately 322,000 members at December 31, 2008. Our total revenue in 2009 was $85.0 million, compared to $71.3 million in 2008, an increase of 19%. Of these amounts, Professional Management revenue represented 62% in 2009 and 55% in 2008.

The following tables illustrate the increase in our AUM and membership, and the corresponding CAGR, from December 31, 2004 to December 31, 2009.

Assets Under Management	Total Members

All data are shown as of December 31 of the applicable year.

The following table illustrates the number of plan sponsors where Professional Management is available, and the corresponding CAGR. The data below includes plan sponsors where no members had yet enrolled.

     Total Plan Sponsors

All data are shown as of December 31 of the applicable year.

Company History

Financial Engines was co-founded in 1996 by Professor William F. Sharpe, a recipient of the 1990 Nobel Prize in Economic Sciences for his pioneering work on the theory of financial economics, including how prices of financial assets are determined and the link between risk and return, Professor Joseph A. Grundfest, a former SEC commissioner and a professor of law at Stanford Law School, and the late Craig Johnson, then Chairman of the Venture Law Group. The company was founded to address the need for independent investment advice. Traditionally, high quality, personalized investment advice had been available only to large institutions and the affluent. Professor Sharpe’s vision was to leverage technology to make high quality independent advice available to millions regardless of their wealth or investment expertise.

A pioneer in our market, we introduced our Online Advice service in 1998. Following the introduction of Online Advice, we focused on expanding our service offerings to provide investors with advice on multiple tax-deferred accounts and taxable investments. Over the next five years, we made significant investments in technology and usability of our platform that allowed us to expand and enhance our service offerings, including our Retirement Evaluation, a personalized printed retirement assessment. In 2004, we launched our Professional Management service to provide personalized and professional portfolio management to retirement plan participants.

Our Market Opportunity

We believe shifting retirement industry trends present us with an opportunity to help plan sponsors provide independent portfolio management services, investment advice and retirement help to plan participants while working within the parameters of ERISA, the Pension Protection Act and recent Department of Labor regulations. Furthermore, the market downturn in 2008 has highlighted the need for providing employees with retirement help. We have the capability to provide portfolio management services, investment advice and retirement help to plan participants who previously did not have access to these services, and we believe we can leverage our advice technology platform to cost-effectively serve the fragmented plan participant market.

Our Competitive Strengths

We believe that our leading market position results from the following key competitive strengths:

Independent and Unconflicted Advice.  We believe that many plan participants value an investment advisor that is independent and free from potential conflicts of interests. We also believe that many plan fiduciaries value making independent and unconflicted advice available to their plan participants. We do not receive differential compensation based on the investments we recommend. We offer no proprietary investment products and are free from the conflicts or the perception of conflicts of interest that can arise for competitors who offer such products. We do not hold assets in custody or execute trades. Our investment recommendations are limited to the investment alternatives available in a 401(k) plan as determined and approved by a plan fiduciary other than us, although we do take into account other identified holdings of the plan sponsor or the plan participant when offering investment advice. With the exception of employer stock, if any, included as an investment alternative, we do not provide advice on or manage single-company securities. We do not consult with, or make recommendations to, the plan sponsors regarding which investment alternatives to make available in a particular plan. We are not associated with or controlled by any broker-dealer, registered investment company, insurance company or financial services organization. We believe our independence ensures that our recommendations are based only on the best interests of individual plan participants. We base our investment advice on quantitative criteria applied through a computerized model that is consistently applied through plan participants, plan sponsors, plan providers and investment choices.

Proprietary Investment Advice Technology.  Our technology-based investment process is based on a number of methodologies pioneered by our co-founder and Nobel Laureate, Professor William F. Sharpe, that are used by large institutional investors, including pension funds and endowments. We have applied and extended this core methodology to service the needs of a wide range of individual investors while achieving economies of scale.

Our technology-based investment approach incorporates the following:

•	Our Optimization Engine allows us to make personalized investment recommendations chosen from the investment options available within each plan, with consideration of the plan participant’s individual circumstances including investment horizon, existing investment allocations and characteristics of his or her 401(k) plan, as well as any anticipated benefits from other employer plans, such as cash balance or defined benefit plans. Our Optimization Engine also considers other assets in a plan participant’s household portfolio, allowing the advice provided to adjust for the risks and correlations of other financial assets, as well as the participant’s risk tolerance. In addition, we provide personalized savings recommendations to help participants reach their retirement objectives.

•	Our Simulation Engine allows us to model the characteristics of more than 30,000 securities, including retail mutual funds, stocks, employee stock options, institutional funds, guaranteed investment contracts and stable value funds, exchange-traded funds and fixed-income securities, taking into consideration factors such as asset class exposures, expenses, turnover, manager performance, active management risk, stock specific risk and the security’s tax-efficiency. This allows our Advice Engines to generate high quality recommendations over almost any investment universe.

•	Our Advice Engines’ ability to manage a plan participant’s employer stock holdings is an attractive feature to plan sponsors seeking to reduce the risk of fiduciary liability that can arise when employer stock is included in a 401(k) plan. The advice produced by our Advice Engines also generally reduces plan participants’ undiversified exposure to the equity risk that results from holding an overly-high concentration in employer stock. Managed accounts are the only QDIA under the recent Department of Labor regulations that provide a fiduciary safe harbor for plan sponsors that include employer stock in their plans.

•	Our Advice Engines are able to provide advice that takes into consideration the impact of personal tax rates, unrealized gains and losses, asset placement across taxable and tax-deferred accounts and the tax efficiency of specific investments.

Scalable Technology Platform.  Historically, providing high quality investment advice to low balance investors had been cost-prohibitive. We believe that our advice technology platform allows us to cost-

effectively service the needs of individual investors with low asset balances and provide sophisticated, personalized investment advice that addresses the needs of millions of individual investors, many of whom are underserved by the financial services industry. Traditional advisors and asset managers have typically focused on investors with financial assets of several hundred thousand dollars or more. According to a July 2009 article by Registered Rep. Magazine, the top 100 independent registered investment advisors in America had an average AUM of $2.5 billion and serviced an average of 2,300 accounts, implying an average client balance of approximately $1.0 million. As of December 31, 2009, approximately 45% of our Professional Management members had less than $20,000 of retirement assets in their accounts. The ability to serve these low balance plan participants cost-effectively is a key advantage of our business model.

Significant Invested Capital.  Our services are based on our proprietary technology, which we developed over a number of years and in which we have invested significant financial and personnel resources. We believe that any potential competitor will face significant challenges in terms of the human capital, time, money and technology required to develop a competitive offering. Furthermore, the technology interfaces that we have established with our retirement plan providers and plan sponsors are complex and would be time-consuming and costly for our plan providers and plan sponsors to replicate.

Established Relationships and Data Connections with Retirement Plan Providers.  Effectively managing plan participant accounts requires relationships and a data connection with the recordkeeping systems of those retirement plans. We have built data transfer and retrieval, transaction processing and fee deduction interfaces with a number of retirement plan providers, including these eight primarily: ACS, Fidelity, Hewitt, ING, JPMorgan, Mercer, T. Rowe Price and Vanguard. Based on information from Pensions and Investments, as of March 31, 2009, and from one of the plan providers, we estimate that these eight plan providers collectively service plan sponsors representing more than $1.5 trillion in plan assets, or more than 80% of the assets contained in plans with more than 10,000 participants. In addition, we have connectivity with Charles Schwab to support one full suite plan sponsor. Building these connections are major technical projects that we believe provide us with a significant advantage over companies wishing to provide retirement plan managed accounts. In addition, our connections and arrangements with plan providers allow for direct deduction of our fees from plan participant accounts, with the approval of the plan sponsor.

Large, Industry-Leading Retirement Plan Sponsor Clients.  As of December 31, 2009, we were under contract to provide either our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or our Online Advice service only, through more than 760 plan sponsors with approximately 7.4 million plan participants whose retirement savings represented more than $500 billion in assets. Within this group, we were under contract to make available our full suite of services to more than 354 plan sponsors representing approximately 3.9 million participants and approximately $269 billion in AUC as of December 31, 2009. We believe our brand recognition and experience serving plan sponsors from a wide variety of industries provide us with a competitive advantage. Our strategy of serving large plan sponsors with complex plans has led us to develop a set of product features, processes and organizational knowledge that is attractive to other large plan sponsors that have similar plan complexities. Of the approximately 490,000 401(k) plans and $2.3 trillion in 401(k) assets in 2008, companies with more than 5,000 employees accounted for 0.4% of all plans, 45% of all plan participants and 52% of all assets, according to Cerulli Associates. We believe that among discretionary managed account providers, we have the largest installed base of plan sponsors that have more than 10,000 participants. As of December 31, 2009, we had signed contracts to make our services available through 116 Fortune 500 and eight Fortune 20 companies. We believe the quality and quantity of our plan sponsor customer base further enhances our position as an acknowledged leader in our markets. Furthermore, we believe that many plan sponsors that contemplate switching plan providers consider the availability of our services on alternative plan provider platforms in making their decisions. We believe that this in turn provides incentives to plan providers to maintain ongoing relationships with Financial Engines.

Our Business Model

Recurring and Resilient Revenue Base.  We believe our business model has structural advantages that allow us to demonstrate resiliency in difficult environments. We currently serve investors with 401(k) accounts that, unlike non-retirement investment accounts, generally receive consistent automatic contributions from participants and have adverse tax treatment on early withdrawals. We create portfolios with a diversified mix of equity and fixed income exposure designed to reduce volatility. Our investment methodology also avoids market timing biases that can increase volatility for investors. In addition, our contracts with plan sponsors typically have initial terms of three years and evergreen clauses that extend the initial term until terminated by either party after a specified notice period. Our technological connectivity with plan providers and plan sponsors results in low sponsor turnover and high switching costs should a competitor try to win these accounts. In a given year, our Professional Management revenue consists of recurring revenue earned from contracts in place prior to the beginning of that year. Revenue from contracts in place as of December 31, 2008 accounted for approximately 99% of our total revenue for the year ended December 31, 2009.

While market declines may affect the value of our AUM, we believe our business model may mitigate the effects of market declines. From December 31, 2007 to December 31, 2008, our AUM declined approximately 4%. This was a challenging time for the equity markets, as shown by a decline in the S&P 500 of approximately 38% over the same period. We believe the effect on our AUM during this period was mitigated as a result of new business, ongoing participant contributions and less volatile investment performance among other factors. From December 31, 2008 to December 31, 2009, our AUM increased 65%.

The table below illustrates the level of the S&P 500 and our AUM, measured as of the last day of the quarter in each of the past five quarters. Changes in AUM reflect ongoing enrollment from new members and ongoing contributions into member accounts. Factors that may cause our AUM to fluctuate include, but are not limited to, the performance of financial markets globally, new enrollments and participant contributions or cancellations. This table does not reflect our prediction or belief as to how our AUM will perform in relation to the S&P 500 in future periods or on future dates.

		Percentage		Percentage
		Change from	AUM*	Increase from
Quarter	S&P 500*	Prior Quarter	(in billions)	Prior Quarter
Q4 2008	903	(23)%	$15.6
Q1 2009	798	(12)%	$16.1	3%
Q2 2009	919	15%	$19.5	21%
Q3 2009	1057	15%	$23.5	21%
Q4 2009	1115	5%	$25.7	9%

*	Measured as of the last day of the applicable quarter.

Attractive Economic Model.  We believe the scalability of our technology platform results in attractive per-member economics. We incur significant up-front expenses to establish connectivity with plan provider and plan sponsor platforms. After establishing connectivity, we are able to add new plan sponsors and new members with less than pro rata incremental expenses. However, we do also incur one-time new member acquisition costs, which include costs of the personnel associated with marketing to prospective members and costs related to printing and postage of enrollment materials. These acquisition costs are significantly higher than our ongoing servicing costs to manage existing member accounts in subsequent years. We experience relatively high contribution margins in the years following the acquisition of a new member. In 2009, we averaged approximately $145 in revenue per member and approximately $42 in ongoing variable servicing costs per member. Ongoing variable servicing costs include data connectivity fees to plan providers, retirement updates and other member materials, as well as the expense associated with our advisor center, operations and portfolio management teams. Our fixed costs and other variable costs, such as any other portions of our service delivery and investment management teams, as well as technology, sales and marketing, and general and administrative teams which may also be involved with member servicing, are not included as these teams are primarily dedicated to activities other than member servicing and any incremental costs which may be associated with member servicing have generally been insignificant. Accordingly, it is difficult to estimate the actual total ongoing variable servicing costs per member and these costs are likely to vary in the future.

Sole Access and Customer Retention.  Our business model enjoys a number of structural advantages that result in sole access to plan participants and high plan sponsor retention levels. The 354 plan sponsors representing approximately $269 billion in AUC who make available our Professional Management service have each made us the sole provider of these services to their plans. We believe this reflects the desire of plan sponsors to avoid inconsistent methodologies, to simplify choices for plan participants and to avoid building new data connections with multiple investment advice vendors.

Since the launch of our Professional Management service in September 2004, we have retained over 96% of our plan sponsor clients each year. We believe this reflects the desire of plan sponsors to maintain continuous and consistent provision of investment advisory services for their employees. In addition, we have been largely unaffected if a plan sponsor changes its underlying recordkeeping platform or the investment alternatives available to its employees because of the breadth of our data connections and our independent investment methodology.

Significant Growth Opportunity Within Our Existing Customer Base.  We believe our business has a significant opportunity for growth from our existing customer base. As of December 31, 2009, we had approximately $25.7 billion in AUM and approximately 391,000 members, while our Professional Management services were available to employees representing approximately $269 billion in AUC and approximately 3.9 million potential members. This implies a participant enrollment rate, or the percentage of plan participants who use our Professional Management service, across all plans where Professional Management is available, including plans where enrollment campaigns are not concluded or have not yet been commenced, of approximately 10.0%. The growth from ongoing contributions, market returns and AUM penetration of existing sponsors will provide us with the ability to increase our revenue and net income. With our scalable technology, we will be able to use our existing infrastructure to serve additional members without significantly increasing servicing costs. We believe we can increase our revenue and net income by increasing our participant enrollment rate within our existing client base.

Our Growth Strategy

Increase Penetration Within Our Existing Professional Management Plan Sponsors.  We believe we have a significant opportunity for growth within our existing plan sponsor base that offers our Professional Management service to plan participants by increasing enrollment rates for our Professional Management service. Our focus is to encourage enrollment in our Professional Management service in order to help employees reach their retirement goals and plan sponsors execute their duties as prudent plan fiduciaries. As of December 31, 2009, we managed approximately 10.8% of plan assets in plans to which our Professional Management service has been actively rolled out for at least 14 months. We plan to increase enrollment by both continuing to promote our services to participants in Active Enrollment campaigns and encouraging plan sponsors to initiate Passive Enrollment campaigns. Active Enrollment campaigns require that plan participants proactively sign up for our services. Passive Enrollment campaigns automatically enroll some or all of a plan sponsor’s plan participants into our Professional Management service unless the individual participant declines or “opts-out” of the service.

Over time, we believe that we can increase our enrollment rate in Active Enrollment campaign plans through annual enrollment campaigns, direct marketing to plan participants and other promotional activities. Our past experience has shown that in cases where a plan sponsor used Passive Enrollment, the enrollment rate of plan assets was higher and achieved at lower acquisition cost per member than in cases where a plan sponsor used Active Enrollment. We believe Passive Enrollment is attractive to plan sponsors due to the lower fees payable by plan participants who are passively enrolled, the fiduciary protection afforded to plan sponsors by participants having to affirmatively elect not to receive professional advice and the relatively higher number of participants likely to be enrolled and receiving professional management upon rollout. We believe that the adoption of Passive Enrollment among more plan sponsors will likely increase our AUM as a result of the higher enrollment rates that these campaigns historically generate. Depending on the proportion of the plan’s participants who are passively enrolled, we eliminate or reduce our platform fees, as well as reducing the fees payable by plan participants.

We measure enrollment in our Professional Management service by members as a percentage of plan participants, and by AUM as a percentage of AUC, in each case across all plans where Professional Management is available, including plans where enrollment campaigns are not yet concluded or have not been commenced. In addition to measuring enrollment in all plans that have been rolled out, we measure enrollment in plans that have been actively rolled out for at least 14 months and in plans that have been actively rolled out for at least 26 months. We consider a plan to be actively rolled out upon mailing of initial enrollment materials. We measure enrollment in plans that have been rolled out for at least 14 months and at least 26 months because we generally seek to commence annual campaigns 12 months after the start of the prior campaign, and each campaign typically lasts 45-60 days.

	Members as a	AUM as a
	Percentage of	Percentage of
As of December 31, 2009	Eligible Participants	AUC
All plans rolled out	10.0%	9.5%
All plans actively rolled out 14 months or more	11.4%	10.8%
All plans actively rolled out 26 months or more	12.3%	11.4%

Enhance and Extend Our Services as Baby Boomers Enter Retirement.  While the financial services industry has largely focused on helping Baby Boomers accumulate assets for retirement, we believe there is a growing need for services to help convert their accumulated retirement assets into stable lifetime income. According to data contained in the Federal Reserve Board’s Survey of Consumer Finances for 2007, households headed by individuals age 45 through 64 represented 45% of all retirement account holders but account for 56% of the assets in retirement accounts. While accumulating enough assets for retirement is challenging for the average investor, the calculation of how to spend retirement assets is even more intimidating as individuals bear the risk of outliving their assets. A McKinsey & Company report, “Redefining Defined Contribution” (2007), indicated that 85% of the consumers concerned or extremely concerned about not having a sufficient income for retirement are interested in seeking advice on how to guarantee sufficient income for retirement.

We have plans to extend our services to help investors turn those retirement assets into stable lifetime income. With many Baby Boomers now reaching traditional retirement age, we believe there is an opportunity for us to expand our services to offer cost-effective, objective and convenient solutions to help retirees safely convert their accumulated assets into stable lifetime income. We believe our established investment methodology, technology, communications and access to our Investment Advisor Representatives can form the basis of an attractive service for individuals who need payouts from their retirement accounts. We believe our existing relationships with retirement plan providers, plan sponsors and plan participants provide us with an opportunity to extend our services to help manage the complex challenge of turning retirement investments into retirement income. Approximately 42% of our current Professional Management members are over the age of 50 and represent 62% of assets in our Professional Management program as of December 31, 2009.

Address IRA Rollover Market.  We also intend to expand our services to help members of our Professional Management program who roll over their 401(k) into an IRA account available through the plan provider. We believe that our pre-existing relationships with many 401(k) participants will provide an advantage as we expand into the IRA rollover market. We also plan to help other individual IRA investors manage and draw down income from their IRAs. We believe that the existing technology, distribution relationships and operational scale we have developed will be directly applicable to serving millions of IRA investors cost-effectively. According to Cerulli Associates, the IRA market, with more than $3.6 trillion in assets as of December 31, 2008, and a historical five-year compound annual growth rate approaching 3.8% per year, is estimated to grow faster than any other part of the retirement market, due largely to retirees rolling their assets from a 401(k) plan to an IRA.

Increase Defined Contribution Market Penetration.  We also plan to expand our services to more fully serve the defined contribution market. We currently focus our sales and marketing efforts on large, corporate defined contribution plans, or 401(k) plans, and have little penetration into public defined contribution plans such as 403(b) and 457 plans. We believe that the existing technology, distribution relationships and operational scale we have developed will be directly applicable to serving millions of 403(b) and 457 investors cost-effectively, as well as participants at employers with fewer employees.

Expand Number of Retirement Plan Sponsors.  We deliver our services to plan sponsors and plan participants primarily through existing connections with eight retirement plan providers. Based on information from Pensions and Investments, as of March 31, 2009, and from one of the plan providers, we estimate that these eight plan providers collectively service plan sponsors representing more than $1.5 trillion in plan assets, or more than 80% of the assets contained in plans with more than 10,000 participants. As of December 31, 2009, we had approximately $269 billion in AUC. We intend to sell our services to other plan sponsors that are not current clients but are serviced by plan providers with whom we have relationships. We also plan to create data connections with additional plan providers to access defined contribution plans of educational institutions as well as non-profit organizations and government entities.

Offer Professional Management Service to “Online Only” Plan Sponsors.  As of December 31, 2009, we provided our Online Advice service to more than 380 of our plan sponsor customers, but do not offer our Professional Management service to them. We plan to pursue growth by seeking to convert a number of the largest of these plan sponsors to our full suite of services, including Professional Management, Online Advice and Retirement Evaluation. As of December 31, 2009, we were under contract to provide our full suite of services through more than 760 plan sponsors with approximately 7.4 million plan participants whose retirement savings represented more than $500 billion in assets. More than one million participants have accepted our online services agreement. We believe that successfully converting a portion of the 401(k) assets in our online-services-only plans into AUC, and then into AUM, will likely increase future revenue because we would earn fees based on AUM as well as the flat fee paid by the plan sponsor.

Products and Services

We provide individuals with personalized portfolio management services, investment advice and retirement help to plan participants through plan providers. Our services address some of the most important questions and concerns faced by plan participants as they prepare for retirement, including:

•	“How much will I need when I retire”?

•	“Will I have enough money to retire”?

•	“How should I invest my money”?

•	“When can I retire and how much can I spend when I do”?

Professional Management.  Our Professional Management service, a discretionary managed account service launched in 2004, is designed for 401(k) participants who want affordable, personalized and professional portfolio management, investment advice and retirement help from an independent investment advisor with no conflicts of interest. With this service, plan participants delegate investment decision-making and trading authority to us, which is referred to as discretionary authority. We developed our Professional Management service to reach a large number of plan participants on a cost-effective basis and assist them on the path to a secure retirement. When plan participants enroll in our Professional Management service, we use our Advice Engines to create personalized, diversified portfolios and provide ongoing Professional Management.

Members enrolled in the Professional Management service receive a Retirement Plan, which analyzes their investments, contribution rate and projected retirement income. The Retirement Plan provides advice on their annual contribution amount, shows how we propose to allocate their investments and forecasts their retirement income relative to a retirement goal. Members are encouraged to provide their desired retirement age, risk preference, employer stock holding preference and information regarding certain other assets that they hold outside of their 401(k) account. Any personal information provided is used to customize a new portfolio allocation that is reflected in a revised Retirement Plan. Each member portfolio is reviewed every three months and transactions are executed, if necessary, to reallocate the investments. The member also receives a quarterly Retirement Update that shows how they are progressing towards their retirement goals and describes any changes that we have made to their investment allocations.

Members can, at any time, call one of our registered Investment Advisor Representatives or log in to a website to check their progress or further tailor their portfolio to their personal circumstances. Our registered Investment Advisor Representatives, and certain call center personnel of the plan providers with whom we work, have access to the Financial Engines Professional Advisor, our proprietary client relationship management application, enabling the advisor to change or add to the personal information used to manage the member’s account and explain to the member the impact of any changes on the member’s projected future 401(k) balance. Registered Investment Advisor Representatives can modify member inputs but not Advice Engine outputs and recommendations. As members approach retirement, they are offered a Retirement Checkup, which is a phone-based consultation with an Investment Advisor Representative. During the Retirement Checkup, the Investment Retirement Representative confirms the participant’s retirement goal, reviews the participant’s retirement income forecast and helps the participant close the gap, if any, by exploring alternatives, such as the impact of increasing savings or adjusting the participant’s retirement age. As of December 31, 2009, we had 17 Investment Advisor Representatives. We additionally rely on supervisors and other trained employees and personnel when call volumes are high. We expect to increase modestly the number of Investment Advisor Representatives to support Retirement Checkups and outbound calling initiatives.

Online Advice.  Our Online Advice service, launched in 1998, is a nondiscretionary Internet-based service designed for plan participants who wish to take a more active role in personally managing their portfolio. With this service, plan participants may elect to follow the online advice without delegating investment decision-making and trading authority to us, making this a nondiscretionary service. This Internet-based service includes interactive access to simulation and portfolio optimization technologies through our Advice Engines. Plan participants see a forecast that shows how likely they are to reach their desired retirement goals, get recommendations on which investments to buy or sell and simulate how their portfolios might perform under a wide variety of economic scenarios. They can also explore different levels of investment risk, savings amounts and retirement horizons, as well as get tax-efficient advice on accounts other than their 401(k). The Online Advice service is integrated with single sign-on to the plan provider’s 401(k) website, which enables data pre-population and, typically, the ability to initiate transactions directly from the Online Advice service. A version of the service is also available to retail investors directly through our website.

Retirement Evaluation.  When our full suite of services is being offered in a plan, we send each eligible plan participant a Retirement Evaluation or similar retirement readiness assessment upon rollout and generally annually thereafter, together with a Professional Management enrollment form. Retirement Evaluations highlight specific risks in a plan participant’s retirement account, provide an assessment of the likelihood of achieving the plan participant’s retirement income goal, provide guidance on how to reduce those risks and introduce our services as a means of obtaining help in addressing these issues. Retirement Evaluations are based on data provided by the plan provider and include an evaluation of how well the plan participant is investing and saving in the retirement plan. Specifically, the evaluation considers the individual plan participant’s risk, diversification, employer stock concentration and 401(k) contribution rate.

Investment Process and Methodology

Our goal is to apply investment techniques traditionally available only to large, sophisticated investors to help small, individual investors achieve their retirement goals. Our advice services incorporate several of the methodologies developed by our co-founder and economics Nobel Laureate, Professor William F. Sharpe. We use Monte Carlo simulation and proprietary optimization techniques to provide plan participants with cost-effective, sophisticated, personalized and unconflicted advice. Monte Carlo simulation is widely used in investment management and is a statistical technique in which many simulations of an uncertain quantity are run to model the distribution of possible outcomes.

We model more than 30,000 securities, including retail mutual funds, stocks, employee stock options, institutional funds, guaranteed investment contracts and stable value funds, exchange-traded funds and fixed-income securities on an ongoing basis. When providing simulations and investment recommendations, our methodology evaluates a variety of factors that impact investment returns, including: fees, portfolio turnover, management performance, tax-efficiency, a fund’s investment style where we identify the underlying asset class exposures and active management risk associated with asset allocation changes by a fund manager in response to market conditions and decisions to weight specific security holdings differently than comparable indices. By modeling the characteristics of specific investment alternatives, we are able to provide quantitative estimates of possible future outcomes and make investment recommendations. We are able to model the complexities found in large retirement plans and to provide investment advice to plan participants that can be implemented within the limits of a given plan’s available options.

Unlike traditional advisory services, we do not rely on the subjective evaluation of each plan participant’s portfolio by a human investment advisor. Instead, our services rely on Advice Engines that accept inputs on available investment choices along with a variety of personal information including: risk tolerance, investment horizon, age, savings, outside personal assets, investor preferences and tax considerations. This approach results in a consistent, systematic and objective investment methodology in which the advice generation is distinct from the method of delivery, which may be online, via printed materials or through phone conversations with our registered Investment Advisor Representatives or the call center representatives of certain plan providers with whom we have relationships. The representatives who are available by phone to speak with Professional Management members have the ability to change or add to the personal information used to manage the member’s account and explain to the member the impact of any changes on the member’s projected future 401(k) balance. Registered Investment Advisor Representatives can modify member inputs but not Advice Engine outputs and recommendations. This process is designed to ensure that the advice is personalized and consistent regardless of the asset balance of the plan participant, or the channel through which the plan participant receives our advice. This process also ensures that the investment recommendations are consistent across plan providers, plan sponsors and plan participants. Finally, this approach enables a detailed audit trail of the recommendations provided to each plan participant over time to assist with regulatory responsibilities.

To maintain the quality of our investment recommendations, our Advice Engines incorporate a wide variety of automated checks and validation procedures. These processes are overseen by multiple groups within our Investment Management and Service Delivery organizations. These processes help verify that the data inputs into our systems are timely and accurate, and that the resulting investment recommendations reflect the correct application of our investment methodology. We devote substantial ongoing product development to the maintenance and development of these data and advice validation procedures.

Our investment recommendations are limited to the investment alternatives available in a 401(k) plan as determined and approved by a plan fiduciary other than us, although we do take into account other identified holdings of the plan participant when offering investment advice. With the exception of employer stock, if any, included as an investment alternative, we do not provide advice on or manage single-company securities. We do not consult with, or make recommendations to, the plan sponsor regarding which investment alternatives to make available in a particular plan.

We offer no proprietary investment products. We are free of the conflicts of interest, or the perceptions of conflicts of interest, that can arise for competitors who offer such products. We do not receive differential compensation based on the investments we recommend. We do not hold assets in custody or execute trades.

We have a single investment methodology that is consistently applied across all member accounts. We create diversified portfolios for each member from the investment choices available in a plan with the goal of balancing potential returns consistent with the client’s investment horizon, other financial assets and risk preferences.

We maintain an ongoing research program to improve and extend our investment methodologies and our portfolio management and investment advisory services. We conduct research into the needs of retirees, publishing new findings in academic and practitioner journals. Recent research has included a behavioral finance study of the demand for annuities, efficient methods for addressing longevity risk and efficient methods for generating retirement income. This research can form the basis of extensions to our current investment methodology that can enable services that allow our Professional Management program to help participants generate stable retirement income from accumulated defined contribution assets. We believe that these extensions can expand the opportunity to manage assets for participants both within existing sponsored plans as well as in IRA rollover accounts.

Investment Performance

Historical investment performance is one factor that plan sponsors evaluate when deciding whether to offer our Professional Management service to their employees and when monitoring the investment manager selected. Because each of our Professional Management portfolios is personalized to the member’s specific financial circumstances, there is no one representative portfolio from which to calculate investment performance. Unlike a traditional investment fund, there is no single benchmark that would be appropriate to measure the relative performance of member portfolios. In order to provide investment performance and benchmarking information to plan sponsors, we have aggregated members into “cohort portfolios” corresponding to specific anticipated retirement dates. While the member allocations within these cohort portfolios differ according to the specific financial circumstances of each individual member, they share a common investment horizon and often have similar risk levels. This makes it possible to benchmark the cohort portfolios against the investment performance of similar strategies. For instance, the performance of cohort portfolios can be compared against the performance of target maturity funds with similar retirement horizons.

We believe the historical investment performance of cohort portfolios compares favorably to target-date fund benchmarks with similar time horizons and risk-return objectives. Our investment methodology emphasizes using market consensus expectations (i.e., no market timing), investing in lower cost funds and selecting managers with consistent performance over long time periods. We believe that this methodology can result in lower volatility and more predictable results for Professional Management members relative to the strategies employed by most target-date funds.

	Financial Engines	Target-Date Fund	Performance
	Professional Management*	Composite Benchmark	Difference
	(Net of Fees)	(Net of Fees)	(Net of Fees)
Annualized Since Program Inception (June 30, 2005 through December 31, 2009)

2010 Portfolio	3.61%	3.23%	0.38%

2020 Portfolio	3.01%	2.77%	0.24%

2030 Portfolio	2.61%	2.26%	0.34%

*	Includes management on an advised and subadvised basis.

The performance shown for the member cohort portfolios reflect asset weighted performance, net of all Professional Management fees, across all members in retirement plans that had the requisite data and were retiring in a specified target year, plus or minus one year. For example, the 2010 Portfolio includes members retiring in years 2009, 2010 and 2011. Cohort portfolios therefore do not include results of all program members in the reported plans. We net out fees on the basis of the maximum fee schedule applicable to any cohort member. The “requisite data” qualification is in regard to members who are through the transition period and who had account balances at some time during the measured time period. In a small number of cases, we excluded certain member accounts because they included investments in closed or private funds for which performance data is not available or is not able to be derived, based on asset class, or we may not include multiple accounts. For periods after January 1, 2010, the cohort portfolios will reflect performance across all members in plans that had such requisite data and were retiring in a specified target year, plus or minus two years, subject to a retired member cohort portfolio adjustment. A retired member cohort portfolio shall be established and consist of all members in plans that had such requisite data and were retiring, or retired, within one year from the then current calendar year. For example, in 2011, the retired member cohort portfolio shall consist of members targeted to retire in 2012 and all other previous periods. No cohort portfolios contain results of members who cancelled out of the program. Because daily participant contribution and withdrawal information is generally not available, we derive performance by attributing the performance of each investment held to plan accounts in the proportions held at the start of the period.

The target-date fund composite benchmark is an equally weighted average performance of the top five target-date funds by assets, currently the target-date funds of Fidelity, Vanguard, T. Rowe Price, Principal Investments and American Funds. Changes are made in the composite on a forward basis, and prior composites are available upon request. For some target years, a fund family did not offer a specific target horizon fund, and in those cases the return was interpolated using the returns of the existing target-date funds.

Historical performance, particularly short-term performance, is not a guarantee of future returns. The target-date fund composite is provided as a benchmark, but is not illustrative of any particular investment. An investment cannot be made in the benchmark as a single investment.

Investment Technology

We believe portfolio management services in the workplace should be offered to all eligible plan participants regardless of wealth. Achieving that objective requires significant scalability to achieve an affordable cost to the investment manager. The scalability of our technology has been tested and continues to deliver flexibility and results as our business has grown. As of December 31, 2009, we were managing approximately 391,000 separate portfolios with a total AUM value of approximately $25.7 billion. As of December 31, 2009, approximately 45% of our Professional Management members have less than $20,000 of retirement assets in their accounts. We believe this technology advice platform and delivery mechanism allows us to normally operate, on average, with a ratio of one registered Investment Advisor Representative for approximately every 10,000 members who are served by our advisors. We believe this is a more favorable ratio than that of the typical traditional broker or investment advisor.

Our Advice Engines consist of two main components: a Simulation Engine and an Optimization Engine. In the course of our development, we have received nine U.S. patents that apply to various parts of our Advice Engines.

Simulation Engine.  We have developed a Monte Carlo Simulation Engine that provides plan participants with a view of the potential range of future values of their retirement investments. The Simulation Engine helps plan participants reach informed decisions about the appropriate level of risk, savings and time horizon to improve the likelihood of achieving financial goals. Our Simulation Engine is capable of:

•	modeling more than 30,000 securities, including retail mutual funds, stocks, employee stock options, institutional funds, guaranteed investment contracts and stable value funds, exchange-traded funds and fixed-income securities while considering tax implications, expenses, redemption fees, loads and distributions;

•	considering security-specific characteristics such as investment style, expenses, turnover, manager performance, security-specific and industry risk;

•	forecasting the total household portfolio, including tax-deferred and taxable accounts;

•	incorporating social security, pension income and other retirement benefits; and

•	presenting outcomes in terms of portfolio value or retirement income.

Optimization Engine.  We use our Optimization Engine to construct personalized portfolios. We do not rely on generic, model portfolios that are unable to accommodate many real-world complexities. As of January 5, 2010, approximately 74% of the portfolios generated by our Advice Engines for our members had investment allocations that were not identical to any other member’s portfolio in their plan. We believe individuals prefer personalized investment recommendations that consider their personal preferences and financial circumstances over model portfolios.

Our Optimization Engine takes into consideration the costs, quality and investment styles of the specific investment alternatives available to a plan participant. Specifically, our investment recommendations take into consideration for each fund the mix of asset class exposures, fund expenses, turnover, fund-specific risk due to active management, manager performance and consistency, user imposed constraints and tax efficiency, where applicable, to construct a personalized portfolio recommendation for each client. The calibration of this model is based on more than a decade of research into the factors that influence investment performance. Our approach does not rely on market timing or tactical asset allocation strategies. Our models are designed and calibrated on an ongoing basis to reflect the consensus market expectations built into the observed asset holdings of the market as a whole. We believe this approach increases the probability that our recommendations are consistent with current market conditions and are free from subjective or market timing biases that can arise from traditional optimization models. Our platform has been employed to provide portfolio management services, investment advice and retirement readiness assessments to millions of investors over the last 11 years.

When constructing a portfolio, our Optimization Engine:

•	supports real-time, specific, product-level buy and sell recommendations for Online Advice, which can be readily executed, and automated transactions for Professional Management;

•	creates recommended portfolios from the available investment alternatives, such as retail mutual funds, institutional funds and employer stock, in the case of a 401(k) plan, or from either the entire universe of more than 15,000 retail mutual funds, or a subset thereof, in the case of taxable or other tax-deferred accounts;

•	creates recommendations across multiple taxable and tax-deferred accounts;

•	takes into consideration investor risk preferences, restricted positions, redemption fees, investor constraints and outside account information provided to us to create personalized investment recommendations;

•	for assets held in taxable accounts, considers the impact of personal tax rates, unrealized capital gains and losses, the tax efficiency of specific investment options including the propensity to distribute capital gains and income distributions and the benefit of optimal asset placement to maximize after-tax investment returns; and

•	enables real-time interaction with plan participants allowing them to partially override recommendations and immediately receive updated advice reflecting these constraints.

Our systems assess a plan participant’s portfolio through a variety of market conditions including variation in inflation, interest rates, dividends and the performance of 15 different asset classes. We are able to simulate an individual investment portfolio’s performance across a wide variety of scenarios in a fraction of a second, illustrating the possible outcomes for a given strategy. This technology underlies the interactive user experience available to users online or through call center sessions. The platform enables us to provide a financial forecast of a plan participant’s current or target portfolio, showing the impact of a wide variety of potential market scenarios on their investment performance.

Customers and Key Relationships

We provide personalized portfolio management services, investment advice and retirement help to plan participants and reach them through plan sponsors whose retirement plans are administered by plan providers.

Retirement Plan Participants.  We define plan participants as employees participating in retirement plans who have access to our Professional Management or Online Advice services. As of December 31, 2009, approximately 7.4 million plan participants, whose retirement savings represented more than $500 billion in aggregate plan assets, had access to our services. As of December 31, 2009, we managed portfolios for approximately 391,000 members with an average balance of $66,000 in their 401(k) accounts, collectively representing approximately $25.7 billion in AUM. More than one million participants have accepted our online services agreement.

Retirement Plan Sponsors.  We define plan sponsors as employers across a range of industries who offer defined contribution plans to employees. As of December 31, 2009, we were under contract to provide either our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or our Online Advice service only, through more than 760 plan sponsors. No more than 5% of our revenue was associated with any one plan sponsor in 2009. Since the launch of our Professional Management service in 2004, we have retained over 96% of our sponsors each year. Our plan sponsor agreements are typically for an initial three-year term and continue thereafter unless terminated. At any time during the initial term or thereafter, a plan sponsor can cancel a contract for fiduciary reasons or breach of contract. A plan sponsor can generally terminate a contract after the initial term upon 90 days notice.

Retirement Plan Providers.  We define plan providers as the administrators and recordkeepers of defined contribution plans. In consultation with plan sponsors, plan providers make available a range of investment alternatives through retirement plans to individual participants. We work with plan providers to make available portfolio management and investment advisory services to the participants in the defined contribution plans of plan sponsors. We deliver our services to plan sponsors and plan participants primarily through existing connections with eight retirement plan providers. Our contracts with plan providers generally have terms ranging from three to five years, and have successive automatic renewal terms of one year unless terminated in accordance with prior notice requirements. Certain of the plan provider agreements are in or will soon be in renewal periods. In addition, a plan provider may terminate its contract with us at any time for specified breaches. We maintain two types of relationships with our plan providers:

•	Subadvisory Relationships. In these relationships, the plan provider is the primary advisor and plan fiduciary and we act in a subadvisory capacity. Our contract is with the plan provider and not the plan sponsor. We receive full sales support from the plan provider and offer our co-branded services under the plan provider’s brand, with the services identified as “powered by Financial Engines.” Revenue is collected by the plan provider who then pays a subadvisory fee to us. We have subadvisory relationships with ING, JPMorgan and Vanguard.

•	Direct Advisory Relationships. In these relationships, we are the primary advisor and a plan fiduciary. Data is shared between the plan providers and us via data connections. In addition, our sales teams directly engage plan sponsors, although, in some cases, we have formed and are executing a joint sales and collaborative marketing strategy with the plan provider. We have separate contracts with both the plan sponsor and plan provider and pay fees to the plan provider for facilitating the exchange of plan and plan participant data as well as implementing our transaction instructions for member accounts. Plan providers with whom we have direct advisory relationships are ACS, Charles Schwab (for one full suite plan sponsor), Fidelity, Hewitt, Mercer and T. Rowe Price.

In 2009, 19%, 12% and 10% of our total revenue was attributable to JPMorgan, ING and Vanguard, respectively. Revenue attributable to these three plan providers includes subadvisory fees they pay to us directly, as well as revenue from certain plan sponsors that work with these plan providers but pay us directly. In 2009, these plan providers worked with more than 640 plan sponsors to which we provided our services. JPMorgan, Vanguard and ING directly accounted for approximately 18%, 10% and 8% of our total revenue, respectively, during 2009. No other plan provider or plan sponsor accounted for more than 10% of our total revenue during 2009.

The following table describes the key constituents within the retirement plan process, their specific role in the retirement plan process and our relationship with each constituent.

	Role in Retirement	Role of Financial	Financial Engines
Constituents	Plan Process	Engines	Reaches
Plan Participants
•   Invest in personal retirement plan by making ongoing contributions through payroll deduction.

•   In the absence of a managed account provider, select investments from options available within plan.

•   Seek retirement portfolio management services, investment advice and retirement help.
• Provide plan participants with independent portfolio management services, investment advice and retirement help.

•   We refer to plan participants who enroll in our Professional Management service as members. Members delegate investment decision-making to us.

• Participants in plans with Active Enrollment campaigns must proactively sign up for our Professional Management service. Participants in plans with Passive Enrollment campaigns are automatically enrolled into our Professional Management service unless they decline the service.	• As of December 31, 2009, we had approximately 391,000 members, and approximately 7.4 million plan participants, whose retirement savings represented more than $500 billion in aggregate plan assets, had access to our services.

• As of December 31, 2009, approximately 25% of our approximately 391,000 Professional Management members were passively enrolled.

Plan Sponsors
•   Make 401(k) plan and payroll deductions available to employees.

•   Choose investment alternatives available to employees.

•   Focus on increasing retirement plan participation, increasing plan participant contributions and improving plan participant asset allocation.

•   Make services available to assist plan participants with retirement investing.
• Provide plan sponsors with a mechanism to facilitate fulfillment of fiduciary responsibilities.

• Coordinate with plan sponsors to make advice and management services available to their plan participants.	• As of December 31, 2009, we provided our services to plan participants at more than 760 plan sponsors, including 116 Fortune 500, 33 Fortune 100 and eight Fortune 20 companies.

• As of December 31, 2009, we provide our full suite of services, including Professional Management, Online Advice and Retirement Evaluation, to 354 plan sponsors representing approximately 3.9 million participants and approximately $269 billion in AUC.

Plan Providers
•   Provide recordkeeping and administrative services to retirement plans.

•   Process investment transactions and payroll deductions for plan participants.

•   Collaborate with us on sales, marketing, product integration and branding.
• Offer an independent advisory service valued by plan sponsors to complement the plan provider’s existing platform.

•   Subadvisory plan provider relationships include ING, JPMorgan and Vanguard.

		• Direct advisory plan provider relationships include ACS, Charles Schwab (for one full suite plan sponsor), Fidelity, Hewitt, Mercer and T. Rowe Price.	• As of December 31, 2009, we delivered our services to plan sponsors and plan participants primarily through existing connections with eight retirement plan providers. We estimate that these eight providers collectively service plan sponsors representing more than $1.5 trillion in plan assets, or more than 80% of the assets contained in plans with more than 10,000 participants.

Sales and Marketing

Increasing the number of plan participant accounts and assets we manage requires establishing relationships and data connections with plan providers, obtaining contracts with plan sponsors to make our services available to their plan participants and conducting direct marketing and other promotional activities to encourage plan participants to use our Online Advice service or to enroll in our Professional Management service.

Establishing Relationships and Connections with Plan Providers.  We rely on direct sales to create contractual relationships with plan providers. Following contract signing, technical teams from Financial Engines and the plan provider initiate a data connection project that typically takes between four months and one year to complete. Once we have incurred this one-time, up-front cost to establish a relationship and connection with a plan provider, we are able to roll out our services for any plan sponsor of that plan provider with modest time and effort.

Obtaining Contracts with Plan Sponsors.  Either Financial Engines or, in the case of a subadvisory relationship, the plan provider, must obtain a contract with a plan sponsor before we can make available our Professional Management or Online Advice services to that plan sponsor’s participants. We market our services to plan sponsors in the following manner:

•	Sell through the Retirement Plan Provider. Where we have a subadvisory relationship with the plan provider, we provide a combination of primary and secondary sales and marketing support depending on the plan sponsor opportunity. Together with the plan provider, we develop a joint sales and rollout plan in which our relationship managers and direct sales team support the plan provider. This distribution model enables us to reach plan sponsors efficiently, while providing consistent and independent investment advice to plan participants.

•	Direct to Plan Sponsor. In the case of direct advisory relationships, we pursue a direct sales strategy with plan sponsors. Our direct sales team’s efforts are supported by a client services team that engages in sales efforts with existing plan sponsors and that coordinates sales activities directed at new plan sponsors with our plan provider partners. The direct sales and client services teams are supported by a channel marketing team that seeks to generate demand for our services through public relations, industry events, plan provider specific marketing programs and sales support in the field.

Direct Marketing to Plan Participants.  Once a retirement plan has been set up on our systems and our services have been made available to plan participants, we conduct direct marketing and other promotional activities to encourage use of our Online Advice service and enrollment in our Professional Management service. These efforts typically include printed Retirement Evaluations, email notifications and website integration. These campaigns are usually conducted at the time of rollout and annually thereafter. Plan sponsors can choose an Active Enrollment campaign, in which a plan participant must affirmatively sign up for the Professional Management service, or a Passive Enrollment campaign, in which a plan participant will become a member of the Professional Management service unless they decline the service. Passive Enrollment campaigns achieve higher enrollment results at lower acquisition cost per member than do Active Enrollment campaigns. We believe Passive Enrollment is attractive to plan sponsors due to the lower fees payable by plan participants who are passively enrolled, the fiduciary protection afforded to plan sponsors by participants having to affirmatively elect to not receive professional advice and the relatively higher number of participants who will be enrolled and receiving professional management upon rollout. Depending on the proportion of the plan’s participants who are passively enrolled, we eliminate or reduce our platform fees, as well as reducing the fees payable by plan participants.

Service Delivery and Systems

Our Service Delivery team is responsible for the rollout, operation and support of our Professional Management and Online Advice services. As of December 31, 2009, we had rolled out our Professional Management service at 354 plan sponsors with approximately 391,000 members enrolled in this service. In addition, the Service Delivery team supports the availability of the service to approximately 7.4 million plan participants who have access to our Online Advice service.

Our Client Implementations team is responsible for project management and the steps involved in setting up and rolling out our services to a plan sponsor. This includes learning the specifics of each plan sponsor’s plan(s), including the fund lineup, fees, matching rules, associated defined benefit and non-qualified and other plans, configuring the plan specifics using our plan sponsor configuration tool, verifying the implementation and approving the commencement of enrollment efforts. The team also oversees the preparation and production of enrollment materials for each participant in the plan. Once a sponsor is set up and rolled out, our Client Implementations Team is also responsible for maintenance of each sponsor’s ongoing plan updates as directed by our account managers.

The Operations team is responsible for data processing and validation of prospect data for new sponsor rollouts and annual campaigns, as well as the ongoing servicing of members in the Professional Management service. These member servicing responsibilities include member data load and verification, the coordination and oversight of all printed materials, such as Welcome Kits and quarterly Retirement Updates, transaction processing and reconciliation, fee processing and reconciliation and quarterly sponsor report generation.

Our advisor call center is staffed with registered Investment Advisor Representatives. These advisors service participants through phone and email channels by providing guidance to plan participants regarding the operation of the program, enrollment and personalization of the participant’s financial profile. Our registered Investment Advisor Representatives and certain call center personnel of the plan providers with whom we work have access to the Financial Engines Professional Advisor, our proprietary client relationship management application, which enables the advisor to change or add to the personal information used to manage the member’s portfolio allocation. Registered Investment Advisor Representatives can modify member inputs but cannot modify Advice Engine outputs and recommendations.

Our services are deployed using a centrally hosted, web-based architecture built on industry-standard hardware and software. We have off-site back-up facilities for our database and network equipment, a disaster recovery plan and on-going third-party security audits to ensure the integrity of our systems. We evaluate and improve our systems based on measures of availability, system response time and processing capacity.

Competition

We operate in a competitive industry, with many investment advice providers competing for business from individual investors, financial advisors and institutional customers. Direct competitors who offer independent portfolio management and investment advisory services to plan participants in the workplace include Morningstar, GuidedChoice and ProManage. Plan providers that offer directly competing portfolio management and investment advisory services to investors in the workplace include Fidelity and Merrill Lynch. We currently have a relationship with Fidelity that allows us to provide our services to plan sponsors, for whom Fidelity is the plan provider, who elect to hire us. We also face indirect competition from products that could potentially be substitutes for our portfolio management services, investment advice and retirement help, most notably target-date retirement funds. Target-date funds are offered by multiple financial institutions, such as BlackRock (formerly Barclays Global Investors), Fidelity and Vanguard. These funds provide generic asset allocation based solely on the investment horizon of the investor. Among the plan sponsors to which we offer our Professional Management service and that offer lifecycle funds, approximately 80% offer retail-priced target-date retirement funds. Target-date funds, managed account and balance funds have been granted QDIA status by the Department of Labor.

We believe the competitive factors in our industry include:

•	ability to provide systemic portfolio management, investment advice and retirement help based on widely recognized financial economic theory without conflicts of interest;

•	established investment methodology and technology;

•	quality, breadth and convenience of advisory services;

•	established relationships with plan providers and plan sponsors;

•	reputation and experience serving plan sponsors and plan participants; and

•	price.

We believe we compete favorably with respect to these factors.

Regulation

Our investment advisory and management business is subject to extensive complex and rapidly changing federal and state laws and regulations. Financial Engines Advisors L.L.C., a subsidiary of Financial Engines, Inc., is registered as an investment advisor with the SEC and is subject to examination by the SEC. The Investment Advisers Act and related regulations impose numerous obligations and restrictions on registered investment advisers including fiduciary duties, record keeping requirements, operational requirements, marketing requirements and disclosure obligations.

The SEC is authorized to institute proceedings and impose fines and sanctions for violations of the Investment Advisers Act, including the power to limit, restrict or prohibit a registered investment adviser from carrying on its business in the event that it fails to comply with applicable laws and regulations. Our failure to comply with the requirements of the Investment Advisers Act or the related SEC rules and interpretations, or other relevant legal provisions could have a material adverse effect on us. We believe we are in compliance in all material respects with SEC requirements and all material laws and regulations. We were last inspected by the SEC in 2000. At the end of that examination the SEC staff sent us a letter indicating that the examination was concluded without findings, typically referred to as a “no-further action letter” or “no deficiencies letter.” These findings do not indicate that the SEC staff concluded that we were in compliance with federal securities laws or other applicable laws and regulations, but only that no deficiencies or violations came to the attention of the SEC staff during the course and scope of their examination.

In 2008, we derived nearly all of our revenue from Financial Engines Advisors L.L.C.’s investment advisory and management services through our contracts with plan providers, plan sponsors and plan participants. As an Investment Advisor, Financial Engines Advisors L.L.C. is not permitted to assign any investment advisory contract without the relevant client’s consent. The term “assignment” is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in Financial Engines Advisors L.L.C. The initial public offering of Financial Engines, Inc.’s common stock will not constitute an assignment for these purposes. Accordingly, we do not intend to seek approvals from our clients in connection with this offering.

Some of our executives and other employees are registered Investment Adviser Representatives with various states through the Investment Adviser Registration Depository and are subject in some states to examination requirements.

Financial Engines Advisors L.L.C. is subject to ERISA and the regulations promulgated thereunder, with respect to investment advisory and management services provided to participants in retirement plans covered by ERISA, and is also subject to state laws applicable to retirement plans not covered by ERISA. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended, referred to as the Code, impose certain duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving ERISA plan clients. We rely on certain regulatory interpretations and guidance in connection with our current business model, including regulations and guidance allowing us to passively enroll participations into our Professional Management service. We provide subadvisory services to plan participants pursuant to the Department of Labor’s Advisory Opinion 2001-09A. The failure of Financial Engines Advisors L.L.C. to comply with these requirements could have a material adverse effect on us.

We are also subject to state and federal regulations related to privacy, data use and security. These rules require that we develop, implement and maintain written, comprehensive information security programs including safeguards that are appropriate to our size and complexity, the nature and scope of our activities and the sensitivity of any customer information at issue. In recent years, there has been a heightened legislative and regulatory focus on data security, including requiring consumer notification in the event of a data breach. Legislation has been introduced in Congress and there have been several Congressional hearings addressing these issues. Congress is considering legislation establishing requirements for data security and response to data breaches that, if implemented, could affect us by increasing our costs of doing business. In addition, several states have enacted security breach legislation requiring varying levels of consumer notification in the event of a security breach. Several other states are considering similar legislation. Further, the SEC has issued a proposed rule expanding current requirements for safeguarding and disposing of customer information. The proposed rule also adds a requirement to notify customers in the event of a data security breach. Adoption of this rule will also increase our costs of doing business.

In recent years, there has been a heightened legislative and regulatory focus on the financial services industry, including proposals that call for creation of a self-regulatory framework for investment advisors similar to the regulatory structure that currently exists for broker-dealers through FINRA, elimination of pre-dispute arbitration clauses, additional fee disclosures, and the imposition of additional qualification requirements on investment advisors providing services to ERISA plan clients. Included in the financial reform legislation currently pending in Congress are various proposals that may affect investment advisers, including Financial Engines Advisors L.L.C. Although the final versions of these bills have not been adopted and signed into law, and the final scope and wording of the legislation, or the implementing rules and regulations are not yet known, it is expected that the compliance costs and liability risks for investment advisers will increase.

Rigorous legal and compliance analysis of our business is important to our culture. Our General Counsel supervises our compliance group, which is responsible for addressing all regulatory and compliance matters that affect our activities.

Intellectual Property

We rely on a combination of trademark, copyright, patent and trade secret protection laws to protect our proprietary technology and our intellectual property. We seek to control access to and distribution of our proprietary information. We enter into confidentiality agreements with our employees, consultants, vendors, plan sponsors and plan providers that generally provide that any confidential or proprietary information developed by us or on our behalf be kept confidential. We have proprietary know-how in software development, implementation and testing methodologies. We also pursue the registration of certain of our trademarks and service marks in the United States and other countries. We have registered the mark “Financial Engines” in the United States, Australia, Switzerland, China, the European Community, Hong Kong, Japan, Taiwan and Tunisia and have registered a sun and clouds design mark in these same countries. We have registered the marks “Adviceserver” and “Forecaster” in Japan and “FinEng” in Tunisia. We have registered our corporate logo and the marks “Investor Central,” “Financial Engines Investment Advisor,” “Retirement Help for Life,” and “We Make it Personal” in the United States. “Advice Light” is also a trademark owned by Financial Engines, Inc. which we use to notify an online user that we have advice on his or her account. In addition, we have registered our domain name, www.FinancialEngines.com. We have nine issued U.S. patents: three have been issued on our user interface, four relate to outcomes-based investing, including our financial advisory system, our pricing module and load-aware optimization and two have been issued on advice palatability. We also have seven pending U.S. patent applications. In addition, we also have issued patents and pending applications in foreign jurisdictions.

We have established a system of security measures to protect our computer systems from security breaches and computer viruses. We have employed various technology and process-based methods, such as clustered and multi-level firewalls, intrusion detection mechanisms, vulnerability assessments, content filtering, antivirus software and access control mechanisms. We also use encryption techniques. We control and limit access to customer-specific project areas, particularly at our data centers based on a “need to know” basis.

Employees

At December 31, 2009, we employed 264 full-time equivalent employees, including 105 combined in investment research, product development and engineering, 76 in sales and marketing, 58 in service delivery and 25 in general and administrative management. We consider relations with our employees to be good and have never experienced a work stoppage. None of our employees are either represented by a labor union or subject to a collective bargaining agreement.

Facilities

We currently lease our principal executive offices in Palo Alto, California under a lease that expires on August 31, 2012. We also lease office space in Phoenix, Arizona, primarily for our operations and call center, under a lease that expires on May 31, 2015, with an option to extend the lease until May 31, 2020. We sublease office space in Boston, Massachusetts, under a lease that expires on January 30, 2015. We believe that current facilities are sufficient to meet our needs for the foreseeable future.

Legal Proceedings

We are currently not party to any material legal proceedings. We may from time to time become involved in litigation relating to claims arising from our ordinary course of business. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

MANAGEMENT

Executive Officers and Directors

The following table shows information about our executive officers and directors, and their ages as of December 31, 2009:

Name	Age	Position(s)

Jeffrey N. Maggioncalda	41	President, Chief Executive Officer and Director
Raymond J. Sims	59	Executive Vice President and Chief Financial Officer
Christopher L. Jones	42	Executive Vice President, Investment Management and Chief Investment Officer
Lawrence M. Raffone	46	Executive Vice President, Sales and Client Services
Garry W. Hallee	48	Executive Vice President, Technology and Service Delivery
Kenneth M. Fine	41	Executive Vice President, Marketing
Anne S. Tuttle	48	Executive Vice President, General Counsel and Secretary
Deborah J. Behrman	53	Vice President, Human Resources
Paul G. Koontz (2)	49	Chairman
E. Olena Berg-Lacy (3)	60	Director
Heidi Fields (1)	55	Director
Joseph A. Grundfest (1)(3)	58	Director
C. Richard Kramlich (1)(2)(3)	74	Director
John B. Shoven (3)	62	Director
Mark A. Wolfson (1)	57	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and corporate governance committee.

Jeffrey N. Maggioncalda has served as our President and Chief Executive Officer since August 1996 and as a director since March 1997. From June 1991 to August 1994, he served as an associate at Cornerstone Research, an economic and financial consulting firm. Mr. Maggioncalda received an MBA from the Stanford Graduate School of Business and a bachelor’s degree in economics and English from Stanford University.

Raymond J. Sims has served as our Executive Vice President and Chief Financial Officer since August 1999. Before joining us, Mr. Sims served at Raychem Corporation, a technology company, as senior vice president, chief financial officer and treasurer from 1993 to 1999, as vice president and treasurer from 1985 to 1993 and as director, internal audit from 1982 to 1984. Mr. Sims received an MBA from the Harvard Business School and a bachelor’s degree in business and economics from Lehigh University.

Christopher L. Jones has served as our Executive Vice President, Investment Management and Chief Investment Officer since January 2006, our Executive Vice President, Investment Management from May 2001 until January 2006, and as our Vice President, Financial Research & Strategy, from January 1998 until May 2001. Prior to joining us, Mr. Jones served as a consultant at Cornerstone Research, an economic and financial consulting firm. Mr. Jones received masters degrees in business technology and engineering-economic systems and a bachelor’s degree in economics from Stanford University.

Lawrence M. Raffone has served as our Executive Vice President, Sales and Client Services since January 2001. Prior to joining us, Mr. Raffone served as the executive vice president of Fidelity

Investments Institutional Brokerage Group, a division of Fidelity Investments. Mr. Raffone received an MBA from Babson College and a bachelor’s degree in marketing from Bryant University.

Garry W. Hallee has served as our Executive Vice President of Technology and Service Delivery since December 2009 and served as our Executive Vice President, Technology from June 1999 to December 2009. He also served as acting Executive Vice President, Service Delivery, from December 2007 to May 2008. Prior to joining us, Mr. Hallee served as the executive vice president of research and development for Vantive Corporation, a customer relationship management software company, from October 1996 to August 1998. From May 1984 to September 1996, Mr. Hallee co-founded and served as the chief technology officer of Aion Corporation, a computer software company. Mr. Hallee received a masters degree and a bachelor’s degree in electrical engineering/computer systems from Stanford University.

Kenneth M. Fine has served as our Executive Vice President, Marketing since January 2006 and served as our Executive Vice President, Product and Channel Marketing from May 2005 until January 2006. Prior to joining us in 1997 as our Director, Product Marketing, Mr. Fine served as a Naval Officer and engineer from July 1990 to August 1995. Mr. Fine received a masters degree in systems engineering from Virginia Polytechnic Institute, an MBA from the Stanford Graduate School of Business and a bachelor’s degree in mechanical engineering from Rensselaer Polytechnic Institute.

Anne S. Tuttle has served as our Executive Vice President, General Counsel and Secretary since March 2009. Ms. Tuttle joined us in November 2003 as Director and Associate General Counsel and served as our Director, Acting General Counsel and Secretary from August 2005 to March 2006 and as our Vice President, General Counsel and Secretary from March 2006 to March 2009. Prior to joining us, she served as Vice President and Assistant General Counsel at Loomis Sayles & Company, L.P., a federally registered investment advisor, overseeing a 12-person compliance team, from April 2000 to October 2003. Ms. Tuttle received a juris doctorate from Boston University School of Law and a bachelor’s degree in economics from Yale University.

Deborah J. Behrman has served as our Vice President, Human Resources since April 2007. Prior to joining us, Ms. Behrman served as President and Principal Consultant at Dragonfly Consultants, a human resources and services consulting firm, from July 2001 to April 2007 and as senior director, human resources at Neoforma, a provider of supply chain management services for healthcare from November 2003 to March 2007. Ms. Behrman received a bachelor’s degree in psychology from the University of California at Davis.

Paul G. Koontz has served as our Chairman since February 2003 and has been a director since March 1997. Mr. Koontz has been a general partner at Foundation Capital, a venture capital firm, since 1996. Mr. Koontz currently serves on the board of directors of Envestnet, Babycare (in Beijing) and eBates. Mr. Koontz received a masters degree in engineering management from Stanford University and a bachelor’s degree in engineering from Princeton University.

E. Olena Berg-Lacy has served as a director since July 1998 and as a consultant from July 1998 until December 2007 and from October 2009 through the present. Ms. Berg-Lacy has been a partner with Fiduciary Benchmarks, Inc. since September 2007. Ms. Berg-Lacy has been a member of the Board of Trustees for the GM/UAW Trust for Retiree HealthCare since March 2006 and the UAW Trust for Retiree Health Benefits since January 2009. Prior to this, she served as Assistant Secretary of the United States Department of Labor, a position she held from June 1993 to June 1998. She received an MBA with honors from Harvard Business School and a bachelor’s degree in English literature from California State University at Chico.

Heidi Fields has served as a director since November 2008 and has served as executive vice president and chief financial officer of Blue Shield of California since September 2003. Prior to joining Blue Shield of California, she served as executive vice president and chief financial officer of Gap, Inc. from 1999 to January 2003. From 1995 to 1999, Ms. Fields served as the chief financial officer of ITT Industries, Inc. She has also held senior financial management positions at General Motors

Corporation, including vice president and treasurer during her 16-year tenure from 1979 to 1995. Ms. Fields has served as a director of Agilent Technologies Inc. since 2000. Ms. Fields received an MBA in finance/accounting from Columbia Business School and a bachelor’s degree in Russian language from Georgetown University.

Joseph A. Grundfest is one of our founders and has served as a director since our inception in June 1996. Mr. Grundfest joined the faculty of Stanford Law School in January 1990 where he is the William A. Franke Professor of Law and Business. He also is the co-director of the Arthur and Toni Rembe Rock Center for Corporate Governance at Stanford University, and co-director of Director’s College, a venue for the continuing professional education of directors of publicly traded corporations. Prior to joining Stanford Law School, Mr. Grundfest was a commissioner of the U.S. Securities and Exchange Commission from 1985 to 1990. Mr. Grundfest received a juris doctorate from Stanford Law School and a bachelor’s degree in economics from Yale University.

C. Richard Kramlich has served as a director since January 1997 and has been a general partner at New Enterprise Associates since co-founding the venture capital firm in 1978. Mr. Kramlich currently serves as a director on the board of directors of Sierra Monitor Corporation, a developer of monitoring technology, Zhone Technologies Inc., a developer of communications networking environmental sensing and measuring, and SVB Financial Group, a provider of commercial banking products and services. Mr. Kramlich received an MBA from Harvard Business School and a bachelor’s degree in history from Northwestern University.

John B. Shoven, Ph.D., has served as a director since January 2010 and currently serves as the Charles R. Schwab Professor of Economics at Stanford University, where he has taught since 1973. Dr. Shoven is also the Wallace R. Hawley Director of the Stanford Institute for Economic Policy Research, a position he has held since November 1999 and earlier served in that capacity from 1989 to 1993. He served as Chairman of the Economics Department at Stanford University from 1986 to 1989 and as Dean of the School of Humanities and Sciences from 1993 to 1998. Dr. Shoven currently serves as a director on the board of directors of Exponent, Inc., an engineering and scientific consulting firm, as well as chairman of the nominating and governance committee and a member of the audit committee and compensation committee. He serves as chairman of the board of directors of Cadence Design Systems, Inc., a developer of electronic design automation hardware and software, as well as chairman of the compensation committee and a member of the nominating and governance committee and the audit committee. Dr. Shoven also serves as a director on the board of directors of American Century Funds, Mountain View Board, as well as Chairman of the Quality of Service Committee and a member of the Governance Committee. He is a Fellow of the American Academy of Arts and Sciences, a recipient of the Paul A. Samuelson Award for Outstanding Scholarly Writing on Lifelong Financial Security, an award-winning teacher at Stanford, and has published more than 100 professional articles and twenty books. Dr. Shoven holds a Ph.D. in economics from Yale University and a bachelor’s degree in physics from University of California, San Diego.

Mark A. Wolfson has served as a director since January 2000 and has served as a managing partner of Oak Hill Capital Management, LLC, a private equity firm, since 1998, and is a founding managing partner of Oak Hill Investment Management, L.P. Mr. Wolfson has been on the faculty of the Stanford University Graduate School of Business since 1977, has served as its associate dean, and has held the title of consulting professor since 2001. He has been a research associate of the National Bureau of Economic Research and serves on the executive committee of the Stanford Institute for Economic Policy Research. Mr. Wolfson is a director of eGain Communications Corporation, a publicly held provider of multi-channel customer service and knowledge management software, Conversus Asset Management, LLC, which manages the portfolio of Conversus Capital, L.P., a publicly traded portfolio of third-party private equity funds and Accretive Health, Inc., a leading provider of healthcare revenue cycle management services. He is also an advisor to the investment committee of the William and Flora Hewlett Foundation. Mr. Wolfson holds a Ph.D. in accounting from the University of Texas, Austin and a bachelor’s and masters degree in accounting and finance from the University of Illinois.

Board of Directors

Our bylaws provide for a board of directors consisting of not fewer than five nor more than 15 members. Our board of directors currently consists of eight members. The authorized number of directors may be changed by resolution of the board. Vacancies on the board can be filled by resolution of the board of directors. Currently, our directors are elected annually to serve until the next annual meeting of stockholders, until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal. Upon the completion of this offering, the board of directors will be divided into three classes, each serving staggered, three-year terms:

•	Our Class I directors will be C. Richard Kramlich and Jeffrey N. Maggioncalda and their terms will expire at the first annual meeting of stockholders following the date of this prospectus;

•	Our Class II directors will be E. Olena Berg-Lacy, John B. Shoven and Mark A. Wolfson and their terms will expire at the second annual meeting of stockholders following the date of this prospectus; and

•	Our Class III directors will be Joseph A. Grundfest, Heidi Fields and Paul G. Koontz and their terms will expire at the third annual meeting of stockholders following the date of this prospectus.

As a result, only one class of directors will be elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective terms. This classification of the board of directors may delay or prevent a change in control of Financial Engines.

Our directors are elected by a plurality standard. However, in an election of directors, if the majority of votes cast for a director are marked as “against” or “abstain,” and notwithstanding the valid election of such director, our bylaws provide that such director will voluntarily tender his or her resignation for consideration by our nominating and corporate governance committee. Our board of directors will determine whether to accept the resignation of such director, taking into account the recommendation of the nominating and corporate governance committee. With limited exceptions, our board of directors is required to have a majority of independent directors at all times.

Director Emeritus

Professor William F. Sharpe is one of our founders and served as a director since our inception in June 1996 until retiring from our board of directors at age 75 in April 2009. Professor Sharpe was also chairman of our board of directors from June 1996 to February 2003. Professor Sharpe is currently a director emeritus. Professor Sharpe does not receive any compensation for his service as a director emeritus and does not have any voting rights with respect to any board matters. He is currently the STANCO 25 professor of finance, emeritus, at the Stanford Graduate School of Business and originally joined the Stanford faculty in 1970. Professor Sharpe received the Nobel Prize in Economic Sciences in 1990. He received his Ph.D., masters and bachelor’s degrees in economics from the University of California at Los Angeles. Professor Sharpe is also a recipient of a Doctor of Humane Letters, Honoris Causa from DePaul University, Doctor Honoris Causa from the University of Alicante in Spain, Doctor Honoris Causa from the University of Vienna, Austria, Doctor of Science, Economics, Honoris Causa from the London Business School and of the UCLA Medal from the University of California at Los Angeles, the institution’s highest honor.

Corporate Governance

We believe our corporate governance initiatives comply with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives comply with the rules of The NASDAQ Stock Market. After this offering, our board of directors will continue to evaluate our corporate governance principles and policies.

Our board of directors also adopted a code of business conduct that applies to each of our directors, officers and employees. The code addresses various topics, including:

•	compliance with laws, rules and regulations;

•	conflicts of interest;

•	insider trading;

•	corporate opportunities;

•	competition and fair dealing;

•	equal employment and working conditions;

•	record keeping;

•	confidentiality;

•	protection and proper use of company assets; and

•	payments to government personnel.

Our board of directors also adopted a code of ethics for senior financial officers applicable to our chief executive officer, president, chief financial officer, controller and other key management employees addressing ethical issues. Upon completion of this offering, the code of business conduct and the code of ethics will each be posted on our website. The code of business conduct and the code of ethics can be amended only by the approval of a majority of the board of directors. Any waiver to the code of business conduct for an executive officer or director or any waiver of the code of ethics may be granted only by the board of directors or the nominating and corporate governance committee and must be timely disclosed as required by applicable law. We also implemented whistleblower procedures that establish formal protocols for receiving and handling complaints from employees. Any concerns regarding accounting or auditing matters reported under these procedures will be communicated promptly to the audit committee.

Board Committees

We have established an audit committee, a compensation committee and a nominating and corporate governance committee. We believe that the composition of these committees meet the criteria for independence under, and the functioning of these committees complies with the applicable requirements of, the Sarbanes-Oxley Act of 2002, the current rules of The NASDAQ Stock Market and SEC rules and regulations. We intend to comply with future requirements as they become applicable to us. The board of directors has determined that Heidi Fields, Joseph A. Grundfest, C. Richard Kramlich and Mark A. Wolfson are each an audit committee financial expert, as defined by the rules promulgated by the Securities and Exchange Commission. Each committee has the composition and responsibilities described below:

Audit Committee.  Heidi Fields, Joseph A. Grundfest, C. Richard Kramlich and Mark A. Wolfson serve on the audit committee. Ms. Fields is chairperson of this committee. The audit committee assists the board of directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control and legal compliance functions by approving the services performed by our independent accountants and reviewing their reports regarding our accounting practices and systems of internal accounting controls. The audit committee also oversees the audit efforts of our independent accountants and takes actions as it deems necessary to satisfy itself that the accountants are independent of management. The audit committee is also responsible for monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

Compensation Committee.  Paul G. Koontz and C. Richard Kramlich serve on the compensation committee. Mr. Koontz is chairperson of this committee. The compensation committee assists the board of directors in meeting its responsibilities with regard to oversight and determination of executive compensation and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee reviews and makes recommendations to the board of directors with respect to our major compensation plans, policies and programs. In addition, the compensation committee reviews and makes recommendations for approval by the independent members of the board of directors regarding the compensation for our executive officers, establishes and modifies the terms and conditions of employment of our executive officers, and administers our stock option plans.

Nominating and Corporate Governance Committee.  Olena Berg-Lacy, Joseph A. Grundfest, C. Richard Kramlich and John B. Shoven serve on the nominating and corporate governance committee. Mr. Grundfest is chairperson of this committee. The nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the size and composition of the board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines, and reporting and making recommendations to the board concerning corporate governance matters.

Compensation Committee Interlocks and Insider Participation

Paul G. Koontz and C. Richard Kramlich served as members of the compensation committee during 2008. None of the members of our compensation committee is or has in the past served as an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Compensation of Directors

Currently, our directors do not receive any fees for their service on our board of directors, except for E. Olena Berg-Lacy, Heidi Fields and John B. Shoven. In addition, for a description of our compensation arrangements with Jeffrey N. Maggioncalda, see “Executive Compensation.”

On January 12, 2009, we agreed to pay each of Ms. Berg-Lacy and Ms. Fields an annual retainer of $30,000 and Ms. Fields an additional annual retainer of $15,000 for her services as chairperson of our audit committee. We also agreed that at the first meeting of our board of directors held after January 12 of each year, beginning in 2010, we will grant to each of Ms. Berg-Lacy and Ms. Fields an option to purchase 10,000 shares of our common stock subject to the terms and conditions of our form of stock option agreement in place at such time, assuming Ms. Berg-Lacy or Ms. Fields as the case may be, has provided continuous service on our board of directors during the prior year. On January 8, 2009, we agreed to pay Dr. Shoven an annual retainer of $30,000 and grant an initial option to purchase 50,000 shares. This option will vest and become exercisable over four years, with the first 1/4th of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter over the subsequent three years. We also agreed that at the first meeting of our board of directors held after January 8 of each year, beginning in 2011, we will grant to Dr. Shoven an option to purchase 10,000 shares of our common stock subject to the terms and conditions of our form of stock option agreement in place at such time, assuming Dr. Shoven has provided continuous service on our board of directors during the prior year. Ms. Berg-Lacy and Dr. Shoven will also each receive an additional annual retainer of $5,000 for their services as members of our nominating and corporate governance committee. In addition, we reimburse each of Ms. Berg-Lacy, Ms. Fields and Dr. Shoven for reasonable out-of-pocket and travel expenses in connection with attendance at the board of directors meetings and committee meetings.

Following completion of this offering, our non-employee directors will receive an annual retainer of $30,000, prorated for partial service in any year. Members of our audit committee, compensation committee and nominating and corporate governance committee, other than the chairpersons of those committees, will receive an additional annual retainer of $5,000. The chairperson of the audit committee will receive an additional annual retainer of $15,000 and the chairpersons of the compensation committee and nominating and corporate governance committee will each receive an additional annual retainer of $10,000.

In addition, non-employee directors will receive nondiscretionary, automatic grants of nonstatutory stock options under our 2009 Stock Incentive Plan. A non-employee director will be automatically granted an initial option to purchase 50,000 shares upon becoming a member of our board of directors. The initial option will vest and become exercisable over four years, with the first 1/4th of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly thereafter over the subsequent three years. On the first business day following each of our regularly scheduled annual meetings of stockholders, each non-employee director will be automatically granted a nonstatutory option to purchase 10,000 shares of our common stock, provided the director has served on our board of directors for at least six months. These options will vest and become exercisable on the first anniversary of the date of grant or immediately prior to our next annual meeting of stockholders, if earlier. The options granted to non-employee directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if a change in control occurs. See “Employee Benefit Plans — 2009 Stock Incentive Plan.”

Joseph A. Grundfest will receive the compensation described above effective upon the completion of this offering, with the annual retainer of $30,000 prorated for the remainder of 2010. In addition, he will receive an annual retainer of $10,000 and $5,000 for his service as chairperson of the nominating and corporate governance committee and as a member of the audit committee, respectively, which will be prorated for the remainder of 2010. He also will be eligible to receive the option to purchase 10,000 shares of our common stock following each annual meeting of stockholders after the completion of this offering. Paul G. Koontz, C. Richard Kramlich and Mark A. Wolfson also will receive the compensation described above once a stockholder meeting for the election of directors has been held after the date of this prospectus, which will be prorated for partial service during the year. However, Messrs. Grundfest, Koontz, Kramlich and Wolfson will not receive the initial option to purchase 50,000 shares of our common stock referenced above.

2009 Director Compensation

The following table sets forth the compensation paid or accrued by us to our non-employee directors during fiscal year 2009. The table excludes Jeffrey N. Maggioncalda, who did not receive any additional compensation from us for his role as a director because he is our chief executive officer.

	Fees Earned or	Option
Name	Paid in Cash	Awards(1)(2)	Total

E. Olena Berg-Lacy	$—	$87,614	$87,614
Heidi Fields	$—	$87,614	$87,614

(1)	Amounts listed in this column represent the stock-based compensation expense of awards recognized by us for fiscal year 2009, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of stock-based compensation expense are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Management Estimates — Stock-Based Compensation.” There can be no assurance that options will be exercised (in which case no value will be realized by the individual) or that the value on exercise will approximate the compensation expense recognized by us.

(2)	See the outstanding equity awards table below for the details of the option awards.

The following table lists all outstanding equity awards held by non-employee directors as of the end of fiscal year 2009:

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
	Option	Options	Options	Exercise	Expiration
Name	Grant Date	Exercisable	Unexercisable	Price	Date

E. Olena Berg-Lacy	05/01/2002	25,000	—	$2.00	05/01/2012
	05/01/2002	25,000	—	2.00	05/01/2012
	04/26/2005	10,000	—	4.25	04/26/2010
	01/27/2006	50,000	—	6.00	01/27/2011
	12/17/2008	50,000	—	6.51	12/17/2018
Heidi Fields	12/17/2008	50,000	—	6.51	12/17/2018

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The following discussion provides information regarding our 2009 compensation program for our named executive officers, including Jeffrey N. Maggioncalda, our Chief Executive Officer, Raymond J. Sims, our Chief Financial Officer, Lawrence R. Raffone, our Executive Vice President, Sales and Client Services, Christopher L. Jones, our Executive Vice President, Investment Management and Chief Investment Officer and Garry W. Hallee, our Executive Vice President, Technology and Service Delivery. Recommendations for executive compensation are made by our compensation committee and approved by the board of directors, except that compensation recommendations for our Chief Executive Officer are approved by the non-employee members of the board of directors. The primary components of compensation for the named executive officers were base salary, cash incentive plan and equity awards. In 2009, target level bonuses under our cash incentive plan were payable at year-end upon achievement of specified Company performance metrics for the fiscal year. Compensation decisions in 2009 also reflected the extremely difficult economic environment, the impact of this environment on our financial performance and the ability of our named executive officers to address the challenges of the economic environment.

Compensation Philosophy and Objectives

The primary objectives of our compensation and benefits programs for executives are to attract and retain senior, skilled executive management, to motivate their performance toward achieving clearly defined corporate goals, and to align their long term interests with those of our stockholders.

We have established a set of guiding principles that have provided the foundation for all compensation programs for executives and all employees. These principles include, but are not limited to, taking a total rewards approach (which includes all aspects of our compensation package, including cash compensation, equity, Company-provided benefits and intangibles such as Company culture and environment), paying consistently within the markets in which we compete for talent, making individual compensation decisions based on overall performance and offering pay programs that allow employees at all levels to share in Financial Engines’ success in a form that is simple to explain and administer. We use these principles to guide us in our compensation recommendations and decisions.

Each year our board of directors approves a set of goals and objectives for the Company, including fiscal objectives. Our executive incentive compensation is tied directly to the achievement of clearly defined financial objectives. The executive incentive program is designed to align executive incentives with the Company’s success and to recognize and reward contributions of our executive officers to the Company’s performance but without encouraging unnecessary risk-taking.

Role of the Compensation Committee

The compensation committee is currently comprised of two independent non-employee members of our board of directors. The compensation committee determines and recommends to the non-employee members of our board of directors for approval, the Chief Executive Officer’s base salary, merit increases, incentive compensation targets and equity award grants, without the participation of the Chief Executive Officer. The compensation committee is also responsible for reviewing the performance of our Chief Executive Officer. With respect to our other named executive officers, our Chief Executive Officer meets with the compensation committee as needed, and provides evaluations of our executives and other relevant information to the committee and makes recommendations regarding appropriate compensation for each executive, including merit increases, changes to incentive compensation and grant of equity awards. The compensation committee also approves our incentive compensation plan for all employees and approves sales compensation programs in principle.

Our Chief Financial Officer and Vice President, Human Resources, from time to time, provide market data and other information to assist the compensation committee in determining appropriate compensation levels for executives. In 2009, the compensation committee did not retain a compensation consultant with respect to the review, recommendation or determination of executive compensation. However, we have retained a human resources consultant to assist with various human resources activities, including survey entry and data analysis. In this capacity, the consultant may from time to time provide us with general background and information regarding executive compensation practices but does not review or make specific recommendations with respect to our executive compensation. The human resources consultant analyzes compensation practices and provides information on industry trends for use by us in determining appropriate compensation levels.

Competitive Market Review for Fiscal 2009

For our cash compensation programs, generally, we target to be within a range of the 25th and 50th percentiles for companies of a similar size. Each of our named executive officers falls within this range with the exception of our Chief Investment Officer, who falls below the 25th percentile. To determine our competitive position, we benchmark our executive positions in marketing, technology and other non-financial services positions, including our Chief Executive Officer, Chief Financial Officer and Executive Vice President, Technology and Service Delivery, to similar positions in companies who are in the software industry segment, with revenues of $200 million or less. We use the Radford High Technology Total Compensation Executive Survey, or the Radford Survey, which includes over 1,000 companies, of which approximately 50 are included within our target market segment and size. Most of these target companies are headquartered in Northern California with locations globally. We do not know the specific companies who fall within our segment and size.

We benchmark our executive positions in the investment services industry, including our Chief Investment Officer and Executive Vice President, Sales and Client Services, to similar positions in investment management companies with similar AUM. We use the McLagan Management and Administration, Investment Management and Sales and Marketing Surveys, or the McLagan Surveys, which includes 126 investment management companies, of which 63 have AUM of $15 billion to $30 billion. Because the nature of our business and our approach to asset management differ from many of the comparative companies we use to benchmark, targeting the 25th percentile for certain positions is not always appropriate or competitively necessary. We do not know the specific companies who fall within our segment and size.

In 2009, we used both the Radford Survey and the McLagan Surveys as input in establishing compensation and equity levels for our executive officers. However, from time to time, we may utilize other surveys as well, for additional market information. For positions that can be filled by candidates in either the software industry or the financial services industry, we consider both benchmarks to provide a more appropriate benchmark for our business.

Because relevant equity data is generally not available for positions in financial services, we utilize the data from the Radford Survey to establish our equity guidelines for all positions.

Principal Elements of Executive Compensation

Our executive compensation program consists of three main elements: base salary, cash incentive program and equity awards. There is both a threshold of Company financial performance below which cash incentive payments are not made and a cap on cash incentive payments.

Base Salaries.  Base salaries are intended to provide our executives with a degree of financial certainty and stability that does not depend on our performance. In determining the base salaries for our Chief Executive Officer and other named executive officers, the compensation committee reviews the overall scope of each officer’s responsibilities while taking into account the base salaries being paid by companies with which we compete for talent. Historically, base salaries have not been reviewed according to a pre-set schedule. Base salary adjustments are based on market data, individual performance, our overall financial results and performance, changes in job duties and responsibilities and our overall budget for base salary increases.

Each executive officer has a set of departmental goals that are designed to facilitate the achievement of our company goals. These goals, which typically relate to services, quality, customer service levels and financial management, include:

•	Achievement of department budget and spending goals;

•	Meeting and achieving quality and performance metrics specific to the department;

•	On time, high-quality delivery of the services that the department provides; and

•	Meeting service level requirements to customers or other departments.

In addition to the department goals, the following executives have goals specific to their particular function. These include:

Position	Specific Goal
Executive Vice President and Chief Financial Officer	• Monitor financial activities with goal of achieving our financial plan
• Lead development and execution of financial plan and operating processes

Executive Vice President, Technology and Service Delivery	• Deliver new services and upgrade releases within defined timeframes and specifications
• Deliver customer rollouts on time and with a high level of customer satisfaction

Executive Vice President, Sales and Client Services	• Achieve the contract revenue, New Management Fee Run Rate and enrollment goals
• Increase the active prospect funnel or pipeline

Performance relative to these goals and other factors, such as leadership, teamwork and commitment to our values comprise the overall performance rating, which is utilized by the compensation committee, along with market data, our overall financial results and performance, and salary increase budgets, to determine individual increases for each executive.

The compensation committee has approved base salary increases of $50,000 for our Chief Executive Officer, $30,000 for our Chief Financial Officer and our Executive Vice President, Technology and Service Delivery, along with adjustments in incentive targets for most executive officers. In addition, an adjustment in incentive target of $75,000 was granted to our Executive Vice President, Sales and Client Services, and our Chief Executive Officer received an adjustment in incentive target from 60% to 80%. These target amounts were determined by using the data from market surveys to identify the incentive percentage for each position that would put that position within the desired total cash compensation range as described above. We also evaluated each incentive target relative to other executive positions within our company and the relative value of each position to our company. Once we determined the target amounts, we adjusted the incentive target to close the gap where appropriate, while maintaining affordability within our financial plan. Minor adjustments were made to other executive officers’ target amounts as we moved from expressing target amounts in dollars to expressing target amounts in percentages. We rounded where necessary to keep the percentages in round numbers. We made the change to percentages to be consistent with common practice in the industry. The adjustments to incentive targets are effective January 1, 2010 to be consistent with our fiscal year. The base salary increases are effective April 1, 2010 and are based on three factors. The first factor was the desire to bring executive pay more in line with the middle quartile of executive pay at comparable companies, as determined by market data provided by the compensation surveys described above. The second factor was to ensure that we are competitive as we fill key positions and as we go forward as a public company. Third, the compensation committee observed that executive performance warranted an increase in salaries based upon achievement of department and our goals, including our financial metrics, as documented in annual performance evaluations.

Effective January 1, 2010, an additional increase of $25,000 was granted to our Executive Vice President, Technology and Service Delivery as the result of a significant increase in the scope of his responsibilities, which resulted in a doubling of the size of his organization.

In addition, the compensation committee approved a base increase of $50,000 for our Chief Investment Officer, effective January 1, 2010, and an additional increase of $25,000 effective July 1, 2010. As noted above, the cash compensation for our Chief Investment Officer falls below the 25th percentile; the compensation committee believes these phased increases are necessary to bring our Chief Investment Officers’ base compensation more in line with market compensation for this position. We plan to continue to use phased increases to move our Chief Investment Officer’s cash compensation closer to the 25th percentile over time.

Cash Incentive Plan.  Our annual cash incentive program for our named executive officers is designed principally to reward performance that furthers key corporate goals, and has to date focused exclusively on annual financial objectives, except in the case of our Executive Vice President, Sales and Client Services, for whom a significant portion of his incentive compensation is based on the achievement of specified quarterly and annual sales objectives. For fiscal year 2009, each of our named executive officers will receive an annual cash incentive payment based solely upon Company performance, with no addition or decrement based on individual performance. For 2010, annual cash incentive payments will continue to be awarded based upon Company financial performance. In addition, the compensation committee may award certain “one-time” incentive payments to our executive officers in consideration of taking on significant additional responsibility for an indefinite period of time, or extraordinary performance significantly above and beyond the norm. While rare, we expect to continue this practice going forward as we believe having a flexible approach to our incentive compensation program is essential to allow us to consider and recognize performance against changing market or industry dynamics.

At the beginning of each fiscal year, our compensation committee sets threshold and target levels for certain Company financial metrics for that fiscal year based upon the performance goals established through the annual planning process of our full board of directors. If the threshold is not met, no incentive payments are made under the cash incentive plan. If the threshold is met, each participating executive officer is eligible to receive the cash incentive amount payable at the level of Company financial performance achieved. If the target level is exceeded, the actual cash incentive payments are adjusted upward based upon the level of Company financial performance achieved. We believe this structure is consistent with our principle of ensuring that our employees share in our success.

For fiscal year 2009, the target level cash incentive payment will be payable at year-end if we achieve certain levels of “New Management Fee Run Rate” and “Cash Net Income” as of December 31, 2009. New Management Fee Run Rate represents estimated annualized fees generated from certain new enrollees into our Professional Management program during the relevant period. Cash Net Income is defined as net earnings prior to the deduction for taxes, depreciation, amortization and stock-based compensation expense. The Cash Net Income target level will be adjusted for any accounting changes, as well as for any unanticipated unusual items approved by our board of directors, that cause the calculation of actual Cash Net Income to differ from that used in the development of the goal. We set cash incentive targets based in part on New Management Fee Run Rates as we believe this metric minimizes the impact of market performance on the actual payments to our executive officers and awards our executive officers for performance elements that are in their control and for which they are responsible. We used Cash Net Income as an incentive metric because we believe that it reasonably reflects the elements of profitability that can be most directly impacted by employees, and because it excludes certain expenses which arise as a result of financing decisions and actions by our board of directors. Both metrics are weighted equally and together determine our “Company Performance Factor.”

Executive payments are determined by multiplying the Company Performance Factor by the respective executive’s target cash incentive amount. At the threshold plan achievement level, payments are 50% of target payment amounts and scale linearly to 100% of target payment amounts at 100% plan achievement. If Company performance exceeds the goals, payments scale linearly from 100% payment at 100% plan achievement to 200% payment at 200% plan achievement, and are capped for each of our executive officers, except Mr. Raffone, at 200% of target cash incentive amounts. For Mr. Raffone, his maximum payment amount is capped at 200% with respect to 40% of his target payment amount and the remaining 60% of his target payment amount is capped at the lesser of 250% or $750,000. Target incentive levels are determined using market data provided by the surveys discussed above.

		2009 Incentive
Name	Current Position(s)	Target

Jeffrey N. Maggioncalda	President, Chief Executive Officer and Director	$150,000
Raymond J. Sims	Executive Vice President and Chief Financial Officer	$75,000
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	$195,000
Lawrence M. Raffone	Executive Vice President, Sales and Customer Services	$525,000
Garry W. Hallee	Executive Vice President, Technology and Service Delivery	$75,000

The target for New Management Fee Run Rate for fiscal year 2009 was $16.0 million for the full year. The target for Cash Net Income for fiscal year 2009 was $12.0 million for the full year. At these achievement levels, the cash payment would be 100% of the 2009 incentive target. The threshold achievement level is $12.0 million for New Management Fee Run Rate and $9.0 million for Cash Net Income. If the threshold achievement level is achieved, the cash payment would be 50% of the 2009 incentive target. The incentive payment will be calculated by assessing actual Company performance in comparison to the target levels for New Management Fee Run Rate and Cash Net Income for the entire year. Our performance in 2009 exceeded the threshold performance levels required for our named executive officers to be eligible to receive a cash incentive payment for 2009. Our actual achievement in 2009 was $14.7 million in New Management Fee Run Rate, which resulted in cash payments of 83% of the 2009 incentive target, and $17.1 million in Cash Net Income, which resulted in cash payments of 166% of the 2009 incentive target. This level of achievement for both metrics combined results in a Company performance factor multiplier of 124.4% (the average of the 83% and 166% achievement levels discussed above). In 2009, the compensation committee recommended, and the board of directors approved, an advance payment of 20% of target cash incentive payments for those employees who participate in the cash incentive plan and were hired prior to June 1, 2009. The advance payouts were recommended in consideration of the Company’s financial performance, lack of a merit increase in 2009, suspension of the 401(k) Company match, and the potential 18 month gap in any cash incentive payments. The compensation committee established 20% as an appropriate level as it believed 20% was significant enough to have a positive impact on employee morale and there was little risk of us missing our target levels. In addition, our performance to date indicated that the risk of not achieving full year results at a level which would generate a payout for the year was low.

The advance payouts were made in July 2009. The advance payouts were a one-time occurrence and we do not currently anticipate continuing this practice going forward. Cash incentive payments for 2009 were calculated in 2010 based on our performance and, for non-executive employees, individual performance, in accordance with the cash incentive plan and the amount previously advanced was deducted. We paid approximately $6.5 million in cash incentive payments in February 2010.

We currently expect the cash incentive plan to remain substantially the same going forward. The metrics used to determine the threshold and target levels may vary slightly from year-to-year as our strategy and plans change. For fiscal year 2010, the two financial performance metrics used for determining bonus payments will be Adjusted EBITDA and New Management Fee Run Rate. Adjusted EBITDA is defined as net income before interest, taxes, depreciation, amortization of internal use software, direct response advertising and commissions, and stock-based compensation expense. Target levels will be adjusted for any accounting changes that cause the calculation of actual Adjusted EBITDA to differ from that used in the development of the goal. We changed to Adjusted EBITDA as an incentive metric because EBITDA is a generally accepted measure of financial performance that we believe reasonably reflects the elements of profitability that can be most directly impacted by employees, and because it excludes certain expenses which arise as a result of financing decisions and actions by our board of directors.

Equity Awards.  We grant stock options to our current and newly hired executive officers to enable them to share in our success and to reinforce a corporate culture that aligns employee interests with shareholder interests. It has been our practice to periodically grant stock options to employees, including executives, in recognition of performance and as an incentive for retention under the 1998 Stock Option Plan. The size of these grants are based on a number of factors, including an executive’s overall unvested share ownership, individual performance, as described above under “Base Salaries,” and changes in the scope of the individual’s position.

The size and terms of any initial option grants to new employees, including executive officers, are based largely on competitive conditions and our own internal guidelines applicable to the specific position.

Since 2005, our practice has been to provide equity incentives principally in the form of stock option grants that vest over time, with 1/4th of the shares vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares subsequently vesting on each monthly anniversary thereafter. Our compensation committee may consider alternative forms of equity in the future, such as performance shares, restricted stock units or restricted stock awards with alternative vesting strategies based on the achievement of performance milestones or financial metrics.

The following stock option awards were granted to our executive officers in 2009:

		2009 Options
Name	Current Position(s)	Granted

Jeffrey N. Maggioncalda	President, Chief Executive Officer and Director	350,000
Raymond J. Sims	Executive Vice President and Chief Financial Officer	100,000
Christopher L. Jones	Executive Vice President, Investment Management and Chief Investment Officer	100,000
Lawrence M. Raffone	Executive Vice President, Sales and Customer Services	100,000
Garry W. Hallee	Executive Vice President, Technology and Service Delivery	125,000

Stock option awards were based on a number of factors, including market data, individual performance, internal equity and retention potential. We use market data in establishing a general range of value that we would like our executive officers to hold in our common stock. The size of option awards varies considerably from company to company, and therefore it is difficult to establish a specific grant range based on market value. Because we view equity as a significant retention device, internal equity and the value of unvested options are primary considerations when determining the size of stock option grants. We also consider the potential equity we anticipate that we would need to offer a candidate in the event we need to hire a particular executive officer. We intend to continue to offer stock options to our employees to encourage ownership in the Company, recognize outstanding individual performance and provide a retention tool for key executives to the extent that stock options and other equity awards are subject to vesting over extended periods of time and provide for only a limited exercise period following termination of employment. Prior to this offering, we plan to adopt the 2009 Stock Incentive Plan, pursuant to which we will grant equity compensation awards following the offering. The 2009 Stock Incentive Plan permits the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares and other stock-based awards.

Assessment of Risk

Our compensation program for our executive officers is designed such that it will not incentivize unnecessary risk-taking. The base salary component of our compensation program is a fixed amount and does not depend on performance. Our cash incentive program takes into account multiple metrics, thus diversifying the risk associated with any single performance metric, and we believe it does not incentivize our executive officers to focus exclusively on short-term outcomes. Our equity awards are limited by the terms of our equity plans to a fixed maximum specified in the plan, and are subject to vesting to align the long-term interests of our executive officers with those of our stockholders.

Annual Review Process

Performance is reviewed semi-annually for named executive officers, including performance relative to goals and objectives for the first or second half of the year, depending on when in the year the performance evaluation is occurring. The Chief Executive Officer is responsible for evaluating the performance of all executives on a regular basis.

In the first quarter of each year, our Chief Executive Officer conducts an annual performance review of each executive officer. This performance review includes performance for the previous fiscal year. In addition, the Chief Executive Officer conducts a mid-year review of performance relative to specific goals for each executive officer. The performance reviews serve as one of the considerations used by the compensation committee to determine base salary increases. Performance reviews are conducted around the time the board typically sets the incentive bonus targets as part of finalizing the financial plan for the next year. Our board of directors may further refine targets early into the next fiscal year. We anticipate continuing to review executive compensation and performance annually in the first quarter of the year.

Supplemental Benefits

We provide the following benefits to our executives on the same basis as provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance;

•	medical and dependant care flexible spending account;

•	short-and long-term disability, accidental death and dismemberment;

•	a 401(k) plan, with Company match and Professional Management services; and

•	employee assistance plan.

We believe these benefits are consistent with companies with which we compete for employees. In 2009, in light of the uncertain economic environment, we suspended our 401(k) matching contributions. We expect to reinstate the matching contributions in 2010.

Stock Ownership Guidelines

There are currently no equity ownership requirements or guidelines that any of our directors, named executive officers or other employees must meet or maintain.

Policy Regarding the Timing of Equity Awards

As a privately owned company, there has been no market for our common stock. Accordingly, in 2008, we had no program, plan or practice pertaining to the timing of stock option grants to executive officers coinciding with the release of material non-public information.

Policy Regarding Restatements

We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, the board of directors or compensation committee thereof would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement.

Tax and Accounting Treatment of Compensation

Under section 162(m) of the Code, we may be unable to deduct as compensation amounts in excess of $1 million paid in any one year to any named executive officer. Certain performance-based compensation approved by stockholders may not be subject to this limitation. As we are not currently publicly traded, our board of directors has not previously taken the deductibility limitation imposed by Section 162(m) into consideration in making compensation decisions. We expect that following this offering, we will generally consider whether a form of compensation will be deductible under section 162(m) in determining executive compensation, though other factors will also be considered. However, we may authorize compensation payments that do not comply with the exemptions to section 162(m) when we believe that such payments are appropriate to attract and retain executive talent. We expect that equity awards under our 1998 Stock Option Plan and 2009 Stock Incentive Plan will qualify as performance-based compensation under section 162(m).

2009 Summary Compensation Table

The following tables set forth compensation for services rendered in all capacities to us for the fiscal years ended December 31, 2009 and 2008 for our President and Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers as of December 31, 2009, whom we refer to in this Registration Statement as the named executive officers, and one additional executive officer who would have been included as a named executive officer but for the fact that her employment terminated prior to December 31, 2009.

						Non-Equity
				Stock	Option	Incentive Plan	All Other
Name & Principal Position	Year	Salary	Bonus	Awards (1)	Awards (1)	Compensation	Compensation (2)	Total

Jeffrey N. Maggioncalda	2009	$250,000	—	$30,286	$576,722	$186,600	—	$1,043,608
President and Chief Executive Officer	2008	237,500		63,512	351,050	87,150	$6,900	746,112

Raymond J. Sims	2009	200,000	$10,000	30,286	282,086	93,300	—	615,672
Executive Vice President and Chief Financial Officer	2008	193,750		63,512	106,583	43,575	5,813	413,233

Christopher L. Jones	2009	200,000	—	30,286	305,606	242,579	—	778,471
Executive Vice President, Investment Management and Chief Investment Officer	2008	193,750		63,512	145,397	87,150	5,813	495,622

Lawrence M. Raffone Executive Vice President, Sales and Client Services	2009 2008	200,000 200,000	—	30,286 63,512	346,950 151,188	654,990 407,347	— 6,000	1,232,226 828,047

Garry W. Hallee	2009	200,000	—	30,286	311,463	93,300	—	635,049
Executive Vice President, Technology and Service Delivery	2008	193,750	25,000	63,512	145,397	43,575	5,813	477,047

Manjari Lewis (3) Former Executive Vice President, Service Delivery	2009	191,666	500	218,750 (4)	533,002 (5)	93,300	137,803 (6)	1,175,021

(1)	Amounts listed in this column represent the stock-based compensation expense of awards recognized by us for fiscal years 2009 and 2008, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of stock-based compensation expense are set forth above in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Management Estimates — Stock-Based Compensation.” There can be no assurance that awards will vest or will be exercised (in which case no value will be realized by the individual), or that the value upon vesting or exercise will approximate the compensation expense recognized by us.

(2)	Represents amounts paid for 401(k) contribution matching program.

(3)	Ms. Lewis joined us in May 2008 and her employment with us terminated in December 2009.

(4)	In connection with Ms. Lewis’ termination we modified the terms of our right of repurchase, which resulted in an additional stock-based compensation expense of $197,268.

(5)	In connection with Ms. Lewis’ termination we extended her right to exercise her options that were vested as of her termination date to December 31, 2010, which resulted in an additional stock-based compensation expense of $120,436.

(6)	Amount represents $10,803 in accrued unpaid paid time off, $27,000 in housing allowance and $100,000 in accrued severance payments.

2009 Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards in fiscal year 2009 to our named executive officers.

					All Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise or	Grant Date
		Estimated Future Payouts Under			Number of	Number of	Base Price	Fair Value
		Non-Equity Incentive Plan			Shares of	Securities	of Option	of Stock and
		Awards (1)			Stock or	Underlying	Awards	Option
Name	Grant Date	Threshold	Target	Maximum	Units	Options	(per share)	Awards

Jeffrey N. Maggioncalda		$75,000	$150,000	$300,000
	11/09/2009				—	350,000	$7.99	$1,446,332
Raymond J. Sims		37,500	75,000	150,000
	11/09/2009				—	100,000	7.99	413,239
Christopher L. Jones		97,500	195,000	390,000
	11/09/2009				—	100,000	7.99	413,239
Lawrence M. Raffone		250,000	525,000	1,170,000
	11/09/2009				—	100,000	7.99	413,239
Garry W. Hallee		37,500	75,000	150,000
	11/09/2009				—	100,000	7.99	413,239
	11/18/2009				—	25,000	7.99	103,310
Manjari Lewis		37,500	75,000	150,000
	01/27/2009				25,000
	11/09/2009				—	50,000	7.99	206,620

(1)	The threshold illustrates the smallest payout that can be made if all of the pre-established performance objectives are achieved at the minimum achievement level. Actual awards may be more or less than these amounts and are at the discretion of the compensation committee. The target is the payout that can be made if the pre-established performance objectives have been achieved at the target achievement level. The maximum is the greatest payout that can be made if the pre-established maximum performance objectives are achieved or exceeded at the outperform achievement levels.

Narrative to 2009 Summary Compensation Table and 2009 Grants Plan-Based Awards Table

Please see “Compensation Discussion and Analysis” above for a complete description of compensation plans pursuant to which the amounts listed under the 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table were paid or awarded and the criteria for such payment, including targets for payment of annual incentives, as well as performance criteria on which such payments were based. The Compensation Discussion and Analysis also describes the options grants.

Except as otherwise noted, all option awards vest over four years with 1/4th of the total number of shares subject to the option vesting 12 months after the vesting commencement date and the remaining shares vesting at a rate of 1/48th of the total number of shares subject to the option each month thereafter.

2009 Outstanding Equity Awards at Fiscal Year-End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2009.

	Option Awards (1)						Stock Awards (2)
	Number of		Number of				Number of
	Securities		Securities				Shares or
	Underlying		Underlying				Units of
	Unexercised		Unexercised		Option	Option	Stock That	Market Value of
	Options		Options		Exercise	Expiration	Have Not	Shares That
Name	Exercisable		Unexercisable		Price	Date	Vested	Have Not Vested

Jeffrey N. Maggioncalda	125,000		—		10.00	04/11/2011
	168,705		—		1.00	12/19/2011
	11,667	(3)	—		1.00	03/05/2012
	75,000		—		3.00	01/30/2014
	50,000		—		4.25	03/23/2015
	400,000		—		7.50	09/19/2016
	175,000		—		6.51	11/11/2018
	350,000		—		7.99	11/09/2019
							50,000	—
Raymond J. Sims	50,000		—		3.00	01/30/2014
	25,000		—		4.25	07/22/2015
	100,000		—		7.50	09/19/2016
	125,000		—		6.51	11/11/2018
	100,000		—		7.99	11/09/2019
							50,000	—
Christopher L. Jones	107,741		—		1.00	12/19/2011
	10,000	(3)	—		1.00	03/05/2012
	75,000		—		2.50	04/22/2013
	50,000		—		3.00	01/30/2014
	50,000		—		4.25	03/23/2015
	150,000		—		7.50	09/19/2016
	125,000		—		6.51	11/11/2018
	100,000		—		7.99	11/09/2019
							50,000	—
Lawrence M. Raffone	110,001		—		1.00	12/19/2011
	400,000		—		2.50	10/28/2013
	25,000		—		3.00	01/30/2014
	50,000		—		4.25	03/23/2015
	150,000		—		7.50	09/19/2016
	150,000		—		6.51	11/11/2018
	100,000		—		7.99	11/09/2019
							50,000	—
Garry W. Hallee	90,132		—		1.00	12/19/2011
	6,355	(3)	—		1.00	03/05/2012
	75,000		—		3.00	01/30/2014
	50,000		—		4.25	03/23/2015
	150,000		—		7.50	09/19/2016
	125,000		—		6.51	11/11/2018
	100,000		—		7.99	11/09/2019
	25,000		—		7.99	11/18/2019
							50,000	—
Manjari Lewis	93,750		156,250	(4)	9.60	12/31/2010
	—		50,000	(4)	7.99	12/08/2009
							25,000	—

(1)	Except as otherwise noted, all option awards listed in the table vest as to 1/4th of the total number of shares subject to the option 12 months after the vesting commencement date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. All option awards are subject to early exercise, subject to our right of repurchase during the vesting period.

(2)	All stock awards vest on the seventh anniversary of February 14, 2005, the vesting commencement. The vesting accelerates upon a change of control or following an initial public offering as to 50% of the shares after six months, and as to the remaining 50% of the shares after 12 months.

(3)	All option awards fully vest on grant date.

(4)	These shares were cancelled in connection with Ms. Lewis’ termination in December 2009.

2009 Option Exercises and Stock Vested

The following table sets forth the number of shares acquired upon exercise of options by each named executive officer during 2009.

	Option Awards
	Number of Shares
	Acquired on	Value Realized
Name	Exercise	on Exercise (1)

Jeffrey N. Maggioncalda (2)	3,000	21,750
	32,832	131,328
	198,284	793,136
Raymond J. Sims	247,500 (3)	1,237,500
	5,500	49,500
Christopher L. Jones	130,619 (4)	522,476
	3,000	21,750
	42,603	170,412
Garry W. Hallee (5)	66,664	266,656
	53,731	214,924

(1)	Value realized is based on the fair market value of our common stock on the date of exercise minus the exercise price. As there was no public market for our common stock on the dates the options were exercised, we have assumed the fair market value on the date of exercise was $10.00, which is the mid-point of the proposed price range of our common stock set forth on the cover page of this prospectus.

(2)	These options were exercised by net exercise and, as a result, Mr. Maggioncalda forfeited 2,102 shares, 29,563 shares and 178,545 shares, respectively, to cover the exercise price and tax withholdings.

(3)	This option was exercised by net exercise and, as a result, Mr. Sims forfeited 226,698 shares to cover the exercise price and tax withholdings.

(4)	This option was exercised by net exercise and, as a result, Mr. Jones forfeited 98,086 shares to cover the exercise price and tax withholdings.

(5)	These options were exercised by net exercise and, as a result, Mr. Hallee forfeited 56,335 shares and 45,406 shares, respectively, to cover the exercise price and tax withholdings.

Employment Agreements and Change in Control Arrangements

We do not have any employment agreements or termination agreements with any of our executive officers.

We generally do not have change in control agreements with our executives except with regards to their equity agreements. The stock option agreements state that upon a change in control, the following will occur:

•	If the executive is terminated other than for cause at any time within 12 months following a change of control; and

•	If as of the date of termination some portion of the shares are still subject to the one-year cliff;

•	Then the vesting for the portion of the shares still subject to the one-year cliff will be accelerated.

In addition, shares subject to the restricted stock purchase agreements will automatically vest upon a change of control or following an initial public offering as to 50% of the shares after six months, and the remaining 50% of the shares after 12 months.

For example, an executive who was hired on April 1, 2009 and who received 10,000 options would reach the one-year cliff on April 1, 2010 and 2,500 options would vest accordingly. If a change of control occurred on February 1, 2010, and the executive was terminated other than for cause, then the vesting of those 2,500 options would accelerate as of the date of the change of control.

Our offer letter to our Executive Vice President, Sales and Client Services provided for certain change of control benefits if his employment is involuntarily terminated during the 12-month period commencing 30 days prior to a change in control. Under the terms of his offer letter, any unvested options held by him that would otherwise have vested during the one-year period following the date of termination will become vested on the termination date.

Employee Benefit Plans

1998 Stock Plan

Our 1998 Stock Plan was adopted by our board of directors in April 1998 and was subsequently approved by our stockholders. The 1998 Stock Plan was originally scheduled to expire on April 9, 2008. However, pursuant to amendments to the 1998 Stock Plan adopted by our board of directors and subsequently approved by our stockholders, the 1998 Stock Plan will continue in effect until April 10, 2011, unless sooner terminated under the terms of the 1998 Stock Plan.

As of December 31, 2009, 1,326,788 shares of common stock remained available for future issuance under our 1998 Stock Plan. As of December 31, 2009, options to purchase a total of 11,630,440 shares of our common stock were outstanding under the 1998 Stock Plan. The outstanding options have exercise prices ranging from $1.00 to $10.00 per share. The weighted average exercise price of the options outstanding under the 1998 Stock Plan was $6.07.

Following the completion of this offering, no additional awards will be granted and no shares of our common stock will remain available for future issuance under the 1998 Stock Plan. Shares originally reserved for issuance under our 1998 Stock Plan but which are not subject to outstanding options on the effective date of our 2009 Stock Incentive Plan, and shares subject to outstanding options under our 1998 Stock Plan on the effective date of the 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed an aggregate of 2,000,000 shares, will again become available for awards under our 2009 Stock Incentive Plan.

The 1998 Stock Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code to employees, including officers and employee directors, and the grant of nonstatutory stock options and restricted stock to employees, officers, directors (including non-employee directors) and consultants.

The 1998 Stock Plan has been administered by our board of directors or a committee appointed by the board of directors, and may be amended or modified by the board of directors at any time, without stockholder approval, unless approval is required by applicable laws, rules or regulations or stock exchange listings standards, and provided that any amendment or termination does not impair the rights of holders of outstanding awards without their consent.

Stock Options.  The committee administering the 1998 Stock Plan determines the term of each option, which may not exceed 10 years (or five years in the case of an incentive stock option granted to a stockholder holding more than 10% of the voting shares of our company). To the extent an optionholder has the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000, any such excess options are treated as nonstatutory stock options.

No option may be transferred by the optionholder other than by will or the laws of descent or distribution. Stock options may not be granted with an exercise price less than 100% of the fair market value of the shares on the grant date, or, in the case of incentive stock options granted to a holder of

10% or greater of the voting shares of our company, the exercise price may not be less than 110% of the fair market value of the shares on the grant date. Each option may be exercised during the optionholder’s lifetime solely by the optionholder. 1/4th of the total number of shares subject to the options vest and become exercisable 12 months after the vesting commencement date for options granted under the 1998 Stock Plan, and the remaining options vest and become exercisable at a rate of 1/48th of the total number of shares subject to the options each month thereafter. After the termination of an optionholder’s service as an employee, director, or consultant for any reason other than death or disability, such optionholder may exercise his or her vested options for the length of time stated in the option agreement, which period may not exceed three months or be less than 30 days. Generally, upon the death of the optionholder, the option will remain exercisable for six months. In the case of the optionholder’s termination of service as a result of total or permanent disability, the option will remain exercisable for 12 months. In the case of the optionholder’s termination of service as a result of a disability that does not constitute a total or permanent disability, the option will remain exercisable for six months. Notwithstanding the foregoing, no option may be exercised after the expiration of its term.

Restricted Stock.  Restricted stock is a share award that may be conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Restricted stock purchase rights granted may not be granted with a purchase price less than 85% of the fair market value of the shares on the grant date, or, in the case of a holder of 10% or greater of the voting shares of our company, the price may not be less than 100% of the fair market value of the shares on the grant date. Participants who were awarded restricted stock under the 1998 Stock Plan generally have all the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Restricted stock may generally be subject to a repurchase right by us in the event the recipient ceases to provide services to us.

The 1998 Stock Plan provides that in the event of any increase or decrease in the number of outstanding shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of our common stock, or any other increase or decrease effected without receipt of consideration by the company; our board of directors will make appropriate adjustments in order to preserve the benefits of awards outstanding under the 1998 Stock Plan. The 1998 Stock Plan further provides that upon consummation of a sale of all or substantially all of our assets or a merger, outstanding awards granted under the 1998 Stock Plan would terminate, unless assumed or substituted by an equivalent option or right by the acquiring or surviving company. For more information regarding the effect of a merger, consolidation or similar transaction on outstanding awards granted under the 1998 Stock Plan, see “Employment Agreements and Change in Control Arrangements” above.

Special Executive Restricted Stock Purchase Plan

Our Special Executive Restricted Stock Purchase Plan was adopted by our board of directors on June 19, 2001 and was subsequently approved by our stockholders. Our Special Executive Restricted Stock Purchase Plan provides for grants of restricted stock to our employees and consultants.

As of December 31, 2009, 25,000 shares of common stock remained available for future issuance under our Special Executive Restricted Stock Purchase Plan. As of December 31, 2009, 350,000 shares of restricted stock were issued but unvested under the Special Executive Restricted Stock Purchase Plan. The weighted average purchase price of the restricted stock awards outstanding as of December 31, 2009 was $0.01.

Following the completion of this offering, no additional awards will be granted and no shares of our common stock will remain available for future issuance under the Special Executive Restricted Stock Purchase Plan.

The Special Executive Restricted Stock Purchase Plan provides for the grant of restricted stock to employees and consultants of the company.

The Special Executive Restricted Stock Purchase Plan was administered by our board of directors or a committee appointed by the board of directors, and may be amended or modified by the board at any time, without stockholder approval, unless approval is required by applicable laws, rules or regulations or stock exchange listings standards, and provided that any amendment or termination does not materially and adversely affect the rights of any holder of outstanding awards without his or her consent.

Restricted stock is a share award that may be conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock purchase agreement. Prior to an initial public offering and if required by applicable laws at the time of grant, restricted stock granted under the Special Executive Restricted Stock Purchase Plan may not be granted with a purchase price less than 85% of the fair market value of the shares on the grant date, or, in the case of a holder of 10% or greater of the voting shares of our company, the price may not be less than 100% of the fair market value of the shares on the grant date. Participants who were granted restricted stock under the plan generally have all the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Restricted stock may generally be subject to a repurchase right by us in the event the recipient ceases to provide services to us.

The Special Executive Restricted Stock Purchase Plan provides that in the event of any increase or decrease in the number of outstanding shares of our common stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of our common stock, or any other increase or decrease effected without receipt of consideration by the company, our board of directors will make appropriate adjustments in order to preserve the benefits of awards outstanding under the plan. The plan further provides that upon consummation of a sale of all or substantially all of our assets, or a merger, consolidation or other capital reorganization of the company that includes a change of control, outstanding stock purchase rights granted under the Special Executive Restricted Stock Purchase Plan would terminate, unless assumed or substituted by an equivalent right by the acquiring or surviving company. For more information regarding the effect of a merger, consolidation or similar transaction on outstanding awards granted under the Special Executive Restricted Stock Purchase Plan, see “Employment Agreements and Change in Control Arrangements” above.

2009 Stock Incentive Plan

General.  Our 2009 Stock Incentive Plan was adopted by our board of directors in November 2009, subject to stockholder approval, and will become effective immediately prior to the closing of this offering.

The 2009 Stock Incentive Plan provides for the granting of incentive stock options within the meaning of Section 422 of Code to employees and the granting of nonstatutory stock options to employees, non-employee directors, advisors and consultants. The 2009 Stock Incentive Plan also provides for the grants of restricted stock, stock appreciation rights and stock unit awards to employees, non-employee directors, advisors and consultants.

Administration.  The compensation committee of our board of directors will administer the 2009 Stock Incentive Plan, including the determination of the recipient of an award, the number of shares subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

At the discretion of our board of directors, the compensation committee may consist solely of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or solely of two or more “outside directors” within the meaning of Section 162(m) of the Code. Our board of directors may appoint one or more separate committees of our board, each consisting of one or more members of our board of directors, to administer our 2009 Stock Incentive Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our board of directors may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under our 2009 Stock Incentive Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our board of directors.

Authorized Shares.  Under our 2009 Stock Incentive Plan, 2,000,000 shares of our common stock have been authorized for issuance. In addition, the number of shares that have been authorized for issuance under the 2009 Stock Incentive Plan will be increased on the first day of each fiscal year beginning in 2010 and ending in 2019, in an amount equal to the least of (i) 2,000,000 million shares, (ii) 4% of the outstanding shares of our common stock on the last day of the immediately preceding year or (iii) another amount determined by the board of directors. Shares subject to awards granted under the 2009 Stock Incentive Plan that expire unexercised, are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash will again become available for issuance under the 2009 Stock Incentive Plan. Shares tendered or withheld to satisfy the grant, exercise price or tax withholding obligation related to an award will again become available for issuance under the 2009 Stock Incentive Plan. In addition, shares originally reserved for issuance under our 1998 Stock Plan but which are not subject to outstanding options on the effective date of our 2009 Stock Incentive Plan, and shares subject to outstanding options under our 1998 Stock Plan on the effective date of the 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed an aggregate of 2,000,000 shares, will again become available for awards under our 2009 Stock Incentive Plan after this offering is completed and the 2009 Stock Incentive Plan is effective.

No participant in the 2009 Stock Incentive Plan can receive option grants, restricted shares, stock appreciation rights or stock units totaling more than an aggregate of 500,000 shares in any calendar year, except in the participant’s first year of employment in which the participant may receive equity awards totaling up to 1,000,000 shares. No participant in the 2009 Stock Incentive Plan may be paid more than an aggregate of $1,000,000 in cash during any calendar year with respect to equity awards that are payable in cash.

Types of Awards.

•	Stock Options. A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under our 2009 Stock Incentive Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% or greater of the voting shares of our company must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. We expect that 1/4th of the total number of shares subject to the options will vest and become exercisable 12 months after the vesting commencement date for options granted, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the options each month thereafter. Each stock option agreement sets forth the term of the options, which is prohibited from exceeding 10 years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with the company. Payment of the exercise price may be made in cash or cash equivalents or, if provided for in the stock option agreement evidencing the award, (i) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (ii) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (iii) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (iv) by delivering a full-recourse promissory note or (v) by any other form that is consistent with applicable laws, regulations and rules.

•	Restricted Stock. Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of the 2009 Stock Incentive Plan, the compensation committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as the compensation committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes or future services or services rendered prior to the award (without a cash payment by the recipient).

•	Stock Units. Stock units give recipients the right to acquire a specified number of shares of stock at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by the compensation committee and as set forth in a stock unit agreement. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. The compensation committee may elect to settle vested stock units in cash or in common stock or in a combination of cash and common stock. Subject to the terms of the 2009 Stock Incentive Plan, the compensation committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.

•	Stock Appreciation Rights. Stock appreciation rights may be granted independently or in combination with an award of stock options. Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the award. The exercise price of a stock appreciation right will be determined by the compensation committee, which shall not be less than the fair market value of our common stock on the date of grant. The compensation committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

Other Plan Features.  Under the 2009 Stock Incentive Plan:

•	Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution.

•	Nondiscretionary, automatic grants of nonstatutory stock options will be made to outside directors. Any outside director who first joins the board of directors on or after the effective date, will be automatically granted an initial nonstatutory option to purchase 50,000 shares upon first becoming a member of the board. The initial option will vest and become exercisable over four years, with 1/4th of the shares subject to the initial option vesting on the first anniversary of the date of grant and the remainder vesting monthly after that date. Immediately after each of our regularly scheduled annual meetings of stockholders, each outside director will be automatically granted an option to purchase 10,000 shares, provided that the outside director has served on the board of directors for at least six months. Each annual option will vest and become exercisable on the first anniversary of the date of grant, or immediately prior to the next regular annual meeting of the company’s stockholders following the date of grant if the meeting occurs prior to the first anniversary date. The options granted to outside directors will have a per share exercise price equal to 100% of the fair market value of the underlying shares on the date of grant and will become fully vested if we are subject to a change of control.

•	In the event of a recapitalization, stock split or similar capital transaction, we will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2009 Stock Incentive Plan, including the share number in the formula for automatic annual increases, the limitation regarding the total number of shares underlying awards given to an individual participant in any calendar year and the number of nonstatutory stock options automatically granted to outside directors and other adjustments in order to preserve the benefits of outstanding awards under the 2009 Stock Incentive Plan.

•	Generally, if we merge with or into another corporation, we will provide for full exercisability or vesting and accelerated expiration of outstanding awards or settlement of the intrinsic value of the outstanding awards in cash or cash equivalents followed by cancellation of such awards unless the awards are continued if we are the surviving entity, or assumed or substituted for by any surviving entity or a parent or subsidiary of the surviving entity.

•	If we are involved in an asset acquisition, stock acquisition, merger or similar transaction with another entity, the compensation committee may make awards under the 2009 Stock Incentive Plan by the assumption, substitution or replacement of awards granted by another entity. The terms of such assumed, substituted or replaced awards will be determined by the compensation committee, in its discretion.

•	Awards under our 2009 Stock Incentive Plan may be made subject to the attainment of performance criteria including cash flows, earnings per share, earnings before interest, taxes and amortization, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment, shares, costs, expenses, regulatory body approval for commercialization of a product or implementation or completion of critical projects.

•	The 2009 Stock Incentive Plan terminates ten years after its initial adoption, unless terminated earlier by the board of directors. The board of directors may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not impair the rights of holders of outstanding awards without their consent.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2006 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Consulting Agreements

We have entered into a consulting agreement, as amended and restated as of October 1, 2009, that amended and restated a prior Consulting Agreement dated May 1, 2002, with one of our directors, E. Olena Berg-Lacy. Under this agreement, Ms. Berg-Lacy serves as a strategic advisor to us. We paid Ms. Berg-Lacy $86,000, $0 and $0 for services under this agreement during the years ended December 31, 2007, 2008 and 2009, respectively.

We have entered into a consulting agreement, dated as of March 5, 1998, as amended on January 11, 2002, with Professor William F. Sharpe. Professor Sharpe retired from our board of directors at the age of 75 in April 2009 and is currently a director emeritus. Under the consulting agreement, Professor Sharpe provides us with investment advisory services. We incurred consulting fees under this agreement of $300,000, $300,000 and $285,000 during the years ended December 31, 2007, 2008 and 2009, respectively.

Other Agreements

In September 2006, we entered into a three-year $10.0 million term loan with Coast DL Funding L.L.C., an account managed by Oak Hill Advisors, L.P. Oak Hill Advisors, L.P. receives fees for managing this account but has no ownership interest in Coast DL Funding L.L.C. Oak Hill Capital Partners, L.P., one of our greater than 5% holders, has a strategic relationship with Oak Hill Advisors, L.P. One of our directors, Mark A. Wolfson, is a managing partner of Oak Hill Capital Partners, L.P. Neither Oak Hill Capital Partners, L.P. nor Mr. Wolfson has an ownership interest in Oak Hill Advisors, L.P. Any optional prepayment made within two years of the date the loan was entered into was subject to a prepayment penalty of 1% of principal amount of the note. The interest rate with respect to the term loan was based on 3-month LIBOR plus a margin of 5.00%. The term loan was repaid in full in May 2009.

Issuance of Preferred Stock for Anti-Dilution Adjustment

In March 2005, we issued 11,843 shares of our series D preferred stock and 134,915 shares of our series E preferred stock to existing holders of series D preferred stock and series E preferred stock, respectively and on a pro rata basis, in satisfaction of anti-dilution adjustments that were triggered by increasing the number of shares reserved for issuance under our stock incentive plan. Similarly, in September 2006, December 2008 and November 2009, we issued 118,480, 207,181 and 91,651 shares of our series E preferred stock, respectively, to existing holders of series E preferred stock, on a pro rata basis, in satisfaction of an anti-dilution adjustment that was triggered by increasing the number of shares reserved for issuance under our stock incentive plan. In January 2010, our board of directors and shareholders approved the issuance of an aggregate of 456,643 shares of our common stock to holders of Series E preferred stock immediately following the closing of this offering such that each share of preferred stock, including the Series E preferred stock, would maintain a one-for-one conversion ratio to common stock. The 456,643 shares of our common stock are included in the pro forma as adjusted and pro forma earnings per share calculations in this prospectus. These shares will be accounted for as a dividend to existing holders of Series E preferred stock when issued and will be measured at the then fair-value of the common stock.

Registration Rights

We have entered into an investors’ rights agreement with each of the purchasers of our preferred stock. Under this agreement, our preferred stockholders are entitled to registration rights with respect to their shares of common stock issuable upon the automatic conversion of their convertible preferred stock immediately prior to completion of this offering and common stock, respectively. For additional information, see “Description of Capital Stock — Registration Rights.”

Indemnification Agreements

We intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

Procedures for Approval of Related Party Transactions

Currently, any related party transaction is submitted to our board of directors and are approved by a disinterested majority of our board of directors. Our board of directors has approved a Related Person Transactions Policy that will be effective upon consummation of this offering. This Related Person Transactions Policy will provide for approval by the audit committee of our board of directors of transactions with our company valued at or more than $120,000 in which any director, officer, 5% or greater stockholder or certain related persons or entities has a direct or indirect material interest.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information as of February 1, 2010 about the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned before and after the completion of this offering by:

•	each person or group of persons known to us to be the beneficial owner of more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each of the selling stockholders.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Financial Engines, Inc., 1804 Embarcadero Road, Palo Alto, California 94303.

The shares to be sold by the selling stockholders were originally issued and sold by us to such stockholders pursuant to exemptions from registration requirements in reliance upon Section 4(1) of the Securities Act or Regulation D thereunder, or Rule 701 promulgated under Section 3(b). The shares issued and sold in reliance upon Section 4(1) or Regulation D were issued and sold in private placement transactions of our common stock as well as our Series A, B, C, D, E and F preferred stock at various times from June 1996 to February 2005. The selling stockholders in each of these transactions were accredited investors. The shares issued and sold in reliance upon Rule 701 were issued and sold pursuant to the exercise of options to purchase our common stock granted under benefit plans relating to compensation as provided under Rule 701. Each of the selling stockholders represented their intentions at the time to acquire the securities for investment only and not with a view to or sale in connection with any distribution thereof and had adequate access to information about us.

The selling stockholders listed below include Goldman, Sachs & Co. Verwaltungs GmbH, GS Capital Partners III Offshore, L.P., GS Capital Partners III Offshore, L.P., Goliath, Inc. and ML IBK Positions, Inc., each of which is a broker-dealer affiliate. Based upon information provided to us by these selling stockholders, each of these selling stockholders acquired the shares to be sold in the ordinary course of such selling stockholder’s business and did not have any agreement or understanding, directly or indirectly, with any person to distribute such selling stockholder’s shares at the time of time the shares were purchased.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 33,166,180 shares of common stock outstanding on February 1, 2010, which gives effect to the conversion of each share of our preferred stock into one share of common stock. For purposes of the table below, we have assumed that 39,582,911 shares of common stock will be outstanding upon the completion of this offering. The percentage ownership information assumes no exercise of the option to purchase additional shares granted to the underwriters, unless otherwise noted. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 1, 2010, which we refer to as options that are “immediately exercisable.” We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

					Beneficial Ownership of Shares
					After the Offering
						Percent	Percent
	Beneficial Ownership					Assuming No	Assuming
	of Shares Before		Number			Exercise of	Exercise of
Name and Address of	the Offering		of Shares			Overallotment	Overallotment
Beneficial Owner	Number	Percent	Offered		Number	Option	Option

5% Stockholders:
Entities affiliated with Foundation Capital Leadership Fund, L.P. (1)	5,737,525	17.3%	—		5,744,688	14.5%	14.0%
Entities affiliated with New Enterprise Associates VII, L.P. (2)	4,745,358	14.3	—		4,751,993	12.0	11.5
Entities affiliated with Oak Hill Capital Partners, L.P. (3)	3,058,628	9.2	—		3,192,940	8.1	7.8
Named Executive Officers and Directors:
Jeffrey N. Maggioncalda (4)	1,637,385	4.7	173,197	(5)	1,464,188	3.6	3.4
Raymond J. Sims (6)	537,017	1.6	62,655		475,936	1.2	1.1
Christopher L. Jones (7)	1,129,514	3.3	29,491		1,100,023	2.7	2.6
Lawrence M. Raffone (8)	1,167,704	3.4	—		1,167,704	2.9	2.8
Garry Hallee (9)	893,953	2.6	95,000		798,953	2.0	1.9
Paul G. Koontz (10)	5,737,525	17.3	—		5,744,688	14.5	14.0
E. Olena Berg-Lacy (11)	215,000	*	15,000		200,000	*	*
Heidi Fields (12)	60,000	*	—		60,000	*	*
Joseph A. Grundfest (13)	713,199	2.2	—		713,199	1.8	1.7
C. Richard Kramlich (14)	4,745,358	14.3	—		4,751,993	12.0	11.5
John B. Shoven (15)	50,000	*	—		50,000	*	*
Mark A. Wolfson (16)	34,175	*	—		34,175	*	*
All executive officers and directors as a group (15 persons) (17)	18,032,466	46.7	426,399		17,621,439	39.2	37.8
Selling Stockholders:
1999 Maggioncalda Family Trust (18)	144,739	*	137,597		7,142	*	*
Alfred T. Barson & Leslie Lawton Revocable Trust Agreement 2/28/89 (19)	3,218	*	480		2,738	*	*
Allen Gula	15,000	*	2,250		12,750	*	*
Andre Susantin	1,000	*	150		850	*	*
Andrea Buffkin	2,333	*	350		1,983	*	*

				Beneficial Ownership of Shares
				After the Offering
					Percent	Percent
	Beneficial Ownership				Assuming No	Assuming
	of Shares Before		Number		Exercise of	Exercise of
Name and Address of	the Offering		of Shares		Overallotment	Overallotment
Beneficial Owner	Number	Percent	Offered	Number	Option	Option

Brian L. Johnson and Joan C. Johnson, Trustees of the Johnson Family Trust U/D/T Dtd 11/6/89, as amended (20)	12,022	*	8,074	3,948	*	*
Brian L. Johnson, Trustee of the Brian L. & Joan C. Johnson 1996 Children’s Educational Trust Dtd 12/7/96 (21)	15,000	*	10,000	5,000	*	*
C.V. Starr & Co., Inc. (22)	88,269	*	88,269	5,372	*	*
Catherine Chen (23)	21,833	*	2,291	19,542	*	*
Christine Hammer Trust U/A dtd. December 9, 1991 (24)	8,014	*	8,014	—	*	*
Christopher Frank	500	*	200	300	*	*
Christopher Gross	26,004	*	2,910	23,094	*	*
CMC Master Fund, L.P. (25)	601,335	1.8%	150,334	451,001	1.1%	1.1%
Craig W. Johnson Trust dtd August 31, 2000, Brian L. Johnson, Trustee (26)	248,667	*	145,778	102,889	*	*
Curtis Foon (27)	16,279	*	1,000	15,279	*	*
Cynthia Eddy	4,065	*	600	3,465	*	*
Daniel H. Case, III Separate Property Non-Exempt Marital Trust u/a/d August 7, 2003 (28)	4,414	*	4,414	268	*	*
Daniel McMahon	107,522	*	12,188	95,334	*	*
David Pfister (29)	60,055	*	1,555	58,500	*	*
David Smith (30)	43,667	*	3,167	40,500	*	*
Desmond Chu	1,944	*	291	1,653	*	*
Eddy Wang	4,000	*	600	3,400	*	*
Ellen Tauber	40,068	*	11,620	28,448	*	*
Focus Ventures Co-Investment Fund, L.P. (31)	49,094	*	12,274	36,979	*	*
Focus Ventures, L.P. (32)	261,826	*	65,456	197,221	*	*
Frank, Richard H. and Linda G. Frank, Trustees for the Frank Family Trust UDT dated 12/28/83 (33)	5,411	*	1,001	4,410	*	*
FV Investors, L.P. (34)	16,368	*	4,092	12,329	*	*
George Von Gehr	7,120	*	7,120	—	*	*
Goliath, Inc. (35)	1,246,980	3.8	1,246,980	—	*	*
Gregory Pallas (36)	24,583	*	3,398	21,185	*	*
Henry Kravis	40,069	*	40,069	—	*	*
Howard Palefsky	7,120	*	7,120	—	*	*
Intel Capital Corporation (37)	53,301	*	53,301	—	*	*
Intel Corporation (38)	441,339	1.3	441,339	26,862	*	*
Jacqueline Hipps	20,000	*	3,000	17,000	*	*
Jan Samuels	136,429	*	10,000	126,429	*	*
Jeffrey and Anne Maggioncalda (39)	5,600	*	5,600	—	*	*
Jeffrey M. Fatt (40)	6,000	*	750	5,250	*	*

				Beneficial Ownership of Shares
				After the Offering
					Percent	Percent
	Beneficial Ownership				Assuming No	Assuming
	of Shares Before		Number		Exercise of	Exercise of
Name and Address of	the Offering		of Shares		Overallotment	Overallotment
Beneficial Owner	Number	Percent	Offered	Number	Option	Option

Jeffrey Maggioncalda, as custodian for Alison Nacey Maggioncalda under California U/A to Minors Act (41)	36,222	*	10,000	26,222	*	*
Jeffrey Maggioncalda, as custodian for Julia Nacey Maggioncalda under California U/A to Minors Act (42)	36,222	*	10,000	26,222	*	*
Jeffrey Maggioncalda, as custodian for Lindsay Nacey Maggioncalda under California U/A to Minors Act (43)	36,222	*	10,000	26,222	*	*
Jeffrey S. Carty, Trustee of the Jeffrey S. Carty Living Trust dated July 26, 2006 (44)	70,564	*	13,168	57,396	*	*
Joanne E. Burns (45)	23,157	*	490	22,667	*	*
Joseph Hardiman	88,137	*	52,632	35,505	*	*
Judith Berger	2,376	*	1,126	1,250	*	*
Julie Khaslavsky	15,187	*	2,278	12,909	*	*
Julie Kiani	1,125	*	168	957	*	*
Karin Walker	21,562	*	3,234	18,328	*	*
Katchman Living Trust, Ross Katchman and Lisa Katchman, Trustees (46)	12,895	*	1,934	10,961	*	*
Kathleen Watson	3,418	*	418	3,000	*	*
Kelly Sun (47)	19,500	*	2,050	17,450	*	*
Kenneth Berger	2,376	*	1,126	1,250	*	*
Kenneth Fine (48)	597,836	1.8	51,056	546,780	1.4	1.3
Lap Yin Chan	7,062	*	1,000	6,062	*	*
Leilani Jade Barrett (Harris)	5,585	*	837	4,748	*	*
Lisa Isaacson (49)	78,455	*	5,000	73,455	*	*
Manjari Lewis (50)	118,750	*	3,750	115,000	*	*
Meera Mishra (51)	10,870	*	1,200	9,670	*	*
Melissa Frank	500	*	250	250	*	*
Michael Ault (52)	64,000	*	5,000	59,000	*	*
ML IBK Positions, Inc. (53)	441,337	1.3	441,337	—	*	*
Nancy Sun	6,083	*	912	5,171	*	*
Naveed Farooqui (54)	33,333	*	3,149	30,184	*	*
Nick Parlante	15,000	*	2,250	12,750	*	*
Noah M. Rotandaro Rogers Education Trust U/A/D August 15, 2007, Karen Fredericks, Trustee (55)	13,157	*	13,157	—	*	*
Pamela H. Johnson Revocable Trust (56)	7,120	*	2,000	5,120	*	*
Patrick Hughes	39,965	*	7,376	32,589	*	*
Rebecca M. Jackson (57)	6,850	*	721	6,129	*	*
Richard Berger	30,871	*	3,528	27,343	*	*
Robert A. D’Onofrio (58)	32,460	*	2,300	30,160	*	*
Robert Worsfold (59)	120,400	*	10,900	109,500	*	*

				Beneficial Ownership of Shares
				After the Offering
					Percent	Percent
	Beneficial Ownership				Assuming No	Assuming
	of Shares Before		Number		Exercise of	Exercise of
Name and Address of	the Offering		of Shares		Overallotment	Overallotment
Beneficial Owner	Number	Percent	Offered	Number	Option	Option

Roberts Investment Partnership, LLC (60)	40,069	*	40,069	—	*	*
Ryan Snyder	32,000	*	4,800	27,200	*	*
Sara Badertscher	3,918	*	580	3,338	*	*
Scott Campbell	312,073	*	20,000	292,073	*	*
Shin Inoue (61)	41,707	*	2,646	39,061	*	*
Shrikant Kathane (62)	33,833	*	3,252	30,581	*	*
Sophia Mackey (63)	28,476	*	1,500	26,976	*	*
Srinagesh Vitthanala (64)	65,833	*	4,811	61,022	*	*
Starr International Investments Ltd. (65)	88,269	*	88,269	5,372	*	*
State Street Global Advisors, Inc. (66)	441,339	*	441,339	26,862	*	*
Susan Brock	6,333	*	949	5,384	*	*
Sylvia Kwan	139,755	*	47,872	91,883	*	*
Thomas Firpo (67)	77,083	*	6,781	70,302	*	*
Thomas Von Karl	20,625	*	3,092	17,533	*	*
Trevor Frank	500	*	50	450	*	*
Ursula Murray (68)	11,644	*	1,441	10,203	*	*
VLG Investments 1996 (69)	170,000	*	18,000	152,000	*	*
William Thompson	85,480	*	15,780	69,700	*	*
Xia Jin (70)	28,000	*	3,362	24,638	*	*
Zachary MacRunnels	44,002	*	5,175	38,827	*	*
Goldman, Sachs & Co. Verwaltungs GmbH (71)	46,270	*	23,135	25,951	*	*
GS Capital Partners III Offshore, L.P. (71)	275,524	*	137,762	154,532	*	*
GS Capital Partners III, L.P. (71)	1,002,220	3.0%	501,110	562,111	1.4%	1.4%

*	Represents beneficial ownership of less than 1%.

(1)	Represents 2,871,232 shares held by Foundation Capital Leadership Fund, L.P., 2,510,756 shares held by Foundation Capital, L.P., 278,974 shares held by Foundation Capital Entrepreneurs Fund, LLC and 76,563 shares held by Foundation Capital Leadership Principals Fund, LLC. The shares listed under Beneficial Ownership of Shares After Offering also include 716 shares of common stock and 6,447 shares of common stock issuable, upon completion of the offering, to Foundation Capital Entrepreneurs Fund, L.L.C. and Foundation Capital, L.P., respectively, as holders of Series E preferred stock Paul G. Koontz, one of our directors, is a Managing Member of Foundation Capital Management Co., LLC, which is the general partner of Foundation Capital, L.P. and Foundation Capital Entrepreneurs Fund, LLC. Mr. Koontz is a Managing Member of FC Leadership Management Co., LLC, which is the general partner of Foundation Capital Leadership Fund, L.P. and FC Leadership Principals Fund, LLC. Mr. Koontz holds voting and dispositive power over the securities held by these funds. Mr. Koontz disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein. The principal business address of Foundation Capital Leadership Fund, L.P. is 250 Middlefield Road, Menlo Park, CA 94025.

(2)	Represents 4,068,257 shares held by New Enterprise Associates VII, L.P., 624,000 shares held by New Enterprise Associates 9, L.P., 49,093 shares held by NEA Presidents Fund, L.P. and 4,008 shares held by NEA Ventures 1997, L.P. The shares listed under Beneficial Ownership of Shares After the Offering also includes 6,635 shares of common stock issuable, upon completion of the offering, to New Enterprise Associates VII, L.P. as a holder of Series E preferred stock. The shares held by New Enterprise Associates VII are indirectly held by NEA Partners VII, Limited Partnership, the sole general partner of NEA Partners VII and the individual general partners of NEA Partners VII, Limited Partnership. The shares held by New Enterprise Associates 9 are indirectly held by NEA Partners 9, Limited Partnership, the sole general partner of New Enterprise Associates 9 and the individual general partners of NEA Partners 9. The shares held by each of NEA Presidents Fund are indirectly held by NEA General Partners L.P., the sole general partner of NEA Presidents Fund and the individual general partners of NEA General Partners. C. Richard Kramlich, one of our directors, shares voting and dispositive power over the shares held by these funds with Peter Barris, John M. Nehra, Charles W. Newhall, III and Mark Perry. Messrs. Kramlich, Barris, Nehra, Newhall and Perry disclaim beneficial ownership of these shares except to the extent of their proportionate pecuniary interest therein, if any. Pamela J. Clark, the general partner of NEA Ventures 1997, holds voting and dispositive power over the shares held by NEA Ventures 1997. Ms. Clark disclaims beneficial ownership of these shares except to the extent of her pecuniary interest therein. The principal business address of the New Enterprise Associates funds is 2490 Sand Hill Road, Menlo Park, CA 94025.

(3)	Represents 2,982,159 shares held by Oak Hill Capital Partners, L.P. and 76,469 shares held by Oak Hill Capital Management Partners, L.P. The shares listed under Beneficial Ownership of Shares After the Offering also includes 3,358 shares of common stock and 130,954 shares of common stock issuable, upon completion of the offering, to Oak Hill Capital Management Partners, L.P. and Oak Hill Capital Partners, L.P., respectively, as holders of Series E preferred stock. OHCP MGP, LLC, a Delaware limited liability company, holds voting and dispositive power over these shares. Mark A. Wolfson, one of our directors, is one of eight members of OHCP MGP, LLC. The principal business address of Oak Hill Capital Partners, L.P. is 2775 Sand Hill Road, Suite 220, Menlo Park, CA 94025.

(4)	Includes 1,355,372 shares subject to options that are immediately exercisable, of which 540,627 shares are subject to our right of repurchase as of February 1, 2010, and 50,000 restricted shares are subject to our right of repurchase as of February 1, 2010. Also includes 5,600 shares held by Jeffrey and Anne Maggioncalda and 36,222 shares held in each of three separate trusts for each of his three children, for which Jeffrey N. Maggioncalda serves as custodian. Mr. Maggioncalda holds sole voting and dispositive power over the shares held by these trusts. Also includes 144,739 shares held in trust by the 1999 Maggioncalda Family Trust. Mr. Maggioncalda holds sole voting and dispositive power over the shares held by the trust.

(5)	Consists of 5,600 shares to be sold by Jeffrey and Anne Maggioncalda, 137,597 shares to be sold by the 1999 Maggioncalda Family Trust and 10,000 shares to be sold by each of the three separate trusts for each of Mr. Maggioncalda’s three children.

(6)	Includes 400,000 shares subject to options that are immediately exercisable, of which 205,210 shares are subject to our right of repurchase as of February 1, 2010, and 50,000 restricted shares are subject to our right of repurchase as of February 1, 2010. Also includes 3,542 shares held in trust for one of his children, for which Raymond J. Sims serves as a custodian. Mr. Sims holds sole voting and dispositive power over the shares held by the trust. The shares listed under Beneficial Ownership of Shares After the Offering also includes 1,574 shares of common stock issuable, upon completion of the offering, to Mr. Sims as a holder of Series E preferred stock.

(7)	Includes 667,741 shares subject to options that are immediately exercisable, of which 213,543 shares are subject to our right of repurchase as of February 1, 2010, and 50,000 restricted shares are subject to our right of repurchase as of February 1, 2010.

(8)	Includes 1,097,667 shares subject to options that are immediately exercisable, of which 337,917 shares are subject to our right of repurchase as of February 1, 2010, and 50,000 restricted shares are subject to our right of repurchase as of February 1, 2010.

(9)	Includes 621,487 shares subject to options that are immediately exercisable, of which 238,543 shares are subject to our right of repurchase as of February 1, 2010, and 50,000 restricted shares are subject to our right of repurchase as of February 1, 2010. Also includes 63,187 shares held in trust by the Hallee Living Trust. Mr. Hallee holds sole voting and dispositive power over the shares held by the trust.

(10)	Represents 2,871,232 shares held by Foundation Capital Leadership Fund L.P., 2,510,756 shares held by Foundation Capital, L.P., 278,974 shares held by Foundation Capital Entrepreneurs Fund, LLC and 76,563 shares held by Foundation Capital Leadership Principals Fund, LLC. The shares listed under Beneficial Ownership of Shares After Offering also include 716 shares of common stock and 6,447 shares of common stock to be issued upon completion of the offering to Foundation Capital Entrepreneurs Fund, L.L.C. and Foundation Capital, L.P., respectively, as holders of Series E preferred stock. Mr. Koontz, one of our directors, is a Manager of Foundation Capital Management Co., LLC, which is the general partner of Foundation Capital, L.P. and the sole manager of Foundation Capital Entrepreneurs Fund, LLC. Mr. Koontz is a Manager of FC Leadership Management Co., LLC, which is the general partner of Foundation Capital Leadership Fund, L.P. and the sole manager of FC Leadership Principals Fund, LLC. Mr. Koontz holds voting and dispositive power over the shares held by these funds. Mr. Koontz disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(11)	Includes 170,000 shares subject to options that are immediately exercisable, of which 46,459 shares are subject to our right of repurchase as of February 1, 2010.

(12)	Consists of 60,000 shares subject to options that are immediately exercisable, all of which are subject to our right of repurchase as of February 1, 2010.

(13)	Includes 713,199 shares held in trust by The Grundfest Living Trust U/T/A DD 8/25/97. Mr. Grundfest shares voting and dispositive power over these shares with Carol C. Grundfest.

(14)	Represents 4,068,257 shares held by New Enterprise Associates VII, L.P., 624,000 shares held by New Enterprise Associates 9, L.P., 49,093 shares held by NEA Presidents Fund, L.P. and 4,008 shares held by NEA Ventures 1997, L.P. The shares listed under Beneficial Ownership of Shares After the Offering also includes 6,635 shares of common stock to be issued upon completion of the offering to New Enterprise Associates VII, L.P. as a holder of Series E preferred stock. Mr. Kramlich shares voting and dispositive power over the shares held by these funds with Peter Barris, John M. Nehra, Charles W. Newhall, III and Mark Perry. Messrs. Kramlich, Barris, Nehra, Newhall and Perry disclaim beneficial ownership of these shares except to the extent of their proportionate pecuniary interest therein, if any.

(15)	Consists of 50,000 shares subject to options that are immediately exercisable, all of which are subject to our right of repurchase as of February 1, 2010.

(16)	Does not include 2,982,159 shares held by Oak Hill Capital Partners, L.P. and 76,469 shares held by Oak Hill Capital Management Partners, L.P. as to which Mr. Wolfson disclaims beneficial ownership.

(17)	Includes 5,440,067 shares subject to options that are immediately exercisable, of which 2,143,284 shares are subject to our right of repurchase as of February 1, 2010, and 325,000 restricted shares are subject to our right of repurchase as of February 1, 2010.

(18)	Mr. Maggioncalda holds sole voting and dispositive power over the shares held by the trust.

(19)	Alfred T. Barson and Leslie Lawton hold shared voting and dispositive power over the shares held by the trust.

(20)	Brian L. Johnson holds voting and dispositive power over the shares held by the trust.

(21)	Brian L. Johnson holds voting and dispositive power over the shares held by the trust.

(22)	Excludes all securities held by Starr International Investments Ltd. Michael Warantz holds voting and dispositive power over the shares held by C.V. Starr & Co., Inc. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 5,372 shares of common stock to be issued upon completion of the offering to C.V. Starr & Co., Inc. as a holder of Series E preferred stock. The principal business address of C.V. Starr & Co., Inc. is 399 Park Avenue, 8th Floor, New York, NY 10022.

(23)	Includes 12,855 shares subject to options that are immediately exercisable, of which 5,647 shares are subject to our right of repurchase as of February 1, 2010.

(24)	Christine M. Hammer holds voting and dispositive power over the shares held by the trust.

(25)	Elizabeth Hammack, Mark Louis, John Couch and Jenchyn Luh hold shared voting and dispositive power over the shares held by CMC Master Fund, L.P. The principal business address of CMC Master Fund, L.P. is 525 University Avenue #1400, Palo Alto, CA 94301.

(26)	Brian L. Johnson holds voting and dispositive power over the shares held by the trust.

(27)	Includes 8,250 shares subject to options that are immediately exercisable, of which 2,803 shares are subject to our right of repurchase as of February 1, 2010.

(28)	Stacey B. Case holds voting and dispositive power over the shares held by the trust. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 268 shares of common stock to be issued upon completion of the offering to the trust.

(29)	Includes 58,500 shares subject to options that are immediately exercisable, of which 18,376 shares are subject to our right of repurchase as of February 1, 2010.

(30)	Includes 41,667 shares subject to options that are immediately exercisable, of which 18,480 shares are subject to our right of repurchase as of February 1, 2010.

(31)	Excludes all securities held by Focus Ventures, L.P. and FV Investors, L.P. James H. Boettcher, Kevin J. McQuillan and Steven P. Bird hold shared voting and dispositive power over the shares held by Focus Ventures Co-Investment Fund, L.P. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 159 shares of common stock to be issued upon completion of the offering to Focus Ventures Co-Investment Fund, L.P. as a holder of Series E preferred stock. The principal business address of Focus Ventures Co-Investment Fund, L.P. is 525 University Avenue, #1400, Palo Alto, CA 94301.

(32)	Excludes all securities held by Focus Ventures Co-Investment Fund, L.P. and FV Investors, L.P. James H. Boettcher, Kevin J. McQuillan and Steven P. Bird hold shared voting and dispositive power over the shares held by Focus Ventures, L.P. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 851 shares of common stock to be issued upon completion of the offering to Focus Ventures, L.P. as a holder of Series E preferred stock. The principal business address of Focus Ventures, L.P. is 525 University Avenue, #1400, Palo Alto, CA 94301.

(33)	Richard H. Frank and Linda G. Frank share voting and dispositive power over the shares held by the trust.

(34)	Excludes all securities held by Focus Ventures Co-Investment Fund, L.P. and Focus Ventures, L.P. James H. Boettcher, Kevin J. McQuillan and Steven P. Bird hold shared voting and dispositive power over the shares held by FV Investors, L.P. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 53 shares of common stock to be issued upon completion of the offering to FV Investors, L.P. as a holder of Series E preferred stock. The principal business address of FV Investors, L.P. is 525 University Avenue, #1400, Palo Alto, CA 94301.

(35)	Richard D. Carpenter and Michael S. Miller hold shared voting and dispositive power over the shares held by Goliath, Inc. The principal business address of Goliath, Inc. is 103 Foulk Road, Suite 238, Wilmington, DE 19803.

(36)	Consists of 24,583 shares subject to options that are immediately exercisable, of which 1,928 shares are subject to our right of repurchase as of February 1, 2010.

(37)	Excludes all securities held by Intel Corporation. Arvind Sodhani, Ravi Jacob and Marty Linne hold shared voting and dispositive power over the shares held by Intel Capital Corporation. The principal place of business of Intel Capital Corporation is 2200 Mission College Blvd., Santa Clara, CA 95054-1549.

(38)	Excludes all securities held by Intel Capital Corporation. Arvind Sodhani, Ravi Jacob and Marty Linne hold shared voting and dispositive power over the shares held by Intel Corporation The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 26,862 shares of common stock to be issued upon completion of the offering to Intel Capital Corporation as a holder of Series E preferred stock. The principal place of business of Intel Corporation is 2200 Mission College Blvd., Santa Clara, CA 95054-1549.

(39)	Mr. Maggioncalda and Anne Maggioncalda hold shared voting and dispositive power over the shares held by Jeffrey and Anne Maggioncalda.

(40)	Consists of 6,000 shares subject to options that are immediately exercisable, of which 855 shares are subject to our right of repurchase as of February 1, 2010.

(41)	Mr. Maggioncalda holds sole voting and dispositive power over the shares held in trust for Alison Nacey Maggioncalda.

(42)	Mr. Maggioncalda holds sole voting and dispositive power over the shares held in trust for Julia Nacey Maggioncalda.

(43)	Mr. Maggioncalda holds sole voting and dispositive power over the shares held in trust for Lindsay Nacey Maggioncalda.

(44)	Jeffrey S. Carty holds voting and dispositive power over the shares held by the trust.

(45)	Includes 22,667 shares subject to options that are immediately exercisable, of which 7,876 shares are subject to our right of repurchase as of February 1, 2010.

(46)	Ross Katchman and Lisa Katchman hold shared voting and dispositive power over the shares held by the trust.

(47)	Includes 17,500 shares subject to options that are immediately exercisable, of which 5,834 shares are subject to our right of repurchase as of February 1, 2010.

(48)	Includes 543,500 shares subject to options that are immediately exercisable, of which 207,293 shares are subject to our right of repurchase as of February 1, 2010, and 50,000 restricted shares are subject to our right of repurchase as of February 1, 2010. Kenneth Fine is our Executive Vice President, Marketing.

(49)	Includes 77,667 shares subject to options that are immediately exercisable, of which 19,501 shares are subject to our right of repurchase as of February 1, 2010.

(50)	Consists of 93,750 shares subject to options that are immediately exercisable as of February 1, 2010, and 25,000 restricted shares that are subject to our right of repurchase as of February 1, 2010, which right of repurchase will lapse upon completion of the offering. Ms. Lewis is our former Executive Vice President, Service Delivery.

(51)	Includes 10,533 shares subject to options that are immediately exercisable, of which 2,813 shares are subject to our right of repurchase as of February 1, 2010.

(52)	Consists of 64,000 shares subject to options that are immediately exercisable, of which 29,793 shares are subject to our right of repurchase as of February 1, 2010.

(53)	Mary Harman holds voting and dispositive power over the shares held by ML IBK Positions, Inc. The principal business address of ML IBK Positions, Inc. is One Bryant Park, 17th Floor, New York, NY 10036.

(54)	Includes 30,000 shares subject to options that are immediately exercisable, of which 12,335 shares are subject to our right of repurchase as of February 1, 2010.

(55)	Karen P. Fredericks holds voting and dispositive power over the shares held by the trust.

(56)	Pamela H. Johnson holds voting and dispositive power over the shares held by the trust.

(57)	Consists of 6,850 shares subject to options that are immediately exercisable, of which 2,039 shares are subject to our right of repurchase as of February 1, 2010.

(58)	Consists of 32,460 shares subject to options that are immediately exercisable, of which 12,026 shares are subject to our right of repurchase as of February 1, 2010.

(59)	Consists of 120,400 shares subject to options that are immediately exercisable, of which 40,045 shares are subject to our right of repurchase as of February 1, 2010.

(60)	George R. Roberts holds voting and dispositive power over the shares held by Roberts Investment Partnership, LLC. The principal business address of Roberts Investment Partnership, LLC is 2755 Campus Drive, Suite 240, San Mateo, CA 94403.

(61)	Includes 35,000 shares subject to options that are immediately exercisable, of which 24,063 shares are subject to our right of repurchase as of February 1, 2010.

(62)	Includes 28,000 shares subject to options that are immediately exercisable, of which 12,147 shares are subject to our right of repurchase as of February 1, 2010.

(63)	Includes 15,633 shares subject to options that are immediately exercisable, of which 2,093 shares are subject to our right of repurchase as of February 1, 2010.

(64)	Includes 63,500 shares subject to options that are immediately exercisable, of which 30,418 shares are subject to our right of repurchase as of February 1, 2010.

(65)	Excludes all securities held by C.V. Starr & Co., Inc. Stuart Osborne and Margaret Barnes hold shared voting and dispositive power over the shares held by Starr International Investments Ltd. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 5,372 shares of common stock to be issued upon completion of the offering to Starr International Investments Ltd. as a holder of Series E preferred stock. The principal business address of Starr International Investments Ltd. is Bermuda Commercial Bank Building, 19 Par-la-ville Road, Hamilton, HM 11, BM Bermuda.

(66)	Thomas P. Kelly holds voting and dispositive power over the shares held by State Street Global Advisors, Inc. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 26,862 shares of common stock to be issued upon completion of the offering to State Street Global Advisors, Inc. as a holder of Series E preferred stock. The principal business address of State Street Global Advisors, Inc. is One Lincoln Street, Boston, MA 02111.

(67)	Includes 52,500 shares subject to options that are immediately exercisable, of which 31,876 shares are subject to our right of repurchase as of February 1, 2010.

(68)	Includes 11,367 shares subject to options that are immediately exercisable, of which 2,034 shares are subject to our right of repurchase as of February 1, 2010.

(69)	Mark Royer holds voting and dispositive power over the shares held by VLG Investments 1996. The principal business address of VLG Investments 1996 is P.O. Box 372, San Mateo, CA 94401.

(70)	Includes 23,000 shares subject to options that are immediately exercisable, of which 5,584 shares are subject to our right of repurchase as of February 1, 2010.

(71)	The Goldman Sachs Group, Inc., and certain affiliates, including Goldman, Sachs & Co., may be deemed to directly or indirectly own the shares of common stock which are owned directly or indirectly by investment partnerships, which we refer to as the Goldman Sachs Funds, of which affiliates of The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. are the general partner, managing limited partner or the managing partner. Goldman, Sachs & Co. is the investment manager for certain of the Goldman Sachs Funds. Goldman, Sachs & Co. is a direct and indirect, wholly owned subsidiary of The Goldman Sachs Group, Inc. The Goldman Sachs Group, Inc., Goldman, Sachs & Co. and the Goldman Sachs Funds share voting and investment power with certain of their respective affiliates. Shares beneficially owned by the Goldman Sachs Funds consist of 1,002,220 common shares held by GS Capital Partners III, L.P.; 275,524 common shares held by GS Capital Partners III Offshore, L.P. and 46,270 common shares held by Goldman, Sachs & Co. Verwaltungs GmbH. The number of shares listed under Beneficial Ownership of Shares After the Offering also includes 61,001 shares of common stock, 16,770 shares of common stock and 2,816 shares of common stock to be issued upon completion of the offering to GS Capital Partners III, L.P., GS Capital Partners III Offshore, L.P. and Goldman, Sachs & Co. Verwaltungs GmbH, respectively, as holders of Series E preferred stock.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our certificate of incorporation and bylaws that have been or will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part, and to the provisions of Delaware law. Upon completion of this offering, we expect that our authorized capital stock will consist of 500,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of undesignated preferred stock, $0.0001 par value per share, after giving effect to the conversion of all outstanding preferred stock into common stock and the restatement of our certificate of incorporation.

Common Stock

As of December 31, 2009, there were 33,088,846 shares of common stock outstanding held by approximately 382 stockholders of record, assuming the conversion on a one-for-one basis of each outstanding share of series A preferred stock, series B preferred stock, series C preferred stock, series D preferred stock, series E preferred stock and series F preferred stock upon the completion of this offering.

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Upon completion of this offering and the filing of our amended and restated certificate of incorporation, our common stockholders will not be entitled to cumulative voting in the election of directors by our certificate of incorporation. This means that the holders of a majority of the voting shares will be able to elect all of the directors then standing for election. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts that our board of directors may determine from time to time. Upon our liquidation, dissolution or winding-up, the holders of common stock would be entitled to share ratably in all assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued in this offering, when paid for, will also be fully paid and nonassessable.

Preferred Stock

Upon the completion of this offering, each outstanding share of our series A preferred stock will convert into one share of common stock, or an aggregate of 1,030,006 shares of common stock; each outstanding share of our series B preferred stock will convert into one share of common stock, or an aggregate of approximately 3,445,858 shares of common stock; each outstanding share of our series C preferred stock will convert into one share of common stock, or an aggregate of approximately 3,123,573 shares of common stock; each outstanding share of our series D preferred stock will convert into one share of common stock, or an aggregate of approximately 3,655,166 shares of common stock; each outstanding share of our series E preferred stock will convert into one share of common stock, or an aggregate of approximately 7,502,809 shares of common stock and each outstanding share of our series F preferred stock will convert into one share of common stock, or an aggregate of approximately 3,684,211 shares of common stock.

Following the conversion, our certificate of incorporation will be amended to delete all references to the prior series of preferred stock and our board of directors will be authorized, subject to limitations imposed by Delaware law, to issue from time to time up to a total of 10,000,000 shares of preferred stock in one or more series, without stockholder approval. We expect that our board of directors will be authorized to establish from time to time the number of shares to be included in each series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any of its qualifications, limitations or restrictions. We expect that our board of directors will also be able to increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, without any further vote or action by the stockholders.

The board of directors may authorize the issuance of preferred stock with voting or conversion rights that could dilute the voting power or alter other rights of the holders of our common stock, or that could decrease the amount of earnings and assets available for distribution to holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and might harm the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plans to issue any shares of preferred stock after the completion of this offering.

Registration Rights

After this offering, the holders of 23,688,603 shares of common stock, including shares issued upon conversion of the preferred stock, without taking into account any shares sold in this offering by the selling stockholders are entitled to contractual rights by which they may require us to register those shares under the Securities Act. All of these shares are subject to a lock-up period for 163 days, subject to extension as described under “Shares Eligible For Future Sale.” If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided they accept the terms of the underwriting as agreed upon between us and the underwriters selected by us, and among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. Six months after the effective date of the registration statement of which this prospectus is a part, and subject to limitations and conditions specified in the registration rights agreement with the holders, holders of at least 50% of the shares of common stock issued upon conversion of the series A preferred stock, series B preferred stock, series C preferred stock, series D preferred stock, series E preferred stock and series F preferred stock may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration have an anticipated aggregate public offering price of at least $25,000,000. We are not obligated to effect more than two of these demand registrations. In addition, six months after the effective date of the registration statement of which this prospectus is a part, and subject to limitations and conditions specified in the registration rights agreement with the holders, holders of at least 50% of the shares of common stock issued upon conversion of the series D preferred stock, series E preferred stock and series F preferred stock may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration have an anticipated aggregate public offering price of at least $5,000,000. We are not obligated to effect more than two of these demand registrations. Holders of those shares may also require us to file additional registration statements on Form S-3, subject to limitations specified in the registration rights agreement. There are no cash penalties under the registration rights agreement or any other penalties resulting from delays in registering the shares of our common stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

The provisions of Delaware law, our restated certificate of incorporation and our bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

We will be subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, those provisions prohibit a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

•	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

•	on or after the date the business combination is approved by the board of directors, the business combination is authorized at a meeting of stockholders, and not by written consent, by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation, and any entity or person affiliated with or controlling or controlled by any such entity or person.

A Delaware corporation may opt out of this provision by express provision in its original certificate of incorporation or by amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out of, and do not currently intend to opt out of, this provision. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us.

Charter and Bylaws

Following the completion of this offering, we expect that our certificate of incorporation and bylaws will provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•	the classification of our board of directors so that only a portion of our directors are elected each year, with each director serving a three-year term;

•	the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors and the ability of stockholders to take action by written consent or call a special meeting;

•	our board of directors will be expressly authorized to make, alter or repeal our bylaws;

•	stockholders may not call special meetings of the stockholders or fill vacancies on the board;

•	stockholders must provide notice of nominations of directors or the proposal of business to be voted on at an annual meeting;

•	our board of directors will be authorized to issue preferred stock without stockholder approval, as described above;

•	our board of directors will be elected annually to serve until the next annual meeting of stockholders;

•	directors may only be removed for cause; and

•	we will indemnify officers and directors against losses that they may incur in investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

Limitation of Liability and Indemnification Matters

We will adopt provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Accordingly, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment or repeal of these provisions will require the approval of the holders of shares representing at least two-thirds of the shares entitled to vote in the election of directors, voting as one class.

Our certificate of incorporation and bylaws will also provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law. Our certificate of incorporation and bylaws will also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We intend to enter into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

The Nasdaq Global Market Listing Symbol

We have applied to list our common stock on The Nasdaq Global Market under the symbol “FNGN.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

Upon completion of this offering, we will have 39,505,577 outstanding shares of common stock, assuming that there are no exercised outstanding options after December 31, 2009, except for those exercised and sold in connection with this offering. The shares of common stock being sold in this offering will be freely tradable, other than by any of our “affiliates” as defined in Rule 144(a) under the Securities Act, without restriction or registration under the Securities Act. All remaining shares were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act. These remaining shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. Shares purchased by our affiliates may not be resold except pursuant to an effective registration statement or an exemption from registration, including the exemption under Rule 144 under the Securities Act, as described below.

As a result of the lock-up agreements described below, other contractual restrictions on resale and the provisions of Rules 144 and 701 described below, the restricted securities will be available for sale in the public market as follows:

•	no shares will be eligible for sale prior to 163 days after the date of this prospectus;

•	28,448,934 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 163 days after the date of this prospectus, subject to extension as described below, and when permitted under Rule 144 or 701; and

•	7,607,055 shares will be eligible for sale upon the exercise of vested options 163 days after the date of this prospectus, subject to extension as described below.

Lock-up Agreements

Our directors, executive officers and substantially all of our stockholders have agreed with limited exceptions that they will not sell any shares of common stock owned by them without the prior written consent of Goldman, Sachs & Co., on behalf of the underwriters for a period of 163 days from the date of this prospectus; provided, however, that if (1) during the last 17 days of the initial lock-up period, we release earnings results or announce material news or a material event or (2) prior to the expiration of the initial lock-up period, we announce that we will release earnings results during the 15-day period following the last day of the initial lock-up period, then in each case the lock-up period will be automatically extended until the expiration of the 17-day period beginning on the date of release of the earnings results or the announcement of the material news or material event, as applicable, unless Goldman, Sachs & Co. waives, in writing, such extension. As a result, the maximum possible lock-up period under these lock-up agreements is 180 days beginning on the date of this prospectus. At any time and without public notice, Goldman, Sachs & Co. may in its sole discretion release some or all of the securities from these lock-up agreements. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline. The representative has advised us that it has no present intent or arrangement to release any of the shares subject to these lock-up agreements prior to the expiration of the lock-up period. The release of any lock-up agreement is considered on a case by case basis. The representative has further advised us that the factors it would consider in determining whether to release shares subject to a lock-up agreement include, but are not limited to, the length of time before the lock-up agreement expires, the number of shares involved, the reasons for the requested release, market conditions, the trading price of our shares and whether the person seeking the release is an officer, director or other affiliate of us. Immediately following the 163-day lock-up period, shares of our common stock outstanding after this offering will become available for sale, subject to legal restrictions on resale. See “Underwriting .”

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any shares of common stock that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common stock by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell shares of our common stock acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, who beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or approximately 395,055 shares immediately after this offering, assuming no exercise of the underwriters’ option to purchase additional shares; or

•	the average weekly trading volume of the common stock on The Nasdaq Global Market during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

Sales under Rule 144 by our affiliates are subject to requirements relating to manner of sale, notice and availability of current public information about us.

Rule 701

Subject to various limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from us by our employees, directors, officers, consultants or advisers prior to the completion of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the SEC has indicated that Rule 701 will apply to stock options granted by us before this offering, along with the shares acquired upon exercise of those options. Securities issued in reliance on Rule 701 are deemed to be restricted securities and, beginning 90 days after the date of this prospectus, unless subject to the contractual restrictions described above, may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with the minimum holding period requirements. All securities issued in reliance on 701 are also subject to the 163-day lock-up period described above.

Stock Plans

We intend to file a registration statement under the Securities Act covering 3,326,788 shares of common stock reserved for issuance under our stock plans. This registration statement is expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under this registration statement will be available for sale in the open market unless those shares are subject to vesting restrictions with us or the contractual restrictions described above.

Registration Rights

In addition, after this offering, the holders of approximately 23,688,603 shares of common stock, without taking into account the shares sold in this offering by the selling stockholders, including shares of common stock issuable upon conversion of our series A preferred stock, series B preferred stock, series C preferred stock, series D preferred stock, series E preferred stock and series F preferred stock upon the completion of this offering, will be entitled to rights to cause us to register the sale of those shares under the Securities Act. All of these shares are subject to the 163-day lock-up period. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See “Description of Capital Stock — Registration Rights.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

General

On April 20, 2009, we, and our subsidiary, Financial Engines Reincorporation Sub, Inc., as borrower, entered into a second amended and restated loan and security agreement that provides for a three-year $10.0 million term loan, which is repayable in 36 equal installments through May 1, 2012, and a 364-day $7.0 million revolving credit facility, with Silicon Valley Bank. The key terms of the term loan are described below. This description is not complete and is qualified in its entirety by reference to the complete text of the Second Amended and Restated Loan Security Agreement, a copy of which has been filed as an exhibit to this registration statement, of which this prospectus forms a part.

Loan and Terms of Payment

Under the terms of the loan and security agreement, we may borrow up to the lesser of (a) $7.0 million or (b) the sum of 80% of our eligible accounts and 50% of our eligible intra-quarter managed accounts through our revolving credit facility. As part of our revolving credit facility, the lender may issue letters of credit up to an aggregate amount of $2.5 million. We are required to immediately reimburse the lender for drawings made under the letters of credit. In addition, we may enter into foreign exchange contracts with the lender under which we commit to purchase from or sell to the lender specified amounts of foreign currency on specific days up to an aggregate amount of $2.5 million. We also may use up to $2.5 million of the revolving credit facility for the lender’s cash management services. Any amounts paid under the foreign exchange contracts or for the cash management services will be treated as advances under the revolving credit facility and accrue interest at the applicable interest rate.

We also may borrow up to $10.0 million under our term loan as either a prime rate loan or a LIBOR rate loan. We must repay any principal and accrued interest in 36 equal installments.

Interest and Fees

The interest rate for the revolving credit facility will accrue at a floating rate per annum rate equal to 0.75% above the prime rate, which is payable monthly, and which may be increased by an additional 5.00% in the event of default. We also must pay a commitment fee equal to 0.25% of the revolving credit facility. However, if our account balances with the lender drop below $5.0 million at any time, we will immediately owe the lender an additional commitment fee of $30,000.

The interest rate for a prime rate loan is at a rate per annum equal to 1.50% above the prime rate, with a minimum prime rate of 4.00% per annum, resulting in a minimum interest rate for prime rate loans of 5.50% per annum, subject to an additional 5.00% in the event of default. The interest rate for a LIBOR loan is 4.00% above the three-month LIBOR rate per annum, measured on a 360-day basis, with a minimum LIBOR rate of 1.50% per annum, resulting in a minimum interest rate for LIBOR loans of 5.50% per annum, which may be increased in the event of default to prime rate plus 5.00%. We also paid a fee of $50,000, or an amount equal to 0.50% of the term loan.

Immediately upon an event of default and during the continuance of any event of default, all outstanding amounts under the revolving credit facility or a prime rate loan will bear an interest rate per annum that is 5.00% above the rate that would otherwise be applicable to such amounts.

Guarantees and Security

The borrower, jointly and severally, unconditionally and irrevocably, guarantees the prompt and complete payment and performance of the note when due.

The term loan is secured by a security interest in all of our personal property, including our deposit accounts, intellectual property and intellectual property licenses, investment property and receivables.

Covenants

The loan and security agreement contains covenants that, among other things, limit our ability to merge or consolidate, dispose of assets, repurchase or redeem capital stock and indebtedness, make certain investments, acquisitions and capital expenditures, enter into certain transactions with affiliates or change the nature of our business.

The material financial covenants of the loan and security agreement include the following:

•	the maintenance of a ratio of (a) quick assets to (b) the sum of (i) current liabilities plus (ii) all advances and term loans minus (iii) deferred revenue of at least 1.15 to 1.0 through September 30, 2009, and at least 1.25:1.00 thereafter.

•	maximum capital expenditures made in cash and not financed with indebtedness shall not exceed $2,000,000 in the fiscal year ending in 2009 and $4,000,000 in any fiscal year thereafter.

•	a fixed charge coverage ratio of no less than 1.50 for the period ending September 30, 2009, 2.0 for the period ending December 31, 2009, 1.50 for the period ending March 31, 2010, 2.0 for the period ending June 30, 2010 and 2.50 for the period ending September 30, 2010 and thereafter.

The loan and security agreement also limits our ability to incur additional debt in excess of $250,000, to amend any subordinated debt or make payment on any subordinated debt.

Events of Default

Events of default, subject to certain exceptions and limitations and whereupon the note shall become immediately due and payable if not cured, include: non-payment of principal or interest as such amounts become due, misrepresentation, breach of covenants, other defaults, insolvency proceedings, bankruptcy filing, judgments, cross-defaults, dissolution or liquidation and cessation of the enforceability of any material provision of the note or any lien created therein.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income and estate tax consequences of the purchase, ownership and disposition of our common stock as of the date hereof that may be relevant to you if you are a non-U.S. Holder.

As used in this discussion, the term “non-U.S. Holder” means any person that is not, for U.S. federal income tax purposes, a partnership nor any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its sources; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code (particularly Parts I (section 861, et seq.) and II (section 871, et seq.) of Subchapter N of Chapter 1 of the Code and Chapter 3 (section 1441, et seq.) of the Code), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly with retroactive effect, or different interpretations. This discussion is limited to non-U.S. Holders who hold shares of our common stock as capital assets. Moreover, this discussion does not address all the U.S. federal income tax consequences and does not address foreign, state, local or other tax considerations that may be relevant to you in light of your personal circumstances, nor does it discuss special tax provisions that may apply to you if you relinquished U.S. citizenship or residence. In addition, it does not represent a detailed description of the U.S. federal income tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws (including, for example, if you are an expatriate, “controlled foreign corporation,” “passive foreign investment company,” financial institution, insurance company, tax-exempt organization or a partnership or other pass-through entity for U.S. federal income tax purposes). If you are a partnership holding our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common stock, you should consult your tax advisor.

EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT A TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE AND OTHER TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR COMMON STOCK.

Distributions on Common Stock

In general, if distributions are made with respect to our common stock, such distributions will be treated as dividends to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes and will be subject to withholding as discussed below. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the non-U.S. Holder’s basis in the common stock and, to the extent such portion exceeds the non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of the common stock, the tax treatment of which is discussed below under “Gain on Disposition of Common Stock.”

If dividends are paid on our common stock, as a non-U.S. Holder, you will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. To claim the benefit of a lower rate under an income tax treaty, you must properly file with the payor an Internal Revenue Service Form W-8BEN, or successor form, certifying under penalty of perjury that you are not a United States person (as defined under the Code) and claiming an exemption from or reduction in withholding under the applicable tax treaty. Special certification and other requirements apply to you if you are a pass-through entity rather than a corporation or individual or if our common stock is held through certain foreign intermediaries.

If dividends are considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of yours, those dividends will not be subject to withholding tax, but instead will be subject to U.S. federal income tax on a net basis at applicable graduated individual or corporate rates as if you were a United States person (as defined under the Code), unless an applicable income tax treaty provides otherwise, provided an Internal Revenue Service Form W-8ECI, or successor form, is filed with the payor. In addition, if you are required to provide an Internal Revenue Service Form W-8ECI or successor form, as discussed above, you must also provide your tax identification number. If you are a foreign corporation, any effectively connected dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

As a non-U.S. Holder, you generally will not be subject to U.S. federal income tax on any gain recognized on the sale or other disposition of our common stock unless:

•	the gain is considered effectively connected with the conduct of a trade or business by you within the United States and, where a tax treaty applies, is attributable to a U.S. permanent establishment of yours, in which case, you will generally be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates as if you were a United States person (as defined in the Code) and, if you are a corporation, you may be subject to an additional branch profits tax equal to 30% or such lower rate as may be specified by an applicable income tax treaty;

•	you are an individual who is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, in which case, you will be subject to a 30% tax on the gain derived from the sale, which may be offset by United States source capital losses; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period ending on the date of disposition or the period you held our common stock. As long as our common stock is regularly traded on an established securities market, within the meaning of section 897(c)(3) of the Code, these rules will apply only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the applicable period that is specified in the Code. We believe that we are not currently, and are not likely to become, a United States real property holding corporation.

Federal Estate Tax

If you are an individual, our common stock held at the time of your death will be included in your gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

Current U.S. federal tax law provides for reductions in U.S. federal estate tax through 2009 and the elimination of such estate tax entirely in 2010. Under this law, such estate tax would be fully reinstated, as in effect prior to the reductions, in 2011, unless further legislation is enacted.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to each of you the amount of dividends paid to you and the tax withheld with respect to those dividends, regardless of whether withholding was required. Copies of the information returns reporting those dividends and withholding may also be made available by the Internal Revenue Service to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty or other applicable agreements.

Backup withholding tax may also apply to dividend payments made to you on or with respect to our common stock unless you certify under penalty of perjury that you are a non-U.S. Holder (and we do not have actual knowledge or reason to know that you are a United States person (as defined under the Code)) or you otherwise establish an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through United States-related financial intermediaries unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person (as defined under the Code)) or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided that the required procedures are followed.

You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you.

Recent Legislative Developments

Proposed legislation recently passed by the United States House of Representatives would generally impose a 30% withholding tax on dividends on our common stock and the gross proceeds of a disposition of our common stock paid to (i) a foreign financial institution unless such institution enters into an agreement with the United States Treasury to collect and disclose information regarding United States account holders of such institution (including certain account holders that are foreign entities with United States owners) and (ii) a non-financial foreign entity unless such entity provides the payor with a certification identifying the direct and indirect United States owners of the entity. Under certain circumstances, a non-U.S. Holder of our common stock may be eligible for refunds or credits of such taxes. You are encouraged to consult with your own tax advisor regarding the possible implications of this proposed legislation on your investment in our common stock.

UNDERWRITING

We, the selling stockholders and the underwriters named below, have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriter	Number of Shares

Goldman, Sachs & Co.
UBS Investment Bank
Piper Jaffray & Co.
Cowen and Company, LLC

Total	10,600,000

The underwriters are committed to take and pay for all the shares being offered, if any are taken, other than those shares covered by the option described below.

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,590,000 shares from us. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase 1,590,000 additional shares.

Paid by Us

Full
	No Exercise	Exercise

Per Share	$	$
Total	$	$

Paid by the Selling Stockholders

Full
	No Exercise	Exercise

Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $      per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representative may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors and holders of substantially all of our common stock, including the selling stockholders, have agreed, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 163 days after the date of this prospectus, except with the prior written consent of the representative. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

The 163-day restricted period described in the preceding paragraph will be automatically extended if (i) during the last 17 days of the 163-day restricted period the company issues an earnings release or announces material news or a material event or (ii) prior to the expiration of the 163-day restricted period, the company announces that it will release earnings results during the 15-day period following the last day of the 163-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 17-day period beginning on the issuance of the earnings release of the announcement of the material news or material event.

Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among us and the representative. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We have applied to list the common stock on The Nasdaq Global Market under the symbol “FNGN.”

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from the company and selling stockholders in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representative has repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the company’s stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on The Nasdaq Global Market, in the over-the-counter market or otherwise.

The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

We and the selling stockholders estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $2.6 million.

We and the selling stockholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Goldman, Sachs & Co. is acting as an underwriter of this offering, and we will enter into an underwriting agreement with them.

Goldman, Sachs & Co. owns 1,307,837 shares of Series E preferred stock as of December 31, 2009 and, upon the completion of the offering, will receive 80,587 shares of our common stock issuable to Goldman, Sachs & Co. as a holder of Series E preferred stock.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, including securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of the issuer.

Conflict of Interest; FINRA Regulations

As a result of their sale of shares in the offering, the Goldman Sachs Funds may collectively receive more than 5% of the net proceeds of the offering, not including underwriting compensation. As a result, Goldman, Sachs & Co. may be deemed to have a “conflict of interest” under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc., or “Rule 2720,” as administered by the Financial Industry Regulatory Authority, or “FINRA.” This offering will therefore be made in compliance with the applicable provisions of Rule 2720. Rule 2720 requires that no sale be made to discretionary accounts by underwriters having a conflict of interest without the prior written approval of the account holder and that a “qualified independent underwriter” as defined in the rule, has participated in the preparation of the registration statement and prospectus and exercised the usual standards of due diligence with respect thereto. Cowen and Company, LLC is assuming the responsibilities of acting as the “qualified independent underwriter” in this offering. We have agreed to indemnify Cowen and Company, LLC against liabilities incurred in connection with acting as a “qualified independent underwriter” including liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Residents of Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Residents of Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Residents of Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Palo Alto, California. Certain legal matters relating to the offering will be passed upon for the underwriters by Gibson, Dunn & Crutcher LLP, San Francisco, California.

EXPERTS

The consolidated financial statements of Financial Engines, Inc. as of December 31, 2008 and 2009 and for each of the years in the three-year period ended December 31, 2009 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are only summaries. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the Securities and Exchange Commission’s public reference room, located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at

1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC’s website at www.sec.gov.

Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, and we intend to file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference room and the website of the SEC referred to above.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Financial Engines, Inc.:

We have audited the accompanying consolidated balance sheets of Financial Engines, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Financial Engines, Inc. and subsidiaries as of December 31, 2008 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Mountain View, California
February 21, 2010

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2008 and 2009
(In thousands, except share and per share data)

			Pro forma
			Stockholders’
			Equity
	2008	2009	2009
			(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$14,857	$20,713
Accounts receivable, net of allowance of $180 in 2008 and $48 in 2009	12,826	17,975
Prepaid expenses	1,537	1,922
Other current assets	1,575	3,391

Total current assets	30,795	44,001
Property and equipment, net	2,991	2,558
Internal use software, net	6,474	8,743
Other assets	2,042	3,050

Total assets	$42,302	$58,352

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,405	$7,579
Accrued compensation	2,283	9,101
Deferred revenue	7,040	7,354
Bank borrowings and note payable	13,500	3,333
Other current liabilities	77	72

Total current liabilities	28,305	27,439
Bank borrowings	—	4,722
Deferred revenue	2,271	1,487
Other liabilities	457	438

Total liabilities	31,033	34,086

Commitments and contingencies (see note 9)
Stockholders’ equity:
Convertible preferred stock, $0.0001 par value. Authorized 24,192,000 shares; issued and outstanding 22,349,972 and 22,441,623 shares at December 31, 2008 and 2009, respectively; no shares issued or outstanding, pro forma (unaudited). Aggregate liquidation preference of $139,404 as of December 31, 2008 and 2009	2	2	$—
Common stock, $0.0001 par value. Authorized 47,650,000 shares; issued and outstanding 10,287,881 and 10,647,223 shares at December 31, 2008 and 2009, respectively; 33,545,489 shares issued and outstanding, pro forma (unaudited)	1	1	3
Additional paid-in capital	174,749	182,018	182,018
Preferred stock warrant	1,191	—	—
Deferred compensation	(575)	(394)	(394)
Accumulated deficit	(164,099)	(157,361)	(157,361)

Total stockholders’ equity	11,269	24,266	$24,266

Total liabilities and stockholders’ equity	$42,302	$58,352

See accompanying notes to the consolidated financial statements.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations
Years Ended December 31, 2007, 2008, and 2009
(In thousands, except per share data)

	2007	2008	2009

Revenue:
Professional management	$28,226	$38,963	$52,579
Platform	31,374	29,498	30,048
Other	3,750	2,810	2,355

Total revenue	63,350	71,271	84,982

Costs and expenses:
Cost of revenue (exclusive of amortization of internal use
software) (1)	20,602	27,588	29,573
Research and development (1)	14,643	13,663	15,618
Sales and marketing (1)	19,871	21,157	22,515
General and administrative (1)	6,663	6,613	7,679
Withdrawn offering expense	—	3,031	—
Amortization of internal use software (1)	3,070	2,258	2,813

Total costs and expenses	64,849	74,310	78,198

Income (loss) from operations	(1,499)	(3,039)	6,784
Interest expense	(961)	(799)	(612)
Interest and other income, net	687	236	351

Income (loss) before income tax expense	(1,773)	(3,602)	6,523
Income tax expense	31	12	834

Net income (loss)	(1,804)	(3,614)	5,689
Less: Preferred stock dividend	—	2,362	1,082

Net income (loss) attributable to holders of common stock	$(1,804)	$(5,976)	$4,607

Net income (loss) per share attributable to holders of common stock:
Basic	$(0.19)	$(0.61)	$0.46
Diluted	$(0.19)	$(0.61)	$0.13
Shares used to compute net income (loss) per share attributable to holders of common stock:
Basic	9,427	9,767	10,106
Diluted	9,427	9,767	34,866
Pro forma net income per share (unaudited):
Basic			$0.17
Diluted			$0.16
Shares used to compute pro forma net income per share (unaudited):
Basic			33,005
Diluted			35,401

(1) Includes stock-based compensation as follows:
Cost of revenue	$648	$817	1,391
Research and development	1,134	796	1,721
Sales and marketing	1,150	1,112	1,942
General and administrative	1,434	801	1,612
Amortization of internal use software	50	63	102

Total stock-based compensation	$4,416	$3,589	$6,768

See accompanying notes to the consolidated financial statements.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive Income (Loss)
Years Ended December 31, 2007, 2008 and 2009
(In thousands, except share data)

					Additional	Preferred	Deferred	Stockholder		Total
	Convertible Preferred Stock		Common Stock		Paid-in	Stock	Stock	Notes	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Warrant	Compensation	Receivable	Deficit	Equity

Balance, January 01, 2007	22,142,791	$2	9,871,601	$1	$166,867	$1,191	$(1,469)	$(144)	$(158,681)	$7,767
Issuance of common stock	—	—	304,199	—	909	—	—	—	—	909
Repayment of stockholder notes receivable for cash	—	—	—	—	—	—	—	144	—	144
Repurchase of unvested shares	—	—	(37,500)	—	—	—	—	—	—	—
Amortization of deferred stock compensation under the intrinsic value method	—	—	—	—	—	—	546	—	—	546
Stock-based compensation under the fair value method	—	—	—	—	3,843	—	—	—	—	3,843
Non-employee stock-based compensation expense	—	—	—	—	109	—	—	—	—	109
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(1,804)	(1,804)

Balance, December 31, 2007	22,142,791	2	10,138,300	1	171,728	1,191	(923)	—	(160,485)	11,514
Antidilution issuance of Series E preferred stock	207,181	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	236,042	—	552	—	—	—	—	552
Net share settlements for restricted stock awards minimum tax withholdings	—	—	(86,461)	—	(830)	—	—	—	—	(830)
Amortization of deferred stock compensation under the intrinsic value method	—	—	—	—	—	—	348	—	—	348
Stock-based compensation under the fair value method	—	—	—	—	3,303	—	—	—	—	3,303
Non-employee stock-based compensation expense	—	—	—	—	(4)	—	—	—	—	(4)
Net loss and comprehensive loss	—	—	—	—	—	—	—	—	(3,614)	(3,614)

Balance, December 31, 2008	22,349,972	2	10,287,881	1	174,749	1,191	(575)	—	(164,099)	11,269
Cumulative adjustment to beginning balance upon adoption of EITF 07-5, codified into ASC 815-40	—	—	—	—	—	(1,191)	—	—	1,049	(142)

Adjusted balance at January 1, 2009	22,349,972	2	10,287,881	1	174,749		(575)	—	(163,050)	11,127
Antidilution issuance of Series E preferred stock	91,651	—	—	—	—	—	—	—	—	—
Issuance of common stock	—	—	1,199,896	—	691	—	—	—	—	691
Issuance of restricted stock	—	—	50,000	—	—	—	—	—	—	—
Net share settlements for stock-based awards minimum tax withholdings	—	—	(890,554)	—	(396)	—	—	—	—	(396)
Amortization of deferred stock compensation under the intrinsic value method	—	—	—	—	—	—	181	—	—	181
Stock-based compensation under the fair value method	—	—	—	—	6,792	—	—	—	—	6,792
Non-employee stock-based compensation expense	—	—	—	—	94	—	—	—	—	94
Income tax associated with stock based compensation	—	—	—	—	88	—	—	—	—	88
Net income and comprehensive income	—	—	—	—	—	—	—	—	5,689	5,689

Balance, December 31, 2009	22,441,623	$2	10,647,223	$1	$182,018	$—	$(394)	$—	$(157,361)	$24,266

See accompanying notes to the consolidated financial statements.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years Ended December 31, 2007, 2008, and 2009
(In thousands)

	2007	2008	2009

Cash flows from operating activities:
Net income (loss)	$(1,804)	$(3,614)	$5,689
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation	1,284	1,641	1,729
Amortization of internal use software	3,020	2,196	2,711
Amortization of stock-based compensation	4,416	3,589	6,768
Amortization of deferred sales commissions	1,034	991	1,153
Amortization of direct response advertising	—	—	64
Prepayment discount on note payable	—	—	(200)
Fair value adjustment of warrant	—	—	(142)
Provision for doubtful accounts	451	136	20
Excess tax benefit associated with stock-based compensation	—	—	(88)
Loss on fixed asset disposal	—	2	5
Changes in operating assets and liabilities:
Accounts receivable	(8,253)	2,828	(5,168)
Prepaid expenses	(49)	45	(335)
Other assets	(923)	(1,466)	(2,499)
Accounts payable	204	1,726	998
Accrued compensation	854	(4,469)	6,818
Deferred revenue	405	(419)	(470)
Other liabilities	131	2	4

Net cash provided by operating activities	770	3,188	17,057

Cash flows from investing activities:
Purchase of property and equipment	(1,426)	(2,456)	(1,167)
Capitalization of internal use software	(3,560)	(4,092)	(4,682)

Net cash used in investing activities	(4,986)	(6,548)	(5,849)

Cash flows from financing activities:
Proceeds from term loan payable	—	—	9,950
Payments on term loan payable	—	—	(1,944)
Repayment of notes payable	—	—	(9,800)
Proceeds from bank borrowings	—	3,500	—
Repayment of bank borrowings	—	—	(3,500)
Payments on capital lease obligations	(18)	(20)	(15)
Proceeds from issuance of common stock	909	552	691
Net share settlements for stock-based awards minimum tax withholdings	—	(830)	(396)
Repayment of stockholder notes receivable	144	—	—
Excess tax benefit associated with stock-based compensation	—	—	88
Initial public offering issuance costs	—	—	(426)

Net cash provided by (used in) financing activities	1,035	3,202	(5,352)

Net increase (decrease) in cash and cash equivalents	(3,181)	(158)	5,856
Cash and cash equivalents, beginning of year	18,196	15,015	14,857

Cash and cash equivalents, end of year	$15,015	$14,857	$20,713

Supplemental cash flows information:
Income taxes paid	$9	$150	$48
Interest paid	961	867	645
Non-cash investing and financing activities:
Preferred stock dividend	—	2,362	1,082
Capitalized stock-based compensation for internal use software	133	120	399
Accounts payable for purchases of property and equipment	33	121	148
Accounts payable for initial public offering issuance costs	—	—	1,153

See accompanying notes to the consolidated financial statements.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 —	THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Financial Engines, Inc. (the Company) was incorporated on May 13, 1996 under the laws of the state of California and is headquartered in Palo Alto, California. In February 2010, the Company was reincorporated into the State of Delaware.

The Company is a provider of independent, technology-enabled portfolio management services, investment advice and retirement help to participants in employer-sponsored defined contribution retirement plans such as 401(k) plans. The Company uses its proprietary advice technology platform to provide its services to retirement plan participants, regardless of personal wealth or account size, on a cost-efficient basis. The Company’s business model is based on workplace delivery of its services. The Company targets three key constituencies in the retirement plan markets: plan participants (employees of companies offering defined contribution plans, collectively referred to as 401(k) plans), plan sponsors (employers offering 401(k) plans to their employees) and plan providers (companies providing administrative services to retirement plan sponsors).

The Company continues to devote the majority of its resources to the growth of the Company’s business in accordance with its business plan. The Company’s activities have been financed primarily through the sale of equity securities and, to a lesser extent, cash flows from operations and notes payable and other borrowings.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP).

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

The Company evaluated subsequent events through February 21, 2010.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense during the reporting period. Significant items subject to such estimates and assumptions include revenue recognition, direct response advertising, deferred sales commissions, the carrying amount and useful lives of property, equipment and internal use software cost, valuation allowance for deferred income tax assets, stock-based compensation and valuation of common and preferred stock. Actual results could differ from those estimates under different assumptions or conditions.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less from date of purchase to be cash equivalents. The carrying amount of these instruments approximates fair value because of their short-term maturity.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Concentration of Credit Risk and Fair Value of Financial Instruments

The Company believes the fair value of its financial instruments, principally cash and cash equivalents, accounts receivable, bank borrowings, note and accounts payable, approximate their recorded values due to the short-term nature of the instruments or interest rates, which are comparable with current rates.

The Company measures and reports its investments in money market funds at fair value on a recurring basis. The fair value of the Company’s investments in certain money market funds approximates their face value. Such instruments are classified as Level 1 and are included in cash and cash equivalents.

The following table summarizes the Company’s financial assets measured at fair value on a recurring basis:

		Fair Value Measurement Using
		Quoted Prices in
		Active Markets for	Significant Other	Significant Other
		Identical Assets	Observable Inputs	Unobservable Inputs
	Total Fair Value	(Level 1)(1)	(Level 2)(2)	(Level 3)(3)
	(In thousands)

Assets:
Money Market Funds
December 31, 2008	$13,973	$13,973	$—	$—
December 31, 2009	20,428	20,428	—	—

(1)	Level 1: Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

(2)	Level 2: Inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means.

(3)	Level 3: Unobservable inputs reflecting the Company’s own assumptions incorporated in valuation techniques used to determine fair value. These assumptions are required to be consistent with market participant assumptions that are reasonably available.

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. The Company deposits its cash and cash equivalents primarily with a major bank, in which deposits may exceed federal deposit insurance limits.

The Company’s customers are concentrated in the United States of America. The Company performs ongoing credit evaluations of its customers and does not require collateral. The Company reviews the need for allowances for potential credit losses and such losses have been insignificant to date.

Significant customer information is as follows:

	December 31,
	2008	2009

Percentage of accounts receivable:
ING	21%	3%
JPMorgan	22	20

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2007	2008	2009

Percentage of revenue:
ING	10%	10%	8%
JPMorgan	15	17	18
Vanguard	10	11	10

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible trade receivables. The Company reviews its trade receivables by aging category to identify significant customers with collection issues. For accounts not specifically identified, the Company provides reserves based on historical bad debt loss experience.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets and allocated to the department of benefit in the accompanying consolidated statements of operations. Leasehold improvements are amortized over the shorter of the remaining lease term or the useful life of the asset. Software purchased for internal use is amortized over its useful life. Expenditures for maintenance and repairs are charged to expense as incurred.

Estimated
Useful Lives
in Years

Computer equipment	3
Computer software	3
Furniture, fixtures, and equipment	5

Internal Use Software

Certain direct development costs associated with internal use software are capitalized and include external direct consulting costs and payroll costs for employees devoting time to the software projects principally related to software coding, designing system interfaces and installation and testing of the software. Internal use software consists of (1) systems developed for tracking membership data, including AUM, customer cancellations and other related customer statistics for internal use and (2) enhancements to the Company’s advisory service platform. The capitalized costs are amortized using the straight-line method over an estimated life of two to four years, beginning when the asset is substantially ready for use. Costs related to preliminary project activities and post implementation activities are expensed as incurred. A portion of internal use software relates to cost of revenue, as well as the Company’s other functional departments. However the Company is not able to meaningfully allocate the costs among cost of revenue and operations. Accordingly, amortization is presented as a separate line item on the accompanying consolidated statement of operations.

During the years ended December 31, 2007, 2008 and 2009, the Company capitalized approximately $3.7 million, $4.2 million and $5.1 million, respectively, of development costs, including interest and stock compensation expense, relating to technology to be used to enhance the Company’s internal use software and advisory service platform. For the years ended December 31, 2007, 2008 and

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2009, the Company capitalized $75,000, $104,000 and $84,000, respectively, of interest and $133,000, $120,000 and $399,000, respectively, of noncash stock-based compensation costs related to internal use software.

Long-Lived Assets

Long-lived assets, such as property, equipment and capitalized internal use software subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset group exceeds the fair value of the asset group.

Management evaluates the useful lives of these assets on an annual basis and tests for impairment whenever events or changes in circumstances occur that could impact the recoverability of these assets. There were no impairments to long-lived assets during the years ended December 31, 2007, 2008 and 2009.

Sales Commissions

Deferred sales commissions consist of incremental costs paid to the Company’s direct sales force associated with the execution of noncancelable customer contracts. The deferred sales commission amounts are recoverable through future revenue streams under the noncancelable customer contracts. The Company believes this is the preferable method of accounting as the commission charges are so closely related to the revenue from the noncancelable customer contracts that they should be recorded as an asset and charged to expense over the life of the related noncancelable customer contracts, which is typically three years. Amortization of deferred sales commissions is included in marketing and sales expense in the accompanying consolidated statements of operations.

The Company capitalized sales commission of $1.1 million, $1.0 million and $799,000 during the years ended December 31, 2007, 2008 and 2009, respectively, and amortized $1.0 million, $991,000 and $1.2 million of deferred sales commissions during the years ended December 31, 2007, 2008 and 2009, respectively.

Comprehensive Income (Loss)

Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources. Comprehensive income (loss) is the same as net income (loss) for all periods presented.

Segment Information

The Company operates in one reportable segment. The Company’s chief operating decision-maker, its chief executive officer, reviews its operating results on an aggregate basis and manages its operations as a single operating segment. In addition, all of the Company’s operations and assets are based in the United States.

Revenue Recognition

The Company recognizes revenue when all of the following conditions are met:

•	There is persuasive evidence of an arrangement, as evidenced by a signed contract;

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	Delivery has occurred or the service has been made available to the customer, which occurs upon completion of implementation and connectivity services and acceptance by the customer;

•	The collectibility of the fees is reasonably assured; and

•	The amount of fees to be paid by the customer is fixed or determinable.

The Company generates its revenue through three primary sources: professional management, platform and other revenue.

Professional Management.  The Company derives Professional Management revenue from management fees paid by plan participants for its Professional Management service. This discretionary investment management service includes a Retirement Plan analyzing investments, contribution rate and projected retirement income, and a Retirement Checkup designed to help plan participants to develop a strategy for closing the gap, if any, between the participant’s retirement goal and current retirement income forecast. The services are generally made available to plan participants in a 401(k) plan by written agreements between the Company and the plan provider, plan sponsor and the plan participant. The arrangement generally provides for management fees based on the value of assets the Company manages for plan participants, and is generally payable quarterly in arrears. Revenue derived from Professional Management services is recognized as the services are performed.

In certain instances, fees payable by plan participants are deferred for a specified period, and are waived if the plan participant cancels within the specified period. Effective January 1, 2009, the Company commenced recognizing revenue during certain fee deferral periods based on the estimate of the expected retention and cancellation rates determined by historical experience of similar arrangements. As a result of recognizing revenue during the fee deferral periods, revenue during the year ended December 31, 2009 was higher by approximately $0.3 million compared to the years ended December 31, 2007 and 2008.

Platform.  The Company derives platform revenue from recurring, subscription-based platform fees for access to either its full suite of services, including Professional Management, Online Advice and Retirement Evaluation, or its Online Advice service only, and to a lesser extent, from setup fees. Online Advice is a nondiscretionary Internet-based investment advisory service, which includes features such as: recommendations among the investment alternatives available in the employer sponsored retirement plan; a summary of the current value of the plan account; a forecast of how much the plan account investments might be worth at retirement; whether a change is recommended to the contribution rate, risk and diversification and/or unrestricted employer stock holdings; and a projection of how much the participant may spend at retirement. Plan participants may use the service as frequently as they choose to monitor progress toward their financial goals, receive forecasts and investment recommendations and access educational content at the Company’s website. The arrangements generally provide for the Company’s fees to be paid by the plan sponsor, plan provider or the retirement plan itself, depending on the plan structure. Platform revenue is generally paid annually in advance and recognized ratably over the term of the subscription period beginning after the completion of customer setup and data connectivity. Setup fees are recognized ratably over the estimated customer life, which is usually three to five years.

Other.  Other revenue includes reimbursement for marketing and member materials from certain subadvisory relationships, reimbursement for providing personal statements to participants from a limited number of plan sponsors and plan implementation fees. A small portion of other revenue is derived from a defined benefit consulting business. Revenue is recognized as the related services are performed, in accordance with the specific terms of the contract with the customers.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Deferred Revenue

Deferred revenue primarily consists of billings or payments received in advance of revenue recognition generated by the Company’s platform service and setup fees described above. For these services, the Company generally invoices its customers in annual or quarterly installments payable in advance. Accordingly, the deferred revenue balance does not represent the total contract value of annual or multiyear, noncancelable subscription contracts.

Cost of Revenue

Cost of revenue excludes amortization of internal use software and includes expenses from portfolio management, operations, advisor call center operations, technical operations, including information technology, customer support, installation and set-up costs, data connectivity fees and printed materials costs for members and certain subadvisory relationships where the reimbursed costs are included in other revenue. These expenses are shared across the different revenue categories and the Company is not able to meaningfully allocate such costs between separate categories of revenue. Consequently, all costs and expenses applicable to the Company’s revenue are included in the category cost of revenue in the Company’s statements of operations. Amortization of internal use software, a portion of which relates to cost of revenue, is reflected as a separate line item in the accompanying statement of operations.

Advertising Costs

The Company’s advertising costs consist primarily of print materials associated with new customer solicitations. Print materials costs primarily relate to either Active Enrollment campaigns, where marketing materials are sent to solicit enrollment in professional management, or Passive Enrollment campaigns, where the plan sponsor defaults all eligible members into the professional management service unless they decline. Advertising costs relating to Passive Enrollment campaigns do not qualify as direct response advertising and are expensed to sales and marketing in the period the advertising activities first take place. Advertising costs associated with Active Enrollment campaigns qualify for capitalization as direct response advertising. The capitalized costs are amortized over the estimated three-year period of probable future benefits following the enrollment of a member into the professional management services based on the ratio of current period revenue for the direct response advertising cost pool as compared to the total estimated revenue expected for the direct response advertising cost pool over future periods.

Effective July 1, 2009, the Company commenced capitalization of direct-response advertising cost associated with Active Enrollment campaigns on a prospective basis as the Company first concluded it had sufficient and verifiable historical patterns over a reasonable period of time to demonstrate the probable future benefits of such campaigns. As of December 31, 2009, $1.4 million of advertising costs associated with direct response advertising were reported in other assets in the accompanying consolidated balance sheet. Advertising expense was $1.8 million, $2.6 million and $2.2 million for the years ended December 31, 2007, 2008 and 2009, respectively, of which direct advised Active Enrollment campaign expense was $1.6 million, $2.5 million and $2.0 million, respectively.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating loss carryforwards. Deferred tax assets and liabilities are measured using

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance to reduce deferred tax assets to an amount whose realization is more likely than not. In accordance with its accounting policy, the Company recognizes accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense.

Stock-Based Compensation

Employee stock-based compensation expense is based on the following: (1) the grant date fair value of stock option awards granted or modified after January 1, 2006 and (2) the balance of deferred stock-based compensation related to stock option awards granted prior to January 1, 2006, which was calculated using the intrinsic value method.

The Company estimates the fair value of stock options granted using the Black-Scholes option pricing model. The Company amortizes stock-based compensation expense using a graded vesting method over the requisite service periods of the awards, which is generally the vesting period. The expected term represents the period that stock-based awards are expected to be outstanding, giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior as influenced by changes to the terms of the Company’s stock-based awards. The Company uses the “simplified” method in developing an estimate of expected term of stock options. The computation of expected volatility is based on a combination of the historical and implied volatility of comparable companies from a representative peer group based on industry and market capitalization data. Management estimates expected forfeitures and recognizes compensation costs only for those stock-based awards expected to vest. Amortization of stock-based compensation is presented in the same line item as the cash compensation to those employees in the accompanying consolidated statement of operations.

The Company’s current practice is to issue new shares to settle stock option exercises.

Net Income (Loss) per Common Share

Basic net income (loss) per common share is computed by dividing net income (loss) attributable to common stockholders by the weighted average number of common shares outstanding during the period less the weighted average number of unvested restricted common shares subject to the right of repurchase. Diluted net income (loss) per common share is computed by giving effect to all potential dilutive common shares, including options, unvested restricted common stock subject to repurchase, warrants and convertible preferred stock.

Recent Accounting Pronouncements

In October 2009, the FASB issued Accounting Standards Update (ASU) 2009-13 — Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements — a consensus of the FASB Emerging Issues Task Force (ASU 2009-13). ASU 2009-13 addresses how to measure and allocate arrangement consideration to one or more units of accounting within a multiple-deliverable arrangement. ASU 2009-13 modifies the requirements for determining whether a deliverable can be treated as a separate unit of accounting by removing the criteria that objective evidence of fair value exists for the undelivered elements in order to account for those undelivered elements as a single unit of accounting. ASU 2009-13 is effective for the Company prospectively for revenue arrangements entered into or materially modified beginning January 1, 2011. Early adoption is permitted. The Company is currently evaluating the impact the adoption of ASC 2009-13 will have on its financial condition and results of operations.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In June 2008, the FASB ratified EITF Issue 07-05, Determining Whether an Instrument (or an Embedded Feature) is indexed to an Entity’s Own Stock, or EITF 07-5, codified into FASB ASC Subtopic 815-40, Contracts in Entity’s Own Equity. EITF 07-5 provides that an entity should use a two step approach to evaluate whether an equity-linked financial instrument (or embedded feature) is indexed to its own stock, including evaluating the instrument’s contingent exercise and settlement provisions. EITF 07-5 is effective for fiscal years beginning after December 15, 2008. On adoption of EITF 07-5 effective January 1, 2009, the Company recorded a warrant liability for approximately $144,000 and a corresponding charge of $1.0 million to the accumulated deficit to reflect the cumulative effect of this change in accounting principle. The warrant expired unexercised in October 2009.

Unaudited Pro Forma Information

The Company has filed a registration statement with the United States Securities and Exchange Commission to sell shares of its common stock to the public. Upon completion of the offering, each share of the Company’s preferred stock will convert into one share of the Company’s common stock in accordance with the automatic conversion provisions under Section 4 of its charter. The unaudited pro forma information as of December 31, 2009 gives effect to the assumed conversion of all outstanding shares of the Company’s convertible preferred stock into an aggregate of 22,441,623 shares of common stock upon the assumed completion of the Company’s initial public offering and 456,643 shares of common stock issuable to holders of Series E preferred stock upon the completion of the initial public offering. Unaudited pro forma stockholders’ equity and net income per share for the year ended December 31, 2009, as adjusted for the assumed conversion of the convertible preferred stock is set forth on the face of the Company’s consolidated balance sheet, consolidated statement of operations and Note 2 of the financial statements.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 2 —	NET INCOME (LOSS) PER SHARE

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to common stockholders:

	Year Ended December 31,
	2007	2008	2009
	(In thousands, except
	per share data)

Numerator (basic and diluted):
Net income (loss)	$(1,804)	$(3,614)	$5,689
Less: Preferred stock dividend	—	2,362	1,082

Net loss attributable to holders of common stock	$(1,804)	$(5,976)	$4,607

Denominator (basic):
Weighted average common shares outstanding	9,989	10,183	10,450
Less: Weighted average unvested restricted common shares subject to repurchase	(562)	(416)	(344)

Net weighted average common shares outstanding	9,427	9,767	10,106

Denominator (diluted):
Weighted average common shares outstanding	9,427	9,767	10,106
Dilutive stock options and awards outstanding	—	—	2,052
Unvested restricted common shares subject to repurchase	—	—	344
Weighted average common shares from preferred stock	—	—	22,364

Net weighted average common shares outstanding	9,427	9,767	34,866

Net income (loss) per share attributable to holders of common stock:
Basic	$(0.19)	$(0.61)	$0.46
Diluted	$(0.19)	$(0.61)	$0.13

Diluted net income (loss) per share does not include the effect of the following antidilutive common equivalent shares:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Stock options and awards outstanding	8,982	9,169	5,722
Common equivalent shares from preferred stock warrant	108	108	86
Unvested restricted common shares subject to repurchase	562	416	—
Common shares from preferred stock	22,143	22,163	—

Total antidilutive common equivalent shares	31,795	31,856	5,808

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Unaudited Pro forma Net Income per Share

The Company has filed a registration statement with the United States Securities and Exchange Commission to sell shares of its common stock to the public. Upon completion of the offering, each share of the Company’s preferred stock will convert into one share of the Company’s common stock in accordance with the automatic conversion provisions under Section 4 of its charter. The unaudited pro forma net income per share for the year ended December 31, 2009 gives effect to the assumed conversion of all outstanding shares of the Company’s convertible preferred stock into an aggregate of 22,441,623 shares of common stock upon the assumed completion of the Company’s initial public offering and approximately 456,643 shares of common stock issuable to holders of Series E preferred stock upon the assumed completion of the initial public offering. All shares to be issued in the offering are excluded from the unaudited pro forma basic and diluted net income per share calculation since the proceeds will be used for general corporate purposes.

The following table sets forth the computation of unaudited pro forma basic and diluted net income per share:

Year Ended
December 31, 2009
(In thousands, except
per share data)

Numerator (basic and diluted):
Net income	$5,689

Denominator (basic):
Weighted average common shares outstanding	10,450
Less: Weighted average restricted common shares subject to repurchase	(344)
Add: Common shares from preferred stock	22,442
Add: Common shares issued to preferred shareholders upon completion of initial public offering	457

Pro forma net weighted average common shares outstanding	33,005

Denominator (diluted):
Weighted average common shares outstanding	33,005
Dilutive stock options and awards outstanding	2,052
Unvested restricted common shares subject to repurchase	344

Pro forma net weighted average common shares outstanding	35,401

Pro forma net income per share:
Basic	$0.17
Diluted	$0.16

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro forma diluted net income per share does not include the effect of the following anti-dilutive common equivalent shares:

Year Ended
December 31, 2009
(In thousands)

Stock options and awards outstanding	5,722
Common equivalent shares from preferred stock warrant	86

Total antidilutive common equivalent shares	5,808

NOTE 3 —	BALANCE SHEET ITEMS

Cash and Cash Equivalents

Cash and cash equivalents consist of the following:

	December 31,
	2008	2009
	(In thousands)

Cash	$884	$285
Money market fund	13,973	20,428

Total cash and cash equivalents	$14,857	$20,713

Allowance for Doubtful Accounts

The following table summarizes the changes to the allowance for doubtful accounts:

	Year Ended December 31,
	2007	2008	2009
		(In thousands)

Balance, beginning of year	$44	$309	$180
Add: Provisions for doubtful accounts	451	136	20
Less: Write-offs	(186)	(265)	(152)

Balance, end of year	$309	$180	$48

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment

Property and equipment consist of the following:

	December 31,
	2008	2009
	(In thousands)

Computer equipment	$7,258	$8,238
Computer software	3,358	3,601
Office equipment, furniture, and fixtures	2,290	2,332
Leasehold improvements	665	675

Total property and equipment	13,571	14,846
Less: Accumulated depreciation	(10,580)	(12,288)

Property and equipment, net	$2,991	$2,558

Included in property and equipment as of December 31, 2008 and 2009 are assets acquired under capital lease obligations with original costs of approximately $81,000 and $41,000, respectively. Accumulated depreciation on the leased assets was approximately $39,000 and $28,000 as of December 31, 2008 and 2009, respectively. Depreciation and amortization expense was $1.3 million, $1.6 million and $1.7 million for the years ended December 31, 2007, 2008 and 2009, respectively.

Internal Use Software

Internal use software consists of the following:

	December 31,
	2008	2009
	(In thousands)

Capitalized internal use software	$24,452	$29,533
Accumulated amortization	(17,978)	(20,790)

Internal use software, net	$6,474	$8,743

Other Current Assets

Other current assets consist of the following:

	December 31,
	2008	2009
	(In thousands)

Deferred sales commissions	$1,132	$1,195
Initial public offering issuance costs	—	1,579
Other	443	617

Total other current assets	$1,575	$3,391

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 4 —	DEBT

Revolving Line of Credit

In April 2009, the Company executed an agreement to renew its $7.0 million revolving credit facility. The interest rate is set at 0.75% points above the bank’s prime rate. As of December 31, 2009, a total of $950,000 of the borrowing limit has been pledged as security related to the Company’s operating leases. There was $3.5 million and $0 outstanding under this line of credit as of December 31, 2008 and 2009, respectively. The agreement expires on April 19, 2010.

Note Payable and Term Loan

In September 2006, the Company borrowed $10.0 million under a promissory note. The Note has a stated interest rate of LIBOR plus 5.00% and a maturity date of September 29, 2009. In May 2009, the Company prepaid the outstanding balances of this promissory note for an agreed amount of $9.8 million and recognized the prepayment discount of $200,000 as a component of other income in the accompanying consolidated statement of operations.

In April 2009, the Company executed an agreement to add a new $10.0 million term loan with the same lender that provides the revolving line of credit. The interest rate on the term loan is set at 1.50% above the bank’s prime rate for prime rate loans, with a minimum 4.00% prime rate, and 4.00% above the LIBOR rate for LIBOR rate loans, with a minimum 1.50% LIBOR rate. The bank is granted a first priority perfected security interest and the credit facility is collateralized by substantially all of the current and future assets of the Company. There was an $8.1 million principal balance outstanding on the term loan as of December 31, 2009. The term loan is repayable in 36 equal installments through May 1, 2012. The aggregate principal payments of the term loan for each of the years subsequent to December 31, 2009 are: $3.3 million in 2010, $3.4 million in 2011 and $1.4 million in 2012.

NOTE 5 —	INCOME TAXES

The Company is subject to income taxes only in the United States. Provision for income tax expense consists of the following:

	Year Ended December 31,
	2007	2008	2009
	(In thousands)

Current:
Federal	$25	$(3)	$(183)
State	6	15	1,017

	$31	$12	$834

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The difference between income tax expense and the amount resulting from applying the federal statutory rate of 35% to net income (loss) is attributable to the following:

	Year Ended December 31,
	2007	2008	2009
		(In thousands)

Federal tax at statutory rate	$(621)	$(1,261)	$2,283
State taxes, net of federal benefit	6	15	1,017
Nondeductible expenses	25	38	27
Nondeductible stock compensation	553	559	1,056
Research and development credit	(131)	(12)	(448)
Change in valuation allowance	224	673	(3,051)
Other	(25)	—	(50)

	$31	$12	$834

The components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2008	2009
	(In thousands)

Deferred tax assets:
Net operating loss carryforwards	$57,910	$50,222
Research and other credits	2,558	2,396
Deferred revenue	775	477
Capital loss carryforward	488	—
Stock-based compensation	1,887	3,224
Other temporary differences	422	4,379

Total gross deferred tax assets	64,040	60,698
Valuation allowance	(61,694)	(57,914)

Net deferred tax assets	2,346	2,784

Deferred tax liabilities:
Intangible amortization	(2,346)	(2,784)

Total deferred tax liabilities	(2,346)	(2,784)

Net deferred tax assets (liabilities)	$—	$—

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. In making such determination, management considers all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial performance. In order to support a conclusion that a valuation allowance is not needed, positive evidence of sufficient quantity and quality is necessary to overcome negative evidence. The ultimate realization of deferred tax assets is dependent upon the generation of the future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2008 and 2009, a valuation allowance is recorded for the net deferred tax assets as a result of uncertainties regarding realization of the asset including the lack of profitability prior to 2009 and the uncertainty over future operating profitability and taxable income.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2009, the Company has net operating loss carryforwards for federal and state income tax purposes of approximately $134 million and $60 million, respectively, available to reduce future income subject to income taxes. The federal net operating loss carryforwards expire through 2029. The state net operating loss carryforwards expire through 2019.

As of December 31, 2009, approximately $6.3 million of the net operating losses will benefit additional paid in capital when realized. As of December 31, 2009, the Company also has research credit carryforwards for federal and California income tax purposes of approximately $1.8 million and $853,000, respectively, available to reduce future income taxes. The federal research credit carryforwards expire through 2029. The California research credit carries forward indefinitely.

The Internal Revenue Code of 1986 and applicable state tax laws impose substantial restrictions on the ability of a company to utilize net operating losses and tax credit carryforwards in the event of an ownership change as defined in Section 382 of the Internal Revenue Code. The Company’s federal and state tax losses and tax credit carryover incurred through that date of change are subject to an annual limitation.

As of December 31, 2009, unrecognized tax benefits approximated $9.6 million all of which would affect the effective tax rate if recognized. Included in the balance at December 31, 2009 is $396,000 of current year tax positions, which would affect the Company’s income tax expense if recognized. As of December 31, 2009, the Company has no uncertain tax positions that would be reduced as a result of a lapse of the applicable statute of limitations. The Company does not anticipate any adjustments would result in a material change to its financial position. For the years ended December 31, 2008 and 2009, the Company did not recognize interest or penalties related to unrecognized tax benefits. A reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits is as follows:

	Year Ended December 31,
	2008	2009
	(In thousands)

Balance, beginning of year	$6,877	$8,444
Increase in tax positions for prior years	1,504	748
Decrease in tax positions for prior years	(5)	—
Increase in tax positions for current year	68	396

Balance, end of year	$8,444	$9,588

The Company files income tax returns in the U.S. federal jurisdiction and various states jurisdictions. The 1996 through 2009 tax years are open and may be subject to potential examination in one or more jurisdictions. The Company is currently under examination by the Internal Revenue Service for its domestic federal income tax returns for the years ended December 31, 2006 and 2007. The Company anticipates a decrease to its gross unrecognized tax benefits, including those associated with research credits, related to prior returns resulting from such examinations in the range of $0 to $3.8 million.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 6 —	STOCKHOLDERS’ EQUITY

Convertible Preferred Stock

As of December 31, 2009, the Company’s Articles of Incorporation, as amended, designate and authorizes the Company to issue 24,192,000 shares of convertible preferred stock, of which the following are outstanding:

				Aggregate	Noncumulative
	Shares	Shares		Liquidation	Dividend per
	Authorized	Outstanding	Amount	Preference	Share
			(In thousands)

Series A	1,030,006	1,030,006	$509	$515	$0.03
Series B	3,445,858	3,445,858	4,270	4,301	0.06
Series C	3,123,573	3,123,573	11,799	11,835	0.19
Series D	3,800,000	3,655,166	20,218	20,252	0.28
Series E	7,592,000	7,502,809	84,899	85,001	0.57
Series F	4,000,000	3,684,211	17,373	17,500	0.24

	22,991,437	22,441,623	$139,068	$139,404

Conversion

Each share of preferred stock is convertible at the right and option of the stockholder into such number of fully paid and non assessable shares of common stock as is determined by dividing (A) (i) $0.50 for Series A preferred stock, (ii) $1.25 for Series B preferred stock, (iii) $3.79 for Series C preferred stock, (iv) $5.54 for Series D preferred stock, (v) $11.33 for Series E preferred stock and (vi) $4.75 for Series F preferred stock, by (B) the conversion price applicable to such share in effect on the date the certificate is surrendered for conversion. The conversion price applicable to each series of preferred stock is (i) $0.50 for Series A preferred stock, (ii) $1.25 for Series B preferred stock, (iii) $3.79 for Series C preferred stock, (iv) $5.54 for Series D preferred stock, (v) $11.33 for Series E preferred stock and (vi) $4.75 for Series F preferred stock. The conversion price is subject to adjustment for certain dilutive issuances, splits and combinations.

Each share of Series A, B, C, D, E and F preferred stock will automatically convert into common stock on a one-for-one basis in the event of the closing of an underwritten public offering of the Company’s common stock from which the Company receives proceeds in excess of $25.0 million and for which the offering price is not less than $19.00 per share of common stock, or (a) as to Series A, B, C and D preferred stock, the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Series A, B, C and D preferred stock, voting together as a class and on an as-converted basis, (b) as to Series E preferred stock, the date specified by written consent or agreement of the holders of the majority of the then outstanding shares of Series E preferred stock, voting as a single class and (c) as to Series F preferred stock, the date specified by written consent or agreement of the holders of the majority of the then-outstanding shares of Series F preferred stock, voting as a single class. If the automatic conversion of the Series D preferred stock is effected other than in connection with an underwritten public offering of the Company’s common stock from which the Company receives proceeds in excess of $25.0 million and for which the offering price is not less than $19.00 per share of common stock, then the vote of the holders of a majority of the then outstanding shares of Series D preferred stock shall also be required for the automatic conversion of the Series D preferred stock.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Liquidation

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, each stockholder of Series A, B, C, D, E and F preferred stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds to the holders of common stock, an amount per share equal to $0.50, $1.25, $3.79, $5.54, $11.33 and $4.75, respectively. If the full amount is not available for distribution, amounts shall be paid out in proportion to the aggregate preferential amounts owed. After the distributions described above have been paid in full, the remaining assets of the Company shall always be distributed ratably among the holders of common stock.

Voting Rights

Each share of each series of preferred stock have the right to one vote for each share of common stock into which such preferred stock could be converted and with respect to such vote, such holder will have full voting rights and powers equal to holders of common stock, and shall be entitled to notice of any stockholders meeting and shall be entitled to vote with respect to any question upon which holders of common stock have the right to vote.

Dividends

Each stockholder of Series A, B, C, D, E and F preferred stock is entitled to receive annual dividends at the rate of $0.03, $0.06, $0.19, $0.28, $0.57 and $0.24, respectively, per share per annum when and if declared by the board of directors, prior to payment of dividends on common stock. Dividends are noncumulative, and no dividends have been declared to date.

Preferred Stock Dividend

In accordance with certain antidilution provisions contained in the Series B, C, D and E preferred stock agreements, certain increases to the number of shares available for issuance under the 1998 Stock Plan resulted in an antidilution adjustment for the holders of those preferred shares during the years ended December 31, 2008 and 2009. Rather than adjust the conversion ratio as provided in the Company’s Articles of Incorporation, the board of directors approved a preferred stock dividend such that each of those series maintained a one-for-one conversion ratio to common stock as follows:

	Years Ended December 31,
	2008		2009
	Preferred		Preferred
	Stock	Fair Value of	Stock	Fair Value of
	Dividend	Dividend	Dividend	Dividend

Series E	207,181	$2,361,863	91,651	$1,082,398

The fair value of dividend amounts for each period is derived from the valuation of the underlying preferred stock on the date the preferred stock dividends were declared. The valuations of the common stock use the income approach method, which involves applying appropriate risk-adjusted discount rates to estimated debt-free cash flows, based on forecasted revenues and costs. The discount rate applied to the cash flows was based on a weighted average cost of capital, which represents the blended, after-tax costs of debt and equity. The projections used in connection with the valuations were based on expected operating performance over the forecast period. The valuations also considered the public company market multiple method to evaluate the reasonableness of the income approach. The valuations consider differences between the preferred and common stock with

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

respect to liquidation preferences, conversion rights, voting rights and other features. The valuations also considered appropriate adjustments to recognize lack of marketability. No other discounts were applied to arrive at the fair value amount, other than the lack of marketability discount. The enterprise value is used in the context of several option models in order to determine the value of all of the Company’s common and preferred shares. In the valuation of both the common stock and Series E preferred stock, the value of the entire Company (representing the value associated with all debt, preferred and common shares) was determined using income-based and market-based approaches. Option pricing models were then used to allocate that enterprise value between the various capital interest holders (debt, preferred and common shares) based on differences between them with respect to liquidation preferences, conversion rights, voting rights and other features. All assumptions used in arriving at the value of one share class (e.g., the Company’s common stock) were entirely consistent with the assumptions used in deriving the value of any other share classes (e.g., the preferred stock, including the Series E preferred stock). The primary assumptions used to allocate the enterprise value between the various share classes included the following: company volatility, expected term to a liquidity event, risk free rate consistent with the expected term, and liquidation preference levels and indifference thresholds calculated for each class of shares. Therefore, all concluded values related to both the common and preferred shares were reconciled, as the assumptions used in the analysis of both types of shares were identical. There is inherent uncertainty in the estimates used in the valuations. If different discount rates, assumptions or weightings had been used, the valuations would have been different.

Warrant Issued

In October 1999, the Company issued a warrant to purchase 100,000 shares of Series D preferred stock at a price of $10.00 per share to a Company in connection with an interactive marketing and services agreement. The warrant expires in October 2009. The fair value of the warrant, as determined using the Black-Scholes option pricing model, was approximately $1.2 million and was amortized to marketing expense over the underlying performance period, until the date at which the service agreement was terminated in 2000. As part of the Series D antidilution adjustments in 2005, the warrant was adjusted up to 108,290 shares at an exercise price of $9.23 per share. The warrant expired unexercised in October 2009.

Common Stock Reserved for Future Issuance

As of December 31, 2009, the Company has reserved the following shares of common stock for issuance in connection with:

December 31,
2009

Convertible preferred stock	22,441,623
Stock option and stock purchase plans	11,630,440
Stock options available for grant	3,326,788
Restricted stock awards	25,000

Total shares reserved	37,423,851

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Stock Option and Restricted Stock Plans

1996 Stock Option Plan

Under the 1996 Stock Option Plan (the 1996 Plan), as amended, the board of directors may grant incentive and nonstatutory stock options to employees, consultants and directors at an exercise price of not less than 100% or 85%, respectively, of the fair market value, as determined by the board of directors, at the date of grant. Stock options vest ratably over periods determined by the board of directors, generally 4 years, and expire no later than 10 years from the date of grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within a 60-day period or they are forfeited. Options are exercisable immediately upon grant.

Upon termination of employment with the Company for any reason, the Company has an irrevocable, exclusive option to repurchase the unvested shares purchased prior to vesting at the original exercise price. This repurchase option exists for a period of 60 days from termination. The plan expired in 2006 and as of December 31, 2009, no shares were subject to repurchase and there were no remaining shares of common stock available for grant under the 1996 Plan.

1996 Restricted Stock Purchase Plan

Under the 1996 Restricted Stock Purchase Plan (the Restricted Plan), the board of directors may grant stock purchase rights to employees, consultants and directors at an exercise price equal to the fair market value of the underlying common stock on the date of grant. Stock purchase rights must be exercised within 30 days of grant and vest ratably over a period as determined by the board of directors, generally four years.

Upon termination of employment with the Company for any reason, the Company has an irrevocable, exclusive option to repurchase the unvested shares purchased prior to vesting at the original exercise price. This repurchase option exists for a period of 60 days from termination. The plan expired in 2006 and as of December 31, 2009, no shares were subject to repurchase and there were no remaining shares of common stock available for grant under the Restricted Plan.

1998 Stock Plan

The Company has reserved 18,955,276 shares of its common stock for issuance under its 1998 Stock Plan (the 1998 Plan). Under the 1998 Plan, the board of directors may grant stock purchase rights and incentive and nonstatutory stock options to employees, consultants and directors at fair market value on the date of grant. Vesting provisions of stock purchase rights and options granted under the 1998 Plan are determined by the board of directors. Stock purchase rights have a 30-day expiration period, and options expire no later than 10 years from the date of grant. In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, all unvested options are forfeited and all vested options must be exercised within three months or they are forfeited. Stock purchase rights or options acquired under the 1998 Plan are exercisable upon grant; however, they generally vest over a period of four years.

In the event of voluntary or involuntary termination of employment with the Company for any reason, with or without cause, the Company shall, upon the date of such termination, have an irrevocable, exclusive option to repurchase the unvested shares purchased prior to vesting, at the original exercise price. This repurchase option exists for a period of 60 days from termination. As of December 31, 2009, no shares were subject to repurchase and 1,326,788 shares were available for future grant. In October 2009, the Company obtained shareholder approval to extend the 1998 Stock Plan for an additional year to expire in April 2011.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2009 Stock Incentive Plan

In November 2009, the board of directors adopted the 2009 Stock Incentive Plan, subject to stockholder approval. The 2009 Stock Incentive Plan will become effective immediately prior to the offering. Under the 2009 Stock Incentive Plan, 2,000,000 shares of the Company’s common stock have been authorized for issuance. In addition, shares originally reserved for issuance under the 1998 Stock Plan but which are not subject to outstanding options on the effective date of the 2009 Stock Incentive Plan, and shares subject to outstanding options under the 1998 Stock Plan on the effective date of the 2009 Stock Incentive Plan that are subsequently forfeited or terminated for any reason before being exercised, up to a number of additional shares not to exceed 2,000,000, will also become available for awards under the 2009 Stock Incentive Plan. There have been no grants under the 2009 Stock Incentive Plan as of December 31, 2009.

Under the 2009 Stock Incentive Plan, the board of directors may grant restricted stock awards, restricted stock units, stock appreciation rights and incentive and nonstatutory stock options to employees, consultants and directors at fair market value on the date of grant. Vesting provisions of equity awards granted under the 2009 Stock Incentive Plan are determined by the board of directors. Options acquired under the 2009 Stock Incentive Plan will generally vest over a period of four years. Restricted shares and restricted stock units awarded under the 2009 Stock Incentive Plan will generally vest over a period of two years.

In the event of termination of service with the Company for any reason, except death or total and permanent disability, all unvested options are forfeited and all vested options must be exercised within three months or they are forfeited. In the event of a termination of service with the Company for any reason, all unvested restricted shares and restricted stock units will expire immediately and do not vest as a result of the termination. Options expire no later than 10 years from the date of grant. As of December 31, 2009, there have been no grants under the 2009 Stock Incentive Plan and 2,000,000 shares were available for future grant.

Special Executive Restricted Stock Purchase Plan

The Company has reserved 1,000,000 shares of its common stock for issuance under its Special Executive Restricted Stock Purchase Plan (the Special Restricted Plan). Under the Special Restricted Plan, the board of directors may grant stock purchase rights to employees and consultants at an exercise price determined by the board of directors at the date of grant.

In June 2001, 350,000 stock purchase rights were issued, and subsequently exercised, under the Special Restricted Plan to members of the executive management team at $0.10 per share. At that time, the Company recorded deferred stock compensation of $3.5 million, which is being amortized over the vesting period of the stock purchase rights. These shares cliff vest over an initial vesting period of seven years. The restriction lapsed in June 2008 when all shares vested.

In January 2004, 175,000 stock purchase rights were issued, and subsequently exercised, under the Special Restricted Plan to members of the executive management team at $0.01 per share. These shares cliff vest over an initial vesting period of three years. The restriction lapsed in January 2007, when all shares vested.

In February and May 2005, 400,000 stock purchase rights were issued in aggregate, and subsequently exercised, under the Special Restricted Plan to members of the executive management team at $0.01 per share. These shares cliff vest over an initial vesting period of seven years. The restriction lapses upon a change of control or following an initial public offering, as to 50% of the shares, after six months and as to the remaining 50% of the shares after 12 months, or in February and May 2012, respectively.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In January and March 2009, 50,000 stock purchase rights were issued in aggregate, and subsequently exercised, under the Special Restricted Plan to members of the executive management team at $0.01 per share. These shares cliff vest over an initial vesting period of seven years. The restriction lapses upon a change of control or following an initial public offering, as to 50% of the shares, after six months and as to the remaining 50% of the shares after 12 months, or in January and March 2016, respectively.

Upon termination of employment or consulting relationship with the Company, for any reason, the Company has an irrevocable, exclusive option to repurchase the unvested shares purchased prior to vesting at the original exercise price. This repurchase option exists for a period of 90 days from termination. In connection with the issuances of stock purchase rights, the Company recorded $546,000, $348,000 and $182,000 as amortization of deferred compensation in the years ended December 31, 2007, 2008 and 2009, respectively. As of December 31, 2009, 350,000 shares were subject to repurchase, and 25,000 shares were available for future grant.

The following table summarizes option activity under the 1996 Plan and the 1998 Plan:

			Weighted	Weighted
			Average	Average	Aggregate
	Number of	Exercise	Exercise	Remaining	Intrinsic
	Options	Price	Price	Term	Value

Balance, January 1, 2007	9,041,197	0.67 - 10.00	4.91
Granted	503,000	8.00 - 9.50	8.76
Exercised	(304,199)	0.83 - 7.50	2.99
Forfeited	(417,088)	1.00 - 10.00	6.05

Balance, December 31, 2007	8,822,910	0.67 - 10.00	5.12
Granted	3,026,850	6.51 - 9.60	7.06
Exercised (1)	(237,042)	0.07 - 8.00	2.37
Forfeited	(540,435)	0.83 - 10.00	6.15

Balance, December 31, 2008	11,072,283	1.00 - 10.00	5.66

Granted	2,202,120	5.79 - 8.75	7.78
Exercised(1)	(1,199,894)	1.00 - 9.00	5.13
Forfeited	(444,069)	1.00 - 10.00	6.86

Balance, December 31, 2009	11,630,440	1.00 - 10.00	6.07	6.46 years	$32,103,708

Vested and exercisable, December 31, 2009	7,125,663	1.00 - 10.00	5.26	4.79 years	25,691,032

(1)	Exercises for the years ended December 31, 2008 and 2009 include 1,000 shares and 890,554 shares, respectively, which were tendered in exchange for option exercises and related minimum tax withholding.

The aggregate intrinsic values in the table above represent the total pre-tax intrinsic value (the aggregate difference between the fair value of the Company’s common stock on December 31, 2009 of $8.75, and the exercise price of in-the-money options) that would have been received by the option holders had all option holders exercised their options as of that date. The total intrinsic value of options exercised during the years ended December 31, 2008 and 2009 was $982,000 and $4.3 million, respectively. The weighted average fair value per share of options granted to employees for the years ended December 31, 2007, 2008 and 2009 was approximately $3.70, $3.63 and $4.07, respectively. Total cash received from employees as a result of employee stock option exercises for the years ended December 31, 2007, 2008 and 2009 was $909,000, $552,000 and $691,000, respectively.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following weighted average assumptions were used to value options granted:

	Year Ended December 31,
	2007	2008	2009

Expected life in years	6.08	6.06	6.07
Risk-free interest rate	4.46%	2.58%	2.62%
Volatility	35	52	53
Dividend yield	—	—	—

As of December 31, 2009, there was $9.6 million of unrecognized compensation cost, adjusted for estimated forfeitures, related to unvested stock options and restricted stock purchase rights granted after January 1, 2006, to be recognized over the weighted average period of 1.6 years.

The following table summarizes restricted stock purchase right activity under the Special Restricted Plan:

	Number of	Weighted
	Unvested	Average Grant
	Shares	Value

Balance, January 1, 2007	712,500	$6.05
Granted	—	—
Released	(125,000)	3.00
Forfeited	(37,500)	4.25

Balance, December 31, 2007	550,000	6.86
Granted	—	—
Released (1)	(250,000)	10.00
Forfeited	—	—

Balance, December 31, 2008	300,000	4.25
Granted	50,000	6.15
Released	—	—
Forfeited	—	—

Balance, December 31, 2009	350,000	$4.52

(1) Shares released on vesting for the year ended December 31, 2008 include 86,461 shares which were tendered in exchange for minimum tax withholding.

The balance in deferred stock-based compensation of $575,000 and $394,000 as of December 31, 2008 and 2009, respectively, comprises executive restricted stock purchase rights issued prior to December 31, 2005. As of December 31, 2009, the unamortized deferred stock compensation related to restricted stock granted in 2005 will be amortized over 29 months.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table summarizes the prices whereby the Company granted employees stock options during the year ended December 31, 2009:

		Exercise Price and Fair
		Market Value of Common
Grant Date	Options Granted	Stock (per Share)

January 27, 2009 — February 3, 2009	36,920	$6.51
March 3, 2009 — May 7, 2009	61,800	5.79
June 17, 2009 — August 17, 2009	122,500	6.04
September 5, 2009	5,000	6.95
September 17, 2009 — November 2, 2009	41,500	7.10
November 9, 2009 — December 8, 2009	1,915,400	7.99
December 16, 2009 — December 17, 2009	19,000	8.75

The board of directors determined the exercise price was the fair market value on the respective grant dates. The methodology, techniques, estimates and assumptions used in the valuation of the common stock is described under the preceding section entitled “Preferred Stock Dividend.” The Company performed contemporaneous valuations to determine the fair value of the Company’s common stock at the following dates:

Fair Market
Value

October 31, 2008	$6.51
January 31, 2009	5.79
April 30, 2009	6.04
July 31, 2009	6.95
October 31, 2009	7.99

Equity Instruments Issued to Non-Employees

The fair value of the options issued to non-employees was determined using the Black-Scholes option-pricing model with a weighted average volatility rate of 35%, 55% and 60% for the years ended December 31, 2007, 2008 and 2009, respectively; a contractual life of five years; a risk-free interest rate ranging from 1.8% to 2.7% in 2009; and an expected dividend yield of zero. The Company granted 4,320 shares of stock options to non-employees during the year ended December 31, 2009. As of December 31, 2009, there was $16,000 of unrecognized compensation cost related to unvested stock options granted to non-employees, to be recognized over the weighted average period of 0.5 years.

Compensation expense for equity instruments issued to non-employees recognized in the years ended December 31, 2007, 2008 and 2009 was $109,000, $(4,000) and $94,000, respectively.

NOTE 7 —	SAVINGS PLAN

The Company maintains a savings plan under Section 401(k) of the Internal Revenue Code. Under the plan, employees may contribute up to 75% of their pre-tax salaries per year, but not more than the statutory limits. The Company may, at its discretion, make matching contributions to the 401(k) Plan. For the year ended December 31, 2009, the Company made no matching contributions. For the years ended December 31, 2007 and 2008, the Company made matching contributions of 50% of employee contributions up to 3% of salary (including commissions) for every employee, which totaled $667,000 and $730,000, respectively.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

NOTE 8 —	RELATED PARTY TRANSACTIONS

One of the Company’s founding directors provided consulting services to the Company for which compensation was provided. The Company incurred consulting expenses of $300,000, $300,000 and $285,000 during the years ended December 31, 2007, 2008 and 2009, respectively. As of December 31, 2008 and 2009, respectively, the Company had accrued liabilities of $125,000 and $145,000, respectively, for consulting fees payable to this director. As of June 2009, this director resigned from his director position but is still providing consulting services for which compensation is provided.

One of the Company’s directors provided consulting services to the Company for which the Company incurred consulting fees of $86,000, $0 and $0 during the years ended December 31, 2007, 2008 and 2009, respectively. As of December 31, 2008 and 2009, there were no unpaid consulting fees relating to consulting services from this director.

In connection with the purchase of shares of common stock, the Company provided full recourse loans to certain officers, with annual interest rates ranging from 4.77% to 6.32%, pursuant to promissory notes secured by pledges of restricted shares. In September 2007, the remaining note was paid in full.

Goldman, Sachs & Co., one of the Company’s underwriters in the Company’s proposed initial public offering, owned 1,324,014 shares of Series E Preferred Stock as of December 31, 2009.

NOTE 9 —	COMMITMENTS AND CONTINGENCIES

Commitments

The Company leases its facilities under noncancelable operating leases expiring at various dates through the year 2015. Rent expense for all operating leases totaled approximately $2.0 million for each of the years ended December 31, 2007, 2008 and 2009. Certain of the Company’s facility leases provide for a free rent period or escalating rent payments. Accordingly, the Company has straight-lined the rental payments over the respective lease terms, resulting in accrued rent of $491,000 and $441,000 as of December 31, 2008 and 2009, respectively.

In November 2009, the Company extended its Phoenix facilities lease, which was originally set to expire in March 2010, through May 31, 2015. The new terms are effective January 2010.

FINANCIAL ENGINES, INC. AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Minimum future lease payments under all noncancelable operating and capital leases were as follows:

	December 31, 2009
	Capital	Operating
	Lease	Lease
	(In thousands)

Year ending December 31:
2010	$6	$2,000
2011	—	2,084
2012	—	1,673
2013	—	869
2014	—	876
Thereafter	—	153

Total minimum lease payments	6	$7,655

Less: Amounts representing interest expense	—

Present value of net minimum lease payments	6
Less: Current obligations	6

Long-term obligations	$0

Contingencies

The Company is a party to two consulting agreements pursuant to which it may be obligated to indemnify the other party with respect to certain matters. Typically, these obligations arise in the context of contracts entered into by the Company under which the Company customarily agrees to hold the other party harmless against losses arising from a breach of representation and covenants.

The Company includes service level commitments to its customers warranting certain levels of reliability and performance. To date, the Company has not incurred any material costs as a result of such commitments and has not accrued any liabilities related to such obligations.

NOTE 10 — SUBSEQUENT EVENTS

In January 2010, the board of directors and shareholders approved the issuance of an aggregate of 456,643 shares of the Company’s common stock to holders of Series E preferred stock immediately following the closing of this offering such that each share of preferred stock including the Series E preferred stock, would maintain a one-for-one conversion ratio to common stock.

In February 2010, the Company reincorporated to the State of Delaware.

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10,600,000 Shares

Financial Engines, Inc.

Common Stock

Goldman, Sachs & Co.

UBS Investment Bank

Piper Jaffray	Cowen and Company

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except for the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority filing fee and The Nasdaq Global Market listing fee.

Securities and Exchange Commission registration fee	$8,281
Financial Industry Regulatory Authority filing fee	14,289
The Nasdaq Global Market listing fee	100,000
Blue Sky fees and expenses	10,000
Accounting fees and expenses	1,500,000
Legal fees and expenses	800,000
Printing and engraving expenses	100,000
Registrar and Transfer Agent’s fees	25,000
Miscellaneous fees and expenses	42,430

Total	$2,600,000

Item 14.	Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that we may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the Registrant, by reason of the fact that the person is or was a director, officer, agent or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acting in good faith and in a manner he or she reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s amended and restated bylaws, attached as Exhibit 3.(ii)(2) hereto, provide that the Registrant shall indemnify its directors and executive officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law. In addition, the Registrant has entered into separate indemnification agreements, attached as Exhibit 10 hereto, with its directors and officers which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended, which we refer to as the Securities Act. The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

The form of Underwriting Agreement, to be attached as Exhibit 1.1 hereto, provides for indemnification by the Underwriters of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, and affords certain rights of contribution with respect thereto.

Item 15.	Recent Sales of Unregistered Securities

The following sets forth information regarding all unregistered securities sold since our inception through January 31, 2010 and gives effect to the three-for-two forward stock split effected in June 1999:

Since inception through January 31, 2010, we granted stock options to purchase 426,000 shares of our common stock to our directors, officers, employees and consultants pursuant to our 1996 Stock Plan, with exercise prices ranging from $0.07 to $0.17 per share.

Since inception through January 31, 2010, we granted stock options to purchase 23,411,289 shares of our common stock to our directors, officers, employees and consultants pursuant to our 1998 Stock Plan, with exercise prices ranging from $0.17 to $10.00 per share.

On June 7, 1996, we issued and sold 3,000,000 shares of our common stock to our three founders, at a purchase price of $0.0007 per share, for an aggregate consideration of $2,100. On September 2, 1996, we issued and sold an additional 225,000 shares of our common stock to one of our executive officers at a purchase price of $0.0067 per share, for an aggregate consideration of $1,508.

On various dates between December 1996 and October 1997, we issued and sold 847,500 shares of our common stock to 10 accredited investors pursuant to our 1996 Restricted Stock Purchase Plan. The purchase prices ranged from $0.07 to $0.17 per share, for an aggregate consideration of $70,778.

On various dates between May 1998 and December 2001, we issued and sold an aggregate of 414,125 shares of our common stock to our directors, officers, employees and consultants pursuant to the exercise of options granted under our 1996 Stock Plan. The exercise prices ranged from $0.07 to $0.17 per share, for an aggregate consideration of $62,285.

On various dates between May 1998 and January 2010, we issued and sold an aggregate of 6,110,664 shares of our common stock to our directors, officers, employees and consultants pursuant to the exercise of options granted under our 1998 Stock Plan. The exercise prices ranged from $0.17 to $10.00 per share, for an aggregate consideration of $15,178,558.

On February 20, 2001, we issued and sold 1,246,980 shares of our common stock to one accredited investor for a purchase price of $10 per share, for consideration of $12,246,980.

On various dates between June 2001 and March 2009, we issued and sold 975,000 shares of our common stock to 11 accredited investors pursuant to our Special Executive Restricted Stock Purchase Plan. The purchase prices ranged from $0.01 to $0.10 per share, for an aggregate consideration of $41,250.

From September 20, 1996 through February 5, 1997, we issued and sold an aggregate of 1,030,006 shares of our series A preferred stock at $0.50 per share to 16 accredited investors for an aggregate consideration of $515,003.

On March 28, 1997, we issued and sold 3,394,740 shares of our series B preferred stock at $1.2666 per share to 13 accredited investors for an aggregate consideration of $4,299,981. In December 2001 we issued an additional 51,118 shares of series B preferred stock to the 13 accredited investors as a result of anti-dilution adjustments.

From June 5, 1998 through December 31, 1998, we issued and sold an aggregate of 2,958,674 shares of our series C preferred stock at $4.00 per share to 29 accredited investors for an aggregate consideration of $11,834,696. In December 2001, we issued an additional 164,899 shares of series C preferred stock to the 29 accredited investors as a result of anti-dilution adjustments.

On April 30, 1999, we issued and sold an aggregate of 3,375,337 shares of our series D preferred stock at $6.00 per share to 26 accredited investors for an aggregate consideration of $20,252,022. Between December 2001 and March 2005, we issued an additional 279,829 shares of series D preferred stock to the 26 accredited investors as a result of anti-dilution adjustments.

On October 18, 1999, we issued a warrant to purchase up to 108,290 shares of our series D preferred stock at an exercise price of $10.00 per share. This warrant expired in October 2009.

From November 23, 1999 through March 18, 2000, we issued and sold an aggregate of 6,024,708 shares of our series E preferred stock at $14.1086 per share to 42 accredited investors for an aggregate consideration of $85,000,219. Between February 2001 and December 2009 we issued an additional 1,478,101 shares of series E preferred stock to the 42 accredited investors as a result of anti-dilution adjustments.

From December 20, 2004 through February 2, 2005 we issued and sold an aggregate of 3,684,211 shares of our series F preferred stock at $4.75 per share to 35 accredited investors for an aggregate consideration of $17,500,002.

Unless otherwise stated, the sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D or Regulation S promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with Financial Engines, to information about Financial Engines.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
3	.(i)1**	Amended and Restated Articles of Incorporation of the Registrant.
3	.(i)2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.
3	.(ii)1**	Bylaws of the Registrant (composite copy).
3	.(ii)2**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.
4	.1**	Specimen Common Stock Certificate.
4	.2**	Fifth Amended and Restated Investors’ Rights Agreement dated as of December 20, 2004.
5	.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10	.1**	Financial Engines, Inc. 1998 Stock Plan (as amended on October 20, 2009) and related form stock option plan agreements.
10	.2**	Financial Engines, Inc. 2009 Stock Incentive Plan.
10	.3**	Financial Engines, Inc. Special Executive Restricted Stock Purchase Plan and related form stock purchase agreements.
10	.4†**	Form of Indemnification Agreement between the Registrant and its officers and directors.
10	.5**	Financial Engines, Inc. Consulting Agreement between the Registrant and William F. Sharpe dated as of March 5, 1998, including amendments thereto.
10	.6**	Financial Engines, Inc. Third Amended and Restated Consulting Agreement between the Registrant and E. Olena Berg-Lacy dated as of October 1, 2009.
10	.7.1**	Lease Agreement by and between the Registrant and Harbor Investment Partners dated as of July 14, 1997, including amendments thereto.
10	.7.2**	Partial Lease Termination Agreement between Registrant and Harbor Investment Partners dated as of May 16, 2001.
10	.8**	Second Amended and Restated Loan and Security Agreement between the Registrant and Silicon Valley Bank dated as of April 20, 2009.
10	.9**	Offer letter to Lawrence M. Raffone dated December 21, 2000.
10	.10**	Lease Agreement by and between the Registrant and Harbor Investment Partners dated as of December 7, 1999, including amendments thereto.
10	.11**	Form of 2009 Stock Incentive Plan Stock Option Agreement.
10	.12**	Form of 2009 Stock Incentive Plan Restricted Stock Award Agreement (Employees).
10	.13**	Form of 2009 Stock Incentive Plan Restricted Stock Award Agreement (Executives).
10	.14**	Form of 2009 Stock Incentive Plan RSU Agreement.
21	.1**	List of Subsidiaries.
23.1		Consent of KPMG LLP, independent registered public accounting firm.
23	.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24	.1**	Power of Attorney.
24	.2**	Power of Attorney for John B. Shoven.

**	Previously filed.

†	To be executed by all officers and directors upon the completion of the reincorporation of the Registrant in Delaware.

(b) Consolidated Financial Statement Schedules

No consolidated financial statement schedules are provided because the information called for is not required or is shown either in the consolidated financial statements or the notes thereto.

Item 17.	Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To provide to the underwriters at the closing(s) specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 5 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on the fifth day of March, 2010.

FINANCIAL ENGINES, INC.

By	/s/ Jeffrey N. Maggioncalda
Jeffrey N. Maggioncalda
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name		Title	Date

/s/ Jeffrey N. Maggioncalda Jeffrey N. Maggioncalda		Chief Executive Officer (Principal Executive Officer), President and Director	March 5, 2010

/s/ Raymond J. Sims Raymond J. Sims		Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 5, 2010

* Paul G. Koontz		Chairman	March 5, 2010

* E. Olena Berg-Lacy		Director	March 5, 2010

* Heidi K. Fields		Director	March 5, 2010

* Joseph A. Grundfest		Director	March 5, 2010

* C. Richard Kramlich		Director	March 5, 2010

* John B. Shoven		Director	March 5, 2010

* Mark A. Wolfson		Director	March 5, 2010

*By	/s/ Raymond J. Sims Raymond J. Sims	Attorney-in-Fact	March 5, 2010

EXHIBIT INDEX

Exhibit
Number		Description

1	.1**	Form of Underwriting Agreement.
3	.(i)1**	Amended and Restated Articles of Incorporation of the Registrant.
3	.(i)2**	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.
3	.(ii)1**	Bylaws of the Registrant (composite copy).
3	.(ii)2**	Form of Amended and Restated Bylaws of the Registrant, to be effective upon the completion of the offering to which this Registration Statement relates.
4	.1**	Specimen Common Stock Certificate.
4	.2**	Fifth Amended and Restated Investors’ Rights Agreement dated as of December 20, 2004.
5	.1**	Opinion of Pillsbury Winthrop Shaw Pittman LLP.
10	.1**	Financial Engines, Inc. 1998 Stock Plan (as amended on October 20, 2009) and related form stock option plan agreements.
10	.2**	Financial Engines, Inc. 2009 Stock Incentive Plan.
10	.3**	Financial Engines, Inc. Special Executive Restricted Stock Purchase Plan and related form stock purchase agreements.
10	.4†**	Form of Indemnification Agreement between the Registrant and its officers and directors.
10	.5**	Financial Engines, Inc. Consulting Agreement between the Registrant and William F. Sharpe dated as of March 5, 1998, including amendments thereto.
10	.6**	Financial Engines, Inc. Third Amended and Restated Consulting Agreement between the Registrant and E. Olena Berg-Lacy dated as of October 1, 2009.
10	.7.1**	Lease Agreement by and between the Registrant and Harbor Investment Partners dated as of July 14, 1997, including amendments thereto.
10	.7.2**	Partial Lease Termination Agreement between Registrant and Harbor Investment Partners dated as of May 16, 2001.
10	.8**	Second Amended and Restated Loan and Security Agreement between the Registrant and Silicon Valley Bank dated as of April 20, 2009.
10	.9**	Offer letter to Lawrence M. Raffone dated December 21, 2000.
10	.10**	Lease Agreement by and between the Registrant and Harbor Investment Partners dated as of December 7, 1999, including amendments thereto.
10	.11**	Form of 2009 Stock Incentive Plan Stock Option Agreement.
10	.12**	Form of 2009 Stock Incentive Plan Restricted Stock Award Agreement (Employees).
10	.13**	Form of 2009 Stock Incentive Plan Restricted Stock Award Agreement (Executives).
10	.14**	Form of 2009 Stock Incentive Plan RSU Agreement.
21	.1**	List of Subsidiaries.
23.1		Consent of KPMG LLP, independent registered public accounting firm.
23	.2**	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 5.1).
24	.1**	Power of Attorney.
24	.2**	Power of Attorney for John B. Shoven.

**	Previously filed.

†	To be executed by all officers and directors upon the completion of the reincorporation of the Registrant in Delaware.